Exhibit 10.8

CERTAIN INFORMATION OF THIS DOCUMENT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***].”

FIXED PRICE TURNKEY AGREEMENT

for the

ENGINEERING, PROCUREMENT AND CONSTRUCTION

OF TRAIN 3

of the

RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY

by and between

RIO GRANDE LNG, LLC

as Owner

and

BECHTEL OIL, GAS AND CHEMICALS, INC.

as Contractor

Dated as of the 24th Day of May, 2019

RECITALS
RECITALS

ARTICLE 1	DEFINITIONS
1.1	Definitions	1
1.2	Interpretation	16
		17
ARTICLE 2	RELATIONSHIP OF OWNER, CONTRACTOR AND SUBCONTRACTORS	17
2.1	Status of Contractor	17
2.2	Key Personnel, Organization Chart and Contractor Representative	18
2.3	Subcontractors and Sub-subcontractors	18
2.4	Subcontracts and Sub-subcontracts	20
2.5	Contractor Acknowledgements

ARTICLE 3	CONTRACTOR’S RESPONSIBILITIES	22
3.1	Scope of Work	22
3.2	Specific Obligations	23
3.3	Design and Engineering Work	24
3.4	Spare Parts	27
3.5	Training Program in General	28
3.6	Environmental Regulations and Environmental Compliance	28
3.7	Contractor’s Tools and Construction Equipment	29
3.8	Employment of Personnel	29
3.9	Clean-up	30
3.10	Safety and Security	31
3.11	Emergencies	32
3.12	Approvals, Certificates, Permits and Licenses	32
3.13	Books, Records and Audits	33
33.14	Tax Accounting	33
3.15	Temporary Utilities, Roads, Facilities and Storage	34
3.16	Subordination of Liens	34
3.17	Hazardous Materials	35
3.18	Quality Assurance	35
3.19	Reports and Meetings	36
3.20	Payment	37
3.21	Commercial Activities	37
3.22	Title to Materials Found	37
3.23	Survey Control Points and Layout	37
3.24	Cooperation with Others	37
3.25	Responsibility for Property	38
3.26	Explosives	38
3.27	No Interference with Trains 1 and 2 Liquefaction Facility	39
3.28	Equipment Not Incorporated into the Train 3 Liquefaction Facility	40
3.29	Operation Personnel	40
3.30	Compliance with Real Property Interests	41

3.31	Taxes	41
3.32	Electronic File Sharing Site	41

ARTICLE 4	OWNER’S RESPONSIBILITIES	41
4.1	Payment	41
4.2	Permits	41
4.3	Access on the Site	41
4.4	Operation Personnel	42
4.5	Legal Description and Survey	42
4.6	Owner-Furnished Items	42
4.7	Owner Representative	43
4.8	Texas Sales and Use Tax Matters	43
4.9	Hazardous Materials	44
4.10	LNG Tanker Release	45

ARTICLE 5	COMMENCEMENT OF WORK, KEY DATES, AND SCHEDULING OBLIGATIONS	45
5.1	Commencement of Work	45
5.2	Limited Notice to Proceed/Notice to Proceed	45
5.3	Key Dates	47
5.4	CPM Schedule	48
5.5	Recovery and Recovery Schedule	50
5.6	Acceleration and Acceleration Schedule	51

ARTICLE 6	CHANGES; FORCE MAJEURE; AND OWNER -CAUSED DELAY	52
6.1	Owner’s Right to Change Order	52
6.2	Change Orders Requested by Contractor	54
6.3	Changed Criteria Adjustment; Contractor Documentation	56
6.4	Change Orders Act as Accord and Satisfaction	57
6.5	Timing Requirements for Change Notices Issued by Contractor	57
6.6	Adjustment Only Through Change Order	58
6.7	Force Majeure	59
6.8	Delay Caused by Owner or for Which Owner is Responsible	60
6.9	Delay	60
6.10	Contractor Obligation to Mitigate Delay	61
6.11	Separated Contract Price Adjustments in Change Orders	61

ARTICLE 7	CONTRACT PRICE AND PAYMENTS TO CONTRACTOR	61
7.1	Contract Price	61
7.2	Interim Payments	62
7.3	Final Completion and Final Payment	64
7.4	Payments Not Acceptance of Work	64
7.5	Payments Withheld	64
7.6	Payment of Amounts Withheld or Collected on Letter of Credit	65
7.7	Interest on Late Payments	66
7.8	Offset	66
7.9	Currency	66

7.10	Conditions Precedent to Payment	66
7.11	[***]	67

ARTICLE 8	TITLE AND RISK OF LOSS	67
8.1	Title	67
8.2	Risk of Loss	67

ARTICLE 9	INSURANCE AND LETTER OF CREDIT	68
9.1	Insurance	68
9.2	Irrevocable Standby Letter of Credit	70

ARTICLE 10	OWNERSHIP OF DOCUMENTATION	72
10.1	Ownership of Work Product	72
10.2	Contractor’s Intellectual Property and Third Party Intellectual Property	73
10.3	Limitations on Use of Work Product	73
10.4	Owner Provided Documents	74
10.5	License to Use Liquefaction Technology	74
10.6	APCI Third Party Intellectual Property	75
10.7	License to Use Liquefaction Technology	75

ARTICLE 11	COMPLETION AND PERFORMANCE LIQUIDATED DAMAGES	75
11.1	Notice and Requirements for Mechanical Completion, Commissioning Completion, and RFSU	75
11.2	LNG Production Plan	76
11.3	Notice and Requirements for Substantial Completion	77
11.4	Owner Acceptance of Mechanical Completion, Commissioning Completion, RFSU and Substantial Completion	77
11.5	Performance Guarantees and Minimum Acceptance Criteria	78
11.6	Punchlist	79
11.7	Notice and Requirements for Final Completion	80
11.8	Partial Occupancy and Use	80
11.9	Advice and Assistance after Substantial Completion	81
11.10	Long-Term Obligations	81

ARTICLE 12	WARRANTY AND CORRECTION OF WORK	81
12.1	Warranty	81
12.2	Correction of Work Prior to Substantial Completion of Each Train	83
12.3	Correction of Work After Substantial Completion of Each Train	85
12.4	Assignability of Warranties	87
12.5	Waiver of Implied Warranties	87

ARTICLE 13	GUARANTEE OF TIMELY COMPLETION AND DELAY LIQUIDATED DAMAGES	87
13.1	Delay Liquidated Damages	87
13.2	Payment of Liquidated Damages	87
13.3	Early Completion Bonus	88

ARTICLE 14	CONTRACTOR’S REPRESENTATIONS	88
14.1	Contractor Representations	88

ARTICLE 15	OWNER’S REPRESENTATIONS	89
15.1	Owner Representations	89
15.2	Financial Solvency	90

ARTICLE 16	DEFAULT, TERMINATION AND SUSPENSION	90
16.1	Default by Contractor	90
16.2	Termination for Convenience by Owner	93
16.3	Suspension of Work	93
16.4	Suspension by Contractor	94
16.5	Termination by Contractor	94

ARTICLE 17	INDEMNITIES	95
17.1	Contractor’s General Indemnification	95
17.2	Owner’s Indemnity for Personal Injury and Property Damage	97
17.3	Indemnification of Port Indemnified Parties	97
17.4	Pre-existing Hazardous Material	97
17.5	Patent and Copyright Indemnification	97
17.6	Lien Indemnification	98
17.7	Legal Defense	99
17.8	Enforceability	100

ARTICLE 18	DISPUTE RESOLUTION	100
18.1	Negotiation	100
18.2	Litigation	100
18.3	Continuation of Work During Dispute	102

ARTICLE 19	CONFIDENTIALITY	102
19.1	Contractor’s Obligations	102
19.2	Owner’s Obligations	102
19.3	Definitions	104
19.4	Exceptions	104
19.5	Equitable Relief	104
19.6	Term	104

ARTICLE 20	LIMITATION OF LIABILITY	104
20.1	CONTRACTOR AGGREGATE LIABILITY	104
20.2	LIMITATION ON CONTRACTOR’S LIABILITY FOR LIQUIDATED DAMAGES	105
20.3	Liquidated Damages in General	105
20.4	Consequential Damages	106
20.5	Exclusive Remedies	107
20.6	Application of Liability Limitations	107

ARTICLE 21	MISCELLANEOUS PROVISIONS	107
21.1	Entire Agreement	107

21.2	Amendments	108
21.3	Joint Effort	108
21.4	Captions	108
21.5	Notice	108
21.6	Severability	109
21.7	Assignment	109
21.8	No Waiver	109
21.9	Governing Law	110
21.10	Foreign Corrupt Practices Act	110
21.11	Successors and Assigns	110
21.12	Attachments and Schedules	100
21.13	Obligations	110
21.14	Further Assurances	110
21.15	Priority	110
21.16	Restrictions on Public Announcements	111
21.17	Parent Guarantee	111
21.18	Language	111
21.19	Counterparts	111
21.20	Owner’s Lender	111
21.21	Trains 1 and 2 Liquefaction Facility	112
21.22	Potential Lenders, Potential Equity Investors and Equity Participants	112
21.23	Survival	113

v

LIST OF ATTACHMENTS AND SCHEDULES

ATTACHMENT A	Scope of Work and Basis of Design
SCHEDULE A-1	Scope of Work
SCHEDULE A-2	Basis of Design
ATTACHMENT B	Contractor Deliverables
ATTACHMENT C	Payment Schedule
SCHEDULE C-1	Earned Value Contract Price Breakdown
SCHEDULE C-2	Payment Milestones
SCHEDULE C-3	Maximum Cumulative Payment Schedule
SCHEDULE C-4	Additional Work Options Pricing
SCHEDULE C-5	Escalation Table
ATTACHMENT D	Form of Change Order
SCHEDULE D-1	Change Order Form
SCHEDULE D-2	Change Directive Form
SCHEDULE D-3	Owner’s Change Request Form
SCHEDULE D-4	Contractor’s Change Notice Form
SCHEDULE D-5	Pricing for Change Orders and Change Directives
ATTACHMENT E	Key Dates and Delay Liquidated Damages
SCHEDULE E-1	Key Dates
SCHEDULE E-2	Delay Liquidated Damages
ATTACHMENT F	Key Personnel and Contractor’s Organization
ATTACHMENT G	Approved Subcontractors and Sub-subcontractors
ATTACHMENT H	Notice to Proceed Forms

SCHEDULE H-1	Form of Limited Notice to Proceed
SCHEDULE H-2	Form of Notice to Proceed
SCHEDULE H-3	Not used
ATTACHMENT I	Form of Contractor’s Invoices
SCHEDULE I-1	Form of Contractor’s Interim Invoice
SCHEDULE I-2	Form of Contractor’s Final Invoice
ATTACHMENT J	Health, Safety and Environmental Policies
ATTACHMENT K	Form of Lien and Claim Waivers
SCHEDULE K-1	Contractor’s Interim Conditional Lien Waiver and Release upon Progress Payment
SCHEDULE K-2	Contractor’s Interim Conditional Claim Waiver upon Progress Payment
SCHEDULE K-3	Subcontractor’s Interim Conditional Lien Waiver and Release upon Progress Payment
SCHEDULE K-4	Subcontractor’s Interim Conditional Claim Waiver upon Progress Payment
SCHEDULE K-5	Contractor’s Final Lien Waiver and Release upon Final Payment
SCHEDULE K-6	Contractor’s Final Claim Waiver and Release upon Final Payment
SCHEDULE K-7	Subcontractor’s Final Lien Waiver and Release upon Final Payment
SCHEDULE K-8	Subcontractor’s Final Claim Waiver and Release upon Final Payment
ATTACHMENT L	Form of Completion Certificates
SCHEDULE L-1	Form of Mechanical Completion Certificate
SCHEDULE L-2	Not Used

SCHEDULE L-3	Form of RFSU Certificate
SCHEDULE L-4	Not used
SCHEDULE L-5	Form of Substantial Completion Certificate
SCHEDULE L-6	Form of Final Completion Certificate
ATTACHMENT M	Pre-Commissioning, Commissioning, Start-up, Training and Turnover Program
ATTACHMENT N	Not Used
ATTACHMENT O	Insurance Requirements
ATTACHMENT P	Contractor Permits
ATTACHMENT Q	Owner Permits
ATTACHMENT R	Form of Irrevocable, Standby Letter of Credit
ATTACHMENT S	Performance Tests
ATTACHMENT T	Minimum Acceptance Criteria, Performance Guarantees and Performance Liquidated Damages
ATTACHMENT U	Form of Parent Guarantee
ATTACHMENT V	Owner-Furnished Items
ATTACHMENT W	Capital Spare Parts List
ATTACHMENT X	Meeting and Reporting Requirements
ATTACHMENT Y	Quality Plan
ATTACHMENT Z	Site Plan
ATTACHMENT AA	Form of Direct Agreements
ATTACHMENT BB	Rely Upon Information
ATTACHMENT CC	Not used
ATTACHMENT DD	List of Equipment and Texas Direct Pay Exemption Certificate

ATTACHMENT EE	Not Used
ATTACHMENT FF	Relief for changes in U.S. Tariffs or Duties
ATTACHMENT GG	Not used
ATTACHMENT HH	List of Post-Substantial Completion Interfering Work

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

THIS ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (this “Agreement”), dated the 24th Day of May, 2019 (the “Effective Date”), is entered into by and between Rio Grande LNG, LLC a limited liability company organized under the laws of Texas (“Owner”), and Bechtel Oil, Gas and Chemicals, Inc., a corporation organized under the laws of Delaware (hereinafter referred to as “Contractor”), each sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, Owner entered into an agreement with Contractor to perform the engineering, procurement, construction, pre-commissioning, commissioning, start-up and testing of the Trains 1 and 2 and Liquefaction Facility pursuant to the Trains 1 and 2 EPC Agreement located at a site south of the Brownsville-Port Isabel Highway and north of the Brownsville Ship Channel in Cameron County near Brownsville, Texas;

WHEREAS, Owner desires to enter into this agreement with Contractor to perform the engineering, procurement, construction, pre-commissioning, commissioning, start-up and testing of an additional liquefaction unit, having a nominal LNG production capacity of up to approximately 5.87 million metric tonnes per annum (“mtpa”) and associated facilities, for the purpose of liquefying natural gas to form LNG (the “Train 3 Liquefaction Facility”) as defined in greater detail herein) located at the Site; and

WHEREAS, Contractor, itself or through its vendors, suppliers, and subcontractors, desires to perform the foregoing engineering, procurement, construction, pre-commissioning, commissioning, start-up and testing of the Train 3 Liquefaction Facility on a fixed price turnkey basis (which fixed price is separated for tax purposes);

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1       Definitions.  In addition to other defined terms used throughout this Agreement, when used herein, the following capitalized terms have the meanings specified in this Section 1.1.

“AAA Rules” has the meaning set forth in Section 18.2.

“Abandonment” or “Abandon”  means, prior to the acceptance by Owner of the Substantial Completion Certificate, Contractor's cessation of all or substantially all of the Work (unless Contractor is entitled to stop, suspend or terminate the performance of the Work under the Agreement).

“Acceleration Schedule” has the meaning set forth in Section 5.6.

“Affiliate” means (i) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party, and (ii) any Person that, directly or indirectly, is the beneficial owner of fifty percent (50%) or more of any class of equity securities of, or other ownership interests in, a Party or of which the Party is directly or indirectly the owner of fifty percent (50%) or more of any class of equity securities or other ownership interests.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Agreement” means this Agreement for the performance of the Work (including all Attachments and Schedules attached hereto), as it may be amended from time to time in accordance with this Agreement.

“Aggregate Cap” has the meaning set forth in Section 20.1.

“Aggregate Equipment Price” has the meaning set forth in Section 7.1B.1.

“Aggregate Labor and Skills Price” has the meaning set forth in Section 7.1B.2.

“APCI” means Air Products and Chemicals, Inc., a Subcontractor providing certain Equipment and engineering services related to the wound coil aluminum heat exchangers LNG liquefaction units pursuant to the equipment purchase agreement between Contractor and Air Products and Chemicals, Inc.

“APCI License” has the meaning set forth in Section 10.7A.

“APCI Assignment Agreement” has the meaning set forth in Section 10.7A.

“Appellate Rules” has the meaning set forth in Section 18.2.

“Applicable Codes and Standards” means any and all codes, standards or requirements set forth in Attachment A) or in any Applicable Law, which codes, standards and requirements shall govern Contractor’s performance of the Work, as provided herein.  In the event of an inconsistency or conflict between any of the Applicable Codes and Standards, the highest performance standard as contemplated therein shall govern Contractor’s performance under this Agreement.

“Applicable Law” means all laws, statutes, ordinances, certifications, orders, (including presidential orders), decrees, proclamations, injunctions, licenses, Permits, approvals, rules and regulations, including any conditions thereto, of any Governmental Instrumentality having jurisdiction over any Party, all or any portion of the Site or the Train 3 Liquefaction Facility or performance of all or any portion of the Work or the operation of the Train 3 Liquefaction Facility or the Trains 1 and 2 Liquefaction Facility, or other legislative or administrative action of a Governmental Instrumentality having jurisdiction over all or any portion of the Site or the Project or performance of all or any portion of the Work or the operation of the Project, or a final decree, judgment or order of a court which relates to the performance of Work hereunder or the interpretation or application of this Agreement, including (i) any and all Permits, (ii) any Applicable Codes and Standards set forth in Applicable Law, (iii) tariffs, quotas, and duties, and (iv) Applicable Law related to (y) conservation, improvement, protection, pollution, contamination or remediation of the environment or (z) Hazardous Materials or any handling, storage, release or other disposition of Hazardous Materials.

“approval” and “consent” means, unless specified otherwise herein, written approval and written consent.  Wherever in this Agreement a provision is made for the giving or issuing of any consent by a Party, unless otherwise specified, such consent shall be in writing and the words “consent”, “approve”, “accept” or “certify” (or words to similar effect) are to be construed accordingly.

“Authorized Documents” means such documents, drawings, and specifications provided by Owner to Contractor pursuant to the ITB Agreement, which Contractor has modified and resubmitted to Owner as part of the FEED verification process performed by Contractor prior to the Effective Date.

“BASF” means BASF SE.

“BASF License” has the meaning set forth in Section 10.7B.

“Basis of Design” means the basis of design of the Train 3 Liquefaction Facility as set forth in Schedule A-2.

“BHGE” means Baker Hughes GE.

“Books and Records” has the meaning set forth in Section 3.13A.

“Business Day” means every Day other than a Saturday, a Sunday or a Day that is an official holiday for employees of the federal government of the United States of America.

“CAD” has the meaning set forth in Section 3.3E.

“Capital Spare Parts” means those capital spare parts listed in Attachment W for use after Substantial Completion which are to be included in the Work and the Contract Price, as further set forth in Section 3.4B.

“Change Directive” is a written order issued by Owner to Contractor after the execution of this Agreement in the form of Schedule D-2 that requires Contractor to commence and execute an addition to, omission from, deletion from, suspension of, or any other modification or adjustment to the requirements of this Agreement, the Work or any Changed Criteria.

“Change Order” means a written instrument signed by both Parties after the execution of this Agreement in the form of Schedule D-1, that authorizes an addition to, deletion from, suspension of, or any other modification or adjustment to the requirements of this Agreement, including an addition to, deletion from or suspension of the Work or any modification or adjustment to any Changed Criteria.  Owner and Contractor are entitled to a Change Order in accordance with ARTICLE 6.

“Changed Criteria” means the Contract Price, the Key Dates, the Basis of Design, the Payment Schedule, any of the Minimum Acceptance Criteria or Performance Guarantees, or any other obligation or potential liability of Contractor under the Agreement.

“Changes in Law” means any amendment, modification, superseding act, deletion, addition or change in or to Applicable Law (other than tariffs, quotas, and duties, which are addressed separately in Attachment FF), including changes to Tax laws that directly impact the Work (but excluding changes to Tax laws where such Taxes are based upon Contractor’s revenue, income, profits/losses or cost of finance) that occurs and takes effect after the Effective Date.  Change in Law shall include any official change in the interpretation or application of Applicable Law (including Applicable Codes and Standards set forth in Applicable Law) that is not due to an act or omission of Contractor or its Subcontractors or Sub-subcontractors, provided that such Governmental Instrumentality making such official change expressly states in writing that it is officially changing the interpretation or applicable of such Applicable Law.

“Change in U.S. Tariffs or Duties” has the meaning set forth in Attachment FF.

“Collateral Agent” has the meaning set forth in Attachment O.

“Commissioning” means, with respect to the applicable system or subsystem of the Equipment, all activities required subsequent to achieving Mechanical Completion of such system or subsystem and prior to RFSU, including the introduction of inert gas to oxygen free the systems and subsystems, commencement of the drying out process and tightness tests performed with inert gas at operating pressures, as further set forth in Attachment A and the performance and completion of the activities or the Commissioning checklists agreed to by Owner and Contractor.

“Competitors of Contractor” has the meaning set forth in Section 19.2.

“Confidential Information” has the meaning set forth in Section 19.3.

“[***]”.

“Consequential Damages” has the meaning set forth in Section 20.4.

“Construction Equipment” means the equipment, machinery, temporary structures, scaffolding, materials, tools, supplies and systems, purchased, owned, rented or leased by Contractor or its Subcontractors or Sub-subcontractors for use in accomplishing the Work, but not intended for incorporation into the Facility.

“Contract Price” has the meaning set forth in Section 7.1.

“Contractor” has the meaning set forth in the preamble.

“Contractor’s Change Notice” has the meaning set forth in Section 6.2B.

“Contractor Indemnified Parties” means (i) Contractor and its Affiliates, and (ii) the respective officers, directors, agents, members, shareholders, invitees, representatives and employees of each Person specified in clause (i) above.  A “Contractor Indemnified Party” means any one of the Contractor Indemnified Parties.

“Contractor Permits” has the meaning set forth in Section 3.12A.

“Contractor Representative” means that Person or Persons designated by Contractor in Section 2.2B, or in a notice to Owner pursuant to the process in Section 2.2A, who shall have complete authority to act on behalf of Contractor on all matters pertaining to this Agreement or the Work, including giving instructions and making changes in the Work, except for any limitations specified in such notice.

“Contractor’s Confidential Information” has the meaning set forth in Section 19.2.

“Contractor’s Intellectual Property” has the meaning set forth in Section 10.2.

“[***]”.

“Corrective Work” has the meaning set forth in Section 12.3.

“CPM Schedule” has the meaning set forth in Section 5.4A.

“Cure Period” has the meaning set forth in Section 16.1C.

“Day” means a calendar day.

“Default” has the meaning set forth in Section 16.1A.

“Defect” or “Defective” has the meaning set forth in Section 12.1A.

“Defect Correction Period” means:

(i)         with respect to the Work (except for Structural Work described in clause (ii) below), the period commencing upon Substantial Completion and ending eighteen (18) months thereafter, as may be extended in accordance with Sections 12.3C and 12.3D;

(ii)       with respect to Structural Work, the period commencing upon Substantial Completion and ending three (3) years thereafter.

“Delay Liquidated Damages” has the meaning set forth in Section 13.1

“DFCD Date for Train 3” has the meaning set forth in Section 13.3B.

“Disclosing Party” has the meaning set forth in Section 19.3.

“Dispute” has the meaning set forth in Section 18.1.

“Dispute Notice” has the meaning set forth in Section 18.1.

“Drawings” means the graphic and pictorial documents (in written or electronic format) showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams, which are prepared as a part of and during the performance of the Work.

“Early Completion Bonus for Train 3” has the meaning set forth in Section 13.3A.

“Earned Value” has the meaning set forth in Section 7.2A.

“Earned Value Contract Price Breakdown” has the meaning set forth in Section 7.2A.

“Effective Date” has the meaning set forth in the preamble.

“Equipment” means all equipment, materials, supplies and systems required for the completion of and incorporation into the Train 3 Liquefaction Facility.  Equipment excludes Construction Equipment.  Notwithstanding the foregoing, equipment required to be engineered, procured or constructed under the Trains 1 and 2 EPC Agreement shall not be considered Equipment under this Agreement.

“Expanded Facility” means the additional liquefaction units (beyond those included in the Trains 1 and 2 Liquefaction Facility and the Train 3 Liquefaction Facility) and associated facilities at the Site, to achieve a total of up to twenty-seven (27) mtpa.

“FCPA” has the meaning set forth in Section 21.10.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Authorization” means a written authorization issued from time to time by the FERC director of the Office of Energy Projects, authorizing Owner to commence construction of the Train 3 Facility, or take such other actions with respect to the Train 3 Facility as set forth therein.

“Final Completion” means that all Work and all other obligations under this Agreement (except for that Work and obligations that survive the termination or expiration of this Agreement, including obligations for Warranties, correction of Defective Work and those covered by Section 11.10), are fully and completely performed in accordance with the terms of this Agreement, including: (i) the achievement of Substantial Completion; (ii) the achievement of all Performance Guarantees or payment of all Performance Liquidated Damages due and owing; (iii) the completion of all Punchlist items; (iv) delivery by Contractor to Owner of a fully executed Final Lien and Claim Waiver in the form of Schedules K-5 and K-6; (v) delivery by Contractor to Owner of all documentation required to be delivered under this Agreement, including Record As-Built Drawings and Specifications, test reports and the final operations and maintenance manuals for the Train 3 Liquefaction Facility; (vi) delivery to Owner, in content and form reasonably satisfactory to Owner, copies of all required Subcontracts, written assignments of Subcontractor warranties and a list of the names, addresses and telephone numbers of the Subcontractors providing such warranties; (vii) removal from the Site of all of Contractor’s, Subcontractors’ and Sub-subcontractors’ personnel, supplies, waste, materials, rubbish, Hazardous Materials, Construction Equipment, and temporary facilities for which Contractor is responsible under ARTICLE 3, other than as required by Contractor to fulfill its obligations under Section 12.3A; (viii) delivery by Contractor to Owner of fully executed Final Lien and Claim Waivers from all Major Subcontractors in the form in Schedules K-7 and K-8; (ix) if, requested by Owner, fully executed Final Lien and Claim Waivers from Major Sub-subcontractors in a form substantially similar to the form in Schedules K-7 and K-8; and (x) delivery by Contractor to Owner of a Final Completion Certificate in the form of Schedule L-6 and as required under Section 11.7, which Owner has accepted by signing such certificate.

“Final Completion Certificate” has the meaning set forth in Section 11.7.

“Final Completion Date” has the meaning set forth in Section 5.3B.

“Final Lien and Claim Waiver” means the waiver and release provided to Owner by Contractor, Major Subcontractors and Major Sub-subcontractors in accordance with the requirements of Section 7.3, which shall be in the form of Schedule K-5,  Schedule K-6,  Schedule K-7, and Schedule K-8.

“Final NTP Deadline” has the meaning set forth in Section 5.2D.3.

“Force Majeure” means catastrophic storms, lightning or floods, tornadoes, hurricanes, typhoons, cyclones, [***], earthquakes, and other acts of God, accidents at sea, wars, civil disturbances, Regional Strikes or other similar national labor actions, terrorist attacks, revolts, insurrections, sabotage, commercial embargoes, epidemics, fires, explosions, and actions of a Governmental Instrumentality that were not requested, promoted, or caused by the affected Party; provided that such act or event (1) delays or renders impossible the affected Party’s performance of its obligations under this Agreement, (2) is beyond the reasonable control of the affected Party and not due to its or its Subcontractor’s fault or negligence, and (3) could not have been prevented or avoided by the affected Party through the exercise of reasonable due diligence.  For avoidance of doubt, Force Majeure shall not include any of the following:  (1) economic hardship, (2) changes in market conditions, (3) late delivery or failure of Construction Equipment or Equipment unless such late delivery or failure of Construction Equipment or Equipment was otherwise caused by Force Majeure, (4) labor availability, strikes, or other similar labor actions, other than Regional Strikes or other similar national labor actions, or (5) climatic conditions (including rain, snow, wind, temperature and other weather conditions), tides, and seasons, regardless of the magnitude, severity, duration or frequency of such climatic conditions, tides or seasons, but excluding catastrophic storms or floods, lightning, tornadoes, hurricanes, typhoons, cyclones, [***] and earthquakes.

“GAAP” means generally accepted accounting principles in the United States of America.

“Good Engineering and Construction Practices” or “GECP” means the generally recognized and accepted reasonable and prudent practices, methods, skill, care, techniques and standards employed by the international LNG liquefaction and storage engineering and construction industries with respect to: (i) the engineering, procurement, construction, pre-commissioning, Commissioning, testing and start-up of natural gas liquefaction and storage facilities of similar size and type as the Train 3 Liquefaction Facility and in accordance with Applicable Codes and Standards and Applicable Law; (ii) personnel and facility safety and environmental protection; (iii) efficient scheduling of the Work; and (iv) the reliability and availability of the Train 3 Liquefaction Facility under the operating conditions reasonably expected at the Site, as specified in Attachment A.

“Governmental Instrumentality” means any federal, state or local department, office, instrumentality, agency, authority, board or commission having jurisdiction over a Party or any portion of the Work, the Train 3 Liquefaction Facility or the Site.

“Guarantee Conditions” means the conditions upon which the Minimum Acceptance Criteria and Performance Guarantees are based and shall be tested, as further defined in Attachment T.

“Guaranteed Dates” mean the Guaranteed Substantial Completion Date and the Final Completion Date.

“Guaranteed Substantial Completion Date” has the meaning set forth in Section 5.3A.

“Guaranteed  Substantial Completion Date” has the meaning set forth in Section 5.3A as may be adjusted by Change Order in accordance with the terms of this Agreement.

“Guarantor” means Bechtel Global Energy, Inc.

“Hazardous Materials” means any substance that under Applicable Law is considered to be hazardous or toxic or is or may be required to be remediated, including (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and processes and certain cooling systems that use chlorofluorocarbons, (ii) any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or any words of similar import pursuant to Applicable Law, or (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Instrumentality, or which may be the subject of liability for damages, costs or remediation.

“Indemnified Party” means any Owner Indemnified Party or Contractor Indemnified Party, as the context requires.

“Indemnifying Party” means Owner or Contractor, as the context requires.

“Independent Engineer” means the engineer(s) employed by Owner or Lender.

“Initial NTP Deadline” has the meaning set forth in Section 5.2D.

“Interim Lien and Claim Waiver” means the waiver and release provided to Owner by Contractor, Major Subcontractors and Major Sub-subcontractors in accordance with the requirements of Section 7.2C, which shall be in the form of Schedule K-1,  Schedule K-2,  Schedule K-3, and Schedule K-4.

“Investment Grade” means a rating of at least A- by Standard & Poor’s and at least A3 by Moody’s Investors Service.

“Invoice” means Contractor’s request for an interim payment pursuant to Section 7.2 and for final payment pursuant to Section 7.3, which invoice shall be in the form of Schedule I-1 for interim payments and Schedule I-2 for final payment.

“ISO” means the International Organization for Standardization.

“ITB Agreement” means the Invitation to Bid (“ITB”) Services Agreement between Owner and Contractor dated August 31, 2018.

“Key Dates” means the schedule of dates listed in Schedule E-1 and the Guaranteed Dates in which Contractor is required to achieve certain stages of completion of the Train 3 Liquefaction Facility.

“Key Personnel” or “Key Persons” has the meaning set forth in Section 2.2A.

“Lender” means any entity or entities providing temporary or permanent debt or equity financing to Owner for the Train 3 Liquefaction Facility, including interest rate hedge providers and any entity or entities involved in the refinancing of such debt or equity financing.

“Letter of Credit” has the meaning set forth in Section 9.2.

“Limited Notice to Proceed” or “LNTP” means any limited notice to proceed issued in accordance with Schedule H-1 and Section 5.2A, authorizing and requiring Contractor to proceed with the Work identified in such LNTP.

 “Liquidated Damages” means Performance Liquidated Damages and Delay Liquidated Damages.

“LNG” means liquefied natural gas.

“LNG Tanker” means any ocean-going vessel used by Owner, a customer of the Train 3 Liquefaction Facility or the Trains 1 and 2 Liquefaction Facility or their designee for the transportation of LNG.

“Major Subcontract” means (i) any Subcontract having an aggregate value in excess of [***] U.S. Dollars (U.S. $[***]), (ii) multiple Subcontracts with one Subcontractor that have an aggregate value in excess of [***] U.S. Dollars (U.S. $[***]), or (iii) any Subcontract entered into with a Subcontractor for Work listed in Sections 2 and 3 of Attachment G. The foregoing dollar amount threshold shall be calculated by adding up the relevant amounts across this Agreement and the Trains 1 and 2 EPC Agreement, provided that Contractor is concurrently performing Work under this Agreement and work under the Trains 1 and 2 EPC Agreement.

“Major Subcontractor” means any Subcontractor with whom Contractor enters, or intends to enter, into a Major Subcontract and the Subcontractors listed as such in Attachment G.

“Major Sub-subcontract” means (i) any Sub-subcontract having an aggregate value in excess of [***] U.S. Dollars (U.S. $[***]), (ii) multiple Sub-subcontracts with one Sub-subcontractor that have an aggregate value in excess of [***] U.S. Dollars (U.S. $[***]), or (iii) any Sub-subcontract entered into with a Sub-subcontractor for Work listed in Sections 2 and 3 of Attachment G. The foregoing dollar amount threshold shall be calculated by adding up the relevant amounts across this Agreement and the Trains 1 and 2 EPC Agreement, provided that Contractor is concurrently performing Work under this Agreement and work under the Trains 1 and 2 EPC Agreement.

“Major Sub-subcontractor” means any Sub-subcontractor with whom a Subcontractor or Sub-subcontractor enters, or intends to enter, into a Major Sub-subcontract and the Sub-subcontractors listed as such in Attachment G.

“Maximum Cumulative Payment Schedule” has the meaning set forth in Section 7.2E.

“Mechanical Completion Certificate” has the meaning set forth in Section 11.1A.

“Mechanical Completion” means, with respect to (a) the applicable system or subsystem of the Equipment or (b) Train 3, that, with the exception of Punchlist items, all of the following have occurred: (i) Contractor has completed all design, procurement, fabrication, assembly, erection, installation and pre-commissioning of all Equipment (including all systems and components of Equipment, such as all operating, protection, fire, safety and other related systems required or necessary prior to start-up) for such applicable system or subsystem of the Equipment or Train 3 to ensure that all such Equipment or Train was correctly fabricated, assembled, erected, installed, tested and pre-commissioned and is capable of being operated safely and reliably within the requirements and specifications contained in this Agreement, all as set forth in greater detail in Attachment A and the Mechanical Completion checklists agreed by Owner and Contractor in accordance with Section 11.1A; (ii) the applicable system, subsystem of Equipment or Train 3 is ready for the commencement of Commissioning; (iii) Contractor and Owner have agreed upon an initial Punchlist of items as set forth in Section 11.6; (iv) Contractor has delivered to Owner a Mechanical Completion Certificate for the applicable system or subsystem or Train 3 in the form of Schedule L-1 and Owner has accepted such certificate by signing such certificate; and (v) performance by Contractor of all other obligations required under this Agreement for Mechanical Completion.

“Minimum Acceptance Criteria” or “MAC” means the minimum acceptance criteria specified in Attachment T.

“Minimum Acceptance Criteria Correction Period” has the meaning set forth in Section 11.5B.

“Minimum Acceptance Criteria Correction Plan” has the meaning set forth in Section 11.5B.

“Month” means a Gregorian calendar month; “month” means any period of thirty (30) consecutive Days.

“Monthly” means an event occurring, or an action taken, once every Month.

“Monthly Progress Reports” has the meaning set forth in Section 3.19A.4.

“Monthly Updated CPM Schedule” has the meaning set forth in Section 5.4C.

“mtpa” has the meaning set forth in the recitals.

“Notice to Proceed” or “NTP” means the full notice to proceed issued in accordance with Schedule H-2 and Section 5.2C, authorizing and requiring Contractor to commence the performance of the entire Work.

“OECD” has the meaning set forth in Section 21.10.

“OSHA” means the United States Department of Labor’s Occupational Safety and Health Administration.

“Owner” has the meaning set forth in the preamble hereto.

“Owner-Furnished Items” has the meaning set forth in Section 4.6B.

“Owner Indemnified Parties” means (i) Owner, Owner’s Lenders, Owner’s limited or general partners,  Owner’s members, Owner’s joint venturers and each of their respective Affiliates, and (ii) the respective officers, directors, agents, members, shareholders, invitees, representatives and employees of each Person specified in clause (i) above.

“Owner Indemnified Party” means any one of the Owner Indemnified Parties.

“Owner Representative” means that Person or Persons designated by Owner in a notice to Contractor who shall have complete authority to act on behalf of Owner on all matters pertaining to the Work, including giving instructions and making changes in the Work, except for any limitations specified in such notice.

“Owner’s Change Request” means the form of Owner’s request for a proposed Change Order attached hereto as Schedule D-3.

“Owner’s Confidential Information” has the meaning set forth in Section 19.1.

“Owner/TL CAs” has the meaning set forth in Section 19.2.

“Parent Guarantee” has the meaning set forth in Section 21.17.

“Party” or “Parties” has the meaning set forth in the preamble.

“Payment Milestone” means a designated portion of the Work as shown in the Payment Schedule.

“Payment Schedule” means the schedule set forth in Attachment C, which sets out the payments to be paid based on achievement of Earned Value and Payment Milestones.

“Performance Guarantee(s)” means the performance guarantees specified in Attachment T.

“Performance Liquidated Damages” means the liquidated damages associated with the failure to achieve one or more of the Performance Guarantees as specified in Attachment T.

“Performance Tests” means those tests performed by Contractor to determine whether the Train 3 Liquefaction Facility meets the Performance Guarantees and Minimum Acceptance Criteria, which tests shall be set forth in Attachment S and, to the extent not specified therein, as developed in accordance with Section 11.3.

“Permit” means any valid waiver, certificate, approval, consent, license, exemption, variance, franchise, permit, authorization or similar order or authorization from any Governmental Instrumentality required to be obtained or maintained in connection with the Train 3 Liquefaction Facility, the Site or the Work.

“Person” means any individual, company, joint venture, corporation, partnership, association, joint stock company, limited liability company, trust, estate, unincorporated organization, Governmental Instrumentality or other entity having legal capacity.

“Port Indemnified Parties” means (i) Brownsville Navigation District of Cameron County and its Affiliates, successors and assigns and (ii) the respective directors, officers, shareholders and employees of each entity or person specified in clause (i) above.  A “Port Indemnified Party” means any one of the Port Indemnified Parties.

“Potential Lender” has the meaning set forth in Section 21.21.

“Pre-Existing Hazardous Materials” means Hazardous Materials on the Site that are not brought on to the Site by or on behalf of Contractor or any of its Subcontractors or Sub-subcontractors.

“Pre-Existing Owner Proprietary Work Product” has the meaning set forth in Section 10.4.

“Primavera Project Planner” has the meaning set forth in Section 5.4A.

“Progress As-Built Drawings and Specifications” means Drawings and Specifications that show all current “as-built” conditions, as required under Attachment B.

“Project” means the engineering, design, procurement, manufacturing, fabrication, assembly, transportation and delivery of Equipment, construction, pre-commissioning,

Commissioning, testing and start-up of the Train 3 Liquefaction Facility and all other Work required to be performed under this Agreement.

“Punchlist” means those finishing items required to complete the Work, the completion of which shall not interrupt, disrupt or interfere with the safe and reliable operation or use of all or any part of the Train 3 Liquefaction Facility as contemplated by this Agreement, as more fully described in Section 11.6 of this Agreement.

“[***]”.

“Quality Plan” has the meaning set forth in Section 3.18.

“Ready for Start Up” or “RFSU” means, with respect to Train 3, that all of the following have occurred: (i) Contractor has achieved Mechanical Completion of Train 3, including Mechanical Completion of all systems and subsystems of Equipment for Train 3; (ii) all activities necessary to support the introduction of hydrocarbons, including all utility and process utility, safeguarding and shutdown systems have been pre-commissioned, commissioned and integrity verified; (iii) Commissioning is complete, cool down can commence for Train 3, and Train 3 is ready for startup and acceptance of feed gas; (iv) Equipment vendor representatives and other specialist Subcontractors required to support RFSU and early operations are mobilized at the Site; (v) Contractor has delivered to Owner a RFSU Certificate in the form of Schedule L-3 and Owner has accepted such certificate by signing such certificate; and (vi) performance by Contractor of all other obligations required under this Agreement for RFSU of such Train 3.

“Receiving Party” has the meaning set forth in Section 19.3.

“Record As-Built Drawings and Specifications” means final, record Drawings and Specifications of the Train 3 Liquefaction Facility showing the “as-built” conditions of the completed Train 3 Liquefaction Facility, as required under Attachment B.

“Recovery Schedule” has the meaning set forth in Section 5.5.

“Regional Strikes” means strikes or similar labor actions by craft construction labor occurring in the entire Gulf coast region in Texas and Louisiana, including the Site.

“Rely Upon Information” means that certain information provided by Owner, which is expressly identified in Attachment BB as being Rely Upon Information.

“RFSU Certificate” has the meaning set forth in Section 11.1B.

“Scope of Work” means the description of Work to be performed by Contractor as set forth in this Agreement, including Attachment A.

“Second NTP Deadline” has the meaning set forth in Section 5.2D.1.

“Site” means those parcels of land where the Train 3 Liquefaction Facility shall be located, as shown in greater detail in Attachment Z.  For the avoidance of doubt, the Site does not include any restricted areas designated in Attachment Z.

“Soils Data” has the meaning set forth in Section 2.5B.

“Specifications” means those documents consisting of the written requirements for Equipment, standards and workmanship for the Work and performance of related services, which are prepared as a part of and during the performance of the Work.

“Structural Work” means any and all engineering, procurement or construction of the Train 3 Liquefaction Facility or components thereof relating to the structural capacity, integrity or suitability of any load bearing elements or underlying civil work for any portion of the Train 3 Liquefaction Facility.

“Subcontract” means an agreement by Contractor with a Subcontractor for the performance of any portion of the Work.

“Subcontractor” means any Person (other than an Affiliate of Contractor), including an Equipment supplier or vendor, who has a direct contract with Contractor to manufacture or supply Equipment which is a portion of the Work, to lease Construction Equipment to Contractor in connection with the Work, to perform a portion of the Work or to otherwise furnish labor or materials.

“Subcontractor Proprietary Information” has the meaning set forth in Section 19.3.

“Substantial Completion” means that all of the following have occurred with respect to Train 3: (i) Mechanical Completion of Train 3, including Mechanical Completion of all systems and subsystems of Equipment of Train 3; (ii) RFSU has been achieved; (iii) all Minimum Acceptance Criteria have been achieved; (iv) in the case that all Performance Guarantees have not been achieved, Owner has accepted (such acceptance not to be unreasonably withheld)  Contractor’s corrective work plan, and Contractor has turned over the Train pursuant to Section 11.5A; (v) Contractor and Owner have agreed upon a list of Punchlist items as set forth in Section 11.6; (vi) any Delay Liquidated Damages due and owing have been paid to Owner in accordance with Section 13.2; (vii) the entire Work related to Train 3 (including training and the delivery of all documentation, manuals and instruction books necessary for safe and proper operation) has been completed, except for Punchlist items, in accordance with the requirements and Specifications of this Agreement; (viii) Contractor has delivered to Owner all Capital Spare Parts for Train 3 in accordance with Section 3.4B; (ix) Contractor has delivered to Owner the applicable Substantial Completion Certificate in the form of Schedule L-5 and as required under Section 11.3 and Owner has accepted such certificate by signing such certificate; (x) Train 3 is available for commercial operation in accordance with the requirements of this Agreement; (xi) Contractor has obtained all Permits required to be obtained by Contractor under this Agreement; and (xii) Contractor has delivered to Owner a fully executed Interim Lien and Claim Waiver in the form of Schedules K-1 and K-2, fully executed Interim Lien and

Claim Waivers from all Major Subcontractors in the form of Schedules K-3 and K-4 and, if requested by Owner, fully executed Interim Lien and Claim Waivers from all Major Sub-subcontractors substantially in the form of Schedules K-3 and K-4, covering all Work up to the date of Substantial Completion.

“Substantial Completion Certificate” has the meaning set forth in Section 11.3.

“Sub-subcontract” means any agreement by a Subcontractor with a Sub-subcontractor or by a Sub-subcontractor with another Sub-subcontractor for the performance of any portion of the Work.

“Sub-subcontractor” means any Person (other than an Affiliate of Contractor), including an Equipment supplier or vendor, who has a direct or indirect contract with a Subcontractor or another Sub-subcontractor to manufacture or supply Equipment which comprises a portion of the Work, to perform a portion of the Work or to otherwise furnish labor, materials or equipment (including Equipment).

“Taxes” means any and all taxes, assessments, levies, tariffs, duties, fees, charges and withholdings of any kind or nature whatsoever and howsoever described, including sales and use taxes (excluding any Texas Sales and Use Tax on Equipment), value-added, sales, use, gross receipts, license, payroll, federal, state, local or foreign income, environmental, profits, premium, franchise, property, excise, capital stock, import, stamp, transfer, employment, occupation, generation, privilege, utility, regulatory, energy, consumption, lease, filing, recording and activity taxes, levies, fees, charges, imposts and withholding, together with any and all penalties, interest and additions thereto.

“Technology Licensor” means any one of the following technology licensors that are licensing its technology to Owner, either directly with Owner or as a Subcontractor, to be incorporated in the Work: APCI, BASF and [***].

“Texas Sales and Use Tax” means Texas state and applicable local sales and use taxes.

“Third Party” means any Person other than Owner Indemnified Parties and Contractor Indemnified Parties.

“Third Party Intellectual Property” has the meaning set forth in Section 10.2.

“Total Reimbursement Amount” has the meaning set forth in section 7.1A.

“Train”  means, as applicable, Train 1, Train 2 or Train 3.

“Train 1” has the meaning set forth in the Trains 1 and 2 EPC Agreement.

“Train 2” has the meaning set forth in the Trains 1 and 2 EPC Agreement.

“Train 3” has the same meaning as Train 3 Liquefaction Facility.

“Trains 1 and 2 EPC Agreement” means the engineering, procurement and construction agreement between Owner and Contractor dated May 24, 2019 for the engineering, procurement, construction, commissioning, start-up and testing of Train 1 and Train 2, to be located at the Site specified in such agreement and as further described in such agreement.

“Trains 1 and 2 Liquefaction Facility” means the facilities that are engineered, procured and constructed pursuant to the Trains 1 and 2 EPC Agreement, including Train 1 and Train 2, as further described in the Trains 1 and 2 EPC Agreement.

“UK Bribery Act” has the meaning set forth in Section 21.10.

“Unforeseen Subsurface Conditions” means any unforeseen (i) substantial voids, seismic faults or caverns, (ii) substantial man-made or natural subsurface obstructions, or (iii) fossils, antiquities or other things of archeological interest, that (a) are not identified in any Soils Data or any other documents provided to Contractor by Owner and (b) were not discovered by Contractor or any of its Subcontractors or Sub-subcontractors, acting in accordance with GECP, from inspections and investigations performed by Contractor or any of its Subcontractors or Sub-subcontractors prior to the Effective Date.

“U.S. Dollars” or “U.S.$” means the legal tender of the United States of America.

“U.S. Tariffs and Duties”  means the following U.S. import laws, regulations, tariffs, duties and restrictions: Section 232 of the Trade Expansion Act of 1962 (as amended), Section 301 of the Trade Act of 1974 (as amended), and Section 201 of the Trade Act of 1974 (as amended).

“Warranty” or “Warranties” has the meaning set forth in Section 12.1A.

“Weekly Progress Report” has the meaning set forth in Section 3.19A.3.

“Windstorms” has the meaning set forth in Section 8.2A.

“Work” means all obligations, duties and responsibilities required of Contractor pursuant to this Agreement, including all Equipment, Construction Equipment, spare parts, procurement, engineering, design, fabrication, erection, installation, manufacture, delivery, transportation, storage, construction, workmanship, labor, pre-commissioning, Commissioning, inspection, training, Performance Tests, other tests, start-up and any other services, work or things furnished or used or required to be furnished or used, by Contractor in the performance of this Agreement, including that set forth in Attachment A and Section 3.1A and any Corrective Work.

“Work Product” has the meaning set forth in Section 10.1.

1.2       Interpretation.  The meanings specified in this ARTICLE 1 are applicable to both the singular and plural.  As used in this Agreement, the terms “herein,” “herewith,” “hereunder” and “hereof” are references to this Agreement taken as a whole, and the terms “include,” “includes” and “including” mean “including, without limitation,” or variant thereof.  Unless expressly stated otherwise, reference in this Agreement to an Article or Section shall be a reference to an Article or Section contained in this Agreement (and not in any Attachments or Schedules to this Agreement) and reference in this Agreement to an Attachment or Schedule shall be a reference to an Attachment or Schedule attached to this Agreement.

ARTICLE 2

RELATIONSHIP OF OWNER, CONTRACTOR AND SUBCONTRACTORS

2.1       Status of Contractor. The relationship of Contractor to Owner shall be that of an independent contractor.  Any provisions of this Agreement which may appear to give Owner or the Owner Representative the right to direct or control Contractor as to details of performing the Work, or to exercise any measure of control over the Work, shall be deemed to mean that Contractor shall follow the desires of Owner or the Owner Representative in the results of the Work only and not in the means by which the Work is to be accomplished, and Contractor shall have the complete right, obligation and authoritative control over the Work as to the manner, means or details as to how to perform the Work.  Nothing herein shall be interpreted to create a master-servant or principal-agent relationship between Contractor, or any of its Subcontractors or Sub-subcontractors, and Owner.  Nevertheless, Contractor shall strictly comply with all provisions, terms and conditions of this Agreement, and the fact that Contractor is an independent contractor does not relieve it from its responsibility to fully, completely, timely and safely perform the Work in strict compliance with this Agreement.

2.2       Key Personnel, Organization Chart and Contractor Representative.

A.        Key Personnel and Organization Chart.  Attachment F sets forth Contractor’s organizational chart to be implemented for the Work and also contains a list of key personnel (“Key Personnel” or “Key Persons”) from Contractor’s organization who will be assigned to the Work.  Key Personnel shall, unless otherwise expressly stated in Attachment F, be devoted full-time to the Work for the entire duration of the Project, and Key Personnel shall not be removed or reassigned without Owner’s prior approval (such approval not to be unreasonably withheld).  [***].  All requests for the substitution of Key Personnel shall include a detailed explanation and reason for the request and the résumés of professional education and experience for a minimum of two (2) candidates with the requisite qualifications and experience.  Should Owner approve of the replacement of a Key Person, not to be unreasonably withheld, Contractor shall allow for an overlap of three (3) weeks during which both the Key Person to be replaced and the Owner-approved new Key Person shall work together full time.  The additional cost of any replacement of such Key Personnel and overlap time shall be entirely at Contractor’s expense.  Owner has the right, but not the obligation, to require Contractor to remove or cause to be removed Key Persons who are not, in Owner’s reasonable judgment, using GECP in the performance of the portion of the Work assigned to such Key Persons.

B.         Contractor Representative.  Contractor designates [***] as the Contractor Representative.  Notification of a proposed change in Contractor Representative shall be provided in advance, in writing, to Owner.  The Contractor Representative is a Key Person.

2.3       Subcontractors and Sub-subcontractors.  Owner acknowledges and agrees that Contractor intends to have portions of the Work accomplished by Subcontractors pursuant to written Subcontracts between Contractor and such Subcontractors and by Contractor’s Affiliates, and that such Subcontractors may have certain portions of the Work performed by Sub-subcontractors.  All Subcontractors and Sub-subcontractors shall be reputable, qualified firms with an established record of successful performance in their respective trades performing identical or substantially similar work.  Subject to Section 2.4E, Contractor shall use commercially reasonable efforts to require that all contracts with Subcontractors and Sub-subcontractors be consistent with the terms or provisions of this Agreement.  EXCEPT AS STATED IN SECTION 20.4, NO SUBCONTRACTOR OR SUB-SUBCONTRACTOR IS INTENDED TO BE OR SHALL BE DEEMED A THIRD-PARTY BENEFICIARY OF THIS AGREEMENT.  Contractor shall be fully responsible to Owner for the acts and omissions of Subcontractors and Sub-subcontractors and of its Affiliates performing any Work and of Persons directly or indirectly engaged by any of them, as Contractor is for the acts or omissions of Persons directly or indirectly engaged by Contractor.  The work of any Subcontractor or Sub-subcontractor and Contractor’s Affiliates shall be subject to inspection by Owner, Lender, or Independent Engineer to the same extent as the Work of Contractor.  All Subcontractors and Sub-subcontractors and Contractor’s Affiliates and their respective personnel performing Work on the Site are to be instructed by Contractor in the terms and requirements of the safety and environmental protection policies and procedures established under Section 3.10 and shall be expected to comply with such policies and procedures with respect to Work performed on the Site.  In the event that any personnel do not adhere to such policies and procedures, such personnel shall be removed by Contractor.  In no event shall Contractor be entitled to any adjustment of the Contract Price or Key Dates as a result of compliance with such policies and procedures or any removal of personnel necessitated by non-compliance.  Nothing contained herein shall (i) create any contractual relationship between any Subcontractor and Owner, or between any Sub-subcontractor and Owner, or between any of Contractor’s Affiliates performing Work and Owner or (ii) obligate Owner to pay or cause the payment of any amounts to any Subcontractor or Sub-subcontractor or any of Contractor’s Affiliates.  For purposes of Texas Sales and Use Tax, all Subcontracts and Sub-subcontracts will be separated contracts pursuant to Tex. Tax Code § 151.056(b) and 34 Tex. Admin. Code Rule § 3.291(a)(13).

2.4       Subcontracts and Sub-subcontracts.

A.        Approved List.  Section 1 and Section 3 of Attachment G set forth the lists of Subcontractors and Sub-subcontractors that Contractor and Owner have agreed are approved Subcontractors and Sub-subcontractors for the performance of that portion of the Work specified in Section 1 and Section 3 of Attachment G.  Section 2 of Attachment G sets forth a list of Subcontractors and Sub-subcontractors that Contractor has agreed to subcontract with for that portion of the Work specified in Section 2 of Attachment G.  Approval by Owner of any Subcontractors or Sub-subcontractors does not relieve Contractor of any responsibilities under this Agreement.

B.         Additional Proposed Major Subcontractors and Major Sub-subcontractors.  In the event that Contractor is considering the selection of a Subcontractor or Sub-subcontractor not listed on Attachment G that would qualify as a Major Subcontractor or Major Sub-subcontractor, Contractor shall (i) notify Owner of its proposed Major Subcontractor or Major Sub-subcontractor as soon as practicable during the selection process and furnish to Owner all information reasonably requested by Owner with respect to Contractor’s selection criteria (including information regarding the Major Subcontractor or Major Sub-subcontractor’s qualifications, safety performance and the agreed scope of work but excluding Major Subcontractor’s or Major Sub-subcontractor’s (i)  pricing (other than unit rates), discount or credit information, payment terms, payment schedules and retention and (ii) performance security, liquidated damages and limitations on liability), and (ii) notify Owner no less than ten (10) Business Days prior to the execution of a Major Subcontract with a Major Subcontractor or Major Sub-subcontract with a Major Sub-subcontractor not listed on Attachment G.  Owner shall have the discretion, not to be unreasonably exercised, to reject any proposed Major Subcontractor or Major Sub-subcontractor not listed on Attachment G for a Major Subcontract or Major Sub-subcontract for failing to meet the standard set out in Section 2.3. Contractor shall not enter into any Major Subcontract with a proposed Major Subcontractor or Major Sub-subcontract with a Major Sub-subcontractor that is rejected by Owner in accordance with the preceding sentence.  Owner shall undertake in good faith to review the information provided by Contractor pursuant to this Section 2.4B expeditiously and shall notify Contractor of its decision to accept or reject a proposed Major Subcontractor or Major Sub-subcontractor as soon as practicable after such decision is made.  Failure of Owner to respond within ten (10) Days after Owner’s receipt of Contractor’s notice of a proposed Major Subcontractor or Major Sub-subcontractor shall be deemed to be an acceptance of such Major Subcontractor or Major Sub-subcontractor.

C.         Other Additional Proposed Subcontractors and Sub-subcontractors.  For any Subcontractor or Sub-subcontractor performing Work on the Site and not otherwise covered by Sections 2.4A or 2.4B, Contractor shall, within fourteen (14) Days after execution of a Subcontract with such Subcontractor or Sub-subcontractor, notify Owner in writing of the selection of such Subcontractor or Sub-subcontractor and inform Owner generally what portion of the Work such Subcontractor or Sub-subcontractor is performing.

D.        Delivery of Major Subcontracts and Major Sub-subcontracts.  Contractor shall furnish Owner with a redacted copy of all Major Subcontracts and Major Sub-subcontracts (excluding only provisions regarding pricing, discount or credit information, payment terms, payment schedules, retention, performance security, liquidated damages and limitations on liability, except that such exclusions shall not apply to Major Subcontracts or Major Sub-subcontracts with APCI, GE and ABB within ten (10) Days after execution thereof and, within ten (10) Days after Owner’s request, furnish Owner with a price redacted copy of any other Subcontracts or Sub-subcontracts.  Notwithstanding the above, Owner’s receipt and review (or non-review) of any Subcontracts or Sub-subcontracts shall not relieve the Contractor of any obligations under this Agreement nor shall such action constitute a waiver of any right or duty afforded Owner under this Agreement or approval of or acquiescence in a breach hereunder.

E.         Terms of Major Subcontracts and Major Sub-subcontracts.  In addition to the requirements in Section 2.3 and without in any way relieving Contractor of its full responsibility to Owner for the acts and omissions of Subcontractors and Sub-subcontractors, Contractor shall:

1.         include in each Major Subcontract and each Major Sub-subcontract provisions allowing each Major Subcontract and Major Sub-subcontract to be assigned to Owner, at Owner’s sole discretion, without the consent of the respective Major Subcontractor or Major Sub-subcontractor; provided that with respect to APCI, [***] and BASF, such assignment shall be subject to APCI, [***] and BASF’s consent (as applicable), but such consent shall not be withheld unless the assignee is a competitor of APCI, [***] or BASF (as applicable) for such licensed technology or the assignment would cause a violation of Applicable Law; and

2.         use reasonable commercial efforts to include in each Major Subcontract and Major Sub-subcontract a provision requiring each such Major Subcontractor and Major Sub-subcontractor to comply with all requirements and obligations of Contractor to Owner under this Agreement, as such requirements and obligations are applicable to the performance of the Work under their respective Major Subcontract or Major Sub-subcontract, provided however, notwithstanding the foregoing, Contractor shall, at a minimum, include in each Major Subcontract and Major Sub-subcontract, to the extent such requirements and obligations are applicable to the performance of the Work under their respective Major Subcontract or Major Sub-subcontract, the following:

(i)         for all Major Subcontractors and Major Sub-subcontractors, provisions substantially similar to: ARTICLE 10, ARTICLE 17, and ARTICLE 19; Sections 2.3, 2.5C, 3.3D, 3.13, 3.16, 3.18, 8.1, 9.1 (and Attachment O), 12.1C, 12.2A, 16.1E, 16.3, the Interim Lien and Claim Waiver requirements in Section 7.2 and the Final Lien and Claim Waiver requirements in Section 7.3; and

(ii)       for all Major Subcontractors and Major Sub-subcontractors performing Work at the Site, provisions substantially similar to: Sections 3.6, 3.7, 3.8, 3.10, 3.17, 3.24, 3.25, 3.27 in addition to the requirements and obligations set forth in Section 2.4E.2(i).

2.5       Contractor Acknowledgements.

A.        This Agreement.  Prior to the execution of this Agreement, Contractor or Contractor’s Affiliate performed engineering, cost estimating and related services and developed and provided, or verified, the information that forms the Scope of Work and Basis of Design in Attachment A, which was performed or verified pursuant to the ITB Agreement.  Subject to Section 4.6A, Contractor hereby agrees and acknowledges that the Scope of Work and Basis of Design are accurate, adequate and sufficiently complete for Contractor to engineer, procure, construct, pre-commission, commission, start-up and test a fully operational natural gas liquefaction facility and associated facilities for the Contract Price and in accordance with all requirements of this Agreement, including Applicable Codes and Standards, Applicable Law, and the Warranties, Minimum Acceptance Criteria and Performance Guarantees.  Accordingly, except for Section 4.6A, Contractor hereby (i) agrees that it shall have no right to claim or seek an increase in the Contract Price or an adjustment to the Key Dates with respect to any incomplete, inaccurate or inadequate information or requirements that may be contained or referenced in Attachment A, and (ii) waives and releases Owner from and against such claims.  Owner makes no guaranty or warranty, express or implied, as to the accuracy, adequacy or completeness of any such information that is contained or referenced in Attachment A.

B.         Conditions of the Site.

1.         In addition to Section 2.5A, Contractor further agrees and acknowledges that it has made all investigations and inspections that it deems necessary to perform the Work in accordance with this Agreement, has conducted a review of the legal description of the Site, and understands the climate, terrain, topography, subsurface conditions and other difficulties that it may encounter in performing the Work in accordance with this Agreement.  Contractor warrants that it has the experience, resources, qualifications and capabilities to perform the Work in accordance with this Agreement.  Except as provided in Section 2.5B.2 or for Force Majeure, Contractor, as between Contractor and Owner, assumes all risks related to, and waives any right to claim an adjustment in the Contract Price or the Key Dates as a result of any conditions at the Site or at any other location where the Work is performed, including river levels, topography and subsurface soil conditions.  Contractor agrees and acknowledges that: (a) any information provided by Owner to Contractor prior to the Effective Date of this Agreement relating to subsurface soil conditions or topographical conditions at the Site (the “Soils Data”) was provided to Contractor for its convenience only; (b) the Soils Data shall not be considered a warranty or guarantee, express or implied, of subsurface conditions or topographical conditions existing at the Site; (c) the Soils Data does not constitute a part of this Agreement; and (d) Owner assumes no responsibility for the accuracy and sufficiency of the data contained within the Soils Data nor for Contractor’s interpretation of such data, including the projection of soil-bearing values; rock profiles; soil stability; or the presence, level and extent of underground water.

2.         Contractor, as between Contractor and Owner, assumes all risks related to, and waives any right to claim an adjustment for, any and all subsurface conditions of whatever nature or condition, except as expressly provided in this Section 2.5B.2:

(i)       Unforeseen Subsurface Conditions.  If Contractor encounters Unforeseen Subsurface Conditions in the performance of the Work that adversely affects Contractor’s actual costs (which costs shall be adequately documented and supported by Contractor) of performance of the Work or ability to perform any material requirement of this Agreement, Contractor shall be entitled to a Change Order adjusting the Contract Price and/or the Key Dates, as applicable, pursuant to Sections 6.2A.5 and 6.8, provided that Contractor complies with the notice and Change Order request requirements set forth in Sections 6.2 and 6.5, uses reasonable efforts not to disturb such Unforeseen Subsurface Conditions prior to Owner’s investigation and, with respect to claims for costs for delay or schedule relief for delay, satisfies the requirements of Section 6.8.

Notwithstanding the foregoing, Contractor is responsible for the proper interpretation of the Soils Data, including in accordance with GECP.

C.         Applicable Law and Applicable Codes and Standards.  Contractor has investigated to its satisfaction Applicable Law and Applicable Codes and Standards and warrants that it can perform the Work at the Contract Price and within the Key Dates in accordance with Applicable Law and Applicable Codes and Standards.  Contractor shall perform the Work in accordance with Applicable Law and Applicable Codes and Standards, whether or not such Applicable Law or Applicable Codes and Standards came into effect before the Effective Date or during the performance of the Work; provided, however, Contractor shall be entitled to a Change Order for Changes in Law to the extent allowed under Section 6.2A.6.  Except for any Changes in Law for which Contractor is entitled to a Change Order under Section 6.2A.6, Contractor hereby waives any right to make any claim for adjustment of the Contract Price or the Key Dates in relation to any change in Applicable Law or Applicable Codes and Standards.  Notwithstanding anything provided in this Agreement, the Parties agree that Contractor’s sole and exclusive remedy for any change in tariffs, quotas, or duties is set forth in Attachment FF.

D.        Owner’s Consultants.  Owner may designate consultants that are not an employee of Owner to provide certain administrative, management, planning and other services as it deems appropriate to assist with Owner’s rights, remedies and obligations under this Agreement.  Such consultants or professionals may, to the extent specified in this Agreement between Owner and such consultants or professionals, act for or on behalf of Owner with respect to Owner’s rights, remedies and obligations under this Agreement, which may include receiving and reviewing certain deliverables and submittals from Contractor, inspecting certain portions of the Work and receiving Contractor’s Confidential Information to the extent necessary to perform such services (having first been bound to an obligation of confidentiality in accordance with this Agreement) to the extent Owner is permitted to do the same under this Agreement, as further specified by Owner to Contractor in writing.  Under no circumstances shall such consultants or professionals have any authority to amend this Agreement, sign any Change Order or issue any Change Directive. In no event will Owner retain as a consultant on this Project any Person that is a Competitor of Contractor.

ARTICLE 3

CONTRACTOR’S RESPONSIBILITIES

3.1       Scope of Work.

A.        Generally.  Subject to Section 3.1B, the Work shall be performed on a fixed price turnkey basis and shall include all engineering, procurement, construction, pre-commissioning, Commissioning, start-up and testing of the Train 3 Liquefaction Facility, all Equipment, Construction Equipment, spare parts, labor, workmanship, inspection, manufacture, fabrication, installation, design, delivery, transportation, storage, training of Owner’s operation personnel and all other items or tasks that are set forth in Attachment A, or otherwise required to achieve Mechanical Completion, RFSU and Substantial Completion and Final Completion in accordance with the requirements of this Agreement, including achieving the Minimum Acceptance Criteria and Performance Guarantees.  Contractor shall be required to integrate and use such Owner’s personnel in Contractor’s pre-commissioning, Commissioning, testing and start-up efforts.  Contractor shall perform the Work in accordance with GECP, Applicable Law, Applicable Codes and Standards, and all other terms and provisions of this Agreement, with the explicit understanding that the Train 3 Liquefaction Facility will operate as a natural gas liquefaction facility and export terminal meeting all requirements and specifications of this Agreement, including Applicable Codes and Standards, Applicable Law, Warranties, Minimum Acceptance Criteria and Performance Guarantees.  It is understood and agreed that the Work shall include any incidental work that can reasonably be inferred as required and necessary to complete the Train 3 Liquefaction Facility in accordance with GECP, Applicable Law, Applicable Codes and Standards, and all other terms and provisions of this Agreement, excluding only those items which Owner has specifically agreed to provide under the terms of this Agreement.  Without limiting the generality of the foregoing, the Work is more specifically described in Attachment A.

B.         Exception to Scope of Work.  Contractor shall not be responsible for providing those items identified in ARTICLE 4 as Owner’s obligations.

3.2       Specific Obligations. Without limiting the generality of Section 3.1 or the requirements of any other provision of this Agreement, Contractor shall:

A.        procure, supply, transport, handle, properly store, assemble, erect and install all Equipment;

B.         provide construction, construction management (including the furnishing of all Construction Equipment, and all Site supervision and craft labor), civil/structural, electrical, instrumentation, field design, inspection and quality control services required to ensure that the Work is performed in accordance herewith;

C.         negotiate all guarantees, warranties, delivery schedules and performance requirements with all Subcontractors so that all Subcontracts are consistent with this Agreement, as set forth in Sections 2.3 and 2.4;

D.        perform shop and other inspections of the work of Subcontractors and Sub-subcontractors to ensure that such work meets all of the requirements of this Agreement;

E.         pay Subcontractors in accordance with the respective Subcontracts;

F.         pay all Taxes incurred by Contractor in connection with the Work in a timely fashion, and as between Owner and Contractor, be responsible for all Taxes incurred by any Subcontractor or Sub-subcontractor;

G.        ensure that the Work is performed in accordance with the Key Dates;

H.        until Substantial Completion, conduct and manage all pre-commissioning, start-up operations, Commissioning, Performance Tests and other testing of the Train, while directing operation personnel provided by Owner pursuant to Section 4.4;

I.          obtain all Permits required per Section 3.12;

J.          provide prompt assistance, information and documentation required or requested by Owner to enable Owner to obtain or modify the Permits listed in Attachment Q,  provided that such assistance, information and documentation shall not include Contractor’s provision of information, testimony, documents or data by Contractor’s employees under oath during litigation (unless specifically authorized by Contractor) and activities outside the field of Contractor’s expertise, training or experience of personnel assigned to the performance of the Work under this Agreement (except to the extent provided for by Change Order issued pursuant to Section 6.1 and agreed by Contractor);

K.        provide training for Owner’s operation personnel per Section 3.5;

L.         ensure all Subcontractors perform their Subcontract obligations;

M.        cooperate with and respond promptly to reasonable inquiries from Owner;

N.        obtain and manage all temporary utilities for the performance of the Work;

O.        manage on behalf of Owner the engineering, procurement, construction and start-up of all permanent utilities provided outside the Site to the Site as specified in Schedule A-1;

P.         be responsible for connecting Train 3 to the Trains 1 and 2 Liquefaction Facility;

Q.        supply all fills of lubricants, refrigerants and chemicals and transformer oils and all consumables necessary to perform the Work through Substantial Completion, excluding Owner’s supply requirements of natural gas feed for Commissioning, start-up, testing and operations as set forth in this Agreement, and as a condition of Substantial Completion, completely re-filling all fills, refrigerants, chemicals and oils for Train 3; and

R.         perform all design and engineering Work in accordance with this Agreement, including that specified in Section 3.3.

3.3       Design and Engineering Work.

A.        General.  Contractor shall, as part of the Work, perform, or cause to be performed, all design and engineering Work in accordance with this Agreement and cause the Work to meet and achieve the requirements of this Agreement, including achieving the Minimum Acceptance Criteria and Performance Guarantees.

B.         Drawings and Specifications.  Upon receipt of an LNTP or the NTP issued in accordance with Section 5.2, Contractor shall commence the preparation of the Drawings and Specifications for all Work relating to such LNTP or NTP.  The Drawings and Specifications shall conform and comply with the requirements of this Agreement, including the Scope of Work, Basis of Design, GECP, Applicable Codes and Standards,

Applicable Law, and all applicable provisions of this Agreement.  Contractor shall develop a design document submittal schedule in the form of a master document register and issue to Owner no later than thirty (30) Days after the Effective Date.

C.         Review Process.

1.         Drawing and Specifications Review.  During the development of the Drawings and Specifications, Contractor shall provide Owner with the opportunity to perform regular reviews of the design and engineering in progress on a regular basis.  Such reviews may be conducted at Contractor’s offices, at any of its Major Subcontractor’s or Major Sub-subcontractor’s offices with Contractor’s presence, or remotely by electronic internet access (except that electronic access of Major Subcontractor and Major Sub-subcontractor work shall be provided only where reasonably available to Contractor).  The reviews may be of progress prints, computer images, draft documents, working calculations, draft specifications or reports, Drawings, Specifications or other design documents determined by Owner.

2.         Submission by Contractor.  Contractor shall submit copies of the Drawings and Specifications to Owner for formal review, comment, approval or disapproval in accordance with Attachment B and the submittal schedule mutually agreed to by the Parties each Month, as applicable.  Each submission of Drawings and Specifications shall include a statement that to the best of Contractor’s knowledge such Drawings and Specifications comply with Section 3.3B.  In addition, if Contractor makes any changes to any Drawings or Specifications after they have been submitted to Owner (including after Owner has already reviewed, commented, approved or disapproved such Drawings and Specifications), Contractor shall re-submit such Drawings and Specifications to Owner in accordance with this Section.

3.         Review Periods.  Owner shall have up to ten (10) Business Days after its receipt of Drawings and Specifications submitted in accordance with Section 3.3C.2 to issue to Contractor one (1) set of consolidated written comments, proposed changes and/or approvals or disapprovals of the submission of such Drawings and Specifications.

4.         No Owner Response.  If Owner does not issue any comments, proposed changes or approvals or disapprovals within such time periods set forth in Section 3.3C.3, Contractor may proceed with the development of such Drawings and Specifications and any construction relating thereto, but Owner’s lack of comments, approval or disapproval, if applicable, shall in no event constitute an approval of the matters received by Owner.

5.         Disapproval by Owner.  If Owner disapproves of the Drawings or Specifications, Owner shall provide Contractor with a written statement of the reasons for such disapproval within the time period required for Owner’s response for disapproval of Drawings and Specifications set forth in Section 3.3C.3.  Contractor shall provide Owner with revised and corrected Drawings and

Specifications as soon as possible thereafter and Owner’s rights with respect to issuing comments, proposed changes or approvals or disapprovals of such revised and corrected Drawings or Specifications are governed by the procedures specified above in this Section  3.3C; provided that Contractor shall not be entitled to any extensions of time to the Key Dates, an adjustment to the Contract Price or any adjustment to any other Changed Criteria; provided further, however, to the extent Owner’s disapproval of the Drawings or Specifications is due to one or more changes required by Owner to any such Drawings or Specifications that have an impact on the Work, and such disapproval is not the result of such Drawings’ or Specifications’ non-compliance with the requirements of this Agreement, Contractor shall be entitled to a Change Order to the extent such Owner-required change adversely affects the Key Dates or the Contract Price and Contractor complies with and meets the requirements of ARTICLE 6.

6.         Approval by Owner.  Upon Owner’s approval of the Drawings and Specifications, such Drawings and Specifications shall be the Drawings and Specifications that Contractor shall use to construct the Work; provided that Owner’s review or approval of any Drawings and Specifications (or Owner’s lack of comments, proposed changes or approval) shall not in any way be deemed to limit or in any way alter Contractor’s responsibility to perform and complete the Work in accordance with the requirements of this Agreement, and in the event that there is a discrepancy, difference or ambiguity between the terms of this Agreement and any Drawings and Specifications, the interpretation imposing the greater obligation on Contractor shall control.  Due to the limited time for Owner’s review of Drawings and Specifications, Contractor’s or its Subcontractors’ or Sub-subcontractors’ expertise in the Work and Owner’s contractual expectation for Contractor to prepare accurate and complete Drawings and Specifications, Contractor recognizes and agrees that Owner is not required or expected to make detailed reviews of Drawings and Specifications, but instead Owner’s review of Drawings and Specifications may be of only a general, cursory nature.  Accordingly, any review or approval given by Owner under this Agreement (or Owner’s non-response) with respect to any Drawings or Specifications shall not in any way be, or deemed to be, an approval of any Work, Drawings or Specifications not meeting the requirements of this Agreement, as Contractor has the sole responsibility for performing the Work in accordance with this Agreement.

D.        Design Licenses.  Contractor shall perform, or cause to be performed, all design and engineering Work in accordance with Applicable Law and Applicable Codes and Standards, and all Drawings, Specifications and design and engineering Work shall be signed and stamped by design professionals licensed to the extent required by Applicable Law.

E.         CAD Drawings.  Unless otherwise expressly provided under this Agreement, all Drawings and Record As-Built Drawings prepared by Contractor or its Subcontractors under this Agreement shall be prepared using computer aided design (“CAD”).  All CAD drawing files shall be in fully operable and editable Microstation (Version 8) format, unless otherwise specified in Attachment B.  Contractor shall use reasonable efforts to also provide Drawings, including Record As-Built Drawings, in other formats requested by Owner.

F.         As-Built Drawings and Specifications.  During construction, Contractor shall keep a redlined, marked, up-to-date set of Progress As-Built Drawings and Specifications on the Site as required under Attachment B.  Contractor shall make redlined documents available to Owner for inspection upon request during the course of construction.  As a condition precedent to Final Completion, Contractor shall deliver to Owner the Record As-Built Drawings and Specifications in accordance with Attachment B, which shall include delivery of final as-built drawing files in fully operable and editable format in CAD.

G.        Other Information.  Contractor shall deliver copies of all other documents required to be delivered pursuant to Attachment B within and in accordance with the requirements and timing set forth in Attachment B.

3.4       Spare Parts.

A.        Commissioning Spare Parts. Contractor shall provide all pre-commissioning, commissioning, testing and start-up spare parts necessary to achieve Substantial Completion and shall, prior to and as a condition precedent to achieving RFSU, deliver such spare parts to the Site.  The cost associated with all Work related to such pre-commissioning, commissioning, testing and start-up spare parts is included in the Contract Price, including all Work related to procuring and storing the commissioning spare parts and the purchase price for such parts.

B.         Capital Spare Parts. Prior to and as a condition precedent to Substantial Completion, Contractor shall deliver to the Site all the Capital Spare Parts that pertain to Train 3.  Such Capital Spare Parts are listed in Attachment W, and the cost associated with all Work related to such Capital Spare Parts is included in the Contract Price, including the cost of procurement of such spare parts and the actual out-of-pocket purchase price of such spare parts.  To the extent that Contractor desires to use any Capital Spare Parts, Contractor must obtain Owner’s prior approval, not to be unreasonably withheld, and replace all such spare parts in new and unused condition as a condition of Substantial Completion unless otherwise approved by Owner.  Capital Spare Parts shall be treated, as applicable, as Equipment or as a component of the Aggregate Labor and Skills Price.

C.         Operating Spare Parts.  With respect to operating spare parts for use after Substantial Completion (but only to the extent not taken into consideration by the Capital Spare Parts listed in Attachment W), Contractor shall deliver to Owner for Owner’s approval, not to be unreasonably withheld, a detailed priced list of the manufacturer and Contractor-recommended operating spare parts for each applicable item of Equipment necessary for operating such Equipment for two (2) years.  The purchase price of each operating spare part shall be provided to Owner for each item of Equipment for which there is manufacturer or Contractor-recommended operating spare parts no later than thirty (30) Days after the execution of the applicable Subcontract for such Equipment, and such purchase prices will be valid for one hundred and eighty (180) Days after Contractor’s execution thereof.  Within such one hundred and eighty (180) Days, Owner may respond to Contractor identifying which operating spare parts, if any, that Owner wishes Contractor to procure under each Subcontract.  The cost associated with all Work related to the two (2) years’ operating spare parts is included in the Contract Price, except for the purchase price of such operating spare parts.  In the event Owner requests in writing that Contractor procure any operating spare parts on Owner’s behalf, Contractor shall be entitled to a Change Order in accordance with Section 6.2A.6 to increase the Contract Price for the actual purchase price and delivery costs of such requested operating spare parts, plus costs of transportation, preservation and a  profit of five percent (5%) on such price and costs.  To the extent that Contractor desires to use any Operating Spare Parts, Contractor must obtain Owner’s prior approval, not to be unreasonably withheld, and replace all such spare parts as a condition of Substantial Completion in new and unused condition unless otherwise approved by Owner.  Operating spare parts shall be treated, as appropriate, as Equipment or as a component of the Aggregate Labor and Skills Price.

3.5       Training Program in General.  As part of the Work, a reasonable number of competent personnel, who are capable of being trained by Contractor, designated by Owner in its sole discretion (but not to exceed the number of Persons listed in Attachment V) shall be given training designed and administered by Contractor at its expense, which shall be based on the program requirements contained in Attachment A and shall cover at a minimum the following topics: (i) the testing of each item of Equipment; (ii) the start-up, operation and shut-down of each item of Equipment; (iii) the performance of routine, preventative and emergency maintenance for each item of Equipment; and (iv) spare parts to be maintained for each item of Equipment, and their installation and removal.  Such training shall include instruction for Owner’s operations personnel in the operation and routine maintenance of each item of Equipment prior to completion of Commissioning of each item of Equipment.  As part of the training, Contractor shall provide Owner’s operating personnel with access to the Train 3 Liquefaction Facility during Commissioning, testing and start-up. Training shall be provided by personnel selected by Contractor who, in Contractor’s and the Equipment Subcontractor’s or Sub-subcontractor’s judgment, are qualified to provide such training, and shall take place at such locations and at such times as agreed upon by the Parties.  Contractor shall provide trainees with materials described in Attachment A.  Contractor shall also provide to Owner all training materials and aids developed to conduct such training in order to facilitate future training by Owner of personnel hired after Substantial Completion.  If Contractor determines, using GECP, that a member of the operations personnel provided by Owner who is under the control of Contractor pursuant to Section 3.29 is not competent, or is not adequately participating in the training, or is not sufficiently capable of performing his or her duties in connection with the Train 3 Liquefaction Facility, and such deficiencies are not the fault of Contractor and cannot be cured by Contractor using GECP, the Contractor may require Owner to remove and replace that member of the operations personnel (provided such personnel have not been designated as Owner’s key personnel).

3.6       Environmental Regulations and Environmental Compliance.  No later than thirty (30) Days after the Effective Date, Contractor shall submit for Owner’s approval, not to be unreasonably withheld, Project-specific environmental policies and procedures.  Such policies and procedures shall be in compliance with requirements of this Agreement, including Applicable Law and the plan and procedures set forth in Attachment J.  Without limitation of Section 3.1, Contractor is responsible for performing the Work in compliance with all provisions of this

Agreement regarding the environment and Applicable Law and in compliance with the policies and procedures set forth in Attachment J and the Project-specific policies and procedures approved by Owner.  Contractor shall maintain all environmental compliance records required by Applicable Law and shall provide, or cause to be provided, necessary training to its employees, Subcontractors and Sub-subcontractors to ensure their compliance with the environmental rules and requirements of this Agreement.  Contractor shall, at its sole cost and expense, dispose of all non-hazardous wastes and Hazardous Materials generated or brought onto the Site by Contractor, any Subcontractor or Sub-subcontractor during performance of the Work at off-Site disposal facilities permitted to receive such wastes and Hazardous Materials.  Contractor shall provide copies of all waste and disposal records and reports to Owner.  Contractor shall report to Owner, as soon as reasonably possible after having knowledge thereof and in no event later than one (1) Day after such occurrence, any violation of the foregoing.  Contractor shall, at its sole cost and expense, remediate the release of any Hazardous Materials generated or brought onto the Site by Contractor, any Subcontractor or Sub-subcontractor or other event in violation of this Section 3.6.  Contractor’s obligations under this Section 3.6 shall survive termination of this Agreement.

3.7       Contractor’s Tools and Construction Equipment.  Contractor shall furnish all Construction Equipment necessary and appropriate for the timely and safe completion of the Work in compliance with this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, Contractor shall be responsible for damage to or destruction or loss of, from any cause whatsoever, all Construction Equipment owned, rented or leased by Contractor or its Subcontractors or Sub-subcontractors for use in accomplishing the Work.  Contractor shall require all insurance policies (including policies of Contractor and all Subcontractors and Sub-subcontractors) in any way relating to such Construction Equipment to include clauses stating that each underwriter will waive all rights of recovery, under subrogation or otherwise, against the Owner Indemnified Parties.

3.8       Employment of Personnel.

A.        Contractor shall not engage or retain or permit any Subcontractor or Sub-subcontractor to engage or retain, in connection with its performance under this Agreement, anyone who is unsafe, not skilled, or not qualified to perform the work assigned to such Person.  Contractor agrees to promptly remove or reassign (or to require any Subcontractor or Sub-subcontractor to remove or reassign) from its services in connection with the Work any Person who does not meet the foregoing requirements, excluding vendors or suppliers who are not performing Work on the Site, laydown areas or modular fabrication yards.  In addition, Contractor agrees that within forty-eight (48) hours after receipt of notice from Owner, it shall remove from the Work any employee or agent of Contractor or of Contractor’s Subcontractors or Sub-subcontractors who, in Owner’s reasonable opinion, is unsafe, incompetent, careless, unqualified to perform the Work assigned to such Person, creates an unsafe or hostile work environment, persists in any conduct which is prejudicial to safety, health, or the protection of the environment, disregards the terms and conditions of this Agreement, or is interrupting, interfering with or impeding the timely and proper completion of the Work.  NOTWITHSTANDING THE FOREGOING, OWNER SHALL HAVE NO LIABILITY AND CONTRACTOR AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE OWNER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, DAMAGES, COSTS, LOSSES AND

EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES AND LITIGATION OR ARBITRATION EXPENSES) AND LIABILITIES, OF WHATSOEVER KIND OR NATURE, WHICH MAY DIRECTLY OR INDIRECTLY ARISE OR RESULT FROM CONTRACTOR OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR TERMINATING THE EMPLOYMENT OF OR REMOVING FROM THE WORK ANY SUCH EMPLOYEE OR AGENT WHO FAILS TO MEET THE FOREGOING REQUIREMENTS FOLLOWING A REQUEST BY OWNER TO HAVE SUCH EMPLOYEE OR AGENT REMOVED FROM THE WORK.  Contractor shall replace any such employee or agent at its sole cost and expense.

B.         Contractor is responsible for maintaining labor relations in such manner that there is reasonable harmony among the employees of Contractor and its Subcontractors and Sub-subcontractors performing Work at the Site.  Contractor and its Subcontractors and Sub-subcontractors performing Work at the Site shall conduct their labor relations in accordance with the recognized prevailing local area practices.  Contractor shall inform Owner promptly of any labor dispute, anticipated labor dispute, request or demand by a labor organization, its representatives or members which may reasonably be expected to affect the Work.  Contractor further agrees to inform Owner, before any commitments are made, about the negotiations of any agreements or understandings with local or national labor organizations.

C.         Contractor and its Subcontractors and Sub-subcontractors and the personnel of any of them shall not bring onto the Site any: (i) firearm of whatsoever nature, knife with a blade exceeding four (4) inches (100 millimeters) in length or other object which in the sole judgment of Owner is determined to be a potential weapon; (ii) alcoholic beverages or intoxicants of any nature; (iii) substance that creates a hazard and not related to the Work; (iv) animal; (v) illegal drugs of any nature; (vi) drugs (whether prescription or non-prescription) which impair physical or mental faculties; or (vii) prescription drugs without a valid prescription.

D.        In connection with the enforcement of this Section 3.8D, all employees and agents of Contractor and its Subcontractors and Sub-subcontractors shall successfully complete a drug screening test prior to performing Work at the Site, and periodically thereafter in accordance with the requirements of Attachment J.  Contractor and its Subcontractors and Sub-subcontractors shall abide by and enforce the requirements of this Section 3.8D, and shall immediately remove from the Work and the Site to the extent permitted by Applicable Law any employee or agent of Contractor, Subcontractor or Sub-subcontractor who has violated the requirements of this Section 3.8D.  The provisions of Section 3.8A with regard to liability of any of the Owner Indemnified Parties and Contractor’s release, indemnification, defense and hold harmless obligations shall apply to the removal of any such Person under this Section 3.8D.

3.9       Clean-up.  Contractor shall keep the Site free from all waste materials or rubbish caused by the activities of Contractor or any of its Subcontractors or Sub-subcontractors.  As soon as practicable after the completion of all Punchlist items, Contractor shall remove, at its own cost, all Construction Equipment and other items not constituting part of the Train 3 Liquefaction Facility (other than as required by Contractor to fulfil its obligations under Section 12.3A) and remove all waste material and rubbish brought on to or generated by Contractor from the Site and restore the Site in accordance with this Agreement.  In the event of Contractor’s failure to comply with any of the foregoing, Owner may accomplish the same; provided, however, that Contractor shall be liable for and pay to Owner (directly, by offset, or by collection on the Letter of Credit, at Owner’s sole option) all reasonable costs associated with such removal and/or restoration, including costs associated with permitting, transportation and disposal at an authorized location.

3.10     Safety and Security.  Contractor recognizes and agrees that safety and physical security are of paramount importance in the performance of the Work and that Contractor is responsible for performing the Work in a safe and physically secure manner.  No later than thirty (30) Days after the Effective Date, Contractor shall deliver to Owner a safety program for Owner’s approval, not to be unreasonably withheld.  Once Owner has approved Contractor’s safety program, Contractor shall seek approval from Owner of any material changes to such safety program. Contractor’s safety program shall specify the written policies and procedures for maintaining and supervising all environmental, health and safety precautions and programs in connection with the performance of the Work, including appropriate precautions and Work-specific detailed programs for areas in and around the Site and the handling, collecting, removing, transporting or disposing of Hazardous Materials in order to ensure prudent practice on the Site for the safety of all Persons on the Site.  Contractor further agrees to perform the Work in accordance with the safety and health rules and standards of Applicable Law (including OSHA) and such safety program, and Contractor shall assume all costs associated with compliance therewith.  Contractor’s safety program shall include the standards set forth in Attachment J.  Owner’s review and approval of Contractor’s safety program shall not in any way relieve Contractor of its responsibility regarding safety, and Owner, in reviewing and approving such safety program, assumes no liability for such safety program.  Contractor shall appoint one or more (as appropriate) safety representative(s) acceptable to Owner who shall be resident at the Site, have responsibility to immediately correct unsafe conditions or unsafe acts associated with the Work and the Train 3 Liquefaction Facility, act on behalf of Contractor on safety and health matters, and participate in periodic safety meetings with Owner after Work has commenced on the Site.  Contractor further agrees to provide or cause to be provided necessary training and safety Construction Equipment to its employees, Subcontractors and Sub-subcontractors to ensure their compliance with the foregoing safety and health rules and standards and enforce the use of such training and Construction Equipment.  Contractor shall maintain all accident, injury and any other records required by Applicable Law or Contractor’s safety program and shall furnish Owner a Monthly summary of injuries and labor hours lost due to injuries.  Should Owner at any time observe Contractor, or any of its Subcontractors or Sub-subcontractors, performing the Work in an unsafe manner, or in a manner that may, if continued, become unsafe, then Owner shall have the right (but not the obligation) to require Contractor to stop the Work until such time as the manner of performing the Work has been rendered safe to the satisfaction of Owner; provided, however, that at no time shall Contractor be entitled to an adjustment of the Contract Price or Key Dates based on such work stoppage.  Contractor shall be responsible for the security, fencing, guarding, temporary facilities, lighting, and supervision each as required and described in Attachment A until all of the requirements of Substantial Completion have been satisfied.  Nothing in this Section 3.10 shall affect Contractor’s status as an independent contractor.  With respect to (i) the Site’s access requirements, restrictions and procedures, (ii) Owner’s safety and security rules and procedures and (iii) other such safety rules and procedures as required by the Site’s landowner or Applicable Law and Regulations, Contractor acknowledges that it has fully investigated and has taken such requirements, rules and procedures into account in planning the

Work to be performed in accordance with the Key Dates.  Further, regarding Site access and performance of the Work on the Site, Contractor shall comply with any Site access, safety, security requirements, restrictions, rules and procedures imposed by (i) the Site’s landowner and (ii) Owner after Substantial Completion.  As such, Contractor shall not be entitled to a Change Order to adjust the Contract Price or Key Dates as a result of Contractor’s (including its Subcontractors and Sub-subcontractors) compliance with such access, safety and security requirements, rules and procedures, except to the extent of any material changes made thereto by the Site’s landowner subsequent to the Effective Date.

3.11     Emergencies.  In the event of any emergency endangering life or property in any way relating to the Work, the Train 3 Liquefaction Facility or the Site, whether on the Site or otherwise, Contractor shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, damage, or loss and shall, as soon as possible, report any such incidents, including Contractor’s response thereto, to Owner.  If Contractor fails to take such action and the emergency requires immediate action, then Owner, with or without notice to Contractor may, but shall be under no obligation to, take reasonable action as required to address such emergency.  The taking of any such action by Owner, or Owner’s failure to take any action shall not limit Contractor’s liability. Contractor shall reimburse Owner for the performance of any work or furnishing of any equipment or other items in connection with any emergency in an amount equal to the reasonable costs incurred by Owner in such performance of work or furnishing of equipment or other items.

3.12     Approvals, Certificates, Permits and Licenses.

A.        Contractor shall obtain the Permits listed in Attachment P as well as (i) those Permits for the Project that are required to be maintained in Contractor’s name and (ii) those Permits necessary to perform the Work (“Contractor Permits”), as well as cause its Subcontractors and Sub-subcontractors to obtain those Permits in (i) and (ii).

B.         Contractor shall provide information, assistance and documentation to Owner as reasonably requested in connection with the Permits to be obtained by Owner in Attachment Q.  Without limiting the generality of the foregoing, Contractor acknowledges that Owner is required to provide regular reports and other information to FERC during the design and construction of the Train 3 Liquefaction Facility, and that the Train 3 Liquefaction Facility will be subject to regular inspections by FERC staff, and continuous monitoring by inspectors providing reports to FERC.  Contractor shall provide continuing support services relating to the FERC and regulatory processes, including the preparation of all design and engineering documentation necessary to conform and update Owner’s FERC, TCEQ and other filings to the Scope of Work, either prior to or following the issuance of the final FERC Order for the Project.  Contractor shall also perform the engineering with respect to the Owner Permits in accordance with Exhibit A, and shall cooperate with FERC staff and inspectors, and take such actions as necessary to facilitate FERC monitoring and inspection programs.

C.         Contractor shall not be entitled to an adjustment to the Contract Price, Key Dates or Changed Criteria to the extent Owner’s failure to obtain a FERC Authorization or another Owner Permit is due to Contractor’s failure to comply with Section 3.12B or to cooperate with Owner or any relevant Governmental Instrumentality.

3.13     Books, Records and Audits.

A.        Contractor shall keep full and detailed books, construction and manufacturing logs, records, daily reports, accounts, schedules, payroll records, receipts, statements, electronic files, correspondence and other pertinent documents as may be necessary for proper management under this Agreement, as required under Applicable Law or this Agreement (“Books and Records”).  Contractor shall maintain all such Books and Records in accordance with generally accepted accounting principles applicable in the United States and shall retain all such Books and Records for a minimum period of time equal to the greater of: (i) three (3) years after Final Completion, (ii) such period of time as may be required under Applicable Law, or (iii) the time period required for resolution of all third-party claims arising out of or relating to this Agreement, the Work or the Train 3 Liquefaction Facility.

B.         Upon reasonable notice, Owner, Lender, and Independent Engineer shall have the right to audit or to appoint an independent public accounting firm to audit Contractor’s Books and Records; provided,  however, with respect to an independent public accounting firm, such Lender, Independent Engineer and independent public accounting firm and their representatives shall first execute a confidentiality agreement with Contractor.  Contractor’s Books and Records may be audited as necessary to (i) validate all amounts billed under any Change Orders that are not a fixed price, and (ii) review and confirm safety records.  When requested by Owner, Contractor shall provide the auditors with reasonable access to all relevant Books and Records, and Contractor’s personnel shall cooperate with the auditors to effectuate the audit or audits hereunder.  The auditors shall have the right to copy such Books and Records at Owner’s expense.  Contractor shall bear all reasonable costs and expenses incurred by it in assisting Owner with audits performed pursuant to this Section 3.13.  Contractor shall include audit provisions identical to this Section 3.13 in all Subcontracts.  The restrictions in this Section 3.13B to the audit rights of Owner, Lender or Independent Engineer shall not control over any rights such parties have under Applicable Law, in discovery in any arbitration or litigation arising out of ARTICLE 18 or in any arbitration or litigation against Guarantor or in any litigation between Owner and any Governmental Instrumentality.

3.14     Tax Accounting.

A.        Within a reasonable period of time (not to exceed thirty (30) Days) following Contractor’s receipt of Owner’s written request therefor, Contractor shall provide Owner with any information regarding quantities, descriptions and sales prices of any Equipment installed on or ordered for the Train 3 Liquefaction Facility and any other information, including Books and Records, subject to the extent of the audit rights in Section 3.13, as Owner may deem reasonably necessary in connection with the preparation of its tax returns or other tax documentation in connection with the Project or the determination of Equipment listed in Attachment DD.  No access to the aforementioned information (including Books and Records) shall be granted to Owner’s tax consultant until such tax consultant has signed a confidentiality agreement with Contractor in accordance with the standard practice in the auditing industry for audits of this kind.

B.         Contractor acknowledges that Owner is pursuing ad valorem tax abatement through the Texas Comptroller of Public Accounts, and upon request, Contractor shall provide to Owner and Owner’s tax consultant access to documentation required or requested by the Texas Comptroller of Public Accounts or any other Governmental Instrumentality in order for Owner to perfect such abatement related to the sales price of Equipment, including Equipment sales price, price of fabrication and design specifications, installation labor costs and overhead and other indirect costs.  Documentation shall consist of asset name or Equipment reference number, a description of the asset, and amount charged by Contractor to Owner.  Contractor agrees to offer similar assistance to Owner toward any other federal, state or local program that is enacted and would allow for a reduction, rebate, abatement or exemption of (i) Taxes or (ii) Texas Sales and Use Tax on Equipment listed in Attachment DD.

3.15     Temporary Utilities, Roads, Facilities and Storage.

A.        Prior to Substantial Completion and except for those utilities designated to be provided by Owner pursuant to ARTICLE 4, Contractor shall provide and pay for all utilities (e.g., electricity, water, communication, cable, telephone, waste and sewer), including all connections and substations, necessary for the performance of the Work, including installation, Permit and usage costs.

B.         Contractor shall construct and maintain temporary access and haul roads as may be necessary for the proper performance of this Agreement.  Roads constructed on the Site shall be subject to Owner’s approval, not to be unreasonably withheld.  Contractor shall provide Owner with sufficient office space at the time of Contractor’s mobilization at the Site to accommodate Owner’s Representative and support staff.  Contractor shall provide Owner with all office space, construction trailers, utilities, storage and warehousing, security, telephones, furnishings, and other temporary facilities required for their oversight of the Work, as set forth in more detail in Attachment A.

C.         All Equipment and other items or components thereof comprising part of the Work stored at a location other than on the Site shall be segregated from other goods, and shall be clearly marked as “Property of Rio Grande LNG, LLC”.

3.16     Subordination of Liens.  Contractor hereby subordinates any mechanics’ and materialmen’s liens or other claims or encumbrances that may be brought by Contractor against any or all of the Work, the Site, the Trains 1 and 2 Liquefaction Facility or the Train 3 Liquefaction Facility to any liens granted in favor of Lender, whether such lien in favor of Lender is created, attached or perfected prior to or after any such liens, claims or encumbrances, and shall require its Subcontractors and Sub-subcontractors to similarly subordinate their lien, claim and encumbrance rights.  Contractor agrees to comply with reasonable requests of Owner for supporting documentation required by Lender, including any necessary lien subordination agreements, affidavits or other documents that may be required to demonstrate that Owner’s property and the Site are free from liens, claims and encumbrances arising out of the furnishing of Work under this

Agreement.  Nothing in this Section 3.16 shall be construed as a limitation on or waiver by Contractor of any of its rights under Applicable Law to file a lien or claim or otherwise encumber the Project as security for any undisputed payments owed to it by Owner hereunder that are past due, provided that such lien or claim is subordinate to any liens granted in favor of Lender.

3.17     Hazardous Materials.  Contractor shall not, nor shall it permit or allow any Subcontractor or Sub-subcontractor to, bring any Hazardous Materials on the Site and shall bear all responsibility and liability for such materials; provided, however, that Contractor may bring onto the Site such Hazardous Materials as are necessary to perform the Work so long as the same is done in compliance with Applicable Law, Applicable Codes and Standards, and the requirements specified in Attachment J, and Contractor shall remain responsible and liable for all such Hazardous Materials.  If Contractor or any Subcontractor or Sub-subcontractor encounters Pre-Existing Hazardous Materials at the Site, Contractor and its Subcontractors and Sub-subcontractors shall immediately stop Work in the affected area and notify Owner. Contractor and its Subcontractors and Sub-subcontractors shall not be required to resume Work in connection with such Pre-Existing Hazardous Materials or in any area affected thereby until Owner has: (i) obtained any required permits or other approvals related thereto; and (ii) delivered to Contractor a written notice (x) specifying that any affected area is or has been rendered suitable for the resumption of Work in compliance with Applicable Law or (y) specifying any special conditions under which such Work may be resumed in compliance with Applicable Law.  To the extent that any such suspension adversely affects Contractor’s or its Subcontractors’ or Sub-subcontractors’ cost or time for performance of the Work in accordance with the requirements of this Agreement, Contractor shall be entitled to an appropriate Change Order pursuant to Section 6.2A.8. If under such circumstances Contractor or any of its Subcontractors or Sub-subcontractors fail to stop Work and notify Owner, Contractor shall be responsible and liable to Owner in accordance with Section 17.1B for all damages, costs, losses and expenses to the extent relating to such failure, subject to an aggregate cap of [***] U.S. Dollars (U.S.$[***]) and Owner hereby releases Contractor, its Subcontractors or Sub-subcontractors from any such liability in excess thereof.  For the avoidance of doubt, any such liability of Contractor shall not exceed [***] U.S. Dollars (U.S.$[***]) in the total cumulative aggregate under the Trains 1 and 2 EPC Agreement and this Agreement.

3.18     Quality Assurance.  No later than thirty (30) Days after the Effective Date, Contractor shall submit to Owner for its review and approval, not to be unreasonably withheld, a facility-specific quality control and quality assurance plan and an inspection plan detailing Contractor’s quality plan (“Quality Plan”) and Subcontractor source inspection plan as required by Attachment Y.  No later than thirty (30) Days after the Effective Date, Contractor shall submit to Owner for its approval, not to be unreasonably withheld, detailed inspection and test plans and supporting construction procedures as required by Attachment Y.  Prior to the commencement of the Work, detailed quality assurance and quality control procedures and plans applicable to that portion of the Work shall be issued to Owner in accordance with Attachment Y.  Owner’s review and approval of Contractor’s Quality Plan, Subcontractor source inspection plan, detailed construction inspection and test plans and supporting construction procedures, and detailed quality assurance and quality control procedures and plans shall in no way relieve Contractor of its responsibility for performing the Work in compliance with this Agreement.  As part of such plans, Contractor agrees that it shall keep a daily record of inspections performed, and Contractor shall make available at the Site for Owner’s and Lender’s (including Independent Engineer) review a copy of all such inspections.

3.19     Reports and Meetings.

A.        Reports.  Contractor shall provide Owner with one (1) hardcopy and one (1) electronic copy of the following reports and such other information required in this Agreement:

1.         minutes for all weekly status and Project-related meetings with Owner within five (5) Business Days following such meeting;

2.         safety or environmental incident reports within three (3) Business Days following the occurrence of any such incident (including “near miss” incidents where no individual was injured or property was damaged), except for any safety or environmental incident involving a significant non-scheduled event such as LNG or natural gas releases, fires, explosions, mechanical failures, unusual over-pressurizations or major injuries which shall be provided to Owner within eight (8) hours of the occurrence of such incident; provided, however, notification shall be provided to Owner immediately if any safety or environmental incident threatens public or employee safety, causes significant property damage, or interrupts the Work;

3.         weekly (or such longer duration as otherwise agreed by Owner in writing) progress reports (“Weekly Progress Reports”), in a form reasonably acceptable to Owner and containing the information required in Attachment X, which shall be provided one (1) Day prior to the weekly progress meeting and shall cover all activities up to the end of the previous week; and

4.         Monthly progress reports, in a form reasonably acceptable to Owner and containing the information required in Attachment X (“Monthly Progress Reports”).  Contractor shall provide the Monthly Progress Report no later than ten (10) Days after the end of each Month, and the Monthly Progress Report shall cover activities up through the end of the previous Month.  Contractor shall provide Owner with the number of copies of such reports and shall arrange for the distribution thereof as Owner may reasonably request.

5.         At Owner’s request, Contractor shall consolidate any or all reports and other documentation required under this Section 3.19 (or other provisions under this Agreement) for Train 3 with the reports required under similar provisions for Train 1 and Train 2 in the Trains 1 and 2 EPC Agreement.

B.         Meetings.

1.         A weekly progress meeting with Owner shall occur every week, on a weekday to be agreed to by the Parties, at the Site, or at an alternate site agreeable to the Parties, to discuss the matters described in Attachment X for the prior week.

The meetings shall be attended by Contractor and those Contractor employees and Subcontractors reasonably requested by Owner.

2.         A Monthly progress meeting shall be held within one (1) week after the issuance of the Monthly Progress Report at the Site, or at an alternate site agreeable to Owner and Contractor, to discuss the matters described in Attachment X for the prior Month and to review the Monthly Progress Report for that Month with Owner.  The Monthly progress meeting shall be attended by the Owner Representative, the Contractor Representative and those Contractor employees, Subcontractors and Sub-Subcontractors reasonably requested by Owner.  The meetings may be attended by any authorized representative or agent of Lender or the Independent Engineer.

3.20     Payment.  Contractor shall timely make all payments required to be paid to Owner pursuant to the terms of this Agreement.

3.21     Commercial Activities.  Neither Contractor nor its employees shall establish any commercial activity or issue concessions or permits of any kind to third parties for establishing commercial activities on the Site or any other lands owned or controlled by Owner; provided, however, temporary lunch wagons and vending machines may be permitted upon prior approval by Owner, not to be unreasonably withheld.

3.22     Title to Materials Found.  As between Owner and Contractor, the title to water, soil, rock, gravel, sand, minerals, timber, and any other materials developed or obtained in the excavation or other operations of Contractor, any Subcontractor or Sub-subcontractor and the right to use said materials or dispose of same is hereby expressly reserved by Owner.  Contractor may use in the Work mesquite and top soil and fill for leveling, provided that such materials comply with the requirements of this Agreement.  Notwithstanding the above, Contractor shall remain liable for, at its sole cost and expense, the disposal of all materials developed or obtained in the excavation or other operations of Contractor, any Subcontractor or Sub-subcontractor (excluding Pre-Existing Hazardous Materials and Unforeseen Subsurface Conditions, if any).

3.23     Survey Control Points and Layout.  Contractor shall establish all survey control points and layout the entire Work in accordance with the requirements of this Agreement, which shall be based on the survey control points established by Owner pursuant to Section 4.5.  Contractor acknowledges that, prior to commencement of the Work, it has independently confirmed with a surveyor, licensed in the state of Texas, the proper placement of such survey control points.  If Contractor or any of its Subcontractors, Sub-subcontractors or any of the representatives or employees of any of them move or destroy or render inaccurate the survey control points provided by Owner, such control points shall be replaced by Contractor at Contractor’s own expense.

3.24     Cooperation with Others.  Subject to the provisions of this Agreement, including Section 4.3, Contractor acknowledges that Owner, its consultants and professionals described in Section 2.5D and other contractors and other subcontractors or other Persons may be working at the Site during the performance of this Agreement.  Owner shall, and shall require that such consultants and professionals described in Section 2.5D and other contractors and other subcontractors or other Persons working at the Site (except with respect to Contractor’s work performed under the Trains 1 and 2 EPC Agreement) during the performance of this Agreement prior to Substantial Completion, at all times while on the Site comply with Contractor’s safety program approved by Owner pursuant to Section 3.12 that is applicable to the Site.  To minimize interference with the work of any other parties, Contractor and its Subcontractors and Sub-subcontractors shall not, unless permitted by Owner in writing, perform the Work in the restricted work areas set forth in Attachment Z.  No later than thirty (30) Days after the Effective Date, Contractor shall provide to Owner, for its review and comment, a Site access plan designating the entrances and exits to the Site that will be used during construction and providing Contractor’s proposed Site access policies, all in accordance with the requirements of this Agreement and Attachment J.  In addition, Contractor shall reasonably cooperate and coordinate its Work with Owner’s other contractors performing services on the Site (and Contractor shall fully cooperate and coordinate its Work with its separate work under the Trains 1 and 2 EPC Agreement) and shall not obstruct or restrict Owner’s access to and on the Site.  Owner’s Site access shall in no way relieve Contractor from its obligations to carry out the Work in accordance with this Agreement.

3.25     Responsibility for Property. Contractor shall plan and conduct its operations so that neither Contractor nor any of its Subcontractors or Sub-subcontractors shall (i) enter upon private lands (other than the Site) or water bodies in their natural state unless authorized by the owners of such lands; (ii) enter any restricted areas set forth in Schedule A-1; (iii) close or obstruct any utility installation, highway, waterway, harbor, road or other property unless and until applicable Permits have been obtained and, to the extent such items are located on the Site, Owner’s permission has been obtained; (iv) disrupt or otherwise interfere with the operation of any portion of any pipeline, telephone, ship or barge operation, dredging activities, activities of the Port Authority Indemnified Parties, conduit or electric transmission line, railroad, ditch, navigational aid, dock or structure unless otherwise specifically authorized by Owner in writing, the appropriate entity or authority, or otherwise provided in Attachment A; (v) damage any property listed in (iii) or (iv); and (vi) damage or destroy maintained, cultivated or planted areas or vegetation such as trees, plants, shrubs, shore protection, paving, or grass adjacent to the Site.  The foregoing includes damage arising from performance of the Work through operation of Construction Equipment or stockpiling of materials.  Contractor shall be responsible for all damages, costs, losses and expenses arising out of non-compliance with this Section 3.25 (in accordance with the indemnification and defense obligations set forth in Section 17.1I) and shall, as soon as reasonably possible, restore at its own cost and expense such property to the condition it was in before such damage.  If damage occurs to Train 1 or Train 2 prior to substantial completion of such applicable Train 1 or Train 2, liability for such damage shall be governed by the Trains 1 and 2 EPC Agreement.  Contractor and its Subcontractors and Sub-subcontractors shall coordinate and conduct the performance of the Work so as to not unreasonably interfere with or disrupt the use and peaceful enjoyment of any adjacent property to the Site.

3.26     Explosives. Explosives shall not be transported to the Site without Owner’s prior approval.  In the event that Contractor receives such approval, explosives shall be transported to the Site only when required to perform the Work under this Agreement and with at least thirty (30) Days’ prior notice to and approval of Owner.  Contractor shall be responsible for properly purchasing, transporting, storing, safeguarding, handling and using explosives required to perform the Work under this Agreement.  Contractor shall employ competent and qualified personnel for the use of explosives.  Residual surplus explosives shall be promptly removed from the Site and properly disposed of by Contractor.  Contractor shall strictly comply with Applicable Law and Applicable Codes and Standards in the handling of explosives pursuant to this Agreement (including the U.S. Patriot Act of 2001 and any and all rules and regulations promulgated by the U.S. Department of Homeland Security and the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives), shall perform all obligations and obtain all Permits with respect to explosives, and shall develop and file and provide copies to Owner of all documentation regarding same.

3.27     No Interference with Trains 1 and 2 Liquefaction Facility.

A.        Contractor understands that upon substantial completion of Train 1 and Train 2 respectively under the Train 1 and Train 2 EPC Agreement, such Train will be under full commercial operation and it is the Parties’ intent that the performance of the Work and Contractor’s other obligations under this Agreement, including with respect to the Work, will not interfere with the commercial operation of Train 1 and Train 2, except to the extent and for the durations specified in Attachment HH.  No later than fourteen (14) Days’ prior to the time that Contractor plans to perform such interfering Work, Contractor shall propose a detailed plan setting out how Contractor intends that such interfering Work will be performed to minimize, to the greatest extent reasonably possible, interference with the operation of Train 1 and Train 2 respectively, while at all times complying with the requirements in Attachment HH.  Prior to performing such Work, Owner and Contractor shall mutually agree in writing on a final plan for Contractor to execute such Work.  Owner may, in its sole discretion, subsequently prohibit such interfering Work from being performed in accordance with the final plans agreed by the Parties, but in such case, Contractor shall be entitled to a Change Order to the extent permitted under Sections 6.2A.1 and 6.8.

B.         It is the Parties’ intent that, except for the activities listed in Attachment HH, the performance of the Work and Contractor’s other obligations under this Agreement will not interfere with the operation of Train 1 or Train 2 after such Train has achieved substantial completion under the Trains 1 and 2 EPC Agreement.  During the performance of the Work, should an unforeseeable situation arise that requires access to or has the potential of interfering with the operation of Train 1 or Train 2, Contractor shall, except in an emergency endangering property or any Persons, give Owner written notice as soon as possible but no later than thirty (30) Days’ prior to the time that Contractor plans to perform such interfering Work, detailing a plan that proposes in detail how Contractor intends that such Work will be performed to minimize, to the greatest extent reasonably possible, interference with the operation of Train 1 and Train 2, as applicable.  Such plan proposed by Contractor shall be the least disruptive to operations of Train 1 and Train 2, unless such plan is disproportionately expensive when compared to the impact on the operations of Train 1 and Train 2.  Emergency actions are governed by Section 3.11.  Prior to performing such Work, Owner and Contractor shall mutually agree in writing on a final plan for Contractor to execute such interfering Work. Owner may, in its sole discretion, subsequently prohibit such interfering Work from being performed in accordance with the final plans agreed by the Parties, but in such case, Contractor shall be entitled to a Change Order to the extent permitted under Sections 6.2A.1 and 6.8.

C.         Contractor acknowledges the risks, hazards and constraints relating to performing Work adjacent to, and within the confines of operating facilities, including Train 1 and Train 2 after it has achieved substantial completion under the Train 1 and Train 2 EPC Agreement.  This requires significant planning and attention to safe work practices to ensure the safety and reliability of the operating facilities and the safety of the construction and operational personnel.  Such detailed planning activities and safe work plans shall be provided to Owner for its approval, not to be unreasonably withheld, within a reasonable period of time prior to performing any Work affecting the operation of the Train 3 Liquefaction Facility.

3.28     Equipment Not Incorporated into the Train 3 Liquefaction Facility.  If, after Substantial Completion  and prior to Final Completion, Contractor has any Equipment that it purchased for the Train 3 Liquefaction Facility but did not incorporate into the Train 3 Liquefaction Facility, Owner has the option of either purchasing such Equipment at fair market value, plus applicable sales tax (unless an applicable exemption or direct payment  permit exemption certificate is provided to Contractor), and customs and import duties if the item was intended for re-export, or requiring that Contractor haul off such Equipment at Contractor’s own cost and expense (and if required to haul off such Equipment, Owner shall transfer title to such Equipment to Contractor); provided that, if such Equipment was purchased on a basis other than a lump sum basis (such as on a time and material basis under a Change Order), then if Owner elects to take such Equipment, it may take such Equipment at no cost to Owner, and title to such Equipment shall remain with Owner in accordance with Section 8.1B.

3.29     Operation Personnel.

A.        Until Substantial Completion, Owner’s operating personnel shall be under the control of and supervised by Contractor, and Contractor shall (subject to Owner’s indemnification obligations under Section 17.2) be fully responsible for the acts and omissions of such personnel; provided, however, notwithstanding the foregoing, such operating and maintenance personnel shall remain employees or agents of Owner and shall not be considered employees of Contractor for any reason.

B.         To the extent not set forth in Attachment A, Contractor shall, no later than [***] ([***])  Days prior to the Guaranteed Substantial Completion Date, prepare for Owner’s review a proposed plan regarding the utilization of Owner’s operation personnel during Commissioning and for the conduct of Performance Tests and any other tests.  Each such plan shall be prepared to avoid any impact on the operation of Train 3 after Substantial Completion and to take into account Owner’s operating and maintenance procedures, the number of operating and maintenance personnel available to Owner for participation in pre-commissioning, Commissioning, start-up and Performance Testing, safety issues for Train 3 and the type of activities to be performed.  Such plan shall be mutually agreed-upon by the Parties in writing no later than forty-five (45) Days after Owner’s receipt of Contractor’s proposed plan.  Nothing in this Agreement, including this Section 3.29 or Section 3.2H, shall be interpreted to create a master-servant or principal-agent relationship between Contractor and any of Owner’s operation or maintenance personnel.

3.30     Compliance with Real Property Interests. Contractor shall, in the performance of the Work, comply, and cause all Subcontractors and Sub-subcontractors to comply, with any easement, lease, right-of-way or other property interests that are clearly delineated in Attachment Z and affect or govern the Site or any other real property used for the purposes of completing the Work.

3.31     Taxes. Subject to Section 7.1, the Contract Price includes all Taxes imposed on or payable by Contractor, its Subcontractors and Sub-subcontractors in connection with the Work.  Contractor shall be responsible for the payment of all Taxes imposed on or payable by Contractor, its Subcontractors and Sub-subcontractors in connection with the Work.

3.32     Electronic File Sharing Site. Commencing on the Effective Date and until the expiration of the Defect Correction Period, Contractor shall create and maintain an electronic file sharing site that can be accessible by Owner, Owner’s Affiliates, Lenders, Independent Engineer and any other Persons designated by Owner, and their respective employees, officers and directors (using their own or their respective company’s computers or electronic devices). Such electronic file share site shall be subject to approval by Owner, not to be unreasonably withheld. Contractor shall upload, in native format, onto such electronic file sharing site all Work Product, reports, schedules, Drawings, Specifications and project specific policies and procedures (other than Invoices or Change Orders) contemporaneously with, or immediately after, such document, data and information was submitted to Owner. Such electronic file sharing site shall not be a substitute for the submission of documents to Owner as required herein, but instead shall serve as an additional service provided to Owner enabling Owner, Owner, Owner’s Affiliates, Lenders, Independent Engineer and any other Persons designated by Owner to have another source of access to such documents, data and information.

ARTICLE 4

OWNER’S RESPONSIBILITIES

Owner shall comply with the following provisions in a timely manner:

4.1       Payment.  Owner shall timely pay the Contract Price in accordance with the provisions of ARTICLE 7 hereof.

4.2       Permits.  Owner shall be responsible for obtaining and maintaining (i) the Permits listed in Attachment Q, (ii) those Permits for the Project that are required to be maintained in Owner’s name and (iii) those Permits required for the operation of the Train 3 Liquefaction Facility.  To the extent Owner has not obtained any Permits prior to the Effective Date, Owner shall obtain such Permits in accordance with the schedule contained in Attachment Q and Owner shall provide Contractor with copies of such Permits within five (5) Business Days after obtaining them.

4.3       Access on the Site.

A.        Owner shall provide Contractor with access on the Site to the extent necessary to perform any LNTP Work and, in any event, upon issuance of NTP.  Subject to Sections 3.24 and 3.25, such access shall be sufficient to permit Contractor to progress with construction on a continuous basis without material interruption or interference.

B.         Contractor understands that Owner may choose to develop the Expanded Facility under one or more separate agreements (the “Expanded Facility Work”).  Such other agreements may or may not involve Contractor and may be performed during the course of the completion of the Work covered under this Agreement. If such Expanded Facility Work does not involve Contractor, and as a result of such concurrent activities, impacts the performance of the Work on the Site, then Contractor shall be entitled to a Change Order to the extent such Expanded Facility Work adversely affects the Key Dates or Contractor’s costs of performance of the Work to the extent permitted in Section 6.2A.1 and 6.8, provided that Contractor complies with the notice and Change Order request requirements set forth in Sections 6.2 and 6.5.

4.4       Operation Personnel.  Owner shall retain sixty (60) competent operating personnel (who are capable of being trained by Contractor) to assist Contractor with the commissioning and start-up  of the Train 3 Liquefaction Facility under the supervision of Contractor during commissioning as set forth in Attachment T and to operate the Train 3 Liquefaction Facility prior to Substantial Completion under the supervision of Contractor as set forth in Attachment A and Attachment V (Owner’s “operation personnel”).  Until Substantial Completion, such personnel shall be under the control of and supervised by Contractor in accordance with Section 3.29, subject to Owner’s indemnity obligations in Section 17.2.

4.5       Legal Description and Survey.  Owner shall provide to Contractor for Contractor’s information a survey of the Site showing the boundaries of the Site and three (3) survey control points, the proper placement of which Contractor has confirmed as set forth in Section 3.23.

4.6       Owner-Furnished Items.

A.        Rely Upon Information. Owner shall be responsible for the Rely Upon Information identified in Attachment BB.  Should Contractor discover an error, omission or inaccuracies in such information, Contractor shall be entitled to a Change Order to the extent permitted under Sections 6.2A.9 and 6.8.

B.         Owner-Furnished Items.  Owner shall, at no cost to Contractor, provide the items listed in Attachment V (“Owner-Furnished Items”) within the times and at the locations set forth therein, subject to the conditions specified therein.

C.         Natural Gas Feed to Achieve Substantial Completion.  As between Owner and Contractor under this Agreement and subject to Section 4.6D, Owner shall procure and make natural gas feed available for the Commissioning, start-up, cool down and testing of Train 3 (including natural gas utilized in the initial cool-down) subject to the conditions in Attachment V.  The natural gas feed to Train 3 will meet the pressure, temperature and quality requirements set forth in Schedule A-2.  Such natural gas feed shall be made available by (or on behalf of) Owner at the inlet facilities to be constructed by Contractor as part of the Work. As between Owner and Contractor under this Agreement, Owner shall procure, at its sole cost, natural gas feed in order for Contractor to achieve Substantial Completion.  Contractor shall use GECP to minimize the amount of natural gas flaring or venting (and at all times complying with any restrictions required under Applicable Law)

that is necessary to achieve Substantial Completion, and the start-up, Commissioning and testing procedures agreed upon by the Parties shall be developed and administered in a manner to minimize natural gas flaring and venting.

D.        Feed Gas Delivery.

1.            In connection with Train 3, Contractor shall give its best estimate of when natural gas feed is required to produce the LNG necessary to achieve RFSU  of Train 3.  Such notice shall include the quantities of feed gas needed, including a range of Days and range of flows for each Day.

2.            For all other circumstances that Contractor may require natural gas feed up to the achievement of Substantial Completion, Contractor shall provide Owner:

(i)       written notice at least sixty (60) Days prior to Contractor needing its first deliveries of natural gas feed including a range of Days and a range of flows for each Day which Contractor, using GECP, believes it will need for delivery of natural gas feed; and

(ii)      a second written notice at least thirty (30) Days prior to Contractor needing its first deliveries of natural gas feed, with an updated forecast of the Days and amounts of natural gas feed deliveries (within the ranges provided by Contractor in its initial notice delivered pursuant to Section 4.6D(i)).

3.         Provided Contractor provides notice in accordance with Section 4.6D.1 and 4.6D.2, Owner will procure such natural gas feed subject to the conditions in Attachment V;  provided, however, notwithstanding anything to the contrary in this Agreement, Owner is not obligated to provide any natural gas feed for Train 3 prior to the date set forth in Attachment V.

E.         Electrical Power. Owner shall procure and make permanent electric power available for the operation of Train 3 in accordance with Attachment V.  Such electric power shall be made available by (or on behalf of) Owner at the Pompano switch yard to be located at the Site.

4.7       Owner Representative.  Owner designates [***] as the Owner Representative.  Notification of a change in Owner Representative shall be provided in advance, in writing, to Contractor.

4.8       Texas Sales and Use Tax.

A.    Sales and Use Taxes Exemption Certificates on Equipment.

1.         For Texas Sales and Use Tax, this Agreement shall be considered to be a separated contract for the construction of new non-residential real property as defined under Applicable Law, including 34 Tex. Admin Code Rule § 3.291(a)(13).

Contractor shall ensure that all Subcontracts are separated for Sales and Use Tax purposes.

2.         The associated portion of the Contract Price attributable to each piece of Equipment is located in Attachment DD, which has been prepared to satisfy the requirements of Applicable Law of Texas for a separated contract.  Contractor shall, with respect to any Change Order entered into between Owner and Contractor that results in an update to Attachment DD, provide such update to Owner for its review as part of the documentation required in ARTICLE 6.

3.         Prior to issuance of NTP or any LNTP directing Contractor to procure any Equipment, and to the extent not already included in Attachment DD, Owner shall issue a Texas direct pay exemption certificate to Contractor, and Contractor shall not invoice Owner for any Texas Sales and Use Tax on Equipment.  Pursuant to direct pay permit status, Owner shall pay applicable Texas Sales and Use Tax on Equipment directly to the State of Texas.  Contractor shall provide the documents and information necessary to allow the Owner to properly determine this tax liability.  Contractor shall maintain for Owner’s review copies of exemption certificates and other similar documentation necessary to support all Texas Sales and Use Tax exemptions that may be available to Owner, Contractor or any Subcontractor or Sub-subcontractor in connection with the Work.

4.         Contractor shall reasonably cooperate with Owner to minimize any and all Texas Sales and Use Tax relating to the Project.  If Contractor or any Subcontractor or Sub-subcontractor incurs any Texas Sales and Use Tax on any items of Equipment listed in Attachment DD for which Owner provided Contractor with a valid direct pay exemption certificate, Contractor shall be responsible for the payment of such Texas Sales and Use Tax without reimbursement by Owner and Contractor shall indemnify, defend and hold harmless any and all Owner Indemnified Parties from and against any claims by a Governmental Instrumentality for such Texas Sales and Use Tax.

B.    Additional Contractor Texas Sales and Use Tax Responsibilities.  For Texas Sales and Use Tax purposes, Contractor shall be considered a retailer of all Equipment incorporated into the Work. Contractor shall issue a valid Texas Sales and Use Tax resale exemption certificate for such Equipment to its Subcontractors, and Contractor shall not pay, consistent with such exemption certificate, any sales and use tax on such Equipment to Subcontractors.  Notwithstanding the foregoing, Contractor shall remain responsible for the payment of all Taxes on account of the Work, including Texas Sales and Use Tax on any purchase, lease or rental of construction equipment and on any other purchases related to Work other than the Equipment.

C.    Taxes on Delivered Property.  Owner shall be responsible for all property tax on Equipment that has been delivered to the Site and laydown areas.

4.9       Hazardous Materials.  If Pre-Existing Hazardous Materials are discovered at the Site, Owner shall, at the sole cost, expense and liability of Owner (except for those costs, damages,

losses and expenses for which Contractor is responsible and/or liable under Section 3.17), remediate, remove, transport, and dispose of such Pre-Existing Hazardous Materials.

4.10     LNG Tanker Release.  Owner shall endeavor to obtain a release of Contractor Indemnified Parties and Owner Indemnified Parties from the owner of any LNG Tanker and related LNG cargo from any and all damages, losses, costs and expenses arising out of or resulting from claims for damage to or destruction of an LNG Tanker and loss of the related LNG cargo or personal injury or death of any employee, officer or director employed by the company operating, owning or leasing such LNG Tanker or owning the related LNG cargo in connection with the delivery of LNG of any LNG Tanker to the Project where such damage, destruction, loss, injury or death occurs prior to Substantial Completion.  Owner shall endeavor to obtain a release which shall apply regardless of the cause of such damage, destruction, injury or death, including the sole or joint negligence, breach of contract or other basis of liability of any member of the Contractor Indemnified Parties and any member of the Owner Indemnified Parties.

ARTICLE 5

COMMENCEMENT OF WORK, KEY DATES, AND SCHEDULING OBLIGATIONS

5.1       Commencement of Work.  Upon Contractor’s receipt from Owner of an LNTP or NTP, Contractor shall immediately commence with the performance of the Work specified in such LNTP or NTP.

5.2       Limited Notice to Proceed/Notice to Proceed.

A.        At any time prior to the date of issuance of NTP, Owner may issue one or more LNTPs using the form attached hereto as Schedule H-1, which shall authorize and require Contractor to commence performance of a specified portion of the Work (provided that the Parties must mutually agree to any LNTPs that require procurement of Equipment or construction Work). All Work performed under such LNTP shall be performed in accordance with the terms and conditions of this Agreement. An LNTP shall specify the maximum total cost of such specified Work, and Contractor shall be paid for such specified Work pursuant to the terms and conditions of this Agreement, with the payments under such LNTP credited against the Contract Price.

B.         With respect to any LNTP that is issued by Owner, Owner shall not be liable for any cancellation payments under an LNTP if Owner does not issue NTP, unless Owner issued an LNTP that included the ordering of Equipment and such cancellation charges are specifically agreed upon in such LNTP.

C.         Notice to Proceed.  Unless otherwise specifically set forth in an LNTP, Contractor shall not commence performance of the Work until Owner issues NTP authorizing the same pursuant to the terms and conditions of this Agreement.  Upon Contractor’s receipt from Owner of NTP, Contractor shall immediately commence with the performance of the Work.  NTP shall be issued in the form attached hereto as Schedule H-2. Owner shall not issue NTP until the following conditions precedent have been fulfilled or waived by Contractor:

1.         Owner has furnished Contractor with documentation demonstrating Owner has sufficient funds to fulfill its payment obligations under this Agreement as payments become due hereunder, or Owner has obtained firm commitments from Lenders that are sufficient (when taken together with Owner’s funds and the amount of equity that has been committed to Owner) to fulfill such payment obligations under this Agreement, including (a) satisfaction, or waiver by Lenders, of all applicable conditions precedent to the occurrence of the closing date of the financing, which shall be prior to or contemporaneous with the issuance of the NTP, and (b) a signed declaration by an officer of Owner certifying that the credit agreement with respect to such financing has been executed by Owner and Lenders, to be delivered prior to or contemporaneously with NTP;

2.         Owner has provided, or is able to provide, Contractor with access on the Site in accordance with Section 4.3;

3.         Owner has obtained all Owner Permits which are shown in Attachment Q as required to be obtained prior to the issuance of the NTP;

4.         Owner has made payment to Contractor of all undisputed amounts due and owing as of the date of NTP that were invoiced in connection with Contractor’s performance of the LNTP Work;

5.         Owner has issued NTP (as defined therein) under the Trains 1 and 2 EPC Agreement; and

6.         If Owner fails to issue NTP on or before the Second NTP Deadline, the Parties have agreed to the adjustments to the Contract Price and Guaranteed Substantial Completion Dates as provided in Section 5.2D.2, and shall execute the applicable Change Order.

D.       Delay in NTP.   In the event Owner fails to issue NTP in accordance with Section 5.2C on or before January 2, 2020  (the “Initial NTP Deadline”), then Contractor shall be entitled to a Change Order as set forth in this Section 5.2D.

1.         If Owner issues NTP after the Initial NTP Deadline but on or before April 22, 2020 (the “Second NTP Deadline”), then Contractor shall be entitled to a Change Order adjusting the Contract Price, (including the pricing of any Additional Work Options elected by Owner), as applicable, upward in the applicable amount set forth in Schedule C-5.  Such adjustment to the Contract Price shall be Contractor’s sole and exclusive remedy for Owner’s delay in issuing NTP after the Initial NTP Deadline but prior to the Second NTP Deadline.  For the avoidance of doubt, Owner’s delay in issuing NTP as described in this Section 5.2D.1 shall not under any circumstances result in a Change Order adjusting the Guaranteed Substantial Completion Date.

2.         If Owner desires to issue NTP after the Second NTP Deadline, Contractor shall, at Owner’s request, provide its revised proposal for the Work, including revised Contract Price and/or Guaranteed Substantial Completion Date.

If Owner agrees to such proposal, all elements of the agreed changes shall be set forth in a Change Order, provided that Contractor shall not be entitled to an adjustment to the Contract Price or to an adjustment to the Guaranteed Substantial Completion Date for any (i) changes in design, quantities or Equipment (unless Owner directs such changes in design, quantities or Equipment through a Change Order) or (ii) errors or omissions of Contractor (other than errors or omissions in Contractor’s assumptions related to a change in market conditions occurring after the end of the Second NTP Deadline).  Such adjustment to the Contract Price and Guaranteed Substantial Completion Date shall be Contractor’s sole and exclusive remedy for Owner’s delay in issuing NTP after the Second NTP Deadline (except as set forth in Section 5.2D.3).

3.         If Owner fails to issue NTP on or before April 22, 2021 (the “Final NTP Deadline”), Contractor may terminate this Agreement without liability to Owner, provided that Contractor issues written notice to Owner within seven (7) Days after the Final NTP Deadline stating its intent to terminate this Agreement and Owner has not, within thirty (30) Days after receipt of such notice, issued NTP in accordance with Section 5.2C.  Notwithstanding the foregoing, Contractor may not terminate this Agreement if Contractor is performing Work under an LNTP.  In the event of such termination under this Section 5.2D.3, Contractor shall have the rights (and Owner shall make the payments) provided for in Section 16.2 in the event of an Owner termination for convenience.

E.         Contractor shall not be entitled to any increase in the Contract Price or any adjustment to the Guaranteed Substantial Completion Date as a result of Owner issuing NTP on any date prior to the Initial NTP Deadline, and Contractor shall not be entitled to any adjustment to the Guaranteed Substantial Completion Date as a result of Owner issuing NTP on any date after the Initial NTP Deadline but prior to the Second NTP Deadline.

5.3       Key Dates.  The Key Dates may only be adjusted by Change Order as provided under this Agreement.

A.        Guaranteed Substantial Completion Date.  Contractor shall achieve Substantial Completion no later than the Guaranteed Substantial Completion Date.   The “Guaranteed Substantial Completion Date” is [***] ([***]) Days after the guaranteed Train 2 substantial completion date (as defined in the Trains 1 and 2 EPC Agreement as of NTP under this Agreement), provided that NTP under this Agreement is issued on or before [***]. The Guaranteed Substantial Completion Date shall only be adjusted as provided under this Agreement.

B.         Final Completion Date.  Contractor shall achieve Final Completion no later than [***] ([***]) Days after achieving Substantial Completion (“Final Completion Date”).  The Final Completion Date shall only be adjusted by Change Order as provided under this Agreement.

5.4       CPM Schedule.

A.        CPM Schedule.  No later than sixty (60) Days after the Effective Date, Contractor shall prepare and submit to Owner for Owner’s review and approval, not to be unreasonably withheld: (i) a detailed level 3 resource/man-hour loaded critical path method schedule for the Work using the latest version of Primavera Project Planner (“Primavera Project Planner”) and meeting all requirements of this Section 5.4A (such schedule, once approved by Owner, is hereinafter referred to as the “CPM Schedule”) and (ii) a detailed resource plan generated by the CPM Schedule and developed in accordance with Attachment B and Attachment X.  Such submission to Owner of the CPM Schedule shall be in hard copy and native electronic format. The CPM Schedule shall be consistent with the Key Dates and shall represent Contractor’s best judgment as to how it shall complete the Work in compliance with the Guaranteed Dates.  The CPM Schedule shall, at a minimum, be detailed at a level 3 (with each activity containing Work for on discipline or craft having a maximum duration of twenty (20) Days, except in limited circumstances when, due to the nature of the activity, a longer duration is necessary) for all activities for the Train 3 Liquefaction Facility (including engineering, procurement, prefabrication or pre-assembly prior to erection, delivery of equipment, construction, required Owner or government agency inspections, procurement of Contractor permits, construction, pre-commissioning, Commissioning, testing and startup) and shall comply with GECP.  Without limitation of the foregoing, the CPM Schedule shall: (i) show the duration, early/late start dates, early/late finish dates and available total float value for each activity, show a unique activity number, activity description, actual start/finish dates, remaining duration, physical percent complete and reflect logical relationships between activities, show an uninterrupted critical path from NTP through each of the Key Dates including Substantial Completion and Final Completion; (ii) be tagged by activity codes to allow sorting and filtering by responsible Contractor, Subcontractor, Sub-subcontractor, Owner activities, discipline, craft, major work area, engineering, procurement, construction and commissioning (iii) the Work Breakdown Structure  identifier shall be included for each activity, and (iv) be man-hour loaded to reflect the projected manpower to be used per activity (whether provided by Contractor or any Subcontractor or Sub-subcontractor), showing the number of personnel, and a general description of the Work being performed.  Contractor shall submit with the CPM Schedule the following: (a) progress “S” curve, showing the baseline plan, actual and forecast progress by Month for total progress of the Work, which shall be based on the CPM Schedule; (b) engineering discipline and overall engineering and construction area and overall manpower histograms showing forecast manpower required by Month, for scheduled completion of the Work; (c) Drawing log showing the Drawing number, title, planned, actual and forecast released for construction dates by discipline and reporting period; and (d) cost reporting as set forth in Attachment X.  Contractor shall use the CPM Schedule in planning, organizing, directing, coordinating, performing and executing the Work, and the CPM Schedule shall be the basis for evaluating progress of the Work.  The CPM Schedule shall reflect the critical path to Substantial Completion.

B.         Owner Review of the CPM Schedule.  Owner may review the CPM Schedule for general conformance with this Agreement, and issue written comments and proposed changes of such CPM Schedule.  If Owner reasonably determines that the CPM Schedule does not conform to this Agreement Contractor shall promptly revise and resubmit the CPM Schedule to Owner.  Once the CPM Schedule and the required submittals have been approved by Owner, this version of the CPM Schedule shall be the baseline CPM Schedule for the Work.  Owner’s review or acceptance of the CPM Schedule shall not relieve Contractor of any obligations for the performance of the Work, change any Key Date, nor shall it be construed to establish the reasonableness of the CPM Schedule.

C.         Monthly Updates to CPM Schedule.  After acceptance by Owner of the CPM Schedule, Contractor shall manage and update the CPM Schedule no less frequently than once per Month with Primavera Project Planner, using the critical path method, to reflect the actual progress to date (“Monthly Updated CPM Schedule”); provided, however, Contractor may not modify any Key Date without a Change Order executed pursuant to this Agreement, nor shall Contractor change any dates that relate to Owner’s obligations without obtaining Owner’s written consent.  The Monthly Updated CPM Schedule shall be in the same detail and form and meet all of the other requirements specified for the CPM Schedule and shall be submitted by Contractor to Owner in native electronic format and hard copy with each Invoice.  Contractor shall provide all supporting data reasonably necessary to validate the progress shown in each schedule update including: (a) percent complete curves for the total project, (b) engineering and design, (c) procurement, (d) construction, and (e) start-up and Commissioning.  Contractor shall also provide key commodity installation data including: (f) budgeted quantity, (g) current estimated quantity, (h) quantity installed by period, (i) overall quantity installed and forecast to complete to validate claimed overall project completion status.  Contractor shall promptly correct any material errors or inconsistencies in the updates to the CPM Schedule identified to Contractor by Owner and resubmit a corrected Monthly Updated CPM Schedule for Owner’s review.

D.        Other Reporting.  Without limitation to Contractor’s other reporting requirements under this Agreement, Contractor shall provide to Owner the following reports on a weekly or Monthly basis, as required and described in greater detail in Attachment X: (i) Gantt charts organized by work breakdown or activity codes, (ii) engineering deliverable logs showing budgeted quantities, achieved quantities and forecast quantities by date, (iii) major Equipment logs showing bid, purchase order, inspection points and delivery dates, (iv) construction installation logs showing budget quantities, achieved quantities and forecast quantities for key commodities, (v) manpower curves for engineering showing discipline budget quantities, achieved quantities and forecast quantities, (vi) manpower curves for construction showing craft planned manpower, actual manpower, and forecast manpower, (vii) Invoice and payment log showing Invoice numbers, dates, and amounts and payment receipt dates, and (viii) Change Order logs showing tracking numbers, descriptions, amounts, submittal dates and status (pending, approved or rejected).

E.         Form of Submittals.  All submittals by Contractor to Owner of the CPM Schedule, Recovery Schedule, Acceleration Schedule and any Monthly Updated CPM Schedule shall be in both hard copy and native electronic Primavera Project Planner format.  One (1) hard copies of each submittal shall be provided to Owner and one (1) electronic copy shall be provided to Owner in a mutually agreeable form.

5.5       Recovery and Recovery Schedule.  If, at any time during the prosecution of the Work, should (i) the Monthly Updated CPM Schedule shows (or if Contractor has not provided the Monthly Updated CPM Schedule and Owner reasonably determines) that any activity on the critical path of the Monthly Updated CPM Schedule is delayed such that achievement of a Key Date  (including a Guaranteed Date) is forecasted to occur thirty (30) or more Days after the applicable Key Date, or (ii) Contractor fails to achieve a Key Date within thirty (30) Days after the applicable Key Date, then Owner may, in addition to any other remedies that it may have under this Agreement, require that, as soon as reasonably possible, Contractor prepare a schedule to explain and display how it intends to regain compliance with the CPM Schedule to the extent required to achieve Substantial Completion prior to the Guaranteed Substantial Completion Date (“Recovery Schedule”).  Contractor shall do the following after written notification by Owner of the requirement for a Recovery Schedule:

A.        Within ten (10) Business Days after such notice, Contractor shall prepare the Recovery Schedule and submit it to Owner for its review and approval, not to be unreasonably withheld.  Contractor shall prepare the Recovery Schedule even if Contractor disputes Owner’s determination of the need for a Recovery Schedule.  The Recovery Schedule shall represent Contractor’s best judgment as to how it shall regain compliance with the CPM Schedule to the extent required to achieve Substantial Completion prior to the Guaranteed Substantial Completion Date.  The Recovery Schedule shall (i) be prepared in accordance with GECP, (ii) have a similar level of detail as the CPM Schedule, and (iii) meet the requirements specified for the CPM Schedule.

B.         Within ten (10) Business Days after Owner’s receipt of such Recovery Schedule, Contractor shall participate in a conference with Owner, and with any other Person, including Subcontractors and Sub-subcontractors, whom the Parties mutually agree to participate, to review and evaluate the Recovery Schedule.  Any revisions necessary as a result of this review shall be resubmitted for review by Owner within three (3) Days following the conference.  The revised Recovery Schedule shall then be used by Contractor in planning, organizing, directing, coordinating, performing, and executing the Work (including all activities of Subcontractors and Sub-subcontractors) for the duration specified in Section 5.5A, to regain compliance with the CPM Schedule to the extent required  to achieve Substantial Completion prior to  the Guaranteed Substantial Completion Date.

C.         Contractor shall perform the Work in accordance with the Recovery Schedule.

D.        Five (5) Days prior to the expiration of the Recovery Schedule, Contractor shall meet with Owner at the Site to determine the effectiveness of the Recovery Schedule and to determine whether Contractor has regained compliance with the CPM Schedule and the Key Dates to the extent required for Substantial Completion to occur before the Guaranteed Substantial Completion Date.  At the direction of Owner, one of the following shall happen:

1.         If, in the reasonable opinion of Owner, Contractor is still behind schedule, Contractor shall be required to prepare another Recovery Schedule pursuant to Section 5.5A above, to take effect during the immediate subsequent pay period or other period selected in writing by Owner.  Contractor shall prepare such Recovery Schedule even if Contractor disputes Owner’s opinion.

2.         If, in the reasonable opinion of Owner, Contractor has sufficiently regained compliance with the CPM Schedule and the Key Dates, so that Train 3 will achieve Substantial Completion on or before the Guaranteed Substantial Completion Date, Contractor shall not be required to submit a new Recovery Schedule and shall perform in accordance with the CPM Schedule.

E.         In preparing and executing the Recovery Schedule, Contractor shall take the steps necessary to regain compliance with the CPM Schedule so that Train 3 will achieve Substantial Completion on or before the Guaranteed Substantial Completion Date, including establishing additional shifts, hiring additional manpower, paying or authorizing overtime, providing additional Construction Equipment, and resequencing activities.

F.         The cost of preparing and performance in accordance with the Recovery Schedule shall be for Contractor’s account.

G.        Owner’s requirement, review and approval of the Recovery Schedule shall not relieve Contractor of any obligations for the performance of the Work, change any Key Dates, or be construed to establish the reasonableness of the Recovery Schedule.

H.        If, at any time prior to the Guaranteed Substantial Completion Date, Contractor’s performance of the Work is delayed such that Train 3 is projected to achieve Substantial Completion beyond the Guaranteed Substantial Completion Date (as may be adjusted by Change Order) to such an extent that the Delay Liquidated Damages cap in Section 20.2 would apply, and (i) Contractor fails to provide a Recovery Schedule in accordance with this Section 5.5 or (ii) Contractor provides a Recovery Schedule but Contractor fails to materially comply with such Recovery Schedule, then Contractor shall be in Default and Owner, after written notice to Contractor, and a cure period of fifteen (15) Days from the date of Owner’s notice, shall have the right, prior to the Guaranteed Substantial Completion Date, to terminate Contractor’s performance of the Work in accordance with Section 16.1A.

5.6       Acceleration and Acceleration Schedule.  Even if the Work is otherwise in compliance with the CPM Schedule and Key Dates, Owner may, at any time, direct Contractor by Change Order or Change Directive to accelerate the Work by, among other things, establishing additional shifts, performing overtime Work, providing additional Construction Equipment or expediting Equipment; provided, however, (i) in no event shall Owner order with a Change Directive acceleration of the Work requiring Contractor to achieve any Substantial Completion or the Final Completion prior to the respective, original Guaranteed Substantial Completion Date or the Final Completion Date or if such acceleration is not technically feasible and (ii) Contractor’s obligation with respect to an acceleration directive from Owner shall be limited to using commercially reasonable efforts to accelerate the CPM Schedule.  In the event of this directive, Owner shall pay to Contractor any (i) documented direct and indirect costs (and profit) clearly and solely attributable to such acceleration; and (ii) appropriate incentives, if any, that the Parties agree to in advance and which are set forth in the Change Order or Change Directive, as applicable.  Any Change Directive shall be governed by Sections 6.1E and 6.2D.  Any adjustment to the Contract Price or any other Changed Criteria that the Parties agree in a Change Order will be changed by such acceleration for Owner’s acceleration of the Work shall be implemented by Change Order.  If Owner directs Contractor to accelerate the Work, Contractor shall promptly commence and diligently perform the acceleration of the Work as directed by Owner and shall prepare a schedule to explain and display how it intends to accelerate the Work and how that acceleration will affect a critical path of the CPM Schedule (the “Acceleration Schedule”).  With respect to the Acceleration Schedule, Contractor shall do the following:

A.        No later than the thirtieth (30th) Day after such directive, Contractor shall prepare the Acceleration Schedule and submit it to Owner for its review.  The Acceleration Schedule shall represent Contractor’s best judgment as to how it shall satisfy such acceleration directive.  The Acceleration Schedule shall be prepared using GECP and to a similar level of detail as the CPM Schedule.

B.         On the thirtieth (30th) Day after issuance of such directive (or such longer time as specified in writing by Owner), Contractor shall participate in a conference with Owner, and with any other Person, including Subcontractors and Sub-subcontractors, whom Owner requests and Contractor agrees (with such agreement not to be unreasonably withheld) to participate, to review and evaluate the Acceleration Schedule.  Any revisions to the Acceleration Schedule necessary as a result of this review shall be resubmitted for review by Owner as soon as reasonably practicable.  The revised Acceleration Schedule shall then be the schedule which Contractor shall use in planning, organizing, directing, coordinating, performing, and executing that portion of the Work that is affected by such acceleration, with the CPM Schedule governing the performance of all other Work.

C.         Owner’s review and approval of the Acceleration Schedule shall not constitute an independent evaluation or determination by Owner of the workability, feasibility, or reasonableness of that schedule.

ARTICLE 6

CHANGES; FORCE MAJEURE; AND OWNER CAUSED DELAY

6.1       Owner’s Right to Change Order. Owner may, at any time, instruct Contractor to alter, amend, omit, or suspend the Work or modify the requirements of this Agreement in accordance with this Section 6.1.

A.        Prior to the execution of any Change Order under this Section 6.1, Owner shall notify Contractor of the nature of the proposed addition to, omission from, deletion from, suspension of, or any other modification or adjustment to the requirements of this Agreement, by issuing an Owner’s Change Request to Contractor in the form of Schedule D-3.

B.         Within fourteen (14) Business Days after Contractor’s receipt of such Owner’s Change Request (when reasonably possible but if it is not reasonably possible for Contractor to provide all of the information required under this Section 6.1B within such fourteen (14) Business Day period, Contractor shall provide Owner with as much information as reasonably possible as well as a written explanation of the reason that additional time is required, but in no event later than thirty (30) Business Days following Contractor’s receipt of Owner’s written request for a change).  Contractor shall respond to Owner with a written statement in the form of Schedule D-3 detailing:

1.         the description of Work to be performed and a program for its execution;

2.         a preliminary assessment of the effect (if any) such request, were it to be implemented by Change Order, would have on the Changed Criteria; and

3.         the original Owner’s Change Request number and revision numbers.

C.         After submission of Contractor’s written assessment in accordance with Section 6.1B and upon Owner’s written request, Contractor shall provide Owner within fourteen (14) Business Days (or if Contractor requires third party quotes in order to prepare the comprehensive written estimate required under this Section 6.1C or states that a longer time period is reasonably required at the time Contractor provides the preliminary assessment, within thirty (30) Days or such longer period of mutually agreed by the Parties in writing), a comprehensive written estimate setting forth in detail the effect, if any, which such request, if implemented by Change Order, would have on the Changed Criteria.  This detailed estimate shall (i) include a fixed price breakdown (unless otherwise agreed by the Parties in writing) for the Work to be performed derived from the unit rates set forth in Schedule D-5 to the extent applicable or, if not stated therein, derived from rates not to exceed then-current market rates, (ii) include all information required by Section 6.5B, and (iii) supplement and supersede the assessment provided under Section 6.1B.

D.        If the Parties agree on such Changed Criteria for such request, the Parties shall execute a Change Order, which shall be in the form of Schedule D-1 and such Change Order shall become binding on the Parties, as part of this Agreement.

E.         If the Parties cannot agree on such Changed Criteria for such request within fourteen (14) Days of Owner’s receipt of Contractor’s comprehensive written estimate specified in Section 6.1C, unless mutually extended in writing by the Parties, or if Owner desires that the proposed changed Work set forth in the Owner’s Change Request commence immediately without the requirement of an estimation or a detailed estimate by Contractor as required under Sections 6.1B or 6.1C, Owner may, by issuance of a Change Directive in the form attached hereto as Schedule D-2, require and authorize Contractor to commence and perform the changed Work specified in such Change Directive in accordance with the rates specified in Schedule D-5 (or if not set forth therein, at rates not to exceed then current market rates) with the effect of such unilateral Change Order on the Changed Criteria (or if the Parties agree on the effect of such unilateral Change Order for some but not all of the Changed Criteria, the impact of each of the components of the Changed Criteria on which the Parties disagree) to be determined as soon as possible but without prejudice to Contractor’s right to refer any Dispute for resolution in accordance with ARTICLE 18. Notwithstanding the foregoing, Owner may not issue a Change

Directive that would cause an adjustment to the Minimum Acceptance Criteria, the Performance Guarantees or require Contractor to handle, transport or remediate any Pre-Existing Hazardous Materials without Contractor’s agreement in the form of a mutual Change Order.  After Owner’s issuance of a Change Directive, the Parties shall continue to negotiate in good faith to reach agreement on the Changed Criteria.  If the Parties cannot agree on the effect of such Change Directive within a reasonable period of time but no longer than [***] ([***])  Days after Owner’s receipt of all supporting documentation reasonably required by Owner to evaluate the Changed Criteria, then the Dispute shall be resolved as provided in ARTICLE 18.  Pending resolution of the Dispute, Contractor shall perform the Work as specified in such Change Directive, and Owner shall pay Contractor on a Monthly basis for (i) additional design and engineering Work related to the changed Work specified in the Change Directive in accordance with the rates set forth in Schedule D-5; (ii) the actual purchase price of Equipment procured by Contractor, plus associated margin of six percent (6%) on such purchase price for profit and corporate overhead; and (iii) Work involving minor changes to be performed in the field (such as relocation of Equipment within the Facilities) where unit rates are provided in this Agreement.  When Owner and Contractor agree on the effect of such Change Directive on all of the Changed Criteria, such agreement shall be recorded by execution by the Parties of a Change Order in the form attached hereto as Schedule D-1, which shall supersede the Change Directive previously issued and relating to such changed Work.  Contractor shall be considered to be in Default under Section 16.1 should it (i) fail to commence (which may include planning or design activities) the performance of the changed Work or other obligations required in such Change Directive within seven (7) Business Days after receipt of such Change Directive (or within such other time as specified in writing by Owner) or (ii) fail to diligently perform the changed Work or other obligations required in such Change Directive; provided, however, in no event shall Owner be entitled to issue any unilateral Change Directive (a) where such unilateral Change Directive would result in an increase in the Contract Price exceeding [***] U.S. Dollars (U.S.$ [***]), or (b) if in conjunction with other outstanding unilateral Change Directives issued by Owner, such unilateral Change Directives would in themselves result in an increase in the Contract Price equal to or exceeding to [***] U.S. Dollars (U.S.$ [***]).

6.2       Change Orders Requested by Contractor.

A.        Contractor shall only have the right to a Change Order in the event of any of the following occurrences:

1.         Acts or omissions of an Owner Indemnified Party, Owner’s consultants under Section 2.5D or any other Person acting on behalf of or under the control of Owner that constitute a failure to perform an express term of this Agreement by Owner and that adversely affect Contractor’s actual cost (which costs shall be adequately documented and supported by Contractor) of performance of the Work or ability to perform any material requirement under this Agreement.  If such acts or omissions cause a delay (as that term is defined in Section 6.9), Contractor shall be entitled to relief to the extent allowed under Section 6.8;

2.         Force Majeure to the extent allowed under Section 6.7A;

3.         Acceleration of the Work ordered by Owner pursuant to Section 5.6;

4.         Owner’s request for an increase in coverage under the Letter of Credit pursuant to Section 9.2 to cover any increase in the Contract Price as a result of Change Orders;

5.         To the extent expressly permitted under Sections 2.5B.2(i), 3.3C.5, 3.10, 3.12C, 3.17, 3.27A, 3.27B, 5.2D.2, 7.2D, 8.2C and 12.2A;

6.         To the extent expressly permitted under Sections 3.4C, 5.2D.1, 7.9 and 9.1C;

7.         Changes in Law that occur after the Effective Date and that adversely affect Contractor’s actual cost (which costs shall be adequately documented and supported by Contractor) of performance of the Work or ability to perform any requirement under this Agreement.  If such Changes in Law causes a delay (as that term is defined Section 6.9), Contractor shall be entitled to relief to the extent allowed under Section 6.8.  Notwithstanding anything provided in this Agreement, any change in Applicable Law related to tariffs, quotas, or duties shall be addressed exclusively and Contractor shall be entitled to a Change Order only to the extent permitted in Attachment FF (Relief for Changes in U.S. Tariffs or Duties);

8.         Suspension in Work pursuant to Section 16.3 or 16.4;

9.         Changes to the Rely Upon Information, or errors, omissions or inaccuracies in the Rely Upon Information that adversely affect Contractor’s (i) actual cost (which costs shall be adequately documented and supported by Contractor) of performance of the Work, or (ii) ability to perform any material requirement under this Agreement. If such errors, omissions or inaccuracies in the Rely Upon Information cause a delay (as that term is defined in Section 6.9), Contractor shall be entitled to relief to the extent allowed under Section 6.8;

10.       To the extent expressly permitted elsewhere in Attachment O and, further, delay beyond the permissible times specified in Section 1A(x)(g)(2) or Section 1A(xii)(g)(2) of Attachment O for the delivery by Owner to Contractor of builder’s risk or marine cargo insurance proceeds received by the Collateral Agent (or if no Collateral Agent, a mutually agreed upon escrow agent) shall relieve Contractor of any obligation under this Agreement to effect repairs or other restoration of the Work affected by the insured occurrence for any costs of repairs or restoration exceeding the sum of the deductible under such insurance and any amounts previously paid to Contractor under such insurance and shall entitle Contractor to a Change Order adjusting the Contract Price and Key Dates, but only to the extent such delay adversely affects (i) Contractor’s cost of performance of the Work, (ii) Contractor’s ability to perform the Work in accordance with the Monthly Updated CPM Schedule, or (iii) Contractor’s ability to perform any material obligation under this Agreement; provided that, notwithstanding the foregoing, in no event shall this Section 6.2A.10 in any way relieve Contractor from any obligation to perform any work necessary to maintain the builder’s risk and marine cargo insurance in full force and effect; and

11.       To the extent expressly permitted by Attachment FF.

B.         Should Contractor desire a Change Order under this Section 6.2, Contractor shall, pursuant to Section 6.5, notify Owner in writing and issue to Owner, at Contractor’s expense, a notice in the form of Schedule D-4 (“Contractor’s Change Notice”) with a detailed explanation of the proposed change and Contractor’s reasons for proposing the change, all documentation necessary to verify the effects of the change on the Changed Criteria, and all other information required by Section 6.5.  Any adjustments to the Contract Price shall be requested on a fixed price basis (unless otherwise agreed by the Parties in writing) and shall be derived from the rates set forth in Schedule D-5 to the extent applicable or, if not stated therein, derived from rates not to exceed then-current market rates.

C.         Owner shall respond to Contractor’s Change Notice within thirty (30) Days of receipt (unless Owner requests additional information in order to respond), stating (i) whether Owner agrees that Contractor is entitled to a Change Order and (ii) the extent, if any, to which Owner agrees with Contractor’s statement regarding the effect of the proposed Change Order on the Changed Criteria, including any adjustment to the Contract Price. If Owner agrees that a Change Order is necessary and agrees with Contractor’s statement regarding the effect of the proposed Change Order on the Changed Criteria, then Owner shall issue such Change Order, which shall be in the form of Schedule D-1, and such Change Order shall become binding on the Parties as part of this Agreement upon execution thereof by the Parties.

D.        If the Parties agree that Contractor is entitled to a Change Order but cannot agree on the effect of the proposed Change Order on the Changed Criteria within fourteen (14) Days after Owner’s receipt of Contractor’s written notice and proposed Change Order and all other required information, or if Owner desires that the proposed changed Work set forth in the proposed Change Order commence immediately, the rights, obligations and procedures set forth in Section 6.1E are applicable.

E.         If the Parties cannot agree upon whether Contractor is entitled to a Change Order within fourteen (14) Days after Owner’s receipt of Contractor’s Change Notice and proposed Change Order, then the dispute shall be resolved as provided in ARTICLE 18.  Pending resolution of the dispute, Contractor shall continue to perform the Work required under this Agreement, and Owner shall continue to pay Contractor in accordance with the terms of this Agreement, as modified by any previously agreed Change Orders or Change Directives.

6.3       Changed Criteria Adjustment; Contractor Documentation.  Notwithstanding anything to the contrary, Owner shall not be obligated to make any payment to Contractor for Work performed under a Change Directive pursuant to Sections 6.1E and 6.2D (except to the extent specified in Sections 6.1E and 6.2D), and the Contract Price, Key Dates and any other

Changed Criteria (other than the change in the Scope of Work) shall not be adjusted unless and until a Change Order (the value of which shall be derived from (i) the rates, prices and markups contained in Schedule D-5 to the extent applicable, or (ii) if not specified in Schedule D-5, rates not to exceed then-current market rates), has been executed.  In the event Owner requires supplemental documentation to the information provided in Schedule D-5, Contractor shall provide third party supporting documentation and other supporting information as Owner may require to allow Owner to conduct a detailed analysis of, and value, the proposed Change Order, provided that Contractor shall not be required to provide the composition of any fixed rates or mark-ups except as permitted in Section 3.13B.

6.4       Change Orders Act as Accord and Satisfaction.  Change Orders agreed pursuant to Section 6.1D or 6.2C by the Parties, and Change Directives entered into pursuant to Section 6.1E or 6.2D in which the Parties have subsequently agreed upon the effect of such Change Directive and executed a superseding Change Order as provided in Section 6.1D or 6.2C, shall, unless otherwise expressly reserved in such Change Order, constitute a full and final settlement and accord and satisfaction of all effects of the change as described in the Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for all direct and indirect impacts of such change.  Accordingly, unless otherwise expressly reserved in such Change Order, Contractor expressly waives and releases any and all right to make a claim or demand or to take any action or proceeding against Owner for any other consequences arising out of, relating to, or resulting from such change reflected in such Change Order, whether the consequences result directly or indirectly from such change reflected in such Change Order, including any claim or demand for damages due to delay, disruption, hindrance, impact, interference, inefficiencies or extra work arising out of, resulting from, or related to, the change reflected in that Change Order (including any claims or demands that any Change Order or number of Change Orders, individually or in the aggregate, have impacted the unchanged Work).  If Contractor expressly reserves its right in a Change Order to maintain a claim arising out of the change in the Change Order, then such reservation shall only be effective for the earlier of Contractor’s achievement of Substantial Completion or one hundred eighty (180) Days after execution of the Change Order, and afterwards Contractor waives and releases any and all right to make a claim or demand relating to such Change Order as specified in this Section 6.4.

6.5       Timing Requirements for Change Notices Issued by Contractor.  Should any circumstance that Contractor has reason to believe may give rise to the right to a Change Order, Contractor shall, with respect to each such circumstance:

A.        issue a Contractor’s Change Notice to Owner within fourteen (14) Days following the date that Contractor knew of or sixty (60) Days after the date that Contractor reasonably should have known of the first occurrence or beginning of such circumstance; provided that if such occurrence or circumstance is an emergency, oral notice shall be given immediately, followed by a Contractor’s Change Notice within seventy-two (72) hours after such oral notice is provided.

1.         In such Contractor’s Change Notice, Contractor shall state in detail all known and presumed facts upon which its claim is based, including the character, duration and extent of such circumstance, the date Contractor first knew of such circumstance, any activities impacted by such circumstance, the estimated cost and time consequences of such circumstance (including showing a good faith estimate of the impact of such circumstance, if any, on the critical path of the Monthly Updated CPM Schedule) and any other details or information that are expressly required under this Agreement.

2.         Contractor shall only be required to comply with the notice requirements of this Section 6.5A once for continuing circumstances, provided the notice expressly states that the circumstance is continuing and includes Contractor’s best estimate of the impact on any Changed Criteria by such circumstance; and

B.         submit to Owner a comprehensive written estimate no later than forty five (45) Days (unless mutually extended by the Parties in writing) after the later of (a)  the date that the notice in Section 6.5A.1 is given and (b) the completion of each such circumstance, setting forth in detail (i) why Contractor believes that a Change Order should be issued, plus all documentation reasonably requested by or necessary for Owner to determine the factors necessitating the possibility of a Change Order and all other information and details expressly required under this Agreement, including the information required by Schedule D-4, applicable detailed estimates and cost records, time sheet summaries and a graphic demonstration using the CPM Schedule showing Contractor’s entitlement to a time extension to the Key Dates pursuant to the terms of this Agreement, which shall be provided in its native electronic format  and (ii) the effect, if any, which such proposed Change Order would have for the Work on any of the Changed Criteria.

C.         The Parties acknowledge that the notice requirements contained in this Agreement are an express condition precedent necessary to any right for an adjustment to the Changed Criteria or any other modification to any other obligation of Contractor under this Agreement, provided that Owner demonstrates it was prejudiced by Contractor’s failure to provide such notice in accordance with the terms of this Agreement; however, in any event, if Contractor fails to provide the required notice within sixty (60) Days of when such notice was required to be given under the terms of this Agreement, such failure is deemed a complete bar to Contractor’s claim for which such notice was required.  Oral notice, shortness of time, or Owner’s actual knowledge of a particular circumstance shall not waive, satisfy, discharge or otherwise excuse Contractor’s strict compliance with this Section 6.5.

6.6       Adjustment Only Through Change Order.  No change in the requirements of this Agreement, whether an addition to, deletion from, suspension of or modification to this Agreement, including any Work, shall be the basis for an adjustment to any Changed Criteria or any other obligations of Contractor or right of Owner under this Agreement unless and until such addition, deletion, suspension or modification has been authorized by a Change Order executed and issued in accordance with and in strict compliance with the requirements of this ARTICLE 6, except that the Work may be changed by a Change Directive.  Contractor shall not perform any change in the Work unless and until such change is authorized pursuant to a Change Order or Change Directive in accordance with this ARTICLE 6, and all costs incurred by Contractor prior to authorization by Change Order shall be for Contractor’s account.  No course of conduct or dealings between the Parties (including the issuance of an Owner’s Change Request or

Contractor’s Change Notice), nor express or implied acceptance of additions, deletions, suspensions or modifications to this Agreement, and no claim that Owner has been unjustly enriched by any such addition, deletion, suspension or modification to this Agreement, whether or not there is in fact any such unjust enrichment, shall be the basis for any claim for an adjustment to the Changed Criteria or any other obligations of Contractor under this Agreement.

6.7       Force Majeure.

A.        Contractor Relief.  If the commencement, prosecution or completion of the Work is delayed by Force Majeure, then Contractor shall be entitled to an extension to the applicable Key Dates if such delay affects the performance of any Work that is on the critical path of the Monthly Updated CPM Schedule, but only if Contractor complies with the notice and Change Order request requirements in Section 6.5 and the mitigation requirements in Section 6.10.  Subject to Section 6.7A1, the Parties agree that Contractor’s sole remedy for such delay shall be an adjustment to such Key Dates pursuant to a Change Order.  In addition, if Force Majeure prevents Contractor’s performance with respect to any portion of the Work, Contractor shall be relieved from performance of such portion of the Work for the time period that such Force Majeure are continuing and preventing such performance.

1.         Contractor shall be entitled to an adjustment to the Contract Price for any delay that meets the requirements of Section 6.7A, if such delay, alone or aggregated with other Force Majeure events, causes delay in the performance of any Work that is on the critical path of the Monthly Updated CPM Schedule in excess of thirty (30) Days in the aggregate. Any such Contract Price adjustment shall be for reasonable costs necessarily incurred by Contractor for delay occurring after the expiration of such thirty (30) Day aggregate period; provided that Owner’s total liability under this Agreement for any such Contract Price adjustment(s) for all such events occurring during the term of this Agreement shall not exceed twenty-five million U.S. Dollars (U.S.$25,000,000) in the aggregate.

2.         If the guaranteed Train 1 substantial completion date or guaranteed Train 2 substantial completion date (as defined under the Trains 1 and 2 EPC Agreement) is adjusted by Change Order, and such adjustment is as a result of an event for which Contractor is entitled to relief under section 6.7 of the Trains 1 and 2 EPC Agreement and causes a delay in the critical path of the Monthly Updated Schedule under this Agreement, Contractor shall be entitled to an adjustment to the applicable Key Dates, provided that Contractor meets the other requirements in Section 6.7A.  With respect to the recovery of costs for such adjustment, Contractor shall only be entitled to such costs if it meets the requirements of Section 6.7A.1, but such costs recoverable under this Section 6.7A.2 are limited to reasonable costs necessarily incurred by Contractor for such delay incurred after the expiration of such thirty (30) Day aggregate in Section 6.7A.1 (as combined with other Force Majeure events).  Such costs shall count against the twenty-five million U.S. Dollars (U.S.$25,000,000) in Section 6.7A.1.

B.         Owner Relief.  Subject to Section 6.7A, Owner’s obligations under this Agreement shall be suspended to the extent that performance of such obligations is delayed by Force Majeure (but without prejudice to Contractor’s entitlement to a  Change Order for the events described in Section 6.2A).

C.         Payment Obligations.  No obligation of a Party to pay moneys under or pursuant to this Agreement shall be excused by reason of Force Majeure affecting such Party.

6.8       Delay Caused by Owner or for Which Owner Is Responsible.  If (a) any Owner Indemnified Party or any Person acting on behalf of or under the control of Owner delays the commencement, prosecution or completion of the Work, including Owner’s failure to provide an Owner-Furnished Items, and to the extent such delay is not attributable to Contractor or its Subcontractors or Sub-subcontractors but is caused by Owner’s breach of an express obligation under this Agreement, or (b) the commencement, prosecution or completion of the Work be delayed as a result of (1) Changes in Law for which Contractor is entitled to relief under Section 6.2A.7, (2) changes to or errors or omissions in Rely Upon Information for which Contractor is entitled to relief under Section 6.2A.9, (3) a suspension of the Work for which Contractor is entitled to relief under Section 6.2A.8, or (4) an event entitling Contractor to a Change Order as set forth in Section 6.2A.5 or 6.2A.11 for a Change in Quotas (as defined in Attachment FF), then Contractor shall, with respect to any of the above, be entitled to an adjustment in the Contract Price and an extension to the Guaranteed Substantial Completion Date if such delay affects the performance of any Work that is on the critical path of the Monthly Updated CPM Schedule, and Contractor complies with the notice and Change Order request requirements in Section 6.5 and the mitigation requirements of Section 6.10, provided that Contractor shall be entitled to an adjustment to the Contract Price which shall be limited to the reasonable, additional costs incurred by Contractor for such delay, plus associated profit margin of six percent (6%) on such costs. Any adjustments to the Contract Price or a Key Date shall be recorded in a Change Order.  The Parties agree that if they execute a Change Order with respect to any change in the Scope of Work described in this Section 6.8, any delay arising out of such change in the Scope of Work and meeting the requirements of this Section 6.8 shall be included in the Change Order incorporating such change in the Scope of Work.

A.        If the guaranteed Train 1 substantial completion date or guaranteed Train 2 substantial completion date (as defined under the Trains 1 and 2 EPC Agreement) is adjusted by Change Order, and such adjustment is as a result of an event for which Contractor is entitled to relief under section 6.8 of the Trains 1 and 2 EPC Agreement and causes a delay in the critical path of the Monthly Updated Schedule under this Agreement, Contractor shall be entitled to an adjustment to the applicable Key Dates, provided that Contractor meets the other requirements in this Section 6.8.  With respect to the recovery of costs for such adjustment, Contractor shall only be entitled to such costs if it meets the requirements of Section 6.8, but such costs recoverable under this Section 6.8A are limited to the recovery of reasonable, additional costs incurred by Contractor for such delay, plus associated profit margin of six percent (6%) on such costs.

6.9       Delay.   For the purposes of Sections 6.2A.1, 6.2A.6, 6.2A.9, 6.7 and 6.8, the term “delay” shall include hindrances, disruptions, preventions or obstructions, or any other similar term in the industry and the resulting impact from such hindrances, disruptions or obstructions, including inefficiency, impact, ripple or lost production.  For the avoidance of doubt, the Parties recognize and agree that for the purposes of Sections 6.7 and 6.8, a Work activity not on the critical path can become on the critical path, and if a delay causes a Work activity off the critical path to become a critical path activity, Contractor is entitled to an extension to the Key Dates for those days of delay after which the non-critical path activity became a critical path activity, provided that such delay satisfies the other applicable requirements under Sections 6.7 and 6.8.

6.10     Contractor Obligation to Mitigate Delay. With respect to Sections 6.7 and 6.8, in no event shall Contractor be entitled to any adjustment to the Key Dates or adjustment to the Contract Price for (i) that portion of delay to the extent Contractor could have taken, but failed to take, reasonable actions to mitigate such delay or (ii) that portion of delay that would nevertheless been experienced had such delay event in Section 6.7 or 6.8 not occurred.

6.11     Separated Contract Price Adjustments in Change Orders. Any adjustment by Change Order to the Contract Price which is made on a fixed price separated basis shall be separated pursuant to 34 Tex. Admin. Code Rule § 3.291(a)(13) to specify the applicable adjustments to the Aggregate Equipment Price and Aggregate Labor and Skills Price in accordance with ARTICLE 7.

ARTICLE 7

CONTRACT PRICE AND PAYMENTS TO CONTRACTOR

7.1       Contract Price.  As compensation in full to Contractor for the full and complete performance of the Work and all of Contractor’s other obligations under this Agreement, Owner shall pay and Contractor shall accept Two Billion Three Hundred Twenty Three Million Two Hundred Seventy Two Thousand U.S. Dollars (US$ 2,323,272,000) (the “Contract Price”).  The Contract Price is subject to adjustment only by Change Order as provided in ARTICLE 6, and includes all Taxes (excluding U.S. Tariffs and Duties, as further described in Section 7.1A) payable by Contractor and its Subcontractors and Sub-subcontractors in connection with the Work.  For the avoidance of doubt, the Contract Price does not include Texas Sales and Use Tax on Equipment (which is subject to exemption as provided under Section 4.8A).

A.        The Contract Price excludes U.S. Tariffs and Duties, and Contractor shall invoice separately to recover its costs for U.S. Tariffs and Duties pursuant to Attachment FF,  provided that Contractor may not invoice any more than Twenty Four Million Nine Hundred Seventy One Thousand U.S. Dollars (US$ 24,971,000 ) (“Total Reimbursement Amount”) in total for U.S. Tariffs and Duties (unless reduced or increased via Change Order pursuant to Attachment FF (Relief for Changes in U.S. Tariffs or Duties) for a Change in U.S. Tariffs or Duties), and any additional costs related to any tariffs, quotas, and duties are for Contractor’s account.

B.         The Contract Price is separated, in accordance with the definition of separated contract as defined in 34 Tex. Admin Code Rule § 3.291(a)(13), as follows:

1.         [***] ([***])  U.S. Dollars (U.S.$ [***]) for Equipment (“Aggregate Equipment Price”).    The Aggregate Equipment Price equates to the portion of the

Contract Price attributable to all Equipment and includes the cost of every piece of Equipment, including markup, overhead, freight and profit, but excludes labor.

2.         [***] ([***])  U.S. Dollars (U.S.$ [***]) for all Work in this Agreement other than for Equipment (“Aggregate Labor and Skills Price”), which such Work includes all labor, engineering, design, services, installation, consumables, freight on Construction Equipment, overhead and all other items of whatever nature applicable to the Work.  Excluding only the Aggregate Equipment Price, the Aggregate Labor and Skills Price shall include all costs, charges and expenses of whatever nature applicable to the Work, including Taxes (except for U.S. Tariffs and Duties) on all Work and Texas Sales and Use Tax on all Work other than on Equipment.

3.         Attachment GG provides a list of options (“Additional Work Options”) for additional Work that Owner may elect to have Contractor perform, as further specified in this Section 7.1B3. Owner may, at any time within the time periods specified in Attachment GG for each Additional Work Option, elect (by giving written notice to Contractor) to have Contractor perform any Additional Work Options for the corresponding amounts set forth in Attachment GG. The amount listed for each Additional Work Option is compensation in full for Contractor’s complete performance of each Additional Work Option selected by Owner and includes all costs and expenses of any nature associated with such Additional Work Option. In the event that Owner selects any Additional Work Options, the Parties shall enter into a Change Order that adjusts the Contract Price in an amount equal to total of the Additional Work Options selected by Owner. Other than the adjustment to the Contract Price, Contractor shall receive no other adjustments to any Changed Criteria as a result of Owner’s selection of any Additional Work Options.

7.2         Interim Payments.

A.        Payments.  Interim payments shall be made by Owner to Contractor in accordance with the Payment Schedule set forth in Attachment C (as may be amended by Change Order pursuant to Section 6.1C or 6.2C), which allocates (i) [***] U.S. Dollars (U.S.$ [***]) of the Contract Price to be paid based on percent completion of the Work (“Earned Value”) using the detailed breakdown of the Work and the procedures set forth in Schedule C-1 (the “Earned Value Contract Price Breakdown”), and (ii) [***] U.S. Dollars (U.S.$ [***]) of the Contract Price to be paid based on completion of Payment Milestones set forth in Schedule C-2,  provided that Contractor is otherwise in material compliance with the terms of this Agreement.  Each payment shall be subject to Owner’s right to withhold payments under this Agreement, including Sections 3.3G, 7.5, 11.5A and 13.1.  Payments shall be made in U.S. Dollars to an account designated by Contractor.  The Payment Schedule, including the Earned Value Contract Price Breakdown and the Payment Milestones, shall be amended only by Change Order pursuant to this Agreement.

B.         Invoices.  Within [***] ([***])  Days after the end of each Month (or the next Business Day if the [***]th Day is not a Business Day), Contractor shall submit to Owner an Invoice for (i) all Work completed during the prior Month in accordance with the Earned Value Contract Price Breakdown (ii) all Payment Milestones completed during the prior Month, if any and (iii) reimbursement for U.S. Tariffs and Duties, if any.  Contractor shall not be entitled to any payment whatsoever for any portion of the Work relating to a particular Payment Milestone until such Payment Milestone is fully completed.  Such Monthly Invoice shall also include amounts properly due and owing for Work performed during the prior Month under Change Directives.  All Invoices, other than the Invoice for final payment under this Agreement, shall be in the form of Schedule I-1, and shall include all documentation supporting its request for payment as required under this Agreement.  All Invoices issued to Owner hereunder shall separately state charges for Equipment and skill, labor and other costs for the Project.

C.         Interim Lien and Claim Waivers.  Each Invoice received by Owner prior to Final Completion shall be accompanied by (i) a fully executed Interim Lien and Claim Waiver from Contractor in the form of Schedules K-1 and K-2 for all Work performed through the date for which payment is requested, (ii) fully executed Interim Lien and Claim Waivers from each Major Subcontractor in the form set forth in Schedules K-3 and K-4 for all Work performed through the date for which payment is requested and (iii) if requested by Owner, fully executed Interim Lien and Claim Waivers from all Major Sub-subcontractors in the form set forth in Schedules K-3 and K-4 for all Work performed through the date for which payment is requested.  Interim Lien and Claim Waivers, however, shall not be required from Major Subcontractors, Major Sub-subcontractors, Subcontractors or Sub-subcontractors until they have performed and invoiced Contractor for their Work, and Major Subcontractors, Major Sub-subcontractors, Subcontractors and Sub-subcontractors shall be required to submit additional Interim Lien and Claim Waivers only if they have performed Work not covered by a previous Interim Lien and Claim Waiver. Submission of all Interim Lien and Claim Waivers are a condition precedent to payment of any Invoice (provided that if Contractor does not submit an Interim Lien and Claim Waiver for a Major Subcontractor or Major Sub-subcontractor in accordance with this Section 7.2C, Owner may withhold payment for the amount allocated to such Major Subcontractor or Major Sub-subcontractor that has not provided an Interim Lien and Claim Waiver).

D.        Review and Approval.  Each Invoice shall be reviewed by Owner and, upon Owner’s reasonable request, Contractor shall furnish such supporting documentation and certificates and provide such further information as may be reasonably requested by Owner.  Unless disputed by Owner, each Invoice (less any withholdings allowed under this Agreement) shall be due and payable [***] ([***])  Days after it, and all documentation required under this Agreement, is received by Owner.  Notwithstanding the above, prior to receipt of NTP, Contractor may submit an Invoice to Owner for the NTP milestone payment, and such Invoice shall be due and payable within [***] ([***])  Days after NTP, and Contractor shall have no obligation to commence the Work under the NTP until such payment is received by Contractor (but for the avoidance of doubt, the Guaranteed Substantial Completion Date shall not be altered despite Contractor’s right not to commence the Work until such payment is received, unless such payment is received after such ten (10) Day period above, in which case Contractor shall be entitled to a Change Order adjusting the Contract Price and/or the Key Dates, as applicable, pursuant to Section 6.8, provided that Contractor complies with the notice and Change Order request requirements set forth in Sections 6.2 and 6.5).  If an Invoice is disputed by Owner, then payment shall be made for all undisputed amounts and the Dispute shall be resolved pursuant to ARTICLE 18.  Payment on disputed amounts shall be made as soon as such Dispute is resolved.

E.         Maximum Cumulative Payment Amounts.  The Parties have agreed upon and set forth in Schedule C-3 a schedule of the maximum cumulative amounts that Contractor is allowed to Invoice Owner at any one time during the performance of the Work (the “Maximum Cumulative Payment Schedule”).  The Maximum Cumulative Payment Schedule shall only be subject to adjustment pursuant to a Change Order.

7.3       Final Completion and Final Payment.  Upon Final Completion, Contractor shall, in addition to any other requirements in this Agreement for achieving Final Completion, including those requirements set forth in Section 1.1 for the definition of Final Completion, submit a fully executed final Invoice in the form attached hereto as Schedule I-2, along with (i) a statement summarizing and reconciling all previous Invoices, payments and Change Orders, (ii) an affidavit that all payrolls, Taxes, liens, charges, claims, demands, judgments, security interests, bills for Equipment, and any other indebtedness connected with the Work have been paid, (iii) fully executed Final Lien and Claim Waiver from Contractor in the form of Schedules K-5 and K-6, (iv) fully executed Final Lien and Claim Waivers from each Major Subcontractor in the form set forth in Schedules K-7 and K-8, and (v) if requested by Owner, fully executed Final Lien and Claim Waivers from each Major Sub-subcontractor in the form set forth in Schedules K-7 and K-8.  No later than [***] ([***])  Days after receipt by Owner of such final Invoice and all requested documentation and achieving Final Completion, Owner shall, subject to its rights to withhold payment under this Agreement, pay Contractor the balance of the Contract Price.

7.4       Payments Not Acceptance of Work. No payment made hereunder by Owner shall be considered as approval or acceptance of any Work by Owner or a waiver of any claim or right Owner may have hereunder.  All payments shall be subject to correction or adjustment in subsequent payments.

7.5       Payments Withheld. In addition to disputed amounts set forth in an Invoice, Owner may, in addition to any other rights under this Agreement, withhold payment on an Invoice or a portion thereof, or collect on the Letter of Credit, in an amount and to such extent as may be reasonably necessary to protect Owner from loss due to:

A.        Defective Work not remedied in accordance with this Agreement;

B.         liens, stop notices or other encumbrances on all or a portion of the Site, the Work, the Trains 1 and 2 Liquefaction Facility or the Train 3 Liquefaction Facility, which are filed by any Subcontractor, any Sub-subcontractor or any other Person acting through or under any of them,  provided that Owner has made payment to Contractor of all undisputed amounts due to Contractor in accordance with the terms of this Agreement and further provided that, with respect to liens and other encumbrances, Contractor has not removed or discharged such lien or encumbrance in accordance with Section 17.6;

C.         any material breach by Contractor of any term or provision of this Agreement;

D.        the assessment of any fines or penalties against Owner as a result of Contractor’s failure to comply with Applicable Law or Applicable Codes and Standards;

E.         a discovery that a Payment Milestone or other Work associated with a prior payment was not in fact achieved;

F.         amounts paid by Owner to Contractor in a preceding Month incorrectly;

G.        Liquidated Damages that Contractor owes under the terms of this Agreement;

H.        failure of Contractor to make payments to Subcontractors in accordance with their respective Subcontracts, provided that Owner has made payment to Contractor of all undisputed amounts owed to Contractor in accordance with the terms of this Agreement with respect to the applicable Subcontracts;

I.          any other costs or liabilities which Owner has incurred or will incur for which Contractor is responsible under this Agreement; or

J.          failure of Contractor to comply with its Monthly Progress Report obligations or scheduling obligations as set forth in Section 5.4.

7.6         Payment of Amounts Withheld or Collected on Letter of Credit.  Prior to drawing down or collecting on the Letter of Credit in accordance with this Agreement, Owner shall provide Contractor with the written notice in accordance with Section 9.2A(b). For amounts actually withheld or collected on the Letter of Credit, Owner shall pay Contractor the amount Owner withheld or collected on the Letter of Credit under Section 7.5 if Contractor (i) pays, satisfies or discharges the applicable claim of Owner against Contractor under or by virtue of this Agreement and provides Owner with reasonable evidence of such payment, satisfaction or discharge, (ii) cures the applicable breach described in Section 7.5 or the applicable Default (i.e., the breach described in Section 7.5 or Default on which Owner’s withholding or collection on the Letter of Credit was based), (iii) with respect to item 7.5B, removes the lien or other encumbrance in question in accordance with Applicable Law, or (iv) provides Owner with a Letter of Credit reasonably satisfactory to Owner in the amount of the withheld payment.  In the event Owner draws down or collects any amount on the Letter of Credit pursuant to this Section 7.6, and Contractor acts in accordance with either (i), (ii) or (iii) above so as to require payment from Owner, Contractor shall, within [***] ([***])  Days after Owner’s payment to Contractor, restore the Letter of Credit to the amount the Letter of Credit had immediately prior to Owner’s collection on the Letter of Credit under this Section 7.6, failing which, Owner may withhold all payments otherwise due Contractor until Contractor so restores such Letter of Credit.  Owner’s failure to withhold or draw down or collect against the Letter of Credit in the event of any of the circumstances described in this Section 7.6 shall not be deemed to be a waiver of any of Owner’s rights under this Agreement, including Owner’s right to withhold or draw down on the Letter of Credit at any time one of the circumstances in Section 7.5 exists.

7.7       Interest on Late Payments.  Any undisputed amounts due but not paid when such amounts are due and payable hereunder shall bear interest at the lesser of (i) an annual rate equal to the prime rate published by the Wall Street Journal on the date such amounts were due and payable plus three percent (3%) or (ii) the maximum rate permitted under Applicable Law.

7.8       Offset.   Owner may, upon prior notice to Contractor, offset any debt due and payable from Contractor to Owner against any amount due and payable to Contractor hereunder.

7.9       Currency.  All amounts contained herein are in and shall be paid in U.S. Dollars. Included in the Contract Price are the following amounts in U.S. Dollars based upon the following foreign (non-U.S. Dollar) currencies at the following exchange rates to the U.S. Dollar:

Foreign Currency	Value of Foreign Currency	Initial Exchange Rate	Initial Equivalent U.S. Dollar Value
Euro	€ 150,000,000	[***] U.S. $ to Euro	U.S. $ [***]

Contemporaneously with Owner’s issuance of the NTP Payment Milestone payment, the Contract Price shall be subject to an upward or downward adjustment by Change Order to account for changes in the exchange rates during the time period between the Effective Date and Owner’s issuance of the NTP milestone payment, and such adjusted Contract Price shall be stated in U.S. Dollars.

The adjustment to the Contract Price for each foreign currency will be determined as follows:

(a) the equivalent U.S. Dollar value at the time of Owner’s issuance of the NTP Payment Milestone payment

(determined by multiplying the value of foreign currency listed above by the exchange rate quoted by Bloomberg FX Fixings rate for such foreign currency as of 9:00am NY time on the next banking day following Owner’s issuance of the NTP Payment Milestone payment)

minus

(b) the initial equivalent U.S. Dollar value listed in the table above for such foreign currency.

The Contract Price adjustment shall be the sum of the adjustments for each currency and shall be stated in U.S. Dollars.  After Owner’s issuance of the NTP Payment Milestone payment, Contractor assumes all risk relating to fluctuation of any foreign currency.

7.10     Conditions Precedent to Payment. It shall be a condition precedent to Contractor’s entitlement to receive any payment from Owner under this Agreement that Contractor has provided to Owner, and is maintaining the (i) Parent Guarantee in accordance with Section

21.17, (ii) Letter of Credit in accordance with Section 9.2, and (iii) insurance policies in accordance with Section 9.1.

7.11     [***].

ARTICLE 8

TITLE AND RISK OF LOSS

8.1         Title.

A.        Clear Title.  Contractor warrants and guarantees that Owner will receive good and legal title to and ownership of the Work and the Train 3 Liquefaction Facility (including each component thereof) shall be free and clear of any and all liens, claims, security interests or other encumbrances when title thereto passes to Owner.

B.         Title to Work.  Title to all or any portion of the Work (other than Work Product) shall pass to Owner (or its designee) upon the earlier of (i) payment by Owner therefor, (ii) delivery of the Work to the Site, or (iii) incorporation of such Work into the Train 3 Liquefaction Facility, except in the case of Work Product, which is governed by ARTICLE 10.  Transfer of title to Work shall be without prejudice to Owner’s right to reject Defective Work, or any other right in this Agreement.

8.2        Risk of Loss.

A.        Risk of Loss Prior to Substantial Completion.  Contractor shall bear the risk of physical loss and damage Train 3 and all Equipment and Work incorporated or to be incorporated into such Train until the earlier of Substantial Completion or termination of the Agreement, provided that Owner shall at all times bear the risk of physical loss and damage to the extent arising from (i) war (whether declared or undeclared), civil war, act of terrorism, sabotage, blockade, insurrection; or (ii) ionizing radiation, or contamination by radioactivity from nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel properties of any explosive nuclear assembly or nuclear component thereof; or (iii) a significant atmospheric disturbance marked by high winds, with or without precipitation, including such events as hurricane, typhoon, monsoon, cyclone, rainstorm, tempest, hailstorm, tornado, or any combination of the foregoing events, including any resulting flood, tidal or wave action (collectively, “Windstorms”) and earthquake to the extent that such Windstorms and earthquakes result in loss or damage in excess of [***] U.S. Dollars (U.S.$[***]) (or such greater amount obtained in the Builder’s Risk policy) in the cumulative aggregate with respect to the Work, the Trains 3 Liquefaction Facility and the Trains 1 and 2 Liquefaction Facility.  The full amount of [***] U.S. Dollars (U.S.$[***]) (or such greater amount obtained in the Builder’s Risk policy) may be satisfied under either the Trains 1 and 2 EPC Agreement or this Agreement.

B.         Transfer of Risk of Loss After Substantial Completion.  Upon the earlier termination of the Agreement or after Substantial Completion as described in Attachment A, Owner shall bear the risk of physical loss and damage to Train 3 (including all Equipment and Work incorporated into such Train), and any other portion of the Work or

Train 3 Liquefaction Facility transferred to  Owner prior to Substantial Completion in accordance with Section 11.8.  In accordance with Section 17.1F, Contractor shall be liable to Owner for physical loss and damage to any portion of Train 3 after Train 3 achieves Substantial Completion to the extent such physical loss and damage arises out of or results from or is related to the negligence or fault of any Contractor Indemnified Party or Subcontractors or Sub-subcontractors, subject to a cap in liability of [***] U.S. Dollars (U.S.$[***]) per occurrence, with a cumulative per occurrence of [***] U.S. Dollars (U.S.$[***]) under the Trains 1 and 2 EPC Agreement and this Agreement. Under no circumstances shall this Section 8.2B be interpreted to relieve Contractor of its obligations with respect to Warranties, Defective Work and Corrective Work.

C.         With respect to any physical loss or physical damage to Train 3 (including Equipment or Work incorporated into Train 3) caused by (a) Force Majeure  (including any of the events listed in Section 8.2A(i), (ii), or (iii)); (b) any member of Owner Indemnified Parties or any other Person for whom Owner is responsible; or (c) any Third Party over whom neither Contractor nor Owner are responsible and such Third Party is beyond the reasonable control of Contractor and such loss or damage was not due to Contractor’s fault or negligence and could not have been prevented or avoided by Contractor through the exercise of due diligence, Contractor shall be entitled to a Change Order adjusting the Key Dates if and to the extent permitted under (y) Section 6.7 if caused by Force Majeure (including any of the events listed in Section 8.2A (i), (ii) or (iii)), and (z) Section 6.8 if caused by any member of  Owner Indemnified Parties  or any other person for whom Owner is responsible or a Third Party pursuant to Section 8.2C(c) above. In the event that any physical loss or damage to Train 3 (or any Equipment or Work incorporated or to be incorporated into Train 3) arises from one or more of the events set forth in 8.2A(i), 8.2A (ii), or 8.2A (iii) and Owner elects to rebuild such physical loss or damage, Contractor shall be entitled to a Change Order to adjust the Contract Price to the extent such event adversely affects Contractor’s costs of performance of the Work, provided that Contractor complies with the requirements in Section 6.5 and the mitigation requirements in Section 6.10.

D.        For the avoidance of doubt, this Section 8.2 shall apply to any loss or damage to the Work caused by, arising out of or resulting from, any activities, events or omissions occurring in connection with this Agreement.  Similarly, for the avoidance of doubt, the risk of loss and damage to the Trains 1 and 2 Liquefaction Facility shall be determined in accordance with Section 8.2 of the Trains 1 and 2 EPC Agreement, notwithstanding that such loss or damage to the Trains 1 and 2 EPC Agreement was caused by, arose out of or resulted from activities or events occurring during the performance of this Agreement.

ARTICLE 9

INSURANCE AND LETTER OF CREDIT

9.1       Insurance.

A.        Provision of Insurance.  The Parties shall provide the insurance as specified in Attachment O on terms and conditions stated therein.

B.         No Cancellation.  All policies providing coverage hereunder shall contain a provision that at least [***] ([***])  Days’ prior notice shall be given to the non-procuring Parties and additional insureds prior to cancellation, non-renewal or material change in the coverage.

C.         Additional Insurance.  Upon Owner’s request, and at Owner’s sole option, Contractor shall increase its insurance required under this Agreement (as long as such insurance coverage is available in the commercial insurance market); provided however, that the payment of any incremental increase in the cost of such insurance shall be reimbursed by Owner at cost via Change Order.

D.        Obligations Not Relieved.  Anything in this Agreement to the contrary notwithstanding, the occurrence of any of the following shall in no way relieve Contractor from any of its obligations under this Agreement: (i) failure by Contractor to secure or maintain the insurance coverage required hereunder; (ii) failure by Contractor to comply fully with any of the insurance provisions of this Agreement; (iii) failure by Contractor to secure such endorsements on the policies as may be necessary to carry out the terms and provisions of this Agreement; (iv) the insolvency, bankruptcy or failure of any insurance company providing insurance to Contractor; (v) failure of any insurance company to pay any claim accruing under its policy; or (vi) losses by Contractor or any of its Subcontractors or Sub-subcontractors not covered by insurance policies.

E.         Failure to Provide Required Insurance.  IN THE EVENT THAT LIABILITY FOR ANY LOSS OR DAMAGE IS DENIED BY THE UNDERWRITER OR UNDERWRITERS IN WHOLE OR IN PART DUE TO THE BREACH OF CONTRACTOR’S INSURANCE BY CONTRACTOR, OR IF CONTRACTOR FAILS TO MAINTAIN ANY OF THE CONTRACTOR’S INSURANCE HEREIN REQUIRED, THEN CONTRACTOR SHALL DEFEND, INDEMNIFY AND HOLD THE OWNER INDEMNIFIED PARTIES HARMLESS AGAINST ALL LOSSES WHICH WOULD OTHERWISE HAVE BEEN COVERED BY SAID INSURANCE.

F.         Unavailable Insurance. If any insurance (including the limits or deductibles thereof) hereby required to be maintained, other than insurance required by Applicable Law to be maintained, shall not be reasonably available in the commercial insurance market, Owner and Contractor shall not unreasonably withhold their agreement to waive such requirement to the extent that maintenance thereof is not so available; provided, however, that the Party shall first request any such waiver in writing from the other Party, which request shall be accompanied by written reports prepared by two (2) independent advisors, including insurance brokers, of recognized international standing certifying that such insurance is not reasonably available in the commercial insurance market (and, in any case where the required amount is not so available, explaining in detail the basis for such conclusions), such insurance advisers and the form and substance of such reports to be reasonably acceptable to the other Party; and provided further that such waiver is permitted pursuant to any agreements between Owner and its Lenders.  Any such waivershall be effective only so long as such insurance shall not be available and commercially feasible in the commercial insurance market.

9.2       Irrevocable Standby Letter of Credit.

A.        As a condition precedent to Contractor’s right to receive any payments under this Agreement (except payments expressly permitted pursuant to an LNTP), Contractor shall deliver to Owner an irrevocable standby letter of credit, naming Owner as beneficiary, in the amount of ten percent (10%) of the Contract Price (as adjusted by Change Order) and in the form of Attachment R, and issued and confirmed by a commercial bank in the United States of America reasonably acceptable to Owner with a long-term rating of at least Investment Grade (“Letter of Credit”).  Upon Owner’s written request, Contractor shall increase the dollar value of the Letter of Credit issued to Owner in proportion to any increases to the Contract Price pursuant to a Change Order, or the aggregate of multiple Change Orders, that equal or exceed one hundred million U.S. Dollars (U.S. $100,000,000); provided that if Owner so requests an adjustment to the value of the Letter of Credit, Contractor shall be entitled to a Change Order for the cost of the increase in the Letter of Credit. If at any time the rating of the U.S. commercial bank that issued the Letter of Credit falls below Investment Grade, Contractor shall replace the Letter of Credit within [***] ([***])  Days with a letter of credit or, if permitted by Owner in its sole discretion, an equivalent instrument, issued by a commercial bank in the United States of America reasonably acceptable to Owner meeting such rating requirements.  Owner shall have the right to draw down on or collect against such Letter of Credit upon Owner’s demand in the event of the following: (a) a Default by Contractor or the owing by Contractor to Owner under this Agreement for Liquidated Damages or any other liabilities, damages, costs, losses or expenses arising out of or relating to a breach of any obligation under this Agreement by Contractor, such Default or otherwise and (b) Owner has provided [***] ([***])  Business Days’ written notice to Contractor stating Owner’s intent to draw against the Letter of Credit and the amount to be drawn and specifying the reason for the draw on the Letter of Credit.  The amount drawn on the Letter of Credit shall not be greater than the amount that Owner, at the time of the drawing, reasonably estimates is owed it under this Agreement for Liquidated Damages, liabilities, damages, costs, losses or expenses or is necessary to remedy the Default or breach of this Agreement.  In addition to the foregoing draw rights, (i) Owner shall also have the right to draw down on or collect against the Letter of Credit for all remaining funds in the Letter of Credit upon Owner’s demand if Contractor has not, prior to [***] ([***])  Days before the then current expiration date, delivered to Owner a replacement letter of credit substantially identical to the Letter of Credit and from a U.S. commercial bank meeting the requirements in this Section 9.2 and extending the expiration date for the shorter of (a) a period of one (1) year, or (b) the expiration of such Defect Correction Period, and (ii) Owner shall also have the right to draw down on or collect against the Letter of Credit for all remaining funds available under such Letter of Credit upon Owner’s demand if the issuing bank is no longer Investment Grade and Contractor has not, within the applicable time period set forth in this Section 9.2, delivered to Owner a replacement letter of credit substantially identical to the Letter of Credit from a U.S. commercial bank meeting the requirements set forth in this Section 9.2.  Except for sums due and owing for LNTP Work (if any), Contractor shall not be entitled to any compensation under this Agreement unless and until Contractor provides the Letter of Credit to Owner in accordance with this Section 9.2.

1.         Contractor may fulfill the requirements set forth in this Section 9.2 through multiple, co-existent Letters of Credit issued to Owner with no more than a total of two (2) Letters of Credit being provided under this Section 9.2; provided that each Letter of Credit shall meet the requirements of Section 9.2 and the amounts of such Letters of Credit shall, in the aggregate, equal an amount equal to ten percent (10%) of the Contract Price (as may be increased or decreased pursuant to Section 9.2).  Owner may in accordance with Section 9.2 draw down or collect on any one of the Letters of Credit, or all of the Letter of Credits, or any combination thereof, in any amounts Owner determines with respect to each Letter of Credit in order to collect all the amounts permitted under Section 9.2, which such allocation and collection on any one or more of the Letters of Credit shall be determined in Owner’s sole discretion.  Any reference to “Letter of Credit” in this Agreement shall mean any one, any combination, or all of the Letters of Credit provided under this Agreement pursuant to this Section 9.2A.1, at Owner’s sole discretion.

B.          The amount of the Letter of Credit shall decrease to an aggregate amount equal to:

1.         five percent (5%) of the Contract Price upon the commercial bank’s receipt from Owner of a written notice that (i) Substantial Completion  has occurred (including Contractor’s payment of all Delay Liquidated Damages due and owing under this Agreement), and (ii) Contractor has achieved the Performance Guarantees or paid all Performance Liquidated Damages due and owing under this Agreement (including any potential Performance Liquidated Damage exposure based upon the results of the Performance Tests conduction prior to Substantial Completion);

2.         provided that the conditions of clauses (i) and (ii) of Section 9.2B.1 have occurred, two percent (2%) of the Contract Price upon the commercial’s bank receipt from Owner of written notice of the expiration of the period specified in clause (i) of the definition of “Defect Correction Period”; and

3.         zero percent (0%) of the Contract Price within [***] ([***])  Days after the issuing commercial bank’s receipt from Owner of a written notice of the expiration of the period specified in clause (ii) of the definition of “Defect Correction Period”, except that the Letter of Credit shall remain in effect in an aggregate amount equal to the reasonable value of any claims that Owner has against Contractor arising out of this Agreement and which remain unresolved at the expiration of the period specified in clause (ii) of the definition of “Defect Correction Period.”  Upon the resolution of such claims, the Letter of Credit shall be decreased to an aggregate amount equal to zero percent.

C.         The Letter of Credit shall remain in full force and effect from the issuance of the Letter of Credit through the expiration of the period specified in clause (ii) of the definition of “Defect Correction Period” (i.e., the [***] ([***])  month period following Substantial Completion) in accordance with Section 9.2B.3.  Partial drawings are permitted under the Letter of Credit.  No later than [***] ([***])  Days after the satisfaction of the conditions listed in, 9.2B.1, 9.2B.2, or 9.2B.3 above, Owner shall provide the commercial bank that issued the Letter of Credit with the written notice as specified in that particular section.  No later than [***] ([***])  Days after expiration of the Defect Correction Period, Owner shall provide the commercial bank that issued Letter of Credit with written notice of the expiration of such period.

D.        Owner shall copy Contractor on the notices provided to the commercial bank described in Section 9.2B.

ARTICLE 10

OWNERSHIP OF DOCUMENTATION

10.1     Ownership of Work Product. Owner and Contractor acknowledge that during the course of, and as a result of, the performance of the Work and prior work related to the Train 3 Liquefaction Facility done by Contractor for Owner (including any work done by Contractor or any of its Affiliates under the ITB Agreement or any other agreements between the Parties related to the Project), Contractor or its Affiliates, Subcontractors or Sub-subcontractors will create or have created for the Project and will deliver to Owner certain written materials, plans, Drawings, Specifications, or other tangible manifestations of Contractor’s performance of the Work (hereinafter individually or collectively referred to as “Work Product”).  Subject to Section 10.2, and to the use restrictions in the licenses described in Sections 10.7A-C, Work Product prepared by Contractor, its Affiliates, Subcontractors or Sub-Subcontractors shall be “works made for hire,” and all rights, title and interest to the Work Product, including any and all copyrights in the Work Product, shall be owned by Owner irrespective of any copyright notices or confidentiality legends to the contrary which may have been placed in or on such Work Product by Contractor, its Affiliates, Subcontractors, Sub-Subcontractors or any other Person.  Contractor, its Subcontractors and its Sub-Subcontractors waive in whole all moral rights which may be associated with such Work Product.  If, for any reason, any part of or all of the Work Product is not considered a work made for hire for Owner or if ownership of all right, title and interest in the Work Product shall not otherwise vest in Owner, then Contractor agrees, subject to Section 10.2, that such ownership and copyrights in the Work Product, whether or not such Work Product is fully or partially complete, shall be automatically assigned from Contractor to Owner without further consideration, and Owner shall thereafter own all right, title and interest in the Work Product, including all copyright interests.  IF OWNER USES ANY WORK PRODUCT FOR PURPOSES OTHER THAN THOSE RELATING TO THE TRAIN 3 LIQUEFACTION FACILITY, AND CONTRACTOR IS NOT INVOLVED IN THE ENGINEERING, PROCUREMENT, OR CONSTRUCTION OF SUCH OTHER PROJECT, OWNER SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS CONTRACTOR INDEMNIFIED PARTIES WITH RESPECT TO ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, OR OTHER CAUSES OF ACTION ARISING FROM SUCH USE, REGARDLESS OF THE CAUSE SUCH CLAIMS, DAMAGES, LOSSES, LIABILITIES, OR OTHER CAUSES OF ACTION, INCLUDING THE SOLE OR JOINT NEGLIGENCE OF ANY CONTRACTOR INDEMNIFIED PARTIES.  LIKEWISE, IF THIS AGREEMENT IS TERMINATED, AND OWNER THEREAFTER MODIFIES THE WORK PRODUCT WITHOUT THE INVOLVEMENT OF CONTRACTOR, AND SUCH MODIFIED WORK

PRODUCT IS USED TO ENGINEER OR CONSTRUCT THE TRAIN 3 LIQUEFACTION FACILITY, AND SUCH MODIFICATIONS TO THE WORK PRODUCT INFRINGES UPON THE INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, OWNER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS CONTRACTOR INDEMNIFIED PARTIES WITH RESPECT TO ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES OR OTHER CAUSES OF ACTION BROUGHT BY SUCH THIRD PARTY ARISING FROM SUCH MODIFICATION.

10.2     Contractor’s Intellectual Property and Third Party Intellectual Property.  As between Owner and Contractor, Contractor and its Affiliates shall retain ownership of (i) all proprietary intellectual property rights owned by Contractor or its Affiliates prior to the Effective Date; (ii) any improvements to the intellectual property developed by Contractor or its Affiliates as part of this Agreement, including proprietary software, proprietary program settings or other proprietary engineering tools used, modified or adapted for performance of the Work; and (iii) all proprietary intellectual property rights developed by Contractor or its Affiliates outside this Agreement, the ITB Agreement or any other agreements between the Parties related to the Project (hereinafter referred to as “Contractor’s Intellectual Property”), regardless of whether such Contractor’s Intellectual Property is included in the Work Product, and nothing in this Agreement shall result in a transfer of ownership of any Contractor’s Intellectual Property or the proprietary intellectual property owned and developed by Subcontractors or Sub-subcontractors (“Third Party Intellectual Property”).  With respect to such Contractor’s Intellectual Property and Third Party Intellectual Property relating to the Train 3 Liquefaction Facility (but subject to Section 10.5 and to the use restrictions in the licenses described in Sections 10.7A-C), Contractor grants to Owner (when the Work Product is conveyed or assigned pursuant to Section 10.1) an irrevocable, perpetual, non-exclusive and royalty-free license (including with right to assign such license) to use, modify and copy such Contractor’s Intellectual Property and Third Party Intellectual Property for any purpose relating to (a) the Train 3 Liquefaction Facility (including any expansions thereto), (b) the Expanded Facility, or (c) any other related facility, project or program that the Owner, including its Affiliates, joint ventures, partners and assigns, may choose to develop, expand, design, procure or construct, provided that with respect to (c), such license shall only apply to Authorized Documents. Subject to Sections 10.6 and 10.7, all Subcontracts and Sub-subcontracts shall contain provisions consistent with Section 10.1 and Section 10.2.  Contractor warrants that it is entitled to grant licenses under any Contractor’s Intellectual Property and Third Party Intellectual Property (but subject to Section 10.6 below regarding APCI, and subject to Sections 10.7A 10.7B and 10.7C regarding the APCI License, BASF License and [***], respectively) necessary for Owner to exploit and have exploited its full and unrestricted rights regarding the use of the Work Product for any purpose relating to (a) the Train 3 Liquefaction Facility (including any expansions thereto), (b) the Expanded Facility or (c) [***].  If Owner or any of its Affiliates, joint ventures, partners and assigns uses Contractor’s Intellectual Property or Third Party Intellectual Property on any project, facility or program that does not involve Contractor or any of its Affiliates, Owner shall indemnify Contractor from any claims brought against Contractor relating to Contractor’s Intellectual Property or Third Party Intellectual Property.

10.3     Limitations on Use of Work Product. The Work Product, including all copies thereof, shall not be used by Contractor or its Subcontractors, Sub-subcontractors or any other Persons on any other project for a Person without first removing all information provided in Section 10.4, all Owner’s Confidential Information in Section 19.1(ii) and any other information identifying Owner, the Project, the Train 3 Liquefaction Facility or the Site.  Pursuant to the requirements of this Section 10.3, Owner grants Contractor an irrevocable, perpetual and royalty-

free license to use, modify and copy the Work Product for any other project, except for any of the following which may be in such Work Product: (i) any proprietary intellectual property rights owned by Owner or any Affiliate of Owner; or (ii) any proprietary intellectual property rights in which Owner or an Affiliate of Owner has a license.  As a condition of using on another project any Work Product that Contractor has a license under this Section 10.3, Contractor shall remove from the Work Product any reference to the Project or Owner.  The foregoing license and rights to use any Work Product granted to Contractor shall be subject to any limitations imposed on Contractor by third parties which have any ownership interest in such Work Product or any proprietary intellectual property embedded therein.

10.4     Owner Provided Documents.  Owner represents that it owns or has a license to the information, data and documentation referenced within Attachment  M of the ITB Agreement, and that Contractor had and continues to have the right to use such information as the basis of the design of the Train 3 Liquefaction Facility.  All written materials, plans, drafts, specifications, computer files or other documents (if any) prepared or furnished to Contractor by Owner, the Owner Indemnified Parties or any of Owner’s other consultants, suppliers or contractors shall at all times remain the property of Owner, and Contractor shall not make use of any such documents or other media for any other project or for any other purpose other than to perform the Work and fulfill its obligations under the Agreement.  All such documents and other media, including all copies thereof, shall be returned to Owner upon Final Completion or the earlier termination of this Agreement, except that Contractor and its Subcontractors may, subject to their respective confidentiality obligations as set forth in ARTICLE 19, retain one (1) record set of such documents or other media as required by Section 3.13A. Notwithstanding anything to the contrary in this Agreement, Contractor’s and its Subcontractors’ computer systems may automatically make and retain back-up copies of emails containing written materials, plans, drafts, specifications, computer files or other documents (if any) prepared or furnished by any member of the Owner Indemnified Parties or any of the Owner Indemnified Parties’ other consultants, suppliers or contractors and Contractor and any such Subcontractors may retain such copies in its archival or back-up computer storage for the period that Contractor and any such Subcontractors normally archive backed-up computer records, provided that Contractor and any such Subcontractors shall not access or use such archival or back-up copies for any purpose without the knowledge and approval of its respective legal counsel, and other than for compliance with any legal, regulatory or information audit purposes after the earlier of the completion of the Services or the termination of this Agreement; provided, further, that such copies are subject to the confidentiality obligations set forth in ARTICLE 19 until destroyed.  Owner hereby grants to Contractor, its Affiliates and Subcontractors a non-exclusive, royalty-free, irrevocable, non-transferable license to use and modify Pre-Existing Owner Proprietary Work Product (and all Intellectual Property existing or referenced therein) to the extent required to perform Contractor’s obligations under this Agreement.  For the purposes of this Agreement, “Pre-Existing Owner Proprietary Work Product” means Intellectual Property and written materials, plans, drafts, specifications, or computer files or other documents, owned by Owner or its Affiliates prior to the Effective Date or developed or acquired by Owner or its Affiliates independently of this Agreement.

10.5     License to Use Liquefaction Technology. Contractor represents that the rights granted in this ARTICLE 10 are sufficient for the engineering, procurement, construction, commissioning, pre-commissioning, start-up, testing, operation, maintenance and repair of the Train 3 Liquefaction Facility, including for natural gas pre-treatment, condensate production and the liquefaction of natural gas into LNG, practicing such technology in the Train 3 Liquefaction Facility, and transporting, making, selling, offering to sell, exporting, importing or offering to import throughout the world, condensate and LNG produced at the Train 3 Liquefaction Facility.

10.6        APCI Third Party Intellectual Property. Notwithstanding anything to the contrary, but subject to the APCI License described in Section 10.7A, (i) title to drawings, specifications and other data prepared by APCI, or containing the Third Party Intellectual Property of APCI, shall remain vested in APCI; and (ii) Owner’s disclosure of any APCI confidential information shall be subject to, and governed by, Owner’s separate non-disclosure agreement with APCI.

10.7        License to Use Liquefaction Technology.

A.        APCI License.  Contractor shall, prior to and as a condition precedent to achievement of Substantial Completion, obtain and grant to Owner a non-exclusive, paid-up, irrevocable license and transferable right to (i) use, operate, maintain repair, and modify all Equipment furnished by APCI; (ii) practice the APCI natural gas liquefaction process in respect of such Equipment incorporated into the Train 3 Liquefaction Facility; and (iii) make, use and sell products obtained by such use, operation or practice of the Equipment furnished by APCI to any country in the world (the “APCI License”).  The Parties shall, mutually agree to, and Contractor shall cause APCI to agree to, a form of assignment of the APCI License within [***] ([***])  Days after the Effective Date.

B.         BASF License.  With respect to the BASF gas processing technologies (including BASF OASE technology and products) that Contractor is providing as part of the Work, Contractor shall, no later than [***] ([***])  Days after NTP, and in any event, prior to and as a condition precedent to achievement of Substantial Completion, obtain and grant to Owner an irrevocable, perpetual, non-exclusive and royalty-free sublicense (including with right to assign such license other than to a competitor to BASF) to use, modify and copy BASF gas processing technologies for any purposes related to the Train 3 Liquefaction Facility (the “BASF License”).  For purposes of this Section 10.7B, “competitor of BASF” means any third party who – either itself, or whose Affiliate – develops, owns and/or markets to any other third parties a process for the removal of acid gases from gaseous streams by absorption in a liquid absorbent. The Parties shall mutually agree to, and Contractor shall cause BASF to agree to, a form of sublicense of the BASF License within [***] ([***])  Days after the Effective Date.

C.         [***].

ARTICLE 11

COMPLETION AND PERFORMANCE LIQUIDATED DAMAGES

11.1     Notice and Requirements for Mechanical Completion and RFSU.

A.        Notice and Requirements for Mechanical Completion.  No later than [***] ([***])  Months prior to the Guaranteed Substantial Completion Date, Contractor shall provide to Owner for its review and comment detailed Mechanical Completion requirements, in the form of checklists, for completion of each system or subsystem of

Equipment for Train 3.  Once Contractor has incorporated all of Owner’s comments and/or proposed revisions to the Mechanical Completion checklists, such Mechanical Completion checklists shall form a part of the requirements for achieving Mechanical Completion.  Contractor shall comply with all requirements for Mechanical Completion set forth in this Agreement, including those requirements set forth in the definition of the term Mechanical Completion,   Attachment A,  Attachment M and the Mechanical Completion checklists agreed by Owner and Contractor pursuant to this Section 11.1.  Upon Mechanical Completion of each system or subsystem of Equipment for Train 3, Contractor shall certify to Owner in the form of Schedule L-1 for such system or subsystem or Train 3 (“Mechanical Completion Certificate”) that all requirements under this Agreement for Mechanical Completion have occurred, including all of the requirements specified in the applicable Mechanical Completion checklist have been completed.  The Mechanical Completion Certificate shall be accompanied by all other supporting documentation as may be required under this Agreement to establish that the requirements for Mechanical Completion have been met.

B.         Notice and Requirements of Ready for Start Up.  No later than [***] ([***])  Months prior to the Guaranteed Substantial Completion Date, Contractor shall provide to Owner for its review and comment detailed RFSU requirements, in the form of checklists, for Train 3.  Once Contractor has incorporated all of Owner’s comments and/or proposed revisions to such RFSU checklists, such RFSU checklists shall form a part of the requirements for achieving RFSU.  Contractor shall comply with all requirements for RFSU set forth in this Agreement, including those requirements set forth in the definition of the term RFSU, Attachment A,  Attachment M and the RFSU checklists agreed by Owner and Contractor pursuant to this Section 11.1B.  Upon RFSU, Contractor shall certify to Owner in the form of Schedule L-3 (“RFSU Certificate”) that all requirements under this Agreement for RFSU have occurred, including all of the requirements specified in the RFSU checklist have been completed.  The RFSU Certificate shall be accompanied by all other supporting documentation as may be required under this Agreement to establish that the requirements for RFSU have been met.

11.2       LNG Production Plan. At least [***] ([***])  months prior to RFSU, Contractor shall prepare and provide Owner with Contractor’s LNG production plan, prepared by Contractor using GECP, detailing Contractor’s estimated production of LNG prior to Substantial Completion, including the dates and volumes of LNG to be produced and the dates in which it forecasts that such LNG would need to be removed from the LNG storage tanks to allow for such LNG production.  Such plan shall be in sufficient detail to allow for Owner to schedule for providing the means for the removal of LNG from the LNG storage tanks, whether by LNG Tankers or otherwise.  Contractor shall provide Owner with monthly written notices updating its LNG production plan until [***] ([***])  months prior to RFSU and then weekly thereafter, provided, however, such written notices shall not require Owner to reschedule any LNG Tankers.  As between Owner and Contractor, Owner shall own all LNG produced by Train 3 and will be the party responsible for providing the means for removal of such LNG. Owner will provide sufficient LNG tank capacity for Contractor to perform the Performance Tests based on Contractor’s LNG production plan.

11.3       Notice and Requirements for Substantial Completion.  Contractor shall comply with all requirements for Substantial Completion herein, including as set forth in the definition of the term Substantial Completion and in Attachments A,  S and T.  For the initial Performance Test, Contractor shall give Owner not less than [***] ([***])  Days’ prior notice of its intention to commence each initial Performance Test, and, on the [***] ([***])  Day and thirtieth (30th) Day immediately prior to Contractor’s intention to commence such testing activities, Contractor shall provide notice to Owner.  For all Performance Tests other than the initial Performance Test, Contractor shall give the Owner not less than seven (7) Days’ written notice of its intention to commence a Performance Test.  To the extent not specified in Attachment S, the Parties shall, no later than [***] ([***])  prior to the Guaranteed Substantial Completion Date, agree upon final test procedures for the conduct of the Performance Tests applicable to Train 3 and the achievement of Substantial Completion.  Except for the items listed in Attachment V, the natural gas feed pursuant to Section 4.6C, and operation personnel to be provided by Owner under Section 4.4, Contractor shall provide labor, equipment, supplies, and all other items necessary for the conduct of the Performance Tests.  Contractor shall analyze the data obtained during all Performance Tests and ensure that such data reflects the performance standards required hereunder.  A complete electronic native copy of all raw performance data and a detailed listing of all testing instrumentation utilized shall be provided to Owner at the completion of testing.  Upon achieving all requirements under this Agreement for Substantial Completion, Contractor shall certify to Owner in the form of Schedule L-5 (“Substantial Completion Certificate”) that all of the requirements under this Agreement for Substantial Completion have occurred and provide Owner with a Substantial Completion Certificate, a Performance Test report, and analysis to Owner for Train 3.  Each Performance Test report shall include, at minimum: (i) the raw data, (ii) the procedures and instrumentation utilized for the applicable Performance Test, (iii) test calculations and information in Microsoft Excel format, and a full explanation concerning same, for adjustments to the Guarantee Conditions, as and to the extent specified in Attachment S, and (iv) any other supporting information used to demonstrate that the Work has met the Minimum Acceptance Criteria and other requirements of this Agreement.  The Substantial Completion Certificate shall be accompanied by all other supporting documentation as may be required to establish that the requirements for Substantial Completion have been met.

11.4       Owner Acceptance of Mechanical Completion, RFSU and Substantial Completion.  Owner shall notify Contractor whether it accepts or rejects a Mechanical Completion Certificate, RFSU Certificate or Substantial Completion Certificate, as the case may be, within [***] ([***])  Days following Owner’s receipt thereof.  All Work shall continue during pendency of Owner’s review.  Acceptance of such Mechanical Completion Certificate, RFSU Certificate or Substantial Completion Certificate shall be evidenced by Owner’s signature on such Mechanical Completion Certificate, RFSU Certificate or Substantial Completion Certificate, which shall be forwarded to Contractor with such notice.  If Owner does not agree that Mechanical Completion, RFSU or Substantial Completion has occurred (as the case may be), then Owner shall state the basis for its rejection in reasonable detail in a notice provided to Contractor.  The Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue.  In the event such issue is not resolved within [***] ([***])  Business Days following the delivery by Owner of its notice, Owner and Contractor shall resolve the Dispute in accordance with the Dispute resolution procedures provided for under ARTICLE 18 herein.  Owner’s acceptance shall not relieve Contractor of any of its obligations to perform the Work in accordance with the requirements of this Agreement. If Owner accepts Contractor’s Substantial Completion

Certificate, the calculation of Delay Liquidated Damages shall be based on the date Owner received such certificate; provided, however, for the avoidance of doubt, this sentence shall not be construed to mean that Substantial Completion occurs on the date Owner received such certificate, as Substantial Completion shall occur only on the date Owner accepts Substantial Completion.

11.5       Performance Guarantees and Minimum Acceptance Criteria.  Contractor shall achieve all Minimum Acceptance Criteria and Performance Guarantees or pay Performance Liquidated Damages, as described in greater detail in this Section 11.5.  The Performance Tests for determining whether Train 3 achieves the Minimum Acceptance Criteria and Performance Guarantees are described in Attachment S.  Performance Tests and any repeat Performance Tests shall be performed as specified in Attachment S.

A.        Minimum Acceptance Criteria Achieved.  In the event that Contractor fails to achieve any of the Performance Guarantees, as evidenced by the Performance Test results, but meets all of the Minimum Acceptance Criteria, then Contractor shall prepare a corrective work plan based on information then currently known that describes in reasonable detail the process Contractor intends to follow to achieve such Performance Guarantees and submit such plan to Owner for its review and approval, not to be unreasonably withheld.  Within [***] ([***])  Days after Owner’s receipt of such plan and Contractor’s achievement of, and notification to Owner and Owner’s acceptance of, all requirements for Substantial Completion (other than achievement of such Performance Guarantees), Contractor shall turn over Train 3 to Owner and take corrective actions to achieve such Performance Guarantees.  Upon satisfaction of all of the requirements for Substantial Completion (other than achievement of such Performance Guarantees), Substantial Completion shall be achieved.  And, for purposes of the application of Delay Liquidated Damages, Owner’s acceptance of Substantial Completion shall be deemed to have occurred on the date listed on the Substantial Completion Certificate; provided that all requirements under this Agreement for Substantial Completion were achieved on such date listed on the Substantial Completion Certificate (including achieving the Minimum Acceptance Criteria). Contractor shall only be responsible for the payment of applicable Delay Liquidated Damages owing up to the date of Substantial Completion.  After Substantial Completion, Contractor shall perform corrective actions to achieve such Performance Guarantees.  Owner shall give Contractor access to the Site sufficient to perform any corrective actions, but Contractor shall, at all times, perform such corrective actions so as not to interfere with the receipt of feed gas or loading of LNG into LNG Tankers or materially interfere with the production of LNG, unless otherwise agreed by Owner in its sole discretion, and Owner’s security and safety requirements.  If Train 3 has not achieved all of the Performance Guarantees within [***] ([***])  Days after the Guaranteed Substantial Completion Date (as may be extended as specified below in this Section 11.5A, or as may be  otherwise extended if the Parties agree in writing to so extend), then Contractor shall cease taking corrective actions to achieve the Performance Guarantees for Train 3, and in that event, Contractor shall pay to Owner in accordance with Section 13.2 the applicable Performance Liquidated Damages for such Performance Guarantees based on the results of the last performance test conducted by Contractor.  The Performance Liquidated Damages shall be calculated in accordance with Attachment T.  If Owner does not provide Contractor with access to the Site sufficient to perform such corrective actions in accordance with the corrective work plan agreed upon by the Parties within such [***] ([***])  Day period, such [***] ([***])  Day timeframe may, at Contractor’s written request, be extended to the extent necessary for Contractor to perform such corrective actions in accordance with the corrective work plan agreed by the Parties. Contractor’s liability under this Section 11.5A shall be in addition to any Delay Liquidated Damages owed under this Agreement.

B.         Minimum Acceptance Criteria Not Achieved.  In the event that Train 3 fails to achieve any of the Minimum Acceptance Criteria, as evidenced by Performance Test results, by the Guaranteed Substantial Completion Date, as such date may be extended by Change Order as provided herein, then (i) Substantial Completion shall not occur and (ii) the provisions of Section 13.1 shall apply.  In addition to the foregoing, Contractor shall prepare a corrective work plan to achieve such Minimum Acceptance Criteria and submit such plan to Owner for its review and comment.  Contractor shall commence, on the date on which the Work for Train 3 or component thereof was shown, through the Performance Tests, to have failed to achieve one or more Minimum Acceptance Criteria for Train 3, to correct the Work to enable Train 3 to achieve all of the Minimum Acceptance Criteria and otherwise achieve Substantial Completion, and Contractor shall achieve all such Minimum Acceptance Criteria and otherwise achieve Substantial Completion no later than a period of [***] ([***])  months after the Guaranteed Substantial Completion Date (“Minimum Acceptance Criteria Correction Plan”).  If, on the one hand, Train 3 has not achieved all of the Minimum Acceptance Criteria and Substantial Completion, upon the termination of the Minimum Acceptance Criteria Correction Period, then Owner may, in its sole discretion, either (a) grant Contractor an additional [***] ([***])  month period to achieve all such Minimum Acceptance Criteria and otherwise achieve Substantial Completion (“Additional Minimum Acceptance Criteria Period”)  under the same terms and conditions as the first, including the application of Section 13.1, or (b) claim Contractor in Default pursuant to Section 16.1.  In the event that Owner claims such a Default at the end of either the Minimum Acceptance Criteria Correction Period or the optional Additional Minimum Acceptance Criteria Period , Owner shall be entitled to any and all damages, costs, losses and expenses to which Owner is entitled under Section 16.1D.  If, on the other hand, Train 3 has achieved all of the Minimum Acceptance Criteria and Substantial Completion during the Minimum Acceptance Criteria Correction Period (or during the optional Additional Minimum Acceptance Criteria Period, should Owner elect that option), then Contractor shall be liable to Owner for all Liquidated Damages under Section 13.1.

11.6     Punchlist.  Prior to Mechanical Completion, RFSU and Substantial Completion, as applicable, Owner and Contractor shall inspect the Work related to Train 3, and Contractor shall prepare a proposed a list of Punchlist items identified as needing to be completed or corrected as a result of such inspection.  Contractor shall promptly provide the proposed Punchlist to Owner for its review and approval, together with an estimate of the time and cost necessary to complete or correct each Punchlist item.  Contractor shall add to the proposed Punchlist any items that are identified by Owner during its review, and Contractor shall immediately initiate measures to complete or correct, as appropriate, any Punchlist item on Contractor’s proposed list or otherwise that Owner in the exercise of its reasonable judgment, believes must be completed or corrected for Train 3 to achieve Substantial Completion.  Upon Contractor’s completion or correction of any Punchlist item necessary to achieve Mechanical Completion, RFSU and Substantial Completion, as applicable, and the Parties agreement on Contractor’s proposed Punchlist, as modified by any

Owner additions, such Punchlist shall govern Contractor’s performance of the Punchlist up to RFSU Substantial Completion or Final Completion, as applicable; provided that the failure to include any items on the Punchlist shall not alter the responsibility of Contractor to complete all Work in accordance with the terms and provisions of this Agreement.  After Substantial Completion, Owner shall provide reasonable access to those portions of the Site sufficient for Contractor to perform its Punchlist so long as such activities do not interfere with the operation of the Train 3 Liquefaction Facility or Train 1 or Train 2 after substantial completion of Train 1 or Train 2 (as applicable) under the Trains 1 and 2 EPC Agreement and subject to Owner’s permit to work system.  The Punchlist shall be completed within [***] ([***])  Days after Substantial Completion, failing which, Owner may, in addition to any other rights that it may have under this Agreement, complete such Punchlist at the expense of Contractor.  In the event Owner elects to complete such Punchlist, Contractor shall immediately pay Owner (directly, by offset, or by collection on the Letter of Credit, at Owner’s sole discretion) all costs and expenses incurred in performing such Punchlist.

11.7     Notice and Requirements for Final Completion.  Final Completion shall be achieved when all requirements for Final Completion under this Agreement, including those set forth in the definition of Final Completion under Section 1.1, have been satisfied.  Upon Final Completion, Contractor shall certify to Owner in the form of Schedule L-6 (“Final Completion Certificate”) that all of the requirements under this Agreement for Final Completion have occurred.  Owner shall notify Contractor whether it accepts or rejects the Final Completion Certificate within [***] ([***])  Days following Owner’s receipt thereof.  Acceptance of such certificate shall be evidenced by Owner’s signature on such certificate, which shall be forwarded to Contractor with such notice.  If Owner does not agree that Final Completion has occurred, then Owner shall state the basis for its rejection in reasonable detail in a notice provided to Contractor.  The Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue.  In the event such issue is not resolved within [***] ([***])  Business Days following the delivery by Owner of its notice, Owner and Contractor shall resolve the Dispute in accordance with the Dispute resolution procedures provided for under ARTICLE 18; provided, however, if such deficiencies relate to the failure to complete the Punchlist, Owner may, in addition to any other rights that it may have under this Agreement, complete such Punchlist at the expense of Contractor in accordance with Section 11.6.

11.8     Partial Occupancy and Use.  Prior to Contractor achieving Substantial Completion, Owner may, upon giving written notice to Contractor, occupy and use all or any portion of the buildings (excluding warehouses) identified in Attachment A for Train 3 (and with the Parties’ mutual agreement, any other portion of the Work related to such Train) then capable of functioning safely, provided that such occupancy or use is authorized by the Governmental Instrumentality (to the extent such authorization is necessary) and Owner’s insurance company or companies providing property insurance and builder’s risk coverage have consented to such partial occupancy or use (to the extent such consent is necessary) and Owner shall insure that portion of such buildings it takes occupancy and use upon taking such occupancy and use.  Contractor shall assist Owner and take reasonable steps in obtaining consent of the insurance company or companies and applicable Governmental Instrumentalities.  Immediately prior to such partial occupancy or use, Owner and Contractor shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work and all personnel and environmental safety aspects of the Work and Owner shall insure such building(s) immediately upon taking over such building(s).  Such occupancy or use shall not in any way release Contractor or any surety of Contractor from any obligations or liabilities pursuant to this Agreement, including the obligation to engineer, procure and construct a fully operational natural gas liquefaction facility and export terminal within the required times set forth in the Key Dates and otherwise in accordance with all requirements of this Agreement, nor shall such occupancy or use be deemed to be an acceptance by Owner of such portion of the Work.  For any portion of the Work that Owner occupies and uses pursuant to this Section 11.8, the Defect Correction Period for that portion of the Work shall commence upon Owner’s occupancy and use of such portion of the Work and the risk of loss for such portion of the Work shall transfer to Owner, notwithstanding Section 8.2; provided that, the risk of loss shall not transfer, and the Defect Correction Period shall not commence, for any Equipment housed but not operating within such portion of the Work (other than HVAC and lighting).

11.9     Advice and Assistance after Substantial Completion. After Substantial Completion and for a period of [***] ([***])  Days, Contractor shall, if requested by Owner, provide up to twenty (20) Contractor personnel who participated in the pre-commissioning, commissioning, start-up, operating and testing of Train 3 to provide advice and assistance to Owner in the operation of the Train 3 Liquefaction Facility under Owner’s direction and control.  The names and positions of such personnel shall be provided to Owner for its approval, not be unreasonably withheld, within [***] ([***])  Days before the anticipated date to achieve Substantial Completion.  Such personnel shall be paid on a cost-reimbursable basis in accordance with the rates specified in Schedule D-5 for a duration not to exceed [***] ([***])  Days, unless otherwise agreed to by the Parties in writing.  Contractor shall not remove or replace such personnel, except as permitted under Section 2.2A.  Owner may terminate the performance of such personnel at any time by providing two (2) weeks’ written notice to Contractor thereof at no additional cost, except for the value of the work performed by such personnel prior to termination in accordance with Schedule D-5.

11.10    Long-Term Obligations. No acceptance by Owner of any or all of the Work or any other obligations of Contractor under this Agreement, including acceptance of any Mechanical Completion, RFSU, Substantial Completion, or Final Completion, nor any payment made hereunder, whether an interim or final payment, shall in any way release Contractor or any surety of Contractor from any obligations or liability pursuant to this Agreement, including Warranty obligations, any liabilities for which insurance is required or any other responsibility of Contractor, including the payment of any and all fines and penalties assessed to the extent caused by Contractor’s failure to comply with any Applicable Law.  It is expressly understood and agreed by the Parties that nothing in this ARTICLE 11 shall in any way modify or alter Contractor’s obligations under ARTICLE 12 and ARTICLE 13 hereof.

ARTICLE 12

WARRANTY AND CORRECTION OF WORK

12.1       Warranty.

A.        General.  The warranties set forth in this ARTICLE 12 (each a  “Warranty” or collectively, the “Warranties”) are in addition to any of the Minimum Acceptance Criteria or Performance Guarantees set forth in this Agreement.  Any Work, or component thereof, that is not in conformity with any Warranty is defective (“Defective”) and contains a defect (“Defect”).

B.         Warranty of Work.  Contractor hereby warrants that the Train 3 Liquefaction Facility and the Work, including Equipment, and each component thereof shall be:

1.         new, complete, and of suitable grade for the intended function and use in accordance with this Agreement;

2.         in accordance with all of the requirements of this Agreement, including in accordance with GECP, Applicable Law and Applicable Codes and Standards;

3.         free from encumbrances to title (provided that Owner has made payment to Contractor of all undisputed amounts owed to Contractor in accordance with the terms of this Agreement), as set forth in greater detail in Section 8.1;

4.         free from defects in design, material and workmanship, provided that tolerances or deviations in design, material and workmanship allowable by Applicable Law or Applicable Codes and Standards or GECP (where no such Applicable Law or Applicable Codes and Standards apply) shall not be considered a defect unless this Agreement sets forth stricter deviations or tolerances;

5.         capable of operating in accordance with all requirements of this Agreement, including Applicable Law and Applicable Codes and Standards; and

6.         unless agreed to by Owner, composed and made of only proven technology, of a type in commercial operation at the Effective Date of this Agreement.

C.         Assignment and Enforcement of Subcontractor Warranties.  Contractor shall, without additional cost to Owner, use all commercially reasonable efforts to obtain warranties from Major Subcontractors and Major Sub-subcontractors that meet or exceed the requirements of this Agreement; provided,  however, Contractor shall not in any way be relieved of its responsibilities and liability to Owner under this Agreement, regardless of whether such Major Subcontractor or Major Sub-subcontractor warranties meet the requirements of this Agreement, as Contractor shall be fully responsible and liable to Owner for its Warranty and Corrective Work obligations and liability under this Agreement for all Work.  All such warranties shall be deemed to run to the benefit of Owner and Contractor.  Such warranties, with duly executed instruments assigning the warranties to Owner, shall be delivered to Owner upon Substantial Completion.  All warranties provided by any Subcontractor or Sub-subcontractor shall be deemed to run to the benefit of Owner and Contractor, except that Owner may only directly enforce such Subcontractor or Sub-subcontractor warranty directly against such Subcontractor or Sub-subcontractor after the expiration of the applicable Defect Correction Period; provided that such Subcontractor or Sub-subcontractor warranty extends beyond such Defect Correction Period.  Contractor agrees that Contractor’s Warranties, as provided under this ARTICLE 12 shall apply to all

Work regardless of the provisions of any Subcontractor or Sub-subcontractor warranty, and such Subcontractor or Sub-subcontractor warranties shall not be a limitation of such Contractor Warranties.  This Section 12.1C shall not in any way be construed to limit Contractor’s liability under this Agreement for the entire Work or its obligation to enforce Subcontractor warranties.

D.        Exceptions to Warranty.  The Warranty excludes remedy, and Contractor shall have no liability to Owner, for damage or Defect occurring after Substantial Completion to the extent caused by: (i) improper repairs or alterations, misuse, neglect or accident by Owner or any Third Party; (ii) operation, maintenance or use of Work or any component thereof in a manner not in compliance with a material requirement of operations and maintenance manuals delivered by Contractor to Owner; or (iii) normal wear, tear and corrosion.

12.2       Correction of Work Prior to Substantial Completion.

A.        General Rights.  All Work shall be subject to inspection by Owner, Lender, Independent Engineer, and either of their representatives at all times to determine whether the Work conforms to the requirements of this Agreement as specified herein, provided that Owner shall conduct its inspections during regular business hours and provide Contractor with reasonably prior written notice of such inspections (except that these limitations on notice and regular business hours to not apply to inspections at the Site, laydown areas in the vicinity of the Site, or any location at which Work is performed which is controlled by Contractor, and such inspections may occur at any time without restriction), provided further that this requirement for notice shall in no way limit Owner’s rights under Section 3.3.  Contractor shall furnish Owner, Lender, Independent Engineer, and either of their representatives with access to all locations where Work is in progress on the Site, laydown areas in the vicinity of the Site, or any location where Work is performed which is controlled by Contractor and, upon reasonable advance notice, other Contractor and Major Subcontractor and Sub-Subcontractor locations where Work is performed.  If prior to Substantial Completion, in the judgment of Owner, any Work is Defective, then Contractor shall, at its own cost and expense, promptly and on an expedited basis correct such Defective Work and any other portions of the Train 3 Liquefaction Facility damaged or affected by such Defective Work, whether by repair, replacement or otherwise upon written notice from Owner.  Subject to Contractor’s right to pursue a Dispute under ARTICLE 18, the decision of Owner as to whether the Work is conforming or Defective shall be followed by Contractor, and Contractor shall comply with the instructions of Owner in all such matters while pursuing any such Dispute.  Owner shall not direct how, or the timing of when, Contractor will perform such repair or replacement Work, and Contractor shall have the right to consider efficiency and cost concerns in scheduling such repair or replacement Work in preparing its plan for carrying out such repair or replacement Work, as long as its repair or replacement is performed and completed prior to Substantial Completion, provided that if (i) such Defective Work (a) relates to safety, (b) relates to Owner’s other contractors’ tie-ins to the Train 3 Liquefaction Facility or the Trains 1 and 2 Liquefaction Facility or structural integrity, or (c) impacts operation of Train 3, Train 1 or Train 2 or  (ii) there will be additional Work coupled (physically, mechanically, electrically, operationally or otherwise) to the Defective Work, Contractor shall repair or replace such Defective Work within a reasonable time, provided further that if the Defective Work materially affects the operation or use of Train 3 after it has achieved Substantial Completion or Train 1 or Train 2 after they have achieved substantial completion under the Trains 1 and 2 EPC Agreement or presents an imminent threat to the safety or health of any Person, then Contractor shall commence to repair or replace the Defective Work within twenty-four (24) hours after receipt of notice of such Defective Work, and thereafter continue to proceed diligently to complete the same.  If it is later determined that the Work was not Defective, then Owner shall reimburse Contractor for all costs incurred in connection with such repair or replacement (including markups for Contractor’s profits and overhead) and a Change Order shall be issued for such amount (including costs incurred in disassembling, making safe and reassembling such Work) and shall address any impact the repair or replacement may have had on the Key Dates.  If Contractor fails to commence to repair (which such commencement may include detailed planning activities) or replace any Defective Work as required above, then Owner may (after providing [***] ([***])  Days’ prior written notice to Contractor, but such notice is not required if the Defective Work materially affects the operation or use of Train 3 after it has achieved Substantial Completion or Train 1 or Train 2 after they have achieved substantial Completion under the Trains 1 and 2 EPC Agreement or presents an imminent threat to the safety or health of any Person) repair or replace such Defective Work and the reasonable expense thereof shall be paid by Contractor.

B.         Witness Points.  No later than [***] ([***])  Days after NTP, Contractor shall submit to Owner for its approval a proposed list of witness points for each item of the Work. Contractor shall modify such list of witness points based on any additional or different witness points Owner desires.  After Owner’s approval of the witness points, Contractor shall provide Owner with at [***] ([***])  Days’ prior notice of the actual scheduled date of each of the tests relating to such witness points at the Site and [***] ([***])  Days’ prior notice of the actual scheduled date of each of the tests relating to such witness points.  Notwithstanding such right to witness tests, Owner, Lender, and Independent Engineer shall not interrupt or interfere with any test or require changes while witnessing such tests (unless such interruption relates to safety).  Contractor shall cooperate with Owner, Lender and Independent Engineer if Owner, Lender or Independent Engineer elects to witness any additional tests, and Contractor acknowledges that Owner, Lender and Independent Engineer shall have the right to witness all tests being performed in connection with the Work.  Owner’s, Lender’s and Independent Engineer’s right of inspection as set forth herein applies only to its witnessing of witness points for Work and shall not be construed to imply a limitation on Owner’s, Lender’s or Independent Engineer’s right to inspect any portion on the Work (including Equipment) at any time in its sole discretion and in accordance with this Agreement.

C.         No Obligation to Inspect.  Owner’s, Lender’s, and Independent Engineer’s right to conduct inspections under Sections 12.2A and 12.2B shall not obligate Owner, Lender or Independent Engineer to do so.  Neither the exercise of Owner, Lender or Independent Engineer of any such right, nor any failure on the part of Owner, Lender, or Independent Engineer to discover or reject Defective Work shall be construed to imply an acceptance of such Defective Work or a waiver of such Defect.

D.        Cost of Disassembling.  The cost of disassembling, dismantling or making safe finished Work for the purpose of inspection, and reassembling such portions (and any delay associated therewith) shall be borne by Owner if such Work is found to conform with the requirements of this Agreement and by Contractor if such Work is found to be Defective.

12.3       Correction of Work After Substantial Completion.

A.        Corrective Work.  If, during the Defect Correction Period, any Work for Train 3 is found to be Defective and Contractor is aware of such Defect or Owner provides written notice to Contractor within such Defect Correction Period regarding such Defect, Contractor shall, at its sole cost and expense, promptly and on an expedited basis (i) correct such Defective Work, whether by repair, replacement or otherwise, including any and all obligations in connection with such repair, replacement or otherwise, such as in and out costs and open and close costs, storage costs, labor, testing, Taxes, expediting costs, Texas Sales and Use Tax, transportation costs and any other costs necessary to fully correct the Work and (ii) any other physical loss or damage to any portions of the Train 3 Liquefaction Facility damaged or affected by such Defective Work (“Corrective Work”), provided, however, with respect to item (ii), Contractor’s liability shall be limited to [***] U.S. Dollars (U.S.$[***]) per occurrence in accordance with Section 17.1F, with a cumulative per occurrence of [***] U.S. Dollars (U.S.$[***]) under the Trains 1 and 2 EPC Agreement and this Agreement.  Any such notice from Owner shall state with reasonable specificity the date of occurrence or observation of the Defect and the reasons supporting Owner’s belief that Contractor is responsible for performing Corrective Work. After Substantial Completion, Owner shall provide Contractor with access on the Train 3 Liquefaction Facility and the Trains 1 and 2 Liquefaction Facility and de-energize and de-pressurize the applicable Equipment sufficient to perform the Corrective Work, so long as such access does not interfere with the construction or operation of the Train 3 Liquefaction Facility or the Trains 1 and 2 Liquefaction Facility and subject to Owner’s permit to work system.  In the event Contractor utilizes spare parts owned by Owner in the course of performing the Corrective Work, Contractor shall supply Owner free of charge with new spare parts equivalent in quality and quantity to all such spare parts used by Contractor as soon as possible following the utilization of such spare parts.

B.          Owner Right to Correct or Complete Defective Work.

1.         After Substantial Completion, and during the Defect Correction Period, and subject to Section 12.3B.2, if Contractor fails to commence the Corrective Work (which commencement may include the detailed planning associated with the on-Site implementation of the Corrective Work) within a reasonable period of time not to exceed [***] ([***])  Business Days after Contractor’s receipt of written notice from Owner or does not diligently perform such Corrective Work on an expedited basis (provided that Contractor’s timeline for performance shall be extended to the extent that Contractor is not provided reasonable access to those portions of the Train 3 Liquefaction Facility or the Trains 1 and 2 Liquefaction Facility that have achieved Substantial Completion so that Contractor may commence, continue and complete the Corrective Work), then Owner, upon written notice to Contractor, may (as its sole and exclusive remedy for the Defect (except for its right to enforce Contractor’s indemnification obligations under the Agreement) perform such Corrective Work, and Contractor shall be liable to Owner for all reasonable costs and expenses incurred by Owner in connection with such Corrective Work and shall pay Owner (directly, by offset or by collection on the Letter of Credit, at Owner’s sole discretion) an amount equal to such costs and expenses; or

2.         If any Defective Work (i) materially affects Train’s 1, Train 2’s or Train 3’s production or loading capabilities and would put the Train 3 Liquefaction Facility at risk of being unable to operate or (ii) presents an imminent threat to the safety or health of any Person and Owner knows of such Defective Work, Owner may (in addition to any other remedies that it has under this Agreement) perform the Corrective Work without giving prior notice to Contractor (provided that Owner shall give Contractor notice of such event as soon as reasonably possible after becoming aware of such Defective Work), and, in such event, Contractor shall be liable to Owner for all reasonable costs and expenses incurred by Owner in connection with such Corrective Work and shall pay Owner (directly, by offset or by collection on the Letter of Credit, at Owner’s sole discretion) an amount equal to such costs and expenses (which costs and expenses shall be adequately documented and supported by Owner).  If Corrective Work is performed by Owner on Defective Work without providing any advance notice to Contractor, then Contractor’s obligations to perform Corrective Work on such Defective Work shall no longer apply to such Defective Work  (it being understood that, at Contractor’s cost, and in Owner’s sole discretion, Owner may be able to obtain a replacement warranty from a third-party with respect to such item of Defective Work), provided that Contractor’s obligations under this Agreement with respect to all other portions of the Train 3 Liquefaction Facility (including an portion of Equipment) shall continue in full force and effect, including continuing in full force and effect with respect to any portions of the item of the same Equipment or portion of the Train 3 Liquefaction Facility in which Owner performed the Corrective Work (except for the specific Defect being addressed).

C.         Extended Defect Correction Period for Corrective Work.  With respect to any Corrective Work except for the Corrective Work for which Contractor’s warranty obligations do not apply as specified in Section 12.3B.2, the Defect Correction Period for such Corrective Work shall be extended for an additional one (1) year from the date of the completion of such Corrective Work; provided,  however, in no event shall (i) the Defect Correction Period for such Corrective Work be less than the original Defect Correction Period or, except for Structural Work, extend beyond [***] ([***])  Months after Contractor’s achievement of Substantial Completion, and (ii) the Defect Correction Period for Structural Work be extended beyond the original three (3) year period.

D.        Extension for Downtime.  If at any time any Equipment or component of Equipment ceases to operate solely due to a Defect, then the Defect Correction Period for such Equipment shall be automatically extended without the further action of either Party by a period equal to the full duration of such period of non-performance, subject to a cap on the Defect Correction Period of [***] ([***])  Months after Contractor’s achievement of Substantial Completion and provided that this Section 12.3D shall not apply to Structural Work.

E.         Standards for Corrective Work.  All Corrective Work shall be performed subject to the same terms and conditions under this Agreement as the original Work is required to be performed.  Any change to parts or Equipment that would alter the requirements of this Agreement may be made only with prior approval of Owner.

F.         No Limitation.  Nothing contained in this Section 12.3 shall be construed to establish a period of limitation with respect to other obligations which Contractor might have under this Agreement.  However, Contractor shall not be obligated to perform any Corrective Work discovered after the expiration of the Defect Correction.

12.4     Assignability of Warranties.  The Warranties made in this Agreement shall be for the benefit of Owner and its successors and assigns and the respective successors and assigns of any of them, and are fully transferable and assignable.

12.5     Waiver of Implied Warranties. EXCEPT FOR ANY EXPRESS WARRANTIES UNDER THIS AGREEMENT (INCLUDING THE WARRANTIES), THE PARTIES HEREBY (I) DISCLAIM ANY AND ALL OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND (II) WAIVE THE EQUITABLE REMEDY OF RESCISSION AVAILABLE UNDER THE LAW FOR A BREACH OF WARRANTY OR A CLAIM FOR DEFECTIVE WORK (BUT SUCH WAIVER SHALL NOT AFFECT ANY OF OWNER’S RIGHTS UNDER THIS AGREEMENT, INCLUDING TERMINATION PURSUANT TO ARTICLE 16).  The Parties agree that after Substantial Completion, the remedies set forth in this ARTICLE 12 shall be the Owner’s sole and exclusive remedy for a breach of warranty or any other claim for Defective Work, whether based in contract, tort (including negligence and strict liability) or otherwise, provided that this shall not limit Contractor’s obligations to achieve the Performance Guarantees, Contractor’s Punchlist obligations, Contractor’s indemnity obligations under this Agreement, or the Owner’s rights to withhold or draw on the letter of credit under this Agreement.

ARTICLE 13

GUARANTEE OF TIMELY COMPLETION, DELAY LIQUIDATED DAMAGES AND EARLY COMPLETION BONUS

13.1     Delay Liquidated Damages.  If Substantial Completion  occurs after the Guaranteed  Substantial Completion Date, Contractor shall be liable and pay to Owner the amounts listed in Schedule E-2 per Day for each Day, or portion thereof, of delay until Substantial Completion occurs (the “Delay Liquidated Damages”) subject to the aggregate limit of such payments in Section 20.2A.

13.2     Payment of Liquidated Damages.  With respect to any Liquidated Damages that Contractor is liable for under this Agreement, Owner, at its sole discretion, may either (i) invoice Contractor for such Liquidated Damages, and within [***] ([***])  Days after Contractor’s receipt of such invoice, Contractor shall pay Owner Liquidated Damages, (ii) withhold from Contractor amounts that are otherwise due and payable to Contractor in the amount of such Liquidated

Damages, or (iii) collect on the Letter of Credit in the amount of such Liquidated Damages.  In addition, with respect to the achievement of Substantial Completion, Contractor shall pay Owner all Delay Liquidated Damages, if any, owed under this Agreement for such respective Substantial Completion as a condition precedent to achieving Substantial Completion.

13.3       Early Completion Bonus.

A.        Early Completion Bonus for Production Prior to the Early Completion Bonus Date.  If Substantial Completion occurs on or before the Guaranteed Substantial Completion Date, Owner shall pay Contractor a bonus in the amount of [***] (U.S.$ [***]) per MMBtu of the LNG that is both (i) produced by Train 3 between the period of first production of LNG from Train 3 and the Guaranteed Substantial Completion Date and (ii) loaded onto an LNG Tanker for delivery to Owner’s third-party customers prior to the Guaranteed Substantial Completion Date (“Early Completion Bonus for Train 3”).

B.       Early Completion Bonus for Production Prior to the DFCD Date.  If Substantial Completion occurs on or before the Guaranteed Substantial Completion Date, then in addition to the Early Completion Bonus for Train 3, Owner shall pay Contractor a bonus in the amount of [***] (U.S.$ [***]) per MMBtu of the LNG that is both (i) produced by Train 3 on or after the Guaranteed Substantial Completion Date, and (ii) loaded onto an LNG Tanker for delivery to Owner’s third-party customers prior to the date on which the first commercial delivery is declared under the first LNG sales and purchase agreement to declare commercial deliveries for Train 1 (“DFCD Date for Train 3”).

C.       Owner shall pay any Early Completion Bonus accruing for Train 3 within [***] ([***])  Days after (i) the DFCD Date for Train 3 or the DFCD Date for Train 2, as applicable, and (ii) Owner’s receipt of an invoice for such Early Completion Bonus.

ARTICLE 14

CONTRACTOR’S REPRESENTATIONS

14.1       Contractor Representations. Contractor represents and warrants, as applicable that:

A.        Corporate Standing.  It is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is authorized and qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospects, taxes or business.

B.         No Violation of Law; Litigation.  It is not in violation of any Applicable Law or judgment entered by any Governmental Instrumentality, which violations, individually or in the aggregate, would affect its performance of any obligations under this Agreement.  There are no legal or arbitration proceedings or any proceeding by or before any Governmental Instrumentality, now pending or (to the best knowledge of Contractor) threatened against Contractor that, if adversely determined, could reasonably be expected to have a material adverse effect on the financial condition, operations, prospects or business, as a whole, of Contractor, or its ability to perform under this Agreement.

C.         Licenses.  It is the holder of all business licenses and registrations required to permit it to operate or conduct its business now and as contemplated by this Agreement.

D.        No Breach.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of Contractor, or any Applicable Law or regulation, or any order, writ, injunction or decree of any court, or any agreement or instrument to which Contractor is a party or by which it is bound or to which it or any of its property or assets is subject, or constitute a default under any such agreement or instrument.

E.         Corporate Action.  It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Contractor of this Agreement has been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by Contractor and constitutes a legal, valid and binding obligation of Contractor enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally.

F.         Financial Solvency.  It is financially solvent, able to pay all debts as they mature and possesses sufficient working capital to complete the Work and perform its obligations hereunder.  Guarantor, guaranteeing the obligations of Contractor pursuant to Section 21.17 of this Agreement, is financially solvent, able to pay all debts as they mature, and possesses sufficient working capital to perform the Parent Guarantees.

ARTICLE 15

OWNER’S REPRESENTATIONS

15.1     Owner Representations.  Owner represents and warrants that:

A.        Corporate Standing.  It is a limited liability company duly organized, validly existing and in good standing under the laws of Texas, is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospects or business.

B.         No Violation of Law; Litigation.  It is not in violation of any Applicable Law, or judgment entered by any Governmental Instrumentality, which violations, individually or in the aggregate, would affect its performance of any obligations under this Agreement.  There are no legal or arbitration proceedings or any proceeding by or before any Governmental Instrumentality, now pending or (to the best knowledge of Owner) threatened against Owner that, if adversely determined, could reasonably be expected to have a material adverse effect on the financial condition, operations, prospects or business, as a whole, of Owner, or its ability to perform under this Agreement.

C.         No Breach.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the operating agreement or by-laws of Owner, any Applicable Law, any order, writ, injunction or decree of any court, or any agreement or instrument to which Owner is a party or by which it is bound or to which it or any of its property or assets is subject, or constitute a default under any such agreement or instrument.

D.        Corporate Action.  It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Owner of this Agreement has been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by Owner and constitutes a legal, valid and binding obligation of Owner enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally.

E.         Other Owners.  Owner represents that it is authorized to bind and does bind all owners with an interest in the Project, or an interest in the product of the Work (or who may claim any such interest through Owner), to the releases, limitations on liability and other protections of Contractor set forth in this Agreement.  Owner’s successors, assigns and any future recipient of any equity ownership in the Project or the Train 3 Liquefaction Facility shall be bound by the releases, limitations on liability and other protections of Contractor set forth in this Agreement, and Owner shall obtain the express written agreement of such equity participants to be bound by such releases, limitations of liability and other protections of Contractor.

15.2       Financial Solvency.  Upon issuance of NTP, it will be financially solvent, able to pay its debts as they mature and will have access to sufficient working capital to perform its obligations hereunder.

ARTICLE 16

DEFAULT, TERMINATION AND SUSPENSION

16.1       Default by Contractor.

A.        Owner Rights Upon Contractor Default.  Contractor shall be in “Default” if Contractor shall at any time (i) materially fails to prosecute the Work in a safe manner (i.e., in accordance with Applicable Law and the material provisions of the safety program developed by Contractor and approved by Owner under this Agreement); (ii) fail to commence the Work in accordance with the provisions of this Agreement; (iii) Abandon the Project; (iv) fail to maintain insurance required under this Agreement; (v) fail to provide or maintain the Parent Guarantee in accordance with Section 21.17; (vi) fail to discharge liens filed by any Subcontractor or Sub-subcontractor as required under this Agreement; (vii) cause, by any action or omission, any material interference with operation of the Train 3 Liquefaction Facility or its pipeline contractors or subcontractors, unless Contractor is entitled to stop, suspend, terminate or refuse to perform Work under this Agreement; (viii) fail to make payment to Subcontractors for labor or materials owed in accordance with the respective Subcontracts (provided that Owner has made payment to Contractor of all undisputed amounts owed to Contractor, in accordance with the terms of this Agreement; (ix) disregard Applicable Law or Applicable Codes and Standards; (x) fail to comply with any material provision of this Agreement; (xi) fail to commence performance of changed Work under a Change Directive issued by Owner under this Agreement in accordance with Section 6.1E; (xii) be in Default pursuant to Section 5.5H or Section 11.5B; (xiii) violate the provisions of Section 21.10;  or (xiv) become, or if the Guarantor becomes, insolvent, has a receiver appointed, makes a general assignment or filing for the benefit of its creditors or files for bankruptcy protection.    In addition, a default under the Trains 1 and 2 EPC Agreement by Contractor shall, if elected by Owner in its sole discretion, constitute a Default by Contractor under this Agreement, and in that case the liability for a default under the Trains 1 and 2 EPC Agreement is handled under article 16 of the Trains 1 and 2 EPC Agreement and the liability for a Default under this Agreement is handled in this ARTICLE 16.

B.         Following Owner’s notice to Contractor specifying the general nature of the Default, unless Contractor cures such condition within the applicable Cure Period in Section 16.1C, Owner, at its sole option and without prejudice to any other rights that it has under this Agreement and without further notice to Contractor, may (1) take such steps as are necessary to overcome the Default condition, in which case Contractor shall be liable to Owner for any and all reasonable, additional costs, and expenses incurred by Owner in connection therewith, or (2) terminate for Default Contractor’s performance of all or any part of the Work.

C.         The applicable “Cure Period” with respect to the Defaults referenced in Section 16.1A for items (i) through (x), the Cure Period shall be [***] ([***])  after Owner’s notice of Default to Contractor, unless such Default cannot be cured within such [***] ([***])  Day period, in which case the Cure Period shall be a total of [***] ([***])  Days after Owner’s notice (or as may be extended if agreed in writing by Owner and Contractor).  There is no cure period for any other Default except as expressly stated in this Section 16.1C.

D.        Additional Rights of Owner Upon Termination.  In the event that Owner terminates this Agreement for Default in accordance with Section 16.1A, then Owner may, at its sole option, (i) enter onto the Site and any other locations where Contractor is performing the Work, for the purpose of completing the Work, (ii) take possession of all Equipment and spare parts wherever located, and all Construction Equipment on the Site that is not owned by Contractor, in any case which required to complete the Work (subject to the terms of any lease agreements for Construction Equipment with non-Affiliated third parties), Work Product (subject to the use restrictions in the licenses described in Section 10.7A-C), including Drawings and Specifications, Permits, and licenses, (iii) take assignment of any or all of the Subcontracts, and/or (iv) complete the Work either itself or through others.  If the unpaid balance of the Contract Price shall exceed all damages, costs, losses and expenses incurred by Owner (including the cost to complete the Train 3 Liquefaction Facility, all attorneys’ fees, consultant fees and litigation or arbitration expenses, costs to complete the Work, Liquidated Damages described in this Section 16.1D below and any and all damages for failure of performance and interest on such expense from the date such expense was incurred by Owner at the rate specified in Section 7.7), then such excess shall be paid by Owner to Contractor, but such amount shall not be paid until after Final Completion has been achieved.  If such amount incurred by Owner shall exceed the unpaid balance of the Contract Price, then, at Owner’s sole option and subject to the limitation of liability set forth in Section 20.1, (a) Contractor shall pay Owner the difference within [***] ([***])  Days after Owner submits to Contractor written notice of the difference, (b) Owner shall have the right and authority to offset or collect on the Letter of Credit in the amount of such difference in accordance with Section 9.2A, or (c) Owner may elect to pursue both options (a) and (b).  Subject to Section 20.1, Contractor’s liability under this Section 16.1D is in addition to any other liability provided for under this Agreement and Owner shall have the right and authority to set off against and deduct from any such excess due Contractor by Owner any other liability of Contractor to Owner under this Agreement.  Owner agrees to act reasonably to mitigate any costs it might incur in connection with any termination for Default.  In the event of a termination for Default, subject to Section 20.1, the Parties agree that Owner shall be entitled to “damages for delay” under this Section 16.1D which, for purposes of this Section 16.1D only, means (i) Delay Liquidated Damages owed by Contractor to Owner under this Agreement up to the date of the termination (provided that such termination date was after the Guaranteed Substantial Completion Date), and (ii) during the period upon the date of termination and ending on the date Substantial Completion is achieved by a substitute contractor, the costs incurred during such period by such substitute contractor to accelerate such substitute contractor’s work in order to achieve the Guaranteed Substantial Completion Date (as may have been adjusted by Change Order) contemplated under this Agreement. Notwithstanding anything to the contrary, in no event shall Owner be entitled under this Section 16.1D to recover restitutionary damages.  Any damages recoverable by Owner under this Section 16.1D shall be subject to the limitation of liability in Section 20.1, and the waiver and release in Section 20.4.

E.         Obligations Upon Termination.  Upon termination for Default, Contractor shall (i) immediately discontinue Work on the date and to the extent specified in the notice, (ii) place no further orders for Subcontracts, Equipment, or any other items or services except as may be necessary for completion of such portion of the Work as is not discontinued, (iii) inventory, maintain and turn over to Owner all Construction Equipment that is not owned by Contractor (subject to the terms of any lease agreements with non-Affiliated third parties) or any other equipment or other items provided by Owner for performance of the terminated Work, (iv) promptly make every reasonable effort to procure assignment or cancellation upon terms satisfactory to Owner of all Subcontracts and rental agreements to the extent they relate to the performance of the Work that is discontinued; (v) cooperate with Owner in the transfer of Work Product, including Drawings and Specifications, Permits, licenses and any other items or information and disposition of Work in progress so as to mitigate damages; (vi) comply with other reasonable requests from Owner regarding the terminated Work; (vii) thereafter execute that portion of the Work as may be necessary to preserve and protect Work already in progress and to protect Equipment at the Site or in transit thereto, and to comply with any Applicable Law and any Applicable Codes and Standards; and (viii) perform all other obligations under Section 16.1D.

16.2     Termination for Convenience by Owner.  Owner shall have the right to terminate for convenience Contractor’s performance of all of the Work by providing Contractor with [***] ([***])  Days’ written notice of termination.  Upon termination for convenience, Contractor shall (i) immediately discontinue the Work on the date and to the extent specified in such notice, (ii) place no further orders for Subcontracts, Equipment, or any other items or services except as may be necessary for completion of such portion of the Work as is not discontinued, (iii) promptly make every reasonable effort to procure cancellation upon terms satisfactory to Owner of all Subcontracts and rental agreements to the extent they relate to the performance of the Work that is discontinued unless Owner elects to take assignment of any such Subcontracts, (iv) assist Owner in the maintenance, protection, and disposition of Work in progress, (v) cooperate with Owner for the efficient transition of the Work, (vi) cooperate with Owner in the transfer of Work Product (and to the use restrictions in the licenses described in Section 10.7A-C), including Drawings and Specifications, Permits, licenses and any other items or information and disposition of Work in progress; and (vii) thereafter execute only that portion of the Work as may be necessary to preserve and protect Work already in progress and to protect Equipment at the Site or at any other location or in transit thereto, and to comply with any Applicable Law and Applicable Codes and Standards and Owner may, at its sole option, take assignment of any or all of the Subcontracts.  Upon termination for convenience, Contractor shall be paid (a) the reasonable value of the Work performed (the basis of payment being based on the terms of this Agreement) prior to termination, less that portion of the Contract Price previously paid to Contractor (including down payments, if any, made under this Agreement), plus (b) actual costs that are reasonably incurred and properly demonstrated by Contractor to have been sustained in the performance of the Work up to the date of termination or as a result of termination, plus associated profit margin of five percent (5%) on such costs, submitted in accordance with this Section 16.1E, but in no event shall Contractor be entitled to receive any amount for unabsorbed overhead, contingency, risk, or anticipatory profit.  Contractor shall submit all reasonable direct close-out costs to Owner for verification and audit within [***] ([***])  Days following the effective date of termination (or as may be extended if agreed in writing by the Parties).  If no Work (including Work under an LNTP) has been performed by Contractor at the time of termination, Contractor shall be paid the sum of one hundred U.S. Dollars (U.S. $100) for its undertaking to perform.

16.3     Suspension of Work.  Owner may, for any reason, upon written notice to Contractor at any time and from time to time, suspend carrying out the Work or any part thereof, whereupon Contractor shall suspend the carrying out of such suspended Work for such time or times as Owner may require and shall take reasonable steps to minimize any costs associated with such suspension.  During any such suspension, Contractor shall properly protect and secure such suspended Work in such manner as Owner may reasonably require.  Unless otherwise instructed by Owner, Contractor shall during any such suspension maintain its staff and labor on or near the Site and otherwise be ready to proceed expeditiously with the Work upon receipt of Owner’s further instructions.  Except where such suspension ordered by Owner is the result of or due to the fault or negligence of Contractor or any Subcontractor or Sub-subcontractor, Contractor shall be entitled to the reasonable costs (including actual, but not unabsorbed, overhead, contingency, risk and reasonable profit) of such suspension under a Change Order, including demobilization and remobilization costs, if necessary, along with appropriate supporting documentation to evidence such costs, and a time extension to the Key Dates if and to the extent permitted under Section 6.8.  Upon receipt of notice to resume suspended Work, Contractor shall promptly resume performance of the Work to the extent required in the notice.  In no event shall Contractor be entitled to any additional profits or damages due to such suspension beyond the costs for the suspension as defined above.

16.4       Suspension by Contractor.  Notwithstanding anything to the contrary in this Agreement, Contractor shall have the responsibility at all times to prosecute the Work diligently and shall not suspend, stop or cease performance hereunder or permit the prosecution of the Work to be delayed; provided,  however, subject to Owner’s right to withhold or offset payment to Contractor as specified in this Agreement, if Owner fails to pay undisputed amounts due and owing to Contractor and Owner has failed to cure such failure within [***] ([***])  Days beyond the date such amounts became due, then, following Contractor’s [***] ([***])  Day notice to Owner to cure such failure (which [***] ([***])  Days’ notice may be given during the [***] ([***])  Day window for non-payment), Contractor may suspend performance of the Work until Contractor receives such undisputed amounts.  Contractor shall be entitled to a Change Order for any costs incurred by Contractor resulting from such suspension and shall be entitled to an extension in the applicable Key Dates to the extent permitted under Section 6.8.

16.5       Termination by Contractor.

A.        Non-Payment.  Contractor may terminate this Agreement if, continuing at the time of such termination, Contractor has stopped the performance of all Work under this Agreement pursuant to Section 16.4 for [***] ([***])  Days, and after the expiration of such [***] ([***])  Day period, Contractor gives Owner notice specifying the nature of the default and its intent to terminate this Agreement, and Owner fails to cure such default within [***] ([***])  Days after receipt of Contractor’s notice.  Contractor shall be entitled to interest on all late payments in accordance with Section 7.7.

B.         Extended Owner’s Suspension.  After issuance of NTP and subject to Section 16.5A, if Owner suspends substantially all of the Work for an aggregate period exceeding three hundred sixty five (365) consecutive Days and such suspension is not due to the fault or negligence of Contractor, Subcontractor or Sub-subcontractor, or an event of Force Majeure, then Contractor shall have the right to terminate this Agreement by providing fourteen (14) Days written notice to Owner.

C.         Termination in the Event of Delayed Notice to Proceed.  Contractor may terminate this Agreement pursuant to Section 5.2D.3.

D.        Termination for an Extended Force Majeure Event.  After Owner’s issuance of NTP, if any single Force Majeure event causes suspension of substantially all of the Work for a period exceeding three hundred sixty-five (365) Days, then Contractor shall have the right to terminate this Agreement by providing [***] ([***])  Days written notice of termination to Owner.

E.         Contractor’s Right to Terminate.  This Section 16.5 set forth Contractor’s only rights to terminate this Agreement.  In the event of any such termination under this Section 16.5, Contractor and Owner shall have the rights and obligations set forth in Section 16.1E.  Contractor’s sole right to terminate this Agreement is set forth in this Section 16.5.

ARTICLE 17

INDEMNITIES

17.1       Contractor’s General Indemnification.  In addition to its indemnification, defense and hold harmless obligations contained elsewhere in this Agreement, Contractor shall release, and as a separate obligation, indemnify, hold harmless and defend Owner Indemnified Parties from and against any and all damages, costs, losses and expenses (including reasonable attorneys’ fees, and litigation or arbitration expenses) arising out of any of the following:

A.        ACTUAL OR ALLEGED FAILURE OF CONTRACTOR OR ANY OF ITS SUBCONTRACTORS OR SUB-SUBCONTRACTORS TO COMPLY WITH APPLICABLE LAW APPLICABLE CODES AND STANDARDS OR SAFETY REQUIREMENTS UNDER THIS AGREEMENT, PROVIDED THAT CONTRACTOR’S INDEMNITY OBLIGATIONS UNDER THIS SECTION 17.1A SHALL BE LIMITED TO THE REASONABLE SETTLEMENT PAYMENTS RELATED TO SUCH FAILURE AND ANY FINES,  PENALTIES OR OTHER SANCTIONS IMPOSED BY ANY GOVERNMENTAL INSTRUMENTALITY (INCLUDING THE COST OF REQUIRED REMEDIAL MEASURES) ON OWNER INDEMNIFIED PARTIES OR ON THE WORK RESULTING FROM THE FAILURE OF CONTRACTOR OR ANY OF ITS SUBCONTRACTORS OR SUB-SUBCONTRACTORS TO COMPLY WITH APPLICABLE LAW, APPLICABLE CODES AND STANDARDS OR SAFETY REQUIREMENTS UNDER THIS AGREEMENT,  EXCLUDING ANY PORTION OF THE AMOUNT OF SUCH FINES, PENALTIES OR OTHER SANCTIONS ATTRIBUTABLE TO VIOLATIONS BY OWNER OF APPLICABLE LAW, INCLUDING PRIOR VIOLATIONS BY OWNER OF APPLICABLE LAWS RELATING TO HAZARDOUS MATERIALS FOR WHICH OWNER IS RESPONSIBLE UNDER SECTION 17.4;

B.         ACTUAL OR ALLEGED CONTAMINATION, SPILL, RELEASE, DISCHARGE OR POLLUTION ARISING OUT OF ACTS OR OMISSIONS OF CONTRACTOR’S OR ANY SUBCONTRACTOR’S OR SUB-SUBCONTRACTOR’S USE, HANDLING OR DISPOSAL OF HAZARDOUS MATERIALS GENERATED OR BROUGHT ON THE SITE OR ANY OTHER PROPERTY WHERE WORK IS PERFORMED DURING THE PERFORMANCE OF THE WORK AND CONTRACTOR’S FAILURE TO STOP WORK AND NOTIFY OWNER OF PRE-EXISTING HAZARDOUS MATERIALS AS REQUIRED BY SECTION 3.17, SUBJECT TO THE CAP SET FORTH THEREIN ;

C.         A FAILURE BY CONTRACTOR OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR TO PAY TAXES FOR WHICH SUCH PERSON IS LIABLE;

D.        FAILURE OF CONTRACTOR TO MAKE PAYMENTS TO ANY SUBCONTRACTOR IN ACCORDANCE WITH THE RESPECTIVE SUBCONTRACT, PROVIDED THAT, OWNER HAS MADE PAYMENT TO CONTRACTOR OF ALL UNDISPUTED AMOUNTS OWED TO CONTRACTOR IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT;

E.         DAMAGE TO OR DESTRUCTION OF PROPERTY OF CONTRACTOR INDEMNIFIED PARTIES OR ANY OF ITS SUBCONTRACTORS, SUB-SUBCONTRACTORS OR ANY EMPLOYEE, OFFICER OR DIRECTOR OF ANY OF THEM (EXCLUDING THE WORK, TRAIN 3, TRAIN 1 AND TRAIN 2), TO THE EXTENT THAT SUCH PROPERTY DAMAGE OR DESTRUCTION IS CAUSED BY THE NEGLIGENCE OF ANY CONTRACTOR INDEMNIFIED PARTY OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR;

F.         DAMAGE TO OR DESTRUCTION OF TRAIN 1 OR TRAIN 2 OR THE COMMON FACILITIES INCORPORATED THEREIN (AFTER THE EARLIER OF SUBSTANTIAL COMPLETION OF EACH SUCH TRAIN OR TERMINATION OF THE TRAINS 1 AND 2 EPC AGREEMENT) OR TRAIN 3 (AFTER THE EARLIER OF SUBSTANTIAL COMPLETION OR TERMINATION OF THIS AGREEMENT) TO THE EXTENT ARISING OUT OF OR RESULTING FROM THE NEGLIGENCE, IN CONNECTION WITH THE WORK, OF ANY MEMBER OF THE CONTRACTOR INDEMNIFIED PARTIES OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR OR ANYONE DIRECTLY OR INDIRECTLY EMPLOYED BY THEM, PROVIDED THAT CONTRACTOR’S LIABILITY HEREUNDER FOR DAMAGE TO OR DESTRUCTION OF (I) TRAIN 1 OR TRAIN 2 OR THE COMMON FACILITIES INCORPORATED THEREIN (AFTER THE EARLIER OF SUBSTANTIAL COMPLETION OF EACH SUCH TRAIN OR TERMINATION OF THE TRAINS 1 AND 2 EPC AGREEMENT) SHALL NOT EXCEED [***] U.S. DOLLARS (U.S.$ [***]) PER OCCURRENCE OR (II) TRAIN 3 (AFTER THE EARLIER OF SUBSTANTIAL COMPLETION OR TERMINATION OF THIS AGREEMENT) SHALL NOT EXCEED [***] U.S. DOLLARS (U.S.$[***]) PER OCCURRENCE, AND OWNER HEREBY RELEASES CONTRACTOR FROM ANY SUCH LIABILITY IN EXCESS THEREOF.  FOR THE AVOIDANCE OF DOUBT, ANY SUCH LIABILITY OF CONTRACTOR SHALL NOT EXCEED [***] U.S. DOLLARS (U.S.$[***]) PER OCCURRENCE, WITH A CUMULATIVE PER OCCURRENCE OF [***] U.S. DOLLARS (U.S. $[***]) UNDER THE TRAINS 1 AND 2 EPC AGREEMENT AND THIS AGREEMENT;

G.        DAMAGE TO OR DESTRUCTION OF PROPERTY OF OWNER INDEMNIFIED PARTIES (EXCLUDING THE WORK, TRAIN 3, TRAIN 1 AND TRAIN 2) TO THE EXTENT ARISING OUT OF OR RESULTING FROM THE NEGLIGENCE, IN CONNECTION WITH THE WORK, OF ANY MEMBER OF THE CONTRACTOR INDEMNIFIED PARTIES OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR OR ANYONE DIRECTLY OR INDIRECTLY EMPLOYED BY THEM, PROVIDED THAT CONTRACTOR’S LIABILITY HEREUNDER FOR DAMAGE TO OR DESTRUCTION OF SUCH PROPERTY OF OWNER INDEMNIFIED PARTIES (EXCLUDING THE WORK, TRAIN 3, TRAIN 1,  THE PROJECT, TRAIN 1 AND TRAIN 2) SHALL NOT EXCEED [***] U.S. DOLLARS (U.S.$[***]) PER OCCURRENCE, WITH A CUMULATIVE PER OCCURRENCE OF [***] U.S. DOLLARS (U.S. $[***]) UNDER THE TRAINS 1 AND 2 EPC AGREEMENT AND THIS AGREEMENT, AND OWNER HEREBY RELEASES CONTRACTOR FROM ANY SUCH LIABILITY IN EXCESS THEREOF;

H.        PERSONAL OR BODILY INJURY TO, ILLNESS, OR DEATH OF ANY EMPLOYEE, OFFICER OR DIRECTOR OF ANY CONTRACTOR INDEMNIFIED PARTY, ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR OR ANY EMPLOYEE, OFFICER OR DIRECTOR OF ANY OF THEM, REGARDLESS OF THE CAUSE SUCH DAMAGES, COSTS, LOSSES AND EXPENSES, INCLUDING THE SOLE OR JOINT NEGLIGENCE OF ANY OWNER INDEMNIFIED PARTIES;

I.          DAMAGE TO OR DESTRUCTION OF PROPERTY OF ANY PERSON (OTHER THAN THE PROPERTY COVERED IN SECTION 17.1E, 17.1F, 17.1G AND 17.2A) TO THE EXTENT THAT SUCH INJURY IS CAUSED BY THE NEGLIGENCE OF ANY CONTRACTOR INDEMNIFIED PARTY OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR; OR

J.         PERSONAL OR BODILY INJURY TO, ILLNESS, OR DEATH OF ANY PERSON (OTHER THAN THOSE PERSONS COVERED IN SECTION 17.1H AND SECTION 17.2B) TO THE EXTENT

THAT SUCH INJURY IS CAUSED BY THE NEGLIGENCE OF ANY CONTRACTOR INDEMNIFIED PARTY OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR.

17.2       Owner’s Indemnity for Personal Injury and Property Damage.  OWNER SHALL RELEASE, AND AS A SEPARATE OBLIGATION INDEMNIFY, HOLD HARMLESS AND DEFEND CONTRACTOR INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL DAMAGES, COSTS, LOSSES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES, AND LITIGATION OR ARBITRATION EXPENSES) DIRECTLY OR INDIRECTLY ARISING OUT OF ANY OF THE FOLLOWING:

A.        DAMAGE TO OR DESTRUCTION OF PROPERTY OF THE OWNER INDEMNIFIED PARTIES (OTHER THAN THE WORK, CONSTRUCTION EQUIPMENT, OR TRAIN 3, TRAIN 1 AND TRAIN 2), TO THE EXTENT THAT SUCH DAMAGE OR DESTRUCTION IS CAUSED BY THE NEGLIGENCE OF ANY OWNER INDEMNIFIED PARTY.

B.         PERSONAL OR BODILY INJURY TO, ILLNESS, OR DEATH OF ANY EMPLOYEE, OFFICER OR DIRECTOR OF ANY OWNER INDEMNIFIED PARTY, REGARDLESS OF THE CAUSE SUCH DAMAGES, COSTS, LOSSES AND EXPENSES, INCLUDING THE SOLE OR JOINT NEGLIGENCE OF ANY CONTRACTOR INDEMNIFIED PARTIES.

17.3       Indemnification of Port Indemnified Parties.  To the fullest extent permitted by Applicable Law, Contractor shall indemnify, hold harmless and defend Port Indemnified Parties from any and all damages, claims, losses, costs and expenses  arising out of or resulting from the acts or omissions of any member of the Contractor Indemnified Parties or any Subcontractor or Sub-subcontractor on account of (1) personal or bodily injury, illness or death any person, (2) damage or destruction to property of any Person or (3) fines and penalties attributable to any violation of any Applicable Law.  Contractor’s defense and indemnity obligations in this Section 17.3 extend to and include liabilities caused or alleged to be caused by strict liability, fault, concurrent, or contributory partial negligence or fault of any of the Port Indemnified Parties, provided, however, that in no event shall Contractor’s indemnification obligations hereunder include claims arising out of the willful misconduct, sole or gross negligence or fraud of any Port Indemnified Parties.

17.4       Pre-Existing Hazardous Material.  SUBJECT TO SECTION 17.1B, OWNER SHALL BE RESPONSIBLE FOR AND SHALL SAVE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE CONTRACTOR INDEMNIFIED PARTIES FROM THE ABATEMENT, REMEDIATION, TRANSPORT, AND DISPOSAL OF ANY PRE-EXISTING HAZARDOUS MATERIAL AT THE SITE, AND EXCLUDING ANY  DAMAGES, COSTS, EXPENSES OR LOSSES TO THE EXTENT RELATED TO CONTRACTOR’S OR ANY OF ITS SUBCONTRACTOR’S OR SUB-SUBCONTRACTOR’S FAILURE TO STOP WORK AND NOTIFY OWNER UPON ENCOUNTERING PRE-EXISTING HAZARDOUS MATERIAL AT THE SITE AS REQUIRED BY SECTION 3.17 (AND SUBJECT TO THE CAP SET FORTH IN SUCH SECTION) .

17.5       Patent and Copyright Indemnification.

A.        IN ADDITION TO ITS INDEMNIFICATION, DEFENSE AND HOLD HARMLESS OBLIGATIONS CONTAINED ELSEWHERE IN THIS AGREEMENT AND SUBJECT TO OWNER’S COMPLIANCE WITH THE USE RESTRICTIONS IN THE LICENSES DESCRIBED IN SECTION 10.7 WITH RESPECT TO THE CONFIDENTIAL INFORMATION OR OTHER PROPRIETARY RIGHTS THAT

ARE THE SUBJECT MATTER OF THE VIOLATION, INFRINGEMENT, MISAPPROPRIATION OR IMPROPER USE, CONTRACTOR SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND OWNER INDEMNIFIED PARTIES FROM ANY AND ALL THIRD PARTY CLAIMS FOR DAMAGES, COSTS, LOSSES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF ANY ACTUAL OR ASSERTED VIOLATION OR INFRINGEMENT OF ANY DOMESTIC OR FOREIGN PATENTS, COPYRIGHTS OR TRADEMARKS OR OTHER INTELLECTUAL PROPERTY, OR ANY MISAPPROPRIATION OR IMPROPER USE OF CONFIDENTIAL INFORMATION OR OTHER PROPRIETARY RIGHTS, IN EACH CASE ATTRIBUTABLE TO CONTRACTOR OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR IN CONNECTION WITH THE WORK.

B.         IN THE EVENT THAT ANY VIOLATION OR INFRINGEMENT FOR WHICH CONTRACTOR IS RESPONSIBLE TO INDEMNIFY THE OWNER INDEMNIFIED PARTIES AS SET FORTH IN SECTION 17.5A RESULTS IN ANY SUIT, CLAIM, TEMPORARY RESTRAINING ORDER OR PRELIMINARY INJUNCTION IS GRANTED IN CONNECTION WITH SECTION 17.5A, CONTRACTOR SHALL, IN ADDITION TO ITS OBLIGATION UNDER SECTION 17.5A, MAKE EVERY REASONABLE EFFORT, BY GIVING A SATISFACTORY BOND OR OTHERWISE, TO SECURE THE SUSPENSION OF THE INJUNCTION OR RESTRAINING ORDER.  IF, IN ANY SUCH SUIT OR CLAIM, THE WORK, THE TRAIN 3 LIQUEFACTION FACILITY, OR ANY PART, COMBINATION OR PROCESS THEREOF, IS HELD TO CONSTITUTE AN INFRINGEMENT AND ITS USE IS PRELIMINARILY OR PERMANENTLY ENJOINED, CONTRACTOR SHALL PROMPTLY MAKE EVERY REASONABLE EFFORT TO SECURE FOR OWNER A LICENSE, AT NO COST TO OWNER, AUTHORIZING CONTINUED USE OF THE INFRINGING WORK.  IF CONTRACTOR IS UNABLE TO SECURE SUCH A LICENSE WITHIN A REASONABLE TIME, CONTRACTOR SHALL, AT ITS OWN EXPENSE AND WITHOUT IMPAIRING PERFORMANCE REQUIREMENTS, EITHER REPLACE THE AFFECTED WORK, IN WHOLE OR PART, WITH NON-INFRINGING COMPONENTS OR PARTS OR MODIFY THE SAME SO THAT THEY BECOME NON-INFRINGING.  FOLLOWING SUBSTANTIAL COMPLETION, OWNER SHALL RENDER SUCH ASSISTANCE AS CONTRACTOR MAY REASONABLY REQUIRE IN THE DEFENSE OF ANY CLAIM OF INFRINGEMENT PURSUANT TO SECTION 17.5A.

17.6       Lien Indemnification.  Should any Subcontractor or Sub-subcontractor or any other Person acting through or under Contractor or any Subcontractor or Sub-subcontractor file a lien or other encumbrance against all or any portion of the Work, the Site, the Train 3 Liquefaction Facility or the Trains 1 and 2 Liquefaction Facility, Contractor shall, at its sole cost and expense, remove or discharge, by payment, bond or otherwise, such lien or encumbrance within [***] ([***])  Days after Contractor’s receipt of written notice from Owner notifying Contractor; provided that, Owner has made payment to Contractor of all undisputed amounts owed to Contractor in accordance with the terms of this Agreement.  If Contractor fails to remove and discharge any such lien or encumbrance within such [***] ([***])  Day period, then Owner may, in its sole discretion and in addition to any other rights that it has under this Agreement, at law or equity, take any one or more of the following actions:

A.        REMOVE AND DISCHARGE SUCH LIEN AND ENCUMBRANCE USING WHATEVER MEANS THAT OWNER, IN ITS SOLE DISCRETION, DEEMS APPROPRIATE, INCLUDING THE PAYMENT OF SETTLEMENT AMOUNTS THAT IT DETERMINES IN ITS SOLE DISCRETION AS BEING NECESSARY TO DISCHARGE SUCH LIEN OR ENCUMBRANCE.  IN SUCH CIRCUMSTANCE, CONTRACTOR SHALL BE LIABLE TO OWNER FOR ALL DAMAGES, COSTS, LOSSES AND

EXPENSES (INCLUDING ALL ATTORNEYS’ FEES AND LITIGATION OR ARBITRATION EXPENSES, AND SETTLEMENT PAYMENTS) INCURRED BY OWNER ARISING OUT OF OR RELATING TO SUCH REMOVAL AND DISCHARGE.  ALL SUCH DAMAGES, COSTS, LOSSES AND EXPENSES SHALL BE PAID BY CONTRACTOR NO LATER THAN [***] ([***])  DAYS AFTER RECEIPT OF EACH INVOICE FROM OWNER;

B.         SEEK AND OBTAIN AN ORDER GRANTING SPECIFIC PERFORMANCE FROM A COURT OF COMPETENT JURISDICTION, REQUIRING THAT CONTRACTOR IMMEDIATELY DISCHARGE AND REMOVE, BY BOND, PAYMENT OR OTHERWISE, SUCH LIEN OR ENCUMBRANCE.  THE PARTIES EXPRESSLY AGREE THAT OWNER SHALL BE ENTITLED TO SUCH SPECIFIC PERFORMANCE AND THAT CONTRACTOR SHALL BE LIABLE TO OWNER FOR ALL DAMAGES, COSTS, LOSSES AND EXPENSES (INCLUDING ALL ATTORNEYS’ FEES, CONSULTANT FEES AND LITIGATION OR ARBITRATION EXPENSES) INCURRED BY OWNER ARISING OUT OF OR RELATING TO SUCH SPECIFIC PERFORMANCE ACTION.  CONTRACTOR AGREES THAT THE FAILURE TO DISCHARGE AND REMOVE ANY SUCH LIEN OR ENCUMBRANCE WILL GIVE RISE TO IRREPARABLE INJURY TO OWNER AND OWNER’S AFFILIATES, AND FURTHER, THAT OWNER AND SUCH OWNER AFFILIATES WILL NOT BE ADEQUATELY COMPENSATED BY DAMAGES; OR

C.         CONDUCT THE DEFENSE OF ANY ACTION IN RESPECT OF (AND ANY COUNTERCLAIMS RELATED TO) SUCH LIENS OR ENCUMBRANCES AS SET FORTH IN SECTION 17.7 BELOW, WITHOUT REGARD TO CONTRACTOR’S RIGHTS UNDER SUCH SECTION.

17.7     Legal Defense.  Not later than [***] ([***])  Days after receipt of written notice from the Indemnified Party to the Indemnifying Party of any claims, demands, actions or causes of action asserted against such Indemnified Party for which the Indemnifying Party has indemnification, defense and hold harmless obligations under this Agreement, whether such claim, demand, action or cause of action is asserted in a legal, judicial, arbitral or administrative proceeding or action or by notice without institution of such legal, judicial, arbitral or administrative proceeding or action, the Indemnifying Party shall affirm in writing by notice to such Indemnified Party that the Indemnifying Party will indemnify, defend and hold harmless such Indemnified Party and shall, at the Indemnifying Party’s own cost and expense, assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to be represented therein by advisory counsel of its own selection, and at its own expense; and provided further that if the defendants in any such action or proceeding include the Indemnifying Party and an Indemnified Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, such Indemnified Party shall have the right to select up to one (1) separate counsel to participate in the defense of such action or proceeding on its own behalf at the expense of the Indemnifying Party.  In the event of the failure of the Indemnifying Party to perform fully in accordance with the defense obligations under this Section 17.7, such Indemnified Party may, at its option, and without relieving the Indemnifying Party of its obligations hereunder, so perform, but all damages, costs, losses and expenses (including all attorneys’ fees, consultant fees and litigation or arbitration expenses, settlement payments and judgments) so incurred by such Indemnified Party in that event shall be reimbursed by the Indemnifying Party to such Indemnified Party, together with interest on same from the date any such cost and expense was paid by such

Indemnified Party until reimbursed by the Indemnifying Party at the interest rate set forth in this Agreement.

17.8       Enforceability.

A.        EXCEPT AS OTHERWISE SET FORTH ABOVE, THE INDEMNITY, DEFENSE AND HOLD HARMLESS OBLIGATIONS FOR PERSONAL INJURY, ILLNESS OR DEATH OR PROPERTY DAMAGE UNDER THIS AGREEMENT SHALL APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY WAS CONCURRENTLY NEGLIGENT (WHETHER ACTIVELY OR PASSIVELY), IT BEING AGREED BY THE PARTIES THAT IN THIS EVENT, THE PARTIES’ RESPECTIVE LIABILITY OR RESPONSIBILITY FOR SUCH DAMAGES, COSTS, LOSSES AND EXPENSES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH THE PRINCIPLES OF COMPARATIVE NEGLIGENCE.

B.         IN THE EVENT THAT ANY INDEMNITY PROVISIONS IN THIS AGREEMENT ARE CONTRARY TO THE LAW GOVERNING THIS AGREEMENT, THEN THE INDEMNITY OBLIGATIONS APPLICABLE HEREUNDER SHALL BE APPLIED TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW.

C.         THE WAIVERS AND DISCLAIMERS OF LIABILITY, RELEASES FROM LIABILITY, EXCLUSIONS, LIMITATIONS AND APPORTIONMENTS OF LIABILITY AND INDEMNITIES EXPRESSED IN THIS AGREEMENT SHALL EXTEND TO EACH PARTY’S DIRECTORS, OFFICERS AND EMPLOYEES.

ARTICLE 18

DISPUTE RESOLUTION

18.1       Negotiation.  In the event that any claim, dispute, controversy, difference, disagreement, or grievance (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, connected with or relating in any way to this Agreement (including the construction, validity, interpretation, termination, enforceability or breach of this Agreement) (“Dispute”) cannot be resolved informally within [***] ([***])  Days after the Dispute arises (or such longer period of time if agreed to in writing by the Parties), either Party may give written notice of the Dispute (“Dispute Notice”) to the other Party requesting that a representative of Owner’s senior management and Contractor’s senior management meet in an attempt to resolve the Dispute.  Each such senior executive shall have full authority to resolve the Dispute and shall promptly begin discussions in an effort to agree on a resolution of the Dispute within [***] ([***])  Days after receipt by the non-notifying Party of such Dispute Notice, with such negotiations being held in Harris County, Texas or at another location if agreed upon by the Parties in writing.  In no event shall this Section  18.1 be construed to limit either Party’s right to take any action under this Agreement, including Owner’s rights under Section 16.1, provided that such rights are not the subject of the Dispute.

18.2      Arbitration.  If the Dispute is not resolved by negotiation within [***] ([***])  Days after the date of a Party’s written notice requesting that representatives of each Party’s senior management meet (or such other time as may be agreed in writing by the Parties), then the Parties agree that the Dispute shall be decided by final and binding arbitration. Such arbitration shall be held in Harris County, Texas, unless otherwise agreed by the Parties, shall be administered by the AAA’s office in Harris County, Texas, shall be conducted by three (3) arbitrators (or for Claims involving less than [***] U.S. Dollars (U.S.$ [***]), one (1) arbitrator) chosen in accordance with Section 18.2, and shall, except as otherwise agreed by the Parties, be governed by the AAA’s Construction Industry Arbitration Rules and Mediation Procedures then in effect (“AAA Rules”).  For the purposes of determining the number of arbitrators, the total value of the Claims and counterclaims reasonably asserted by all the Parties shall be used to determine whether the [***] U.S. Dollars (U.S.$ [***]) threshold has been met.  The arbitration tribunal shall determine the rights and obligations of the Parties according to the laws of Texas, excluding its conflict of law principles; provided, however, the law applicable to the validity of the arbitration clause, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act, 9 U.S.C.A. § 2.  Issues concerning the arbitrability of a matter in dispute shall be decided by a court with proper jurisdiction.  The arbitration shall be conducted in the English language and all submissions shall be made in the English language or with an English translation; provided that witnesses may provide testimony in a language other than English if a simultaneous English translation is provided.  The Parties shall be entitled to engage in reasonable discovery, including the right to production of relevant and material documents by the opposing Party and the right to take depositions reasonably limited in number, time and place; provided that in no event shall any Party be entitled to refuse to produce relevant and non-privileged documents or copies thereof requested by the other Party within the time limit set and to the extent required by order of the arbitration tribunal.  All Disputes regarding discovery shall be promptly resolved by the arbitration tribunal.  The award of the arbitration tribunal shall be in writing, state the reasons upon which the award thereof is based, be signed by all arbitrators, and be final and binding. At Owner’s sole option, any other person may be joined as an additional party to any arbitration conducted under this Section 18.2, provided that the party to be joined is or may be liable to either Party in connection with all or any part of any Dispute between the Parties. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.  Without limiting the foregoing, if there are common issues of fact or law in connection with any Disputes in an arbitration conducted under this ARTICLE 18 and any disputes in connection with any arbitration under the Trains 1 and 2 EPC Agreement, either Party may consolidate the two arbitrations.

A.          The arbitrators for any arbitration under Section 18.2 shall be selected in accordance with this Section 18.2.

1.         For Claims less than [***] U.S. Dollars (U.S.$ [***]), Owner and Contractor shall jointly select one arbitrator within ([***])  Days of the filing of the demand for arbitration with the AAA, or if the Parties fail to appoint such arbitrator within the applicable time period, then the AAA shall appoint the arbitrator in accordance with the AAA rules.

2.         For Claims [***] U.S. Dollars (U.S.$ [***]) or more, Owner and Contractor shall each appoint one (1) arbitrator within [***] ([***])  Days of the filing of the demand for arbitration with the AAA, and the two (2) arbitrators so appointed shall select the presiding arbitrator within [***] ([***])  Days after the latter of the two (2) arbitrators has been appointed by the Parties.  If either Party fails to appoint its party-appointed arbitrator or if the two (2) party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall appoint the remainder of the three (3) arbitrators not yet appointed.  Each arbitrator shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties or any other parties to the Dispute concerning the arbitration or the underlying Dispute, provided, however, that the Parties may have ex parte communications with their appointed arbitrators until the third arbitrator is selected.

18.3       Continuation of Work during Dispute.  Notwithstanding any Dispute, it shall be the responsibility of Contractor to continue to prosecute all of the Work diligently and in a good and workmanlike manner in conformity with this Agreement.  Except to the extent provided in Sections 16.4 or 16.5, Contractor shall have no right to cease performance hereunder or to permit the prosecution of the Work to be delayed.  Owner shall, subject to its right to withhold or offset amounts pursuant to this Agreement, continue to pay Contractor undisputed amounts in accordance with this Agreement; provided, however, in no event shall the occurrence of any negotiation or litigation or arbitration prevent or limit either Party from exercising its rights under this Agreement, including either Party’s right to terminate pursuant to ARTICLE 16.

ARTICLE 19

CONFIDENTIALITY

19.1       Contractor’s Obligations. Contractor hereby covenants and warrants that Contractor and its employees, officers, directors and agents shall not (without in each instance obtaining Owner’s prior written consent) disclose, make commercial or other use of, or give or sell to any Person any of the following information, whether disclosed prior to or after the Effective Date: (i) any Work Product other than to Subcontractors or Sub-subcontractors as necessary to perform the Work or (ii) any other information relating to the business, products, services, research or development, actual or potential clients or customers, financing of the Project, designs, methods, discoveries, trade secrets, research, development or finances of Owner or any Owner Affiliate, or relating to similar information of a third party who has entrusted such information to Owner or any Owner Affiliate (hereinafter individually or collectively, “Owner’s Confidential Information”).  Prior to disclosing any information in clause (i) of this Section 19.1 to any Subcontractor or Sub-subcontractor necessary to perform the Work, Contractor shall bind such Subcontractor or Sub-subcontractor to confidentiality obligations substantially similar to those contained in this Section 19.1.  Nothing in this Section 19.1 or this Agreement shall in any way prohibit Contractor or any of its Subcontractors or Sub-subcontractors from making commercial or other use of, selling, or disclosing any of their respective Contractor’s Intellectual Property or Third Party Intellectual Property, nor be used to curtail Contractor’s rights under Section 10.3 (provided that Contractor complies with its obligations in Section 10.3).

19.2       Owner’s Obligations.  Owner hereby covenants and warrants that Owner and its employees and agents shall not (without in each instance obtaining Contractor’s prior written consent) disclose, make commercial or other use of, or give or sell to any Person any estimating or pricing methodologies or estimating or pricing information of Contractor or its Subcontractors relating to the Work, including the Equipment, or any schedule information of Contractor or its Subcontractors relating to the Work, each of which is conspicuously marked and identified in writing as confidential by Contractor, (iii) any confidential technical information provided by

APCI, BASF or [***] under this Agreement, which is conspicuously marked and identified in writing as confidential by Contractor, or (iv) any Subcontractor Proprietary Information provided by those Subcontractors which are specifically identified in Part II of Attachment G (hereinafter individually or collectively, “Contractor’s Confidential Information”). The Parties agree that Owner may disclose Contractor’s Confidential Information to any member of the Owner Indemnified Parties, Owner’s (or Owner’s Affiliates’) consultants, contractors (provided that with respect to (i) and (iv) above, such consultants and contractors are not Competitors of Contractor, with the term “Competitors of Contractor” meaning any entity that is an EPC contractor in the LNG liquefaction industry), underwriters and attorneys, a bona fide prospective or actual purchaser of all or a portion of Owner’s or any Owner Indemnified Party’s assets or ownership interests, a bona fide prospective assignee of all or a portion of Owner’s interest in this Agreement, any proposed or actual users of the Train 3 Liquefaction Facility, any prospective or actual buyers of LNG, Lenders, financial advisors and their respective representatives, rating agencies or any other party in relation to project financing for or the development of (a) the Project (including any expansion of the Facilities) or (b) the Expanded Facility or any other facility or project that Owner, including its Affiliates, joint ventures, partners or assigns, may choose to develop, design, procure or construct, provided that with respect to (b), such license shall only apply to Authorized Documents, further provided that Owner binds such persons to the confidentiality obligations no less restrictive than those contained in this Section 19.2; and further provided that APCI, BASF and [***] confidential technical information is not disclosed to direct competitors to APCI in the licensing of LNG liquefaction process technology and to direct competitors to BASF and [***] in the licensing of acid gas removal process technology without the applicable APCI’s, BASF’s or [***]’s approval. Direct competitors to APCI in the licensing of LNG liquefaction process technology are [***], Black & Veatch, Linde and Chart.  Direct competitors to BASF and [***] in the licensing of acid gas removal process technology are Sulfinol and Huntsman.  Contractor shall, from time to time, have the right to inform Owner by notice in writing whether any other parties are to be treated as competitors of APCI, BASF or [***] with respect to the aforementioned technology, as the case may be, for the purposes of this Section 19.2, and such competitors of APCI, BASF or [***] shall be treated as competitors upon approval of Owner (not to be unreasonably withheld).  Other than as set forth in this Section 19.2, Owner shall not be restricted in any way from the disclosure of the Work Product. Owner shall be entitled to disclose to Persons that portion of Contractor’s Intellectual Property and Third Party Intellectual Property for which Owner has a license to use to the extent such disclosure is consistent with the purposes for which such license is granted pursuant to Section 10.1 and provided that such recipients are bound to the confidentiality obligations similar to those in this Section 19.2 to the extent information disclosed to such recipients contains Contractor’s Confidential Information.  Further, Owner acknowledges that it has entered into that certain Confidentiality Agreements with the Technology Licensors (as required by the Technology Licensors), as amended, modified and/or supplemented from time to time (“Owner/TL CAs”). Notwithstanding anything to the contrary herein, the Owner/TL CAs are the exclusive document governing the access, use, handling, safeguarding, disclosure, and all other treatment by Owner of all data and other information of the applicable Technology Licensors provided pursuant to this Agreement.  Owner hereby agrees to defend, indemnify and hold Contractor Indemnified Parties harmless from and against all damages, costs, losses and expenses (including all reasonable attorneys’ fees and litigation or arbitration expenses) relating in any way to or arising out of any breach by Owner Indemnified Parties of the Owner/TL CAs that is not due to the fault of any Contractor Indemnified Party or any Subcontractor or Sub-subcontractor.

19.3     Definitions.  The term “Confidential Information” means one or both of Contractor’s Confidential Information and Owner’s Confidential Information, as the context requires.  The Party having the confidentiality obligations with respect to such Confidential Information shall be referred to as the “Receiving Party” and the Party to whom such confidentiality obligations are owed shall be referred to as the “Disclosing Party.”  The term “Subcontractor Proprietary Information”  means, with respect to only to the Subcontractors identified in Part II of Attachment G, proprietary technical information, techniques, trademarks, trade secrets, know-how or other proprietary rights relating to the Work, including Equipment, that is conspicuously marked as such in any Work Product submitted by Contractor to Owner.

19.4     Exceptions.   Notwithstanding Sections 19.1 and 19.2, Confidential Information shall not include: (i) information which at the time of disclosure or acquisition is in the public domain, or which after disclosure or acquisition becomes part of the public domain without violation of this ARTICLE 19; (ii) information which at the time of disclosure or acquisition was already in the possession of the Receiving Party or its employees or agents and was not previously acquired from the Disclosing Party or any of its employees or agents directly or indirectly; (iii) information which the Receiving Party can show was acquired by such entity after the time of disclosure or acquisition hereunder from a third party without any confidentiality commitment, if, to the best of Receiving Party’s or its employees’ or agent’s knowledge, such third party did not acquire it, directly or indirectly, from the Disclosing Party or any of its employees or agents; (iv) information independently developed by the Receiving Party without benefit of the Confidential Information; and (v) information which is required by Applicable Law, including the Securities and Exchange Commission or other agencies in connection with the Train 3 Liquefaction Facility to be disclosed; provided,  however, that prior to such disclosure, the Receiving Party gives reasonable notice to the Disclosing Party of the information required to be disclosed.

19.5     Equitable Relief. The Parties acknowledge that in the event of a breach of any of the terms contained in this ARTICLE 19, the Disclosing Party would suffer irreparable harm for which remedies at law, including damages, would be inadequate, and that the Disclosing Party shall be entitled to seek equitable relief therefor by injunction, in addition to any and all rights and remedies available to it at law and in equity, without the requirement of posting a bond.

19.6     Term.  The confidentiality obligations of this ARTICLE 19 shall survive the expiration or termination of this Agreement for a period of ten (10) years following the expiration or earlier termination of this Agreement; provided, however, the confidentiality obligations of Owner in Section 19.2 (ii) shall survive the expiration or termination of this Agreement for a period of fifteen (15) years following the expiration of the Defect Correction Period of this Agreement.

ARTICLE 20

LIMITATION OF LIABILITY

20.1     CONTRACTOR AGGREGATE LIABILITY.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, CONTRACTOR INDEMNIFIED PARTIES SHALL NOT BE LIABLE TO OWNER INDEMNIFIED PARTIES UNDER THIS AGREEMENT OR UNDER ANY CAUSE OF ACTION RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCTS LIABILITY, INDEMNITY, CONTRIBUTION OR ANY OTHER CAUSE OF ACTION FOR CUMULATIVE AGGREGATE AMOUNTS IN EXCESS OF AN AMOUNT EQUAL TO

[***] U.S. DOLLARS (U.S. $ [***]) (“AGGREGATE CAP”) AND OWNER SHALL RELEASE CONTRACTOR INDEMNIFIED PARTIES FROM ANY LIABILITY IN EXCESS THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, THE LIMITATION OF LIABILITY AND RELEASE SET FORTH IN THIS SECTION 20.1 SHALL NOT (I) APPLY TO CONTRACTOR’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT WITH RESPECT TO CLAIMS BROUGHT BY A THIRD PARTY UNDER SECTIONS 17.1A, 17.1B, 17.1C, 17.1E, 17.1H, 17.1I, 17.1J, OR 17.3 OR ITS OBLIGATIONS UNDER SECTIONS 8.2A, 9.1E, 17.5, OR 17.6; (II) APPLY TO CONTRACTOR’S OBLIGATION TO DELIVER TO OWNER FULL LEGAL TITLE TO AND OWNERSHIP OF ALL OR ANY PORTION OF THE WORK AND TRAIN 3 LIQUEFACTION FACILITY AS REQUIRED UNDER THIS AGREEMENT; (III) INCLUDE THE PAYMENT OF PROCEEDS UNDER ANY INSURANCE POLICY OF CONTRACTOR OR ANY OF ITS SUBCONTRACTORS OR SUB-SUBCONTRACTORS REQUIRED UNDER THIS AGREEMENT; OR (IV) APPLY IN THE EVENT OF CONTRACTOR’S FRAUD, OR ABANDONMENT OF THE WORK.  IN NO EVENT SHALL THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION 20.1 BE IN ANY WAY DEEMED TO LIMIT CONTRACTOR’S OBLIGATIONS TO (A) COMPLETE THE WORK FOR THE COMPENSATION PROVIDED UNDER THIS AGREEMENT OR (B) PERFORM ALL WORK REQUIRED TO ACHIEVE SUBSTANTIAL COMPLETION AND FINAL COMPLETION.  THE COSTS INCURRED BY CONTRACTOR IN PERFORMING THE WORK SHALL NOT BE COUNTED AGAINST THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION 20.1.  FOR AVOIDANCE OF DOUBT, AMOUNTS PAID TO OWNER BY CONTRACTOR FOR LIQUIDATED DAMAGES SHALL BE COUNTED AGAINST THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION 20.1.

20.2       LIMITATION ON CONTRACTOR’S LIABILITY FOR LIQUIDATED DAMAGES.

A.        DELAY LIQUIDATED DAMAGES.  SUBJECT TO SECTION 20.2C, CONTRACTOR’S MAXIMUM LIABILITY TO OWNER FOR DELAY LIQUIDATED DAMAGES SHALL BE [***] U.S. DOLLARS (U.S.$ [***]).

B.         PERFORMANCE LIQUIDATED DAMAGES.  SUBJECT TO SECTION 20.2C, CONTRACTOR’S MAXIMUM LIABILITY TO OWNER FOR PERFORMANCE LIQUIDATED DAMAGES SHALL BE [***] U.S. DOLLARS (U.S.$ [***]).

C.         Exceptions to Limitations of Liability under Section 20.2.  SECTIONS 20.2A AND 20.2B SHALL NOT BE CONSTRUED TO LIMIT CONTRACTOR’S OTHER OBLIGATIONS OR LIABILITIES UNDER THIS AGREEMENT (INCLUDING (I) ITS OBLIGATIONS TO COMPLETE THE WORK FOR THE COMPENSATION PROVIDED UNDER THIS AGREEMENT, (II) ITS OBLIGATIONS TO ACHIEVE THE KEY DATES (INCLUDING SUBSTANTIAL COMPLETION AND FINAL COMPLETION) AND (III) ITS OBLIGATIONS WITH RESPECT TO MINIMUM ACCEPTANCE CRITERIA AND WARRANTIES), NOR SHALL THE LIMITS SPECIFIED IN THIS SECTION 20.2 OR THE LIMITATIONS IN SECTION 20.3B APPLY IN THE EVENT OF CONTRACTOR’S FRAUD, OR ABANDONMENT OF THE WORK.

20.3       Liquidated Damages in General.

A.        Liquidated Damages Not Penalty.  It is expressly agreed that Liquidated Damages payable under this Agreement do not constitute a penalty and that the Parties, having negotiated in good faith for such specific Liquidated Damages and having agreed that the amount of such Liquidated Damages is reasonable in light of the anticipated harm caused by the breach related thereto and the difficulties of proof of loss and inconvenience or nonfeasibility of obtaining any adequate remedy, are estopped from contesting the validity or enforceability of such Liquidated Damages.  If Contractor, Guarantor or anyone on their behalf successfully challenges the enforceability of the per Day amount of any Delay Liquidated Damages, or the per unit rate of any Performance Liquidated Damages Contractor specifically agrees to pay Owner all actual damages incurred by Owner in connection with such breach, including any and all Consequential Damages (such as loss of profits and revenues, business interruption, loss of opportunity and use) and all costs incurred by Owner in proving the same (including all attorneys’ fees, and litigation or arbitration expenses) without regard to any limitations whatsoever set forth in this Agreement other than Section 20.1 and Section 20.2.  For the avoidance of doubt, this Section 20.3A shall not preclude Contractor from contesting whether it is responsible for (a) delays giving rise to Owner’s claims for Delay Liquidated Damages or (b) the failure to achieve the Performance Guarantees.

B.          Liquidated Damages as Exclusive Remedy.  PAYMENT OF ANY LIQUIDATED DAMAGES SHALL IN NO WAY AFFECT OWNER’S RIGHT TO TERMINATE THIS AGREEMENT UNDER SECTION 16.1A(XII), OR RECEIVE OTHER LIQUIDATED DAMAGES CONTEMPLATED IN THIS AGREEMENT FOR ANY OTHER ASPECT OF CONTRACTOR’S OBLIGATIONS HEREUNDER.  WITHOUT LIMITATION OF OWNER’S RIGHTS UNDER SECTION 16.1A(XII) AND SUBJECT TO SECTION 20.3A:

1.         DELAY LIQUIDATED DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY OWED BY CONTRACTOR FOR DELAY IN ACHIEVING THE GUARANTEED SUBSTANTIAL COMPLETION DATE SET FORTH IN SECTION 5.3A; AND

2.         PERFORMANCE LIQUIDATED DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY OWED BY CONTRACTOR FOR FAILURE OF THE WORK TO ACHIEVE ANY OF THE PERFORMANCE GUARANTEES PROVIDED THAT THE MINIMUM ACCEPTANCE CRITERIA IS ACHIEVED AND CONTRACTOR COMPLIES WITH ITS CORRECTIVE ACTION OBLIGATIONS UNDER SECTION 11.5A.

20.4       Consequential Damages.  NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT TO THE CONTRARY, NEITHER THE OWNER INDEMNIFIED PARTIES NOR CONTRACTOR INDEMNIFIED PARTIES (NOR THEIR SUBCONTRACTORS OR SUB-SUBCONTRACTORS) SHALL BE LIABLE UNDER THIS AGREEMENT OR UNDER ANY CAUSE OF ACTION RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCTS LIABILITY, INDEMNITY, CONTRIBUTION, OR ANY OTHER CAUSE OF ACTION FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL LOSSES OR DAMAGES, OR FOR THE FOLLOWING SPECIFIC HEADS OF LOSS WHETHER SUCH LOSS IS DIRECT, INDIRECT OR CONSEQUENTIAL: LOSS OF PROFITS, LOSS OF USE, LOSS OF OPPORTUNITY, LOSS OF REVENUES, LOSS OF FINANCING, LOSS OF BONDING CAPACITY, COSTS OF CAPITAL OR OF OBTAINING OR MAINTAINING FINANCING, LOSS OF GOODWILL, LOSS OF PRODUCTION, LOSS OF PRODUCTIVITY, BUSINESS INTERRUPTION, CLAIMS BY OWNER’S CUSTOMERS FOR ECONOMIC LOSS OR BUSINESS INTERRUPTION, OR DAMAGES OR LOSSES FOR PRINCIPAL OFFICE EXPENSES INCLUDING COMPENSATION OF PERSONNEL STATIONED THERE, COST OF OBTAINING AND MAINTAINING FINANCE (ALL THE ABOVE TYPES OF DAMAGE BEING “CONSEQUENTIAL DAMAGES”), AND OWNER INDEMNIFIED PARTIES SHALL RELEASE THE CONTRACTOR INDEMNIFIED PARTIES AND THEIR SUBCONTRACTORS OR SUB-

SUBCONTRACTORS, AND CONTRACTOR INDEMNIFIED PARTIES AND THEIR SUBCONTRACTORS OR SUB-SUBCONTRACTORS SHALL RELEASE OWNER INDEMNIFIED PARTIES, FROM AND AGAINST ANY LIABILITY FOR SUCH CONSEQUENTIAL DAMAGES; PROVIDED THAT THE EXCLUSION OF LIABILITY SET FORTH IN THIS SECTION 20.4 (I) IS NOT INTENDED TO PREVENT CONTRACTOR FROM RECEIVING PROFIT TO THE EXTENT THAT CONTRACTOR IS ENTITLED TO RECEIVE SUCH PROFIT UNDER THE PROVISIONS OF THIS AGREEMENT; (II) SHALL NOT APPLY TO LIQUIDATED DAMAGES; (III) SHALL NOT APPLY TO CONTRACTOR’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT FOR DAMAGES CLAIMED BY ANY THIRD PARTY UNDER SECTIONS 17.1E, 17.1H, 17.1I, 17.1J AND 17.5; AND (IV) SHALL NOT APPLY WHERE CONSEQUENTIAL DAMAGES ARE EXPRESSLY PERMITTED UNDER SECTION 20.3A.  FOR THE PURPOSES OF SECTION 20.1 AND THIS SECTION 20.4, THE TERM “THIRD PARTY” MEANS ANY PERSON OTHER THAN OWNER INDEMNIFIED PARTIES AND CONTRACTOR INDEMNIFIED PARTIES EXCEPT FOR EMPLOYEES, OFFICERS AND DIRECTORS OF OWNER INDEMNIFIED PARTIES AND CONTRACTOR INDEMNIFIED PARTIES.

20.5     Exclusive Remedies.  WHERE A REMEDY SPECIFIED IN THIS AGREEMENT IS EXPRESSLY STATED TO BE A PARTY’S SOLE AND EXCLUSIVE REMEDY, IT IS INTENDED THAT SUCH REMEDY SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF SUCH PARTY FOR THE MATTER IN QUESTION, NOTWITHSTANDING ANY REMEDY OTHERWISE AVAILABLE AT LAW OR IN EQUITY.

20.6     Application of Liability Limitations. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY APPLICABLE LAW, THE WAIVERS AND DISCLAIMERS OF LIABILITY, RELEASES FROM LIABILITY, EXCLUSIONS, LIMITATIONS AND APPORTIONMENTS OF LIABILITY AND INDEMNITIES EXPRESSED IN THIS AGREEMENT SHALL APPLY EVEN IN THE EVENT OF FAULT, NEGLIGENCE (IN WHOLE OR IN PART), STRICT LIABILITY, BREACH OF CONTRACT OR OTHERWISE OF THE PARTY RELEASED OR WHOSE LIABILITY IS WAIVED, DISCLAIMED, LIMITED, FIXED OR INDEMNIFIED AND SHALL EXTEND IN FAVOR OF MEMBERS OF THE OWNER INDEMNIFIED PARTIES AND THE CONTRACTOR INDEMNIFIED PARTIES.

ARTICLE 21

MISCELLANEOUS PROVISIONS

21.1     Entire Agreement. This Agreement, including the Attachments and Schedules attached to and incorporated into this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and incorporates any and all prior agreements, including the ITB Agreement, and commitments with respect thereto.  There are no other oral understandings, terms or conditions, and neither Party has relied upon any representation, express or implied, not contained in this Agreement.  General or special conditions included in any of Contractor’s price lists, invoices, tickets, receipts or other such documents presented to Owner shall have no applicability to Owner with respect to this Agreement.  Without limitation, this Agreement supersedes in its entirety the ITB Agreement any other agreements between the Parties or their Affiliates related to the Train 3 Liquefaction Facility (including any confidentiality or non-disclosure agreements).  All services performed under the ITB Agreement shall be governed by the terms and conditions set forth in this Agreement, except that Contractor agrees that it has been fully paid for any services performed under the ITB Agreement, and any disclosures made prior to the Effective Date under any confidentiality or non-disclosure agreements between Owner or its Affiliates and Contractor with respect to the Train 3 Liquefaction Facility shall be governed under this Agreement.

21.2      Amendments.  Other than Change Directives issued by Owner to Contractor pursuant to Section 6.1E or Section 6.2D, no change, amendment or modification of this Agreement shall be valid or binding upon the Parties hereto unless such change, amendment or modification is in writing and duly executed by both Parties hereto.

21.3      Joint Effort.  Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.

21.4      Captions.  The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained herein.

21.5      Notice.   Any notice, demand, offer, or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be either (i) hand delivered; (ii) delivered by same-Day or overnight courier; or (iii) delivered by certified mail, return receipt requested, to the other Party at the address set forth below.  Notices, demands, offers and other communications may be delivered via email as a courtesy; however, delivery in such manner shall not be deemed to fulfill the notice requirements of this Section 21.5.

A.          If delivered to Owner:

Rio Grande LNG, LLC

1000 Louisiana Street

39th Floor

Houston, Texas 77002

Attn:  [***]

E-mail:  [***]

with a copy to:

Rio Grande LNG, LLC

1000 Louisiana Street

39th Floor

Houston, Texas 77002

Attn:  [***]

E-mail:  [***]

A.          If delivered to Contractor:

Bechtel Oil, Gas and Chemicals, Inc.

3000 Post Oak Boulevard

Houston, Texas 77056

Facsimile: [***]

Attn: [***]

with a copy to:

Bechtel Oil, Gas & Chemicals, Inc.

3000 Post Oak Boulevard

Houston, Texas 77056

Facsimile: [***]

Attn: [***]

Each Party shall have the right to change the place to which notice shall be sent or delivered by sending a similar notice to the other Party in like manner.  Notices, demands, offers or other written instruments shall be deemed to be received: (1) if delivered by hand, by same-day or overnight courier service, or certified mail on the date actually received at the address of the intended recipient; or (2) if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number.

21.6     Severability.   If any provision or part thereof in this Agreement is determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not impair the operation of or affect those remaining portions of such provision and this Agreement that are legal, valid and enforceable.  Such provision or part thereof will be modified so as to be legal, valid and enforceable consistent as closely as possible with the intent of the original language of such provision or part thereof and shall be enforced to the extent possible consistent with Applicable Law.  If the illegality, invalidity or unenforceability of such provision or part thereof cannot be modified consistent with the intent of the original language, such provision will be deleted and treated as if it were never a part of this Agreement and shall not affect the validity of the remaining portions of the provision or this Agreement.

21.7     Assignment.  Neither Party may assign its rights or responsibilities under this Agreement without the prior written consent of the non-assigning/novating Party hereto; provided that Owner may assign and/or novate this Agreement, and any rights, title and interest in this Agreement, the Work Product and all intellectual property rights, and all liabilities and obligations related thereto, in whole or part, to any of the Owner Indemnified Parties (including any of their respective successors in interest), Owner’s potential or actual business partners, investors or lenders, any purchaser of an interest in all or part of the Train 3 Liquefaction Facility or the operator of the Train 3 Liquefaction Facility without first obtaining such consent.  Furthermore, Owner may assign, pledge and/or grant a security interest in this Agreement to any Lender without Contractor’s consent.  Upon written notice to Contractor, Contractor will execute any document required by Owner, acting reasonably, to effect such assignment and/or novation.  When duly assigned and/or novated in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee.  Any assignment and/or novation not in accordance with this Section 21.7 shall be void and without force or effect.

21.8     No Waiver.  Any failure of either Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the term of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provisions.

21.9     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas (without giving effect to the principles thereof relating to conflicts of law).  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and shall be disclaimed in and excluded from any Subcontracts entered into by Contractor in connection with the Work or the Train 3 Liquefaction Facility.

21.10   Foreign Corrupt Practices Act. Contractor shall, and Contractor shall require each of its Subcontractors and Sub-subcontractors, and the agents and employees of such Subcontractors and Sub-subcontractors, to comply with all provisions of the Foreign Corrupt Practices Act of the United States 15 U.S.C. § 78dd-1 to -3, as amended (“FCPA”), the UK Bribery Act 2010 (“UK Bribery Act”) and the requirements of the Organization for Economic Co-operation and Development’s (“OECD”) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.  Contractor shall not, and Contractor shall require each of its Subcontractors and Sub-subcontractors (and the agents and employees of such Subcontractors and Sub-subcontractors) not to (i) make direct or indirect payments of a corrupt nature, to employees, agents or public employees of a government, or candidates or active members of political parties, in order to obtain or maintain business, or (ii) take any action that could result in Contractor, Owner or any of their Affiliates becoming subject to any action, penalty or loss of benefits under the FCPA or OECD.

21.11   Successors and Assigns.  This Agreement shall be binding upon the Parties hereto, their successors and permitted assigns.

21.12   Attachments and Schedules.  All Attachments and Schedules are incorporated into this Agreement by such reference and shall be deemed to be an integral part of this Agreement.

21.13   Obligations. Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between Contractor and Owner.

21.14   Further Assurances.  Contractor and Owner agree to provide such information, execute and deliver any such instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party that are not inconsistent with the provisions of this Agreement and that do not involve the assumptions of obligations (including liabilities) greater than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.  In addition, Contractor agrees to cooperate with Owner and any Lender (i) to supply such information and documentation, (ii) to grant such written consents to the assignment of this Agreement, (iii) to execute such amendments to this Agreement as any Lender may require to the extent that the requested changes do not materially adversely affect the rights and obligations or limitations of liability of Contractor hereunder, and (iv) to take such action or execute such documentation as any Lender shall reasonably require.

21.15   Priority.  The documents that form this Agreement are listed below in order of priority, with the document having the highest priority listed first and the one with the lowest priority listed last.  Subject to Section 1.1 under the definition of Applicable Codes and Standards regarding conflicts or inconsistencies between any Applicable Codes and Standards, in the event of any conflict or inconsistency between a provision in one document and a provision in another document, the document with the higher priority shall control.  In the event of a conflict or inconsistency between provisions contained within the same document, then the provision that requires the highest standard of performance on the part of Contractor shall control.  This Agreement is composed of the following documents, which are listed in priority:

A.        Change Orders or written amendments to this Agreement;

B.         this Agreement; and

C.         Attachments and Schedules to this Agreement.

21.16     Restrictions on Public Announcements.  Neither Contractor nor its Subcontractors or Sub-subcontractors shall (i) publish or cause to be made public any photographs of any part of the Train 3 Liquefaction Facility or (ii) issue a press release, advertisement, publicity material, prospectus, financial document or similar matter, or (iii) participate in a media interview that mentions or refers to the Work, the Project or any part of the Train 3 Liquefaction Facility without the prior written consent of Owner, not to be unreasonably withheld,  provided that Contractor shall not be required to obtain Owner’s prior written consent of Contractor’s issuance of a press release to correct any errors made by Owner concerning Contractor in a prior press release issued by Owner if Contractor first gives Owner [***] ([***])  Days’ prior written notice of Contractor’s intent to issue such corrective press release and an opportunity of Owner to correct such error within such [***] ([***])  Day period.  Under no circumstance shall Contractor permit access on the Site of Third Parties who are not involved in the performance of the Work without prior written consent of Owner.

21.17     Parent Guarantee.  On or before the Effective Date, Guarantor shall provide an irrevocable, unconditional parent guarantee in the form attached as Attachment U (“Parent Guarantee”) guaranteeing the full and faithful performance of Contractor under this Agreement.

21.18     Language.  This Agreement and all notices, communications and submittals between the Parties pursuant to this Agreement shall be in the English language.

21.19     Counterparts.  This Agreement may be signed in any number of counterparts and each counterpart (when combined with all other counterparts) shall represent a fully executed original as if one copy had been signed by each of the Parties.  Facsimile signatures shall be deemed as effective as original signatures.

21.20     Owner’s Lender. In addition to other assurances provided in this Agreement, Contractor acknowledges that Owner intends to obtain project financing associated with the Project and Contractor agrees to cooperate with Owner and Lender (including Independent Engineer) in connection with such project financing, including entering into direct agreements with Lender (which shall be substantially in the form of Attachment AA), covering matters that are customary in project financings of this type such as Lender assignment or security rights with respect to this Agreement, direct notices to Lender, step-in/step-out rights, access by Lender’s representative and other matters applicable to such project financing.  Subject to the terms of this Agreement, such cooperation includes cooperation with lenders with respect to any expansion to the Train 3 Liquefaction Facility.  Contractor acknowledges and agrees that NTP is contingent upon obtaining such non-recourse project financing and agrees further that in the event Owner does not obtain such project financing, Owner shall not be liable to Contractor by reason of any terms and conditions contained in or connected with this Agreement, except for any Work performed by Contractor in accordance with this Agreement under an LNTP and any amounts owed under Section 16.2.

21.21     Trains 1 and 2 Liquefaction Facility.

A.        Notwithstanding anything to the contrary in this Agreement, the work performed under the Trains 1 and 2 EPC Agreement is governed by the Trains 1 and 2 EPC Agreement, and the Work performed under this Agreement is governed by this Agreement.

B.         In addition and notwithstanding anything to the contrary in this Agreement, Contractor acknowledges that it shall not be entitled to any modification of the Contract Price, Guaranteed Dates or any other Changed Criteria under this Agreement arising out of or relating to (i) any acts or omissions of Contractor or any of its subcontractors or sub-subcontractors in connection with the Trains 1 and 2 EPC Agreement or the Trains 1 and 2 Liquefaction Facility, or (ii) any act, instruction or direction by Owner or anyone acting for or on behalf of Owner in accordance with the Trains 1 and 2 EPC Agreement; provided that in no case shall this be interpreted to entitle Contractor to a change, but instead Contractor shall only be entitled to relief to the extent permitted under ARTICLE 6.  Similarly, notwithstanding anything to the contrary in this Agreement, Contractor acknowledges that it shall not be entitled to any modification of the contract price, guaranteed dates or any other changed criteria under the Trains 1 and 2 EPC Agreement arising out of or relating to (i) any acts or omissions of Contractor or any of its Subcontractors or Sub-subcontractors in connection with this Agreement, Train 1 or Train 2, or (ii) any act, instruction or direction by Owner or anyone acting for or on behalf of Owner in accordance with this Agreement.

C.         Without limiting the foregoing, the waivers and disclaimers of liability, releases from liability, exclusions, limitations and apportionments of liability and indemnities expressed in the Trains 1 and 2 EPC Agreement and this Agreement shall apply to the work performed under each agreement respectively and shall not supersede any such rights, obligations or liabilities that arise out of the other agreement

21.22   Potential Lenders, Potential Equity Investors and Equity Participants.

A.        Potential Lenders.  Owner shall provide to Contractor the identity of Potential Lenders that have signed confidentiality agreements with Owner.  As used herein, “Potential Lender” shall mean any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended) and which extends credit, buys loans and is in the business of lending as one of its businesses.

B.         Potential Equity Investors.  Prior to disclosure of any Work Product by Owner to any potential equity investor in Owner in connection with the Project, Owner shall obtain a waiver from such potential equity investor agreeing that it is not relying upon such Work Product in making any investment decision in connection with the Project and waiving and releasing any claim it may have against Contractor or Contractor’s Affiliates on account of any such reliance or purported reliance.

C.         Equity Participants.  Owner’s successors, assigns and any future recipient of any equity ownership in Owner (excluding Lenders) shall be bound by the releases and limitations on liability set forth in Sections 2.2A, 8.2B, 12.5, 16.1B, 17.1B, 20.1, 20.2, 20.3 and 20.4  of this Agreement, and Owner shall obtain the express written agreement of such equity participants to be bound by such releases, limitations of liability and other protections of Contractor.

21.23   Survival.  ARTICLE 9, ARTICLE 10, ARTICLE 12, ARTICLE 14, ARTICLE 15, ARTICLE 16, ARTICLE 17, ARTICLE 18 and ARTICLE 19, ARTICLE 20, Sections 3.6, 3.8, 3.13, 3.17, 8.1, 11.10, 21.7, 21.9, 21.17, and this Section 21.23 shall survive termination or expiration of this Agreement, in addition to any other provisions which by their nature should, or by their express terms do, survive or extend beyond the termination or expiration of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date:

Owner:

RIO GRANDE LNG, LLC

By:	[***]
Name:	[***]
Title:	[***]

Contractor:

BECHTEL OIL, GAS AND CHEMICALS, INC.

By:	[***]
Name:	[***]
Title:	[***]

ATTACHMENT A

SCOPE OF WORK

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SCHEDULE A-1

EPC SCOPE OF WORK

FOR

RIO GRANDE LNG FACILITY TRAIN 3

RG-000-PE-SOW-0002

REV	DATE	REVISION DESCRIPTION	ORIGINATOR	REVIEWER/ ENDORSER	APPROVER
A	19 May 2019	Issued for Review	[***]	[***]	[***]

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1.0	INTRODUCTION	6
	1.1 Project Description	6
	1.2 Scope of document	6
2.0	BASIS FOR EPC EXECUTION	6
3.0	DEFINITIONS	6
4.0	OWNERS EXECUTION PHILOSOPHY	14
	4.1 Project management	14
	4.2 Health, Safety and Security	14
	4.3 Environmental	15
	4.4 Permitting	15
	4.5 Quality	15
	4.6 Cost and Schedule Balance	15
	4.7 Commercial	15
	4.8 Engineering	15
	4.9 Construction Management, Startup and Operations	16
	4.10 Community and Stakeholder Engagement	16
	4.11 Reporting	16
5.0	EPC AGREEMENT REFERENCE DOCUMENT LIST	16
6.0	SCOPE OF FACILITIES	16
7.0	CONTRACTOR SCOPE OF WORK	18
	7.1 Home Office Services	18
	7.2 Supply of Equipment and Materials Required to Construct the Facility	18
	7.3 Traffic and Logistics Services	18
	7.4 Materials Management Services	18
	7.5 Subcontracted Services	18
	7.6 Services Required to Construct the Facility	18
	7.7 Precomissioning and Commissioning Services	19
	7.8 SIMOPS	19
	7.9 Training of Owner Personnel	19
	7.10 Assistance to Owner	19
	7.11 Third-party Interfaces	20
	7.12 Facilities for Owner Personnel	20
	7.13 Performance Tests	20
	7.14 Process License Fees	20
	7.15 Record As-Built Drawings and SpecIfications	20
	7.16 Handover Documentation	20
	7.17 Information Systems for Owner Use	20
	7.18 Exclusions from Contractor’s Scope of Work	20
8.0	PROJECT MANAGEMENT AND ADMINISTRATION	20
9.0	QUALITY ASSURANCE	21
10.0	ENGINEERING	21
	10.1 General	21
	10.2 Specific Tasks by Discipline	23
11.0	ENGINEERING: THIRD-PARTY CONSULTANTS	30
12.0	PROCUREMENT	31
	12.1 General	31
	12.2 Purchasing Procedure	31
	12.3 Requisitions/Purchases	31
	12.4 Expediting and Inspection	31

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	12.5 Factory Acceptance Tests	32
	12.6 Supply of Equipment – Tagged Equipment Items	32
	12.7 Supply of Equipment – Bulk Materials	32
	12.8 Spare Parts	32
	12.9 Catalysts & Chemicals, Oils & Lubricants	33
	12.10 Miscellaneous Materials Supply	34
	12.11 Traffic and Logistics Services	34
13.0	MATERIALS MANAGEMENT	35
	13.1 Home Office Materials Management	35
	13.2 Site Materials Management	35
14.0	SUBCONTRACT SERVICES	35
	14.1 Engineering Design & Consultancy Subcontracts	35
	14.2 Site Construction Subcontracts	3
	14.3 Subcontracts during Commissioning, Start-up, and Initial Operation up to Substantial Completion of Train 3	35
	14.4 Contractor Provided Service Subcontracts	36
15.0	CONSTRUCTION	36
	15.1 General	36
	15.2 Construction Scope of Work	36
	15.3 Rules and Regulations	37
	15.4 Community Engagement	37
	15.5 Construction Labor	37
	15.6 Construction Equipment	37
	15.7 Consumable Construction Materials	38
	15.8 Subcontracts	38
	15.9 Drainage	38
	15.10 NOT USED	38
	15.11 Site Facilities and Construction Utilities	38
	15.12 Disposal of Construction Waste	39
	15.13 Security	39
	15.14 Heavy Lifts	40
	15.15 Construction Temporary Facilities	41
	15.16 Contractor’s Tools and Construction Equipment	42
	15.17 Construction Permits	42
16.0	PRE-COMMISSIONING, COMMISSIONING, COMPLETION AND ACCEPTANCE	42
	16.1 General	42
	16.2 Commencement of Commissioning and Start-up	43
	16.3 Operator Training	43
	16.4 Operations Tests	43
17.0	SIMULTANEOUS OPERATIONS	44
18.0	OPERATIONS AND MAINTENANCE MANAGEMENT SYSTEMS AND PROCEDURES	44
	18.1 Asset Integrity Management Systems	44
	18.2 Operations Management Procedures	44
	18.3 Operations and Maintenance PROCEDURES and Manuals	44
19.0	PREPARATION OF PRECOMMISSIONING, COMMISSIONING, AND INITIAL START-UP PROCEDURES AND MANUALS	45
20.0	CONTRACTOR PROVIDED TRAINING FOR OWNER PERSONNEL	46
	20.1 Updating of Operations TrainiNg Simulator	46
	20.2 Preparation of Training Materials	46
	20.3 Preparation of Training Materials for Subcontractor Equipment Packages	46
	20.4 Training Courses	47

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	20.5 Training Courses for Vendor Equipment Packages	47
21.0	ASSISTANCE TO OWNER	47
	21.1 Required Submissions to Regulatory Agencies	47
	21.2 Technical Support to Owner’s Regulatory Services Consultants	47
22.0	THIRD-PARTY INTERFACES	47
	22.1 NOT USED	47
	22.2 NOT USED	47
	22.3 NOT USED	47
	22.4 NOT USED	47
	22.5 NOT USED	47
	22.6 NOT USED	47
	22.7 NOT USED	47
	22.8 Brownsville Navigation District Tarrif	47
	22.9 Environmental Impact Statement Commitments Dispositions	48
23.0	FACILITIES FOR OWNER PERSONNEL	48
	23.1 Office Accommodation for Owner personnel in Contractor’s Home Office	48
	23.2 Temporary Facilities Provided at Site by Contractor for Owner’s Project Personnel	48
24.0	PERFORMANCE GUARANTEES AND PERFORMANCE TESTING	48
25.0	PROCESS LICENSE FEES	48
26.0	DOCUMENT NUMBERING	48
27.0	RECORD AS-BUILT DRAWINGS AND SPECIFICATIONS	49
28.0	HANDOVER DOCUMENTATION	49
29.0	INFORMATION SYSTEMS FOR OWNER USE	49
30.0	EXCLUSIONS FROM CONTRACTOR’S SCOPE OF WORK	49
31.0	[***]	50
APPENDIX 1:	ENVIRONMENTAL IMPACT STATEMENT COMMITMENTS	51
APPENDIX 2:	[***]	52
APPENDIX 3:	NOT USED	53
APPENDIX 4:	NOT USED	54

Rev. A 23-May-2019	EPC Scope of Work of the TRAIN 3 Facility RG-000-PE-SOW-0002

1.0        INTRODUCTION

1.1        PROJECT DESCRIPTION

Contractor shall perform the engineering, procurement, construction, pre-commissioning, commissioning, start-up and testing of a turnkey liquefied natural gas (“LNG”) liquefaction facility, consisting of one (1) liquefaction unit having an aggregate nominal LNG production capacity of approximately [***] million metric tonnes per annum (“mtpa”) and associated facilities, for the purpose of liquefying natural gas to form LNG, including feed gas treatment facilities, and all systems and infrastructure, including temporary facilities, from the feed gas tie-in to the LNG rundown tie-in, and all related appurtenances thereto (the “Facility”) located at a site south of the Brownsville-Port Isabel Highway and north of the Brownsville Ship Channel in Cameron County near Brownsville, Texas (the “Site”), and owned by Rio Grande LNG, LLC (“Owner”);

1.2        SCOPE OF DOCUMENT

This document defines the Scope of Work (the “SOW”) to be performed by Contractor during the EPC phase for implementation of Train 3.

The Facility will be constructed in several successive phases of development. At full build-out the Facility will ultimately be comprised of six (6) LNG liquefaction trains, four (4) LNG storage tanks, two (2) marine loading jetties with associated utilities and infrastructure as further described in the Basis of Design (the “BOD”).

2.0        BASIS FOR EPC EXECUTION

Contractor shall develop detailed engineering design for Train 3, and undertake procurement, construction, commissioning, start-up and initial operation of the Facility in accordance with the BOD, and as defined in the EPC Agreement (the “EPC Agreement”).   The design of Train 3 shall be, to the extent described in Section 6, identical to Trains 1 and 2.

Contractor shall design and construct the Facility in compliance with the EPC Agreement, Applicable Law, and Applicable Codes and Standards.

3.0        DEFINITIONS

Definitions are provided below. Capitalized terms set forth herein that are not defined will have the meaning as agreed in the EPC Agreement, as applicable.  In the event that there is a conflict between the Agreement and this document, the terms and conditions in the Agreement prevail.

Term	Definition
3D	Three-dimensional
2D	Two-dimensional
Agreement	EPC Agreement
AIMS	Asset Integrity Management System
AEP 138 kV Electrical Switchyard (also called Pompano Switchyard)	Public Utility Electrical Switchyard being installed by others
APCI	Air Products and Chemicals, Inc.
ASME	American Society Mechanical Engineers

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Term	Definition
BASF	BASF SE
BND	Brownsville Navigation District
BOG	Boil-off Gas
BOM (Bill of Material)	List of all required components of an assembly of parts or complete item - usually shown on the drawing
CAD	Computer-aided design
Capital Spare Parts

Those capital spare parts listed in Attachment W for use after Substantial Completion which are to be included in the Work and the Contract Price, as further set forth in Section 3.4B of the EPC Agreement

Central Control Building or CCB	A-7007 listed in the building list, document number 195910-000-CA-LI-1001
CFD	Computational fluid dynamics – computational method (software) used to analyze complex engineering scenarios / systems
Change Order

A written instrument signed by both Parties after the execution of this Agreement in the form of Schedule D-1, that authorizes an addition to, deletion from, suspension of, or any other modification or adjustment to the requirements of this Agreement, including an addition to, deletion from or suspension of the Work or any modification or adjustment to any Changed Criteria.  Owner and Contractor are entitled to a Change Order in accordance with Article 6 of the EPC Agreement

CMT	Construction management team
CMMS	Computerized maintenance management system also sometimes referred to as computerized maintenance management and inspection system (CMMIS)
Commissioning

With respect to the applicable system or subsystem of the Equipment, all activities required subsequent to achieving Mechanical Completion of such system or subsystem and prior to RFSU, including the introduction of inert gas to oxygen free the systems and subsystems, commencement of the drying out process and tightness tests performed with inert gas at operating pressures, as further set forth in Attachment A and the performance and completion of the activities or the Commissioning checklists agreed to by Owner and Contractor.

Commissioning Spare Parts	Spare parts for pre-commissioning, Commissioning, testing and start-up activities required to achieve Substantial Completion

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Term	Definition
Common Systems	Those portions of the Facility that will be utilized by Trains 1 through 3, including, for example, certain utilities, instruments, control systems and piping.
Construction Equipment

The equipment, machinery, temporary structures, scaffolding, materials, tools, supplies and systems, purchased, owned, rented or leased by Contractor or its Subcontractors or Sub-subcontractors for use in accomplishing the Work, but not intended for incorporation into the Facility.

Contractor	Bechtel Oil, Gas and Chemicals, Inc.
Day	A calendar day
Drawings

The graphic and pictorial documents (in written or electronic format) showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams, which are prepared as a part of and during the performance of the Work.

EDMS	Electronic data management systems
EPC	Engineering, Procurement, Construction and Commissioning.
EPC Work	See “Work” below
Equipment	All equipment, materials, supplies and systems required for the completion of and incorporation into the Facility. Equipment excludes Construction Equipment.
Facility

A greenfield turnkey liquefied natural gas (“LNG”) liquefaction facility, consisting of one (1) liquefaction unit having an aggregate nominal LNG production capacity of up to approximately [***] million metric tonnes per annum (“mtpa”) and associated facilities, for the purpose of liquefying natural gas to form LNG, including feed gas treatment facilities, and all systems and infrastructure, including temporary facilities, from the feed gas tie-in to the LNG rundown tie-in, and all related appurtenances thereto, as further described in the EPC Agreement and attachments.

FEED	Front End Engineering Design or Basic Engineering
FERC	Federal Energy Regulatory Commission
GECP or Good Engineering and Construction Practices

The generally recognized and accepted reasonable and prudent practices, methods, skill, care, techniques and standards employed by the international LNG liquefaction and storage engineering and construction industries with respect to: (i) the engineering, procurement, construction, pre-commissioning, Commissioning,

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Term	Definition

testing and start-up of natural gas liquefaction and storage facilities of similar size and type as the Facility and in accordance with Applicable Codes and Standards and Applicable Law; (ii) personnel and facility safety and environmental protection; (iii) efficient scheduling of the Work; and (iv) the reliability and availability of the Facility under the operating conditions reasonably expected at the Site, as specified in this Attachment A.

Governmental Instrumentality	Any federal, state or local department, office, instrumentality, agency, authority, board or commission having jurisdiction over a Party or any portion of the Work, the Facility or the Site.
HAZID	Hazard identification
HAZOP	Hazardous operations
ICSS	Integrated Control and Safety System
Industrial Cyber Security System	Software used to mitigate cyber threats and attacks.
IT	Information technology
Jetty	Jetty is as defined and used in the LNG industry. It is also used interchangeably with “Berth” in this SOW.
Material Selection Diagrams	Drawing which shows material selection information and Specification.
Mechanical Completion

With respect to (a) the applicable system or subsystem of the Equipment or (b) a Train, that, with the exception of Punchlist items, all of the following have occurred: (i) Contractor has completed all design, procurement, fabrication, assembly, erection, installation and pre-commissioning of all Equipment (including all systems and components of Equipment, such as all operating, protection, fire, safety and other related systems required or necessary prior to start-up) for such applicable system or subsystem of the Equipment or a Train to ensure that all such Equipment or Train was correctly fabricated, assembled, erected, installed, tested and pre-commissioned and is capable of being operated safely and reliably within the requirements and specifications contained in this Agreement, all as set forth in greater detail in Attachment A and the Mechanical Completion checklists agreed by Owner and Contractor in accordance with Section 11.1A; (ii) the applicable system, subsystem of Equipment or Trains ready for the commencement of Commissioning; (iii) Contractor and Owner have agreed upon an initial Punchlist of items as set forth in Section 11.6; (iv) Contractor has delivered to Owner a Mechanical Completion Certificate for the applicable system or subsystem or Train in the form of Schedule L-1 and Owner has accepted such certificate by signing such certificate;

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Term	Definition
and (v) performance by Contractor of all other obligations required under this Agreement for Mechanical Completion.
MCHE	Main Cryogenic Heat Exchanger
Minimum Acceptance Criteria	The minimum acceptance criteria specified in Attachment T.
NDT	Non-destructive testing
Noise Philosophies	The philosophy that describes the requirements for noise control for the Facility.
OREDA	Offshore and onshore reliability data.
Party or Parties

Rio Grande LNG, LLC a limited liability company organized under the laws of Texas, and/or[Bechtel Oil, Gas and Chemicals, Inc., a corporation organized under the laws of Delaware, as the circumstance requires.

Performance Guarantees	The performance guarantees specified in the EPC Agreement.
Performance Tests

Those tests performed by Contractor to determine whether the Facility meets the Performance Guarantees and Minimum Acceptance Criteria, which tests shall be set forth in Attachment S and, to the extent not specified therein, as developed in accordance with Section 11.3 of the EPC Agreement.

Permanent Buildings	Permanent Buildings shall mean those buildings listed in Buildings List 195910-000-CA-LI-1001 referenced in the BOD required to be constructed for operation of Train 3.
Permit

Any valid waiver, certificate, approval, consent, license, exemption, variance, franchise, permit, authorization or similar order or authorization from any Governmental Instrumentality required to be obtained or maintained in connection with the Facility, the Site or the Work.

Person

Any individual, company, joint venture, corporation, partnership, association, joint stock company, limited liability company, trust, estate, unincorporated organization, Governmental Instrumentality or other entity having legal capacity.

Punchlist

Those finishing items required to complete the Work, the completion of which shall not interrupt, disrupt or interfere with the safe and reliable operation or use of all or any part of the Facility as contemplated by the EPC Agreement, as more fully described in Section 11.6 of the EPC Agreement.

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Term	Definition
Project

The engineering, design, procurement, manufacturing, fabrication, assembly, transportation and delivery of Equipment, construction, pre-commissioning, Commissioning, testing and start-up of the Facility and all other Work required to be performed under the EPC Agreement.

Project Philosophies

Engineering design documents defining the engineering and design philosophies to be embodied in the design engineering, construction and operating requirements for the Facilities developed during FEED engineering studies as referenced in the BOD.

Project Requirements	The Applicable Codes and Standards, Project Philosophies, and Specifications as described in the BOD
Quality Management System (QMS)	Integrated suite of quality assurance plans, procedures and working practices aimed at delivering Project quality.
RAM	Reliability and Maintenance
Record As-Built Drawings and Specifications	Final, record Drawings and Specifications of the Facility showing the “as-built” conditions of the completed Facility
Ready for Start-up or RFSU

With respect to a Train, that all of the following have occurred: (i) Contractor has achieved Mechanical Completion of such Train, including Mechanical Completion of all systems and subsystems of Equipment for such Train; (ii) all activities necessary to support the introduction of hydrocarbons, including all utility and process utility, safeguarding and shutdown systems have been pre-commissioned, commissioned and integrity verified; (iii) Commissioning is complete, cool down can commence for such Train, and such Train is ready for startup and acceptance of feed gas; (iv) Equipment vendor representatives and other specialist Subcontractors required to support RFSU and early operations are mobilized at the Site; (v) Contractor has delivered to Owner a RFSU Certificate in the form of Schedule L-3 and Owner has accepted such certificate by signing such certificate; and (vi) performance by Contractor of all other obligations required under this Agreement for RFSU of such Train.

SEAMS	Safety and environmental action management system
SIL	Safety integrity level

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Term	Definition
Site

Those parcels of land where the Facility shall be located, as shown in greater detail in Attachment Z.  For the avoidance of doubt, the Site does not include any restricted areas designated in Attachment Z.

Spare Parts	Commissioning spare parts, Capital Spare Parts and Operating Spare Parts
Specifications

Those documents consisting of the written requirements for Equipment, standards and workmanship for the Work and performance of related services, which are prepared as a part of and during the performance of the Work.

Subcontract	An agreement by Contractor with a Subcontractor for the performance of any portion of the Work.
Subcontractor

Any Person (other than an Affiliate of Contractor), including an Equipment supplier or vendor, who has a direct contract with Contractor to manufacture or supply Equipment which is a portion of the Work, to lease Construction Equipment to Contractor in connection with the Work, to perform a portion of the Work or to otherwise furnish labor or materials.

Sub-subcontractor

Any Person (other than an Affiliate of Contractor), including an Equipment supplier or vendor, who has a direct or indirect contract with a Subcontractor or another Sub-subcontractor to manufacture or supply Equipment which comprises a portion of the Work, to perform a portion of the Work or to otherwise furnish labor, materials or equipment (including Equipment).

Substantial Completion or SC

That all of the following have occurred with respect to a Train: (i) Mechanical Completion of such Train, including Mechanical Completion of all systems and subsystems of Equipment of such Train; (ii) RFSU has been achieved for such Train; (iii) not used; (iv) all Minimum Acceptance Criteria have been achieved; (v) in the case that all Performance Guarantees have not been achieved, Owner has accepted (such acceptance not to be unreasonably withheld) Contractor’s corrective work plan, and Contractor has turned over the Train pursuant to Section 11.5A; (vi) Contractor and Owner have agreed upon a list of Punchlist items as set forth in Section 11.6; (vii) any Delay Liquidated Damages due and owing have been paid to Owner in accordance with Section 13.2; (viii) the entire Work related to such Train (including training and the delivery of all documentation, manuals and instruction books necessary for safe and proper operation) has been completed, except for Punchlist items, in accordance with the requirements and Specifications of this Agreement; (ix) Contractor has delivered to Owner all Capital Spare Parts for such Train in accordance with

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Term	Definition

Section 3.4B; (x) Contractor has delivered to Owner the applicable Substantial Completion Certificate in the form of Schedule L-5 and as required under Section 11.3 and Owner has accepted such certificate by signing such certificate; (xi) such Train is available for commercial operation in accordance with the requirements of this Agreement, and with respect to Substantial Completion of Train 3, Train 3 has been integrated with Train 1 and Train 2; (xii) Contractor has obtained all Permits required to be obtained by Contractor under this Agreement; and (xiii) Contractor has delivered to Owner a fully executed Interim Lien and Claim Waiver in the form of Schedules K-1 and K-2, fully executed Interim Lien and Claim Waivers from all Major Subcontractors in the form of Schedules K-3 and K-4 and, if requested by Owner, fully executed Interim Lien and Claim Waivers from all Major Sub-subcontractors substantially in the form of Schedules K-3 and K-4, covering all Work up to the date of Substantial Completion.

TBE	Technical bid evaluation
Train 1

The first phase of the Expanded Facility, including a nominal [***] mtpa natural gas liquefaction unit, a comparably-sized natural gas pretreatment unit, LNG Storage Tank 1 and Tank 2, an LNG loading dock and marine structures capable of berthing and loading LNG Tankers with capacities from 125,000 m3 to 185,000 m3, the Common Systems necessary to operate Train 1, the control room and other systems.

Train 2

The second phase of the Expanded Facility, including a nominal [***] mtpa natural gas liquefaction unit, a comparably-sized natural gas pre-treatment unit, the Common Systems necessary to operate Train 2 (but not needed for Train 1) and other systems.

Train 3

The third phase of the Expanded Facility to be designed, procured, constructed, pre-commissioned, Commissioned, started up and tested for the Facility, including a nominal [***] mtpa  natural gas liquefaction unit, a comparably-sized natural gas pre-treatment unit, the Common Systems necessary to operate Train 3 (but not needed for Train 1 or Train 2) and other systems.

Unit	An individual, and complete process component which is regarded as a single entity, but which can also form an individual component of a larger, more complex system.
UPS	Uninterrupted Power Supply
Work

All obligations, duties and responsibilities required of Contractor pursuant to this Agreement, including all Equipment, Construction Equipment, spare parts, procurement, engineering, design, fabrication, erection, installation, manufacture, delivery,

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Term	Definition

transportation, storage, construction, workmanship, labor, pre-commissioning, Commissioning, inspection, training, Performance Tests, other tests, start-up and any other services, work or things furnished or used or required to be furnished or used, by Contractor in the performance of this Agreement, including that set forth in Attachment A and Section 3.1A and any Corrective Work.  For the avoidance of doubt, the Work shall include the Train 3 Work.

(W)PQR	(Weld) Procedure Qualification Record
WPS	Weld Procedure Specification

4.0         OWNERS EXECUTION PHILOSOPHY

Key philosophies and guiding principles that Owner strives to adopt for the Project are discussed in this section.

4.1         PROJECT MANAGEMENT

•	Contractor and Owner shall work together in an open, transparent, and cooperative manner in the interest of the Project to deliver a Project that is successful for both Parties;
•	Contractor and Owner shall work together to minimize risk exposure for both Parties;
•

Owner’s Project team shall be structured on a lean, fit- for-purpose basis, applying spot checks in witness points and selective audits. It shall be structured to engage with the Contractor’s team in an efficient manner;

•

Contractor shall submit to Owner a Project Execution Plan which details their organization structure (e.g. sole execution or joint venture, construction management team / Subcontractor), number and location of operating centers, and modular versus stick-built erection);

•

After the Effective Date of the EPC contract, the Owner and its advisors as well as representatives from Owner’s insurers and Lenders, have the right to access all areas in the operating centers (home office, fabrication facilities and Site) where Work is under control or being performed by Contractor without obtaining Contractor’s permission. As such those accessing shall comply with prevailing safety and security regulations; and

•

Contractor shall turn over specified Drawings, Specifications and other design documents, construction documents and databases, that are to be delivered to Owner, including the 3D model, in native format as part of the Facility turnover.

4.2         HEALTH, SAFETY AND SECURITY

•

Contractor shall comply with all obligations found in the Agreement, as well as local safety regulations for all operating centers (home office, engineering centers, fabrication facilities and Site) as a minimum;

•	Contractor shall supply Owner with a copy of their HSSE philosophies and derived policies;
•	Contractor shall update their most recent OSHA 300 Safety Logs covering the last 3 years prior to bid submission;
•	All Project related safety statistics shall be included in the Contractor’s weekly and monthly reports;
•	Contractor shall conduct safety audits during the life of the Project and provide summaries of the results to Owner;
•	Design and construction method selections shall incorporate related safety aspects;

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•

Owner shall be invited to be an active participant in all safety audits and shall be involved in all incident investigations with appropriate provisions are made to preserve applicable legal privileges;

•	The design shall take into consideration ergonomics; and
•	SIMOPS requirements to be addressed.

4.3         ENVIRONMENTAL

•

Contractor shall demonstrate compliance with all environmental requirements for air, water and noise emissions and select engineering, construction and logistics solutions that minimize the impact on the environment and surrounding infrastructure as far as practical, and within the limits as stipulated in the Permits; and

•	Contractor shall have a well-developed environmental management plan with execution strategies for dealing with emergency and adverse weather events.

4.4         PERMITTING

•	Contractor shall support all Permit filings as required.

4.5         QUALITY

•	Contractor shall provide for Owner’s review an external audit schedule within [***] ([***]) Days of LNTP.
•	Owner shall have access to review external & internal quality audit non-compliances and close-out actions, except those that have a commercial nature.

4.6         COST AND SCHEDULE BALANCE

•	Contractor shall propose an execution plan which provides optimal overall cost given schedule constraints.

4.7         COMMERCIAL

•	Contractor shall make full use of frame-work agreements, master service agreements and master purchase agreements put in place by Owner; and

4.8         ENGINEERING

•

Parties shall strive to minimize change to the Project once the EPC contract has been executed. The ultimate goal shall be to limit changes to those required by regulations or changes in legislation. Contractor shall utilize an efficient and robust change management process for the benefit of both Parties. This shall also ease the processing of detailed work packages and change management with FERC;

•	Owner shall have ongoing access to EPC design and construction records for review purposes through the Contractor’s electronic data management system;
•	Design shall comply with codes, standards and Applicable Law;
•	GECP level of plant automation and state-of-the-art plant condition monitoring, to support a lean operations and maintenance Owner’s team;
•	GECP level of overall Facility availability;
•	Design considerations include: ability to construct, commission, test, operate and maintain the Facility in a safe and efficient manner; and
•	Equipment design and selection shall respect the desire to avoid excessive maintenance. Owner desires Contractor to include in the selection the life-cycle cost.

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4.9         CONSTRUCTION MANAGEMENT, STARTUP AND OPERATIONS

•	In addition to the design, engineering and construction of the Facility, Contractor shall be expected to start-up, maintain and operate the Facility through SC of Train 3. Activities include:
1.	Preparation of training, maintenance and operations manuals;
2.	Training of Owner operations and maintenance personnel;
3.	Supervision of Owners operations and maintenance personnel;
4.	Commissioning;
5.	Start-up;
6.	Initial operations;
7.	Performance Tests and operations tests;
8.	Maintenance and upkeep of the Site and Facility until SC is achieved; and
9.

Loading of Equipment and plant data, inclusive of baseline readings, into applicable plant integrity and maintenance management systems in time to work with these support systems from Ready for Start Up (“RFSU”).

•	Owner shall have the right to occupy and make use of the permanent buildings at an agreed upon time with Contractor in advance of SC of Train 3.

4.10       COMMUNITY AND STAKEHOLDER ENGAGEMENT

•	Contractor shall implement a community engagement program which takes into consideration active participation of the local vendors and contractors; and
•	Contractor shall work together with Owner in local and regional stake holder interactions.

4.11       REPORTING

•	Contractor shall provide, but not limited to the below, reports subject to those defined within the EPC Agreement executed between Owner and Contractor;
•	Contractor shall inform Owner and provide copies of any communications with applicable Governmental Instrumentalities;
•	Contractor shall supply all required information to support Owner tax-related filings; and
•	Contractor shall submit comprehensive and transparent progress reports.

5.0         EPC AGREEMENT REFERENCE DOCUMENT LIST

The EPC Agreement will have two sets of reference documents:

•	Documents listed in the BOD, Appendix 5, and
•	A complete set of verified FEED documents

6.0         SCOPE OF FACILITIES

Train 3 is a identical copy of Train 1 and Train 2 LNG liquefaction and pre-treatment facilities, and ties into to a common NG supply, LNG and condensate run-down lines, and is connected to extended utilities distribution and process control. The scope includes amongst others:

•	Natural gas pretreatment units, including:
•	Acid gas removal unit (including H2S scavenging & Hg removal), ([***]),
•	Dehydration unit ([***])

The specification of treated gas exiting the Dehydration Unit shall be pursuant to the BOD and the Process Design Basis,

•	HRU, ([***])
•	Natural gas liquefaction unit, including:
•	Refrigeration, ([***]),

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•	Compressor string A, ([***]),
•	Compressor string B, ([***]),
•	Liquefaction, (Unit number 14)
•	Additional detail:
•	Train 3 North Substation
•	Train 3 LER
•	Train 3 South Substation
•	Train 3 ASDS Substation 1
•	Train 3 ASDS Substation 2
•	Train 3 Re-compressor ASDS Substation
•	Common Systems and infrastructure Equipment required for the operation of Train 3 but not required for the operation of Train 1 or Train 2, as indicated in Major Equipment List, [***], such as:
•	AGRU oxidizer to similar design as in Train 1 except that treatment of condensate storage vapor returns is not required;
•	Extended electrical power distribution, ICSS, and Telecoms network, inclusive CCB added Equipment;
•	Roads and paving to serve the Train 3 area.
•	Train 3 LNG rundown to tie-in location in LNG storage tank area
•	LNG Train 3 Underground Works
•	Temporary Facilities required for construction and initial operation of the facilities.
•	Tie-ins for expansion to Train 4 rundown, to facilitate future expansion without disrupting operations.
•	Tie-in of Train 3 roads to Site roads,
•	Train 3 Surface water drainage systems segregated by source, or potential contamination;
•	Effluent water treatment, [***] (primary treatment only – including Holding Ponds and Outfalls, and First Flush Basins for Train 3;
•	Common Systems and infrastructure required for the operation of Train 3, including:
•	Boil-off gas compression facilities for Train 3 with compressor installed and ready for operation at RFSU Train 3,
•	Tie-ins to Amine storage and Hot Oil Storage
•	Tie-ins to Refrigerant storage;
•	Utility Systems, including the following:
•	Essential Power Generation Systems including the following:
•	Essential power generator, ([***]) (one additional unit for Train 3)
•	Essential Power Distribution to Train 3 users
•	Water Storage and Water Supply Systems, comprising the following:
•	Tie-in to Fresh water system, ([***])
•	Tie-in to Drinking water system, ([***]);
•	Tie-in to Demineralized water system;
•	Tie-in to and extension of Firewater, firefighting and safety systems
•	Tie-in to Plant and instrument air system;
•	Tie-in to Nitrogen distribution system.
•	Tie-in to Fuel gas system
•	Additional circuit breakers in Main Intake Station 1, [***] for supply of electrical power to Train 3 North Substation.
•	Electric power distribution and lighting systems serving Train 3, including tie-in to Main Intake Station 1.

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7.0        CONTRACTOR SCOPE OF WORK

Contractor shall perform the Work described in this SOW in accordance with the requirements of the EPC Agreement.

7.1        HOME OFFICE SERVICES

Contractor shall include but not be limited to providing the following home office services:

•	Project Management and Administration (Refer to Section 8 of this SOW);
•	Quality Assurance (Refer to Section 9 of this SOW);
•	Engineering (Refer to Section 10 of this SOW);
•	Engineering by specialist third-party consultants required to support and/or validate Contractor’s engineering design (Refer to Section 11 of this SOW); and
•	Procurement (Refer to Section 12 of this SOW).

7.2        SUPPLY OF EQUIPMENT AND MATERIALS REQUIRED TO CONSTRUCT THE FACILITY

Contractor shall include but not be limited to supplying Equipment required to construct the Facility, including the following:

•	All tagged Equipment (Refer to Section 12.6 of this SOW);
•	Bulk material items to be incorporated as part of the permanent works (Refer to Section 12.7 of this SOW);
•	Spare parts (Refer to Section 12.8 of this SOW);
•	Catalysts and chemicals (Refer to Section 12.9.1 of this SOW);
•	Oils and lubricants (Refer to Section 12.9.2 of this SOW);
•	Furnishings, fittings and special Equipment for installation within Facility buildings (Refer to Section 12.10.1 of this SOW);
•	Workshop Equipment (Refer to Section 12.10.2 of this SOW);
•	Portable firefighting and miscellaneous safety Equipment (Refer to Section 12.10.3 of this SOW); and
•	Plant mobile Equipment (Refer to Section 12.10.4 of this SOW).

7.3        TRAFFIC AND LOGISTICS SERVICES

Contractor shall include but not be limited to providing the traffic and logistic services defined in Section 12.11 of this SOW.

7.4        MATERIALS MANAGEMENT SERVICES

Contractor shall include but not be limited to providing the materials management services defined in Section 13 of this SOW.

7.5        SUBCONTRACTED SERVICES

Contractor shall include but not be limited to providing the subcontracted services defined in Section 14 of this SOW.

7.6        SERVICES REQUIRED TO CONSTRUCT THE FACILITY

Contractor shall include but not be limited to providing the construction services required to construct the Facility listed in Section 6 of this SOW.

•	General (Refer to Section 15.1 of this SOW);
•	Summary construction scope of work (Refer to Section 15.2 of this SOW);
•	Rules & regulations (Refer to Section 15.3 of this SOW);

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•	Community awareness (Refer to Section 15.4 of this SOW);
•	Construction direct labor (Refer to Section 15.5 of this SOW);
•	Provision of construction plant and equipment required to build the facilities (Refer to Section 15.6 of this SOW);
•	Supply of the construction consumables (Refer to Section 15.7 of this SOW);
•	Subcontracts for the supply and erection of Equipment and materials forming part of the Project (Refer to Section 15.8 of this SOW);
•	Supply of the construction utilities, including fresh water supply and construction power supply: (Refer to Section 15.11 of this SOW);
•	Sewage disposal (Refer to Section 15.11 of this SOW);
•	Waste material handling and disposal (Refer to Section 15.12 of this SOW);
•	Provision of Site security (Refer to Section 15.13 of this SOW);
•	Provision of heavy lift equipment (Refer to Section 15.14 of this SOW);
•	Temporary facilities required to support construction and Commissioning of the facilities (Refer to Section 15.15 of this SOW);
•	Provision of Construction Equipment (Refer to Section 15.16 of this SOW);
•	Provision of Contractor’s construction permits (Refer to Section 15.17 of this SOW); and

7.7        PRECOMISSIONING AND COMMISSIONING SERVICES

Contractor shall include but not be limited to providing pre-commissioning and Commissioning services as follows:

•	General (Refer to Section 16.1 of this SOW);
•	Commencement of Commissioning and start-up (Refer to Section 16.2 of this SOW);
•

Performance Tests to demonstrate that the facilities meet the Performance Guarantees and Minimum Acceptance Criteria. Performance Tests shall be carried out in accordance with the requirements stated in the EPC Agreement;

•	Preparation of operations management procedures (Refer to Section 18.2 of this SOW);
•	Preparation of Site security procedures (Refer to Section 15.13 of this SOW);
•	Preparation of maintenance procedures (Refer to Section 18.3.1 of this SOW);
•	Preparation of statutory maintenance and inspection procedures (Refer to Section 18.3.2 of this SOW);
•	Preparation of pre-commissioning and Commissioning instructions (Refer to Section 19.0 of this SOW);
•	Preparation of start-up, operations and shut-down materials (Refer to Section 19.0 of this SOW); and
•	Preparation of operation and maintenance procedures (Refer to Section 19.0 of this SOW).

7.8        SIMOPS

Contractor shall ensure simultaneous operations provisions (Refer to Section 17 of this SOW). The overall design philosophy shall include the provision of tie-ins to allow sequential expansion of the Expanded Facility without the need for extensive and complete shutdowns of operations.

7.9        TRAINING OF OWNER PERSONNEL

Contractor shall include but not be limited to provide training for Owner personnel as detailed in Section 20 of this SOW.

7.10      ASSISTANCE TO OWNER

Contractor shall include but not be limited to the following assistance to Owner:

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•	Input for regulatory submissions by the Owner (Refer to Section 21.1 of this SOW); and
•	Technical support for Owner’s regulatory consultants (Refer to Section 21.2 of this SOW)
•	Home office services for spare parts with reference to the Spares Philosophy which contains estimated lists.
•	Labor statistics on extent of actual local content to allow Owner to interact with Cameron County on property tax and possible rebates.
•

Contractor is to include in its Monthly Progress Reports the local labor content percentage as of the reporting period in the applicable month for the Project through the latest reporting period. [***].

7.11       THIRD-PARTY INTERFACES

Contractor shall include but not be limited to work with respect to Project third-party interfaces as described in Section 22 of this SOW.

7.12       FACILITIES FOR OWNER PERSONNEL

Contractor shall include but not be limited to providing the following facilities for Owner’s personnel:

•	Office accommodations for Owner personnel in Contractor’s home office (Refer to Section 23.1 of this SOW); and
•	Office accommodations for Owner personnel at Site (Refer to Section 23.2 of this SOW).

7.13       PERFORMANCE TESTS

Contractor shall undertake performance testing of the completed facilities as detailed in Section 24 of this SOW.

7.14       PROCESS LICENSE FEES

Contractor shall include the cost of third-party process license fees as detailed in Section 25 of this SOW.

7.15       RECORD AS-BUILT DRAWINGS AND SPECIFICATIONS

Contractor shall update Drawings and Specifications to Record As-Built status as indicated under Section 26 of this SOW.

7.16       HANDOVER DOCUMENTATION

Contractor shall provide documentation as described in Section 27 of this SOW.

7.17       INFORMATION SYSTEMS FOR OWNER USE

Contractor shall specify and set up information software systems for Owner’s use following handover as described under Section 28 of this SOW.

7.18       EXCLUSIONS FROM CONTRACTOR’S SCOPE OF WORK

Exclusions from Contractor’s SOW are listed under Section 29.

8.0         PROJECT MANAGEMENT AND ADMINISTRATION

Contractor shall assign a qualified and experienced Project management team for effective control and coordination of all aspects of Project execution throughout all phases of EPC execution through to contract closeout.

Contractor shall maintain a Project-specific EPC Project Execution Plan. The EPC Project Execution Plan shall be a comprehensive project management document that describes the overall execution strategy for the Project; establishes the methods by which the Contractor executes, monitors, and

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controls the Project; and consolidates the integration of a number of discrete function specific execution plans created for managing all elements of the Project execution.

[***].

9.0         QUALITY ASSURANCE

Contractor shall prepare and implement a Project-specific quality plan approved by Owner.  The Plan shall define the Quality Assurance (QA) and Quality Control (QC) services that will be carried out by Contractor during the Engineering, Procurement and Construction (EPC) phase of the Project to design, build, commission and start-up a safe, legally complaint, repeatable, and fully functional Facility.  The quality plan will comply with the requirements for a quality plan stated in the EPC Agreement.

Contractor shall:

•

Require that Subcontractors and Sub-Subcontractors comply with the quality requirements in the EPC Agreement, and develop their own quality plans that meet the intent of the requirements in the Contractor’s Quality Plan;

•	Operate a quality management system throughout execution of the Project;
•	Appoint a dedicated management representative, with responsibility for ensuring that the quality management system is maintained and implemented;
•	Organize and facilitate Quality Workshops for the project team. Owner will be invited to attend these workshops.
•	Undertake quality surveillance activities and audits associated with engineering, procurement and construction in accordance with the EPC Agreement.
•

Include in the overall Project Quality Plan the execution of two (independent) joint PEER reviews, each lasting 1 to 2 weeks and attended by senior staff not directly involved in the project. These shall cover:

•	Detailed design & engineering close-out review when progress beyond 80%;
•

Pre-operations readiness review, between MC and prior to RFSU, to a) check proper close-out on plant changes, b) spot check as-built plant line-up, c) check available documentation to safely start-up the Plant, and d) level of integration and training of the joint commissioning team;

•	[***].

The Project quality plan shall identify a program of quality audits to be performed. Owner will be given notification of the scope and date of planned quality audits specified in the Project quality plan to enable Owner’s participation in non-commercial quality audits as an observer. The quality auditing will cover key Contractor Project activities, including the activities of Major Subcontractors and Major Sub-subcontractors. If a noncompliance is identified during a quality audit, Contractor shall inform Owner on the corrective action to be taken, report status updates, and inform when the corrective action is closed out, as part of monthly progress reporting. Where the Contractor performs ad-hoc non-commercial internal quality audits without invitation to the Owner, then any corrective actions and follow-up will be shared with Owner, as part of monthly progress reporting.

10.0       ENGINEERING

10.1       GENERAL

Contractor shall perform engineering necessary to define the technical requirements for the Facility listed under Section 6 of this SOW to the extent necessary for the procurement of Equipment, including

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bulk materials and consumables necessary to construct the Facility, and to safely construct, commission, start-up, and operate the facilities. Technical requirements shall be in accordance with the requirements defined within the BOD and the Project Drawings and Specifications referenced therein plus the full set of updated verified FEED documents.

Contractor’s engineering services shall comprise the following:

a.	Any FEED-identified actions to be performed as part of the EPC Work, e.g., HAZOP recommendations, SEAMS actions, etc.
b.	Contractor shall prepare engineering Drawings and Specifications or other documentation necessary to safely construct, commission, start-up, and operate the Facility.
c.

EPC-specific HAZOP and LOPA workshops with any items of non-conformance with Project codes, standards, philosophies, and specifications that are identified as being required to be implemented by Contractor;

d.	Preparation of material take-offs listing bulk materials required to construct the permanent works;
e.	Preparation of material requisitions for the procurement of Equipment, bulk materials and consumables required for the Work;
f.	Review and evaluation of Subcontractor quotations received, bid conditioning, and technical recommendation for award;
g.	Review and approval of Subcontractor documentation to ensure compliance with Project Specifications;
h.	Performance of design reviews such that the integrity, maintainability, operability and constructability are addressed by Contractor’s engineering in accordance with the EPC Agreement;
i.	Provision of technical assistance to Owner, as listed under Section 21 of this SOW;
j.	Witnessing of Equipment and materials testing, and Subcontractor performance tests where required based on criticality rating and purchase order requirements;
k.	Recommendations for Operating Spare Parts for Owner, as listed under Section 12.8 of this SOW;

Operating spare parts exclude the Capital Spare Parts notionally listed in the Spares Philosophy.

l.	Preparation of Record As-Built Drawings and Specifications, as listed under Section 26 of this SOW;
m.	Preparation of handover documentation, as specified under Section 27 of this SOW and in accordance with the EPC Agreement;
n.

Preparation of technical documentation packages for review and approval by Governmental Instrumentalities when required to obtain necessary Permits for the Work, as listed under Section 21.1 of this SOW;

o.	Contractor shall incorporate the latest OSHA design requirements into the Facility design. This includes, for example, OSHA-required changes in handrail design; and
p.	Any other activity identified by Contractor required to perform the Work to deliver the Project.

Contractor shall enter into and administer (i) process licenses and (ii) technical services Subcontracts with process licensors APCI, BASF and [***] for the LNG liquefaction, carbon dioxide removal, and HRU, respectively.

Contractor will develop and implement a safety in design program for the detailed design of the Facility to ensure that the engineering and design developed by the Contractor integrates elements of hazard identification and risk assessment methods to select design solutions and details that reduce risks of injury from construction through operations and maintenance to a level that is as low as reasonably practical.  This program will include and be applicable to all engineering disciplines and to all aspects of the Work and will be made available to the Owner for review. This safety in design program shall

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also encompass ergonomic reviews to ensure operability is duly considered (including operability Model reviews).

10.2      SPECIFIC TASKS BY DISCIPLINE

Contractor shall, in addition to preparation of engineering deliverables, perform the following discipline specific engineering tasks, where required to address design aspects of Train 3 not duplicated from Train 1 and Train 2.

10.2.1   Process Engineering

Contractor shall prepare process engineering deliverables and documentation.

Contractor process engineering activities shall, in addition to the above, comprise the following:

1.	Contractor shall obtain and incorporate into the engineering design for the LNG liquefaction Unit necessary engineering information from APCI.
2.	Contractor shall obtain and incorporate into the engineering design for the acid gas removal Unit necessary engineering information from BASF.
3.	Contractor shall obtain and incorporate into the engineering design for the HRU Unit necessary engineering information from [***].
4.	Dynamic Simulation

Contractor shall prepare a number of discrete process dynamic simulations to model system performance for the following critical areas of the process system design:

1.	MR compressor simulation
2.	PR compressor simulation
3.	BOG compressor simulation
4.	Regen compressor simulation

For each of the above Contractor shall perform the following:

a.	Anti-surge system study
b.	Start-up study (including whether there is a necessity for suction de-superheater for the propane compressors during start-up of second compressor string with first compressor string operating)
c.	Blocked outlet scenario study (compressor flare load study)
d.	Control scheme validation study
5.	Surge analysis of rundown lines (LNG Train to LNG storage tank)

Process engineering shall include verification of tie-ins between Train 3 and Train 1 and Train 2 including Common Systems.

Contractor shall include control logic and equipment design details based on the Equipment selected.

The purpose of the dynamic simulations is to prove the satisfactory operation of the subject Equipment concerned over the range of operations specified by the BOD. A Report on the simulation findings shall be made available to Owner.

5.    LNG Production Model

Contractor shall develop and maintain an LNG production model that will be used to forecast LNG production based on the range of constraints defined in the BOD. The model will be updated to reflect the latest P&ID issue and incorporate relevant final vendor data. Contractors projections for LNG production shall be made available to Owner.

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In detailed design Contractor shall clearly identify Equipment and system bottlenecks in the LNG train (and ship-loading system) to ensure that the upper and lower limits of safe operating envelopes are well defined prior to Train 3 reaching MC, and well defined in the operating instructions. Contractor shall also verify that under extreme temperatures, i.e. between 99.9% exceedance and 0.1% exceedance, LNG production is not interrupted.

If in the design development it is discovered there are some select bottlenecks that can readily be removed to allow for example full utilization of available power to the liquefaction process, then such proposed change(s) shall be discussed with Owner.

6.    Condensate Backflow

During detailed design, EPC Contractor shall ensure backflow is not possible from the condensate header into the LNG Trains.

10.2.2   Materials Design Technology

Contractor shall prepare material design technology deliverables and documentation.

Contractor material design technology activities shall, in addition to the above, comprise the following:

1.    Welding

Contractor shall prepare Welding Procedure Specifications (WPS) for all relevant combinations of material, material thickness and size of material to be welded, including requirements for pre- and post-weld heat treatment if applicable.  The Specifications shall include requirements for weld procedure qualification and welding operator qualifications.

Contractor shall prepare Specifications to define requirements for non-destructive testing (NDT) and pressure testing applicable to all welding operations.

Subcontractor WPSs and procedure qualification records (PQRs) shall be reviewed and approved by Contractor.  Contractor shall also review and approve Subcontractor procedures for non-destructive examination, post weld heat treatment and pressure testing. Contractor shall require that no Subcontractor welding is carried out until Contractor has reviewed Subcontractors WPSs and PQRs and has given written authorization to proceed.

Welding records shall be submitted as part of the Record As-Built Drawings and Specifications provided by Contractor to record the weld identification number, WPS, date of welding, welding operator, NDT record identification number and initials of inspector for every weld. These shall be accompanied by weld maps to identify the location and identification number of each weld.

2.    Chemical Cleaning

Contractor shall identify the extent of chemical cleaning to be carried out for each system. Contractor shall indicate the extent of chemical cleaning on the P&IDs. Contractor will prepare a specification and procedure that defines fluids, temperatures, and durations to be used which complies with the Project HSE requirements.

3.    Cathodic Protection

Contractor shall develop Specifications for the, design, supply and installation of cathodic protection systems required for the Project.

4.    Material Certification

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Contractor shall require that pressure containing Equipment, bulk piping and other applicable materials are supplied with material certification in accordance with Applicable Codes and Standards.

5.    Positive Material Identification

Contractor shall implement a program of Positive Material Identification (PMI) for materials used in cryogenic service. Carbon steel materials do not require PMI certification.

6.    Noise

The Project is subject to regulatory requirements on noise emissions to the environment.  The requirements of document 195910-000-ME-PH-0001, Noise Philosophy, referenced in the BOD and all Permit requirements pertaining to noise shall be incorporated into all aspects of the facilities design.

Contractor shall develop a noise model based on the Noise Philosophy which shall be updated during the course of detail design and Equipment procurement.

Contractor shall carry out a post start-up noise survey to demonstrate compliance with the noise limits specified in the Noise Philosophy and Permits. As an operational test, three noise model calibration points will be set within the Site boundaries to check overall noise generation. Noise generation shall also be checked inside the facilities to verify correct marking of PPE zones.

7.    Acoustically Induced Vibration

Contractor shall carry out checks for acoustically induced vibration. Contractor shall prepare a report documenting this investigation for review by Owner. This report shall identify remedial measures and Contractor shall incorporate such remedial measures in the design.

8.    Reliability, Availability and Maintainability Analysis

Contractor shall develop a RAM model to determine the expected overall availability of the Project. The model shall be developed using input data from Subcontractor and Equipment Suppliers information and industry standards, such as OREDA.

10.2.3   Piping Design & Engineering

Contractor shall prepare piping design & engineering deliverables and documentation.

Contractor piping design & engineering activities shall, in addition to the above, encompass but not be limited to the following:

1.    Electronic Design Model

Contractor shall generate a three-dimensional (3D) computer-aided design (CAD) electronic model for the Project. Database files for Contractor’s final 3D Model, with full attributes, shall be provided to Owner.

[***].

10.2.4   Civil Engineering

Contractor shall prepare civil engineering deliverables and documentation.

Contractor civil engineering activities shall, in addition to the above, encompass the following:

1.    Site Surveys

Contractor shall review Site survey reports and geotechnical information made available during front-end engineering and design and carry out additional investigations as deemed necessary

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by Contractor for detailed design. Contractor shall issue the report on any additional surveys or geotechnical investigation to Owner for information and review.

Contractor shall conduct Site surveys to monitor potential settling of the main rotating equipment, and the BASF AGRU unit and APCI main refrigeration columns.

2.    Not Used

3.    Not Used

4.    Not Used

5.    Not Used

6.    Soil Improvement

Contractor shall, in accordance with the geotechnical consultant’s recommendations, carry out soil improvement necessary to achieve required load bearing capacity as required for structures and buildings. [***].

7.    Foundations for Equipment and civil / steelwork structures

Contractor shall design all foundations required for supporting Equipment and civil / steelwork structures.

The location of foundations shall be included in the 3D CAD model for the Project.

8.    Train 3 Drainage Systems

Contractor shall design and construct the drainage systems in accordance with the Drainage and Wastewater Treatment Philosophy, 195910-000-PR-PH-0004, referenced referenced in the BOD.

Contractor shall prepare drainage system drawings as required for construction and to support Owner’s Permit applications.

Design details of drainage systems shall be included in the 3D CAD model for the Project.

9.   LNG Impoundment and Spill Containment Systems

The design and sizing of the LNG impoundment basins shall be based on a design spill of LNG as defined by the code of federal regulations, title 49: Transportation, part 193: "Liquefied Natural Gas Facilities: Federal Safety Standards".

Design details of LNG impoundment and spill containment systems shall be included in the 3D CAD model for the Project.

10. Tie-ins

Civil engineering work shall include design of tie-ins to the Expanded Facility drainage system and roads.

10.2.5   Structural Engineering

Contractor shall prepare structural engineering deliverables and documentation.

Contractor structural engineering activities shall, in addition to the above, encompass the following:

1.    Piling Design

Design details of the piling required to support Equipment and civil / steelwork structures. Location of piles shall be included in the 3D CAD model for the Project. Where piles are selected, they shall be executed so as to minimize noise.

2.    Structural Members (Columns, Beams, and Other Supports)

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Contractor shall design and specify all steelwork structures, and hand-over the structural calculation models as designed to support possible future plant changes.

Design details of all structural members shall be included in the 3D CAD model for the Project.

Contractor shall undertake calculations to verify that all structural components meet the requirements of applicable codes listed in 195910-000-PE-LI-1008, Codes and Standards List referenced in the BOD and shall determine loads imposed on foundations.

3.    Tie-ins

Structural engineering shall include any design and engineering required to support tie-ins from Train 2 to Trains 1 and 2 as well as the Common Systems.

10.2.6   Mechanical Engineering

Contractor shall prepare mechanical engineering deliverables and documentation.

Contractor mechanical engineering activities shall, in addition to the above, include the following:

1.	Preparation of Equipment specifications and mechanical datasheets for mechanical equipment falling within Contractor’s scope of supply.
2.	Preparation of requisitions for mechanical equipment for inquiry and for purchase.
3.	Review of Subcontractor bids, preparation of technical bid evaluations (TBEs), and technical conditioning of Subcontractor bids.
4.	Review of Subcontractor supplied documentation including the consolidation of comments received from other engineering disciplines.
5.	Review and resolution of Subcontractor concession requests.
6.	Review of Subcontractor spare parts recommendations and consolidation of recommended list of Operating Spare Parts.
7.	Attendance at, and witnessing of, Equipment performance testing, and factory and site acceptance tests where required by the inspection and test plan for the Equipment concerned.
8.	Mechanical engineering support during Commissioning, start-up and initial operation of the Project.

10.2.7   Process Safety, Fire Protection Engineering and Environmental Engineering

Contractor shall be responsible for the design and specification of safety and fire and gas detection and protection systems for the Facility.  Contractor shall prepare the fire protection and safety engineering deliverables and documentation.

Contractor process safety and fire protection engineering activities shall, in addition to the above, provide the following:

1.	Perform consequence modelling / blast analysis.
2.

Plan, perform,  participate and track status of actions resulting from design safety reviews and Process Hazards Analyses including hazard identification (“HAZID”), design hazardous operations (“HAZOPs”) and vendor package HAZOPs using Contractor’s safety and environmental action management systems (“SEAMS”). Contractor will incorporate outstanding action items from the FEED level HAZOP as well as perform a HAZOP and other PHA activities as part of this SOW.

3.

Prepare or provide necessary safety and environmental protection input to requisitions for fire and safety equipment, for environmental protection equipment, and for the review and technical evaluation of technical bids for the same.

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4.

Review Subcontractor documents and drawings for compliance with the Project fire, safety and environmental protection philosophies and specifications in the Codes and Standards list referenced in the BOD.

5.

Provide necessary safety and environmental design input to submissions by Owner to responsible Governmental Instrumentalities, and also verify that design and engineering complies with agreed standards and Permit requirements.

10.2.8   Instrumentation and Control Engineering

Contractor shall prepare instrumentation and control engineering deliverables and documentation.

Contractor shall during the course of detailed engineering design finalize input/output (I/O) counts and the numbers of remote I/O cabinets etc., and co-ordinate with Owner’s nominated electrical, instrumentation & telecommunications (EI&T) equipment provider, ABB, for the necessary changes in systems design and equipment supply.

Contractor instrumentation and control engineering activities shall, in addition to the above, comprise the following:

1.	Ensure incorporation of instrument and control requirements into Project P&IDs, and specifications and datasheets for equipment prepared by other engineering disciplines.
2.

Preparation of requisitions for instrument and control equipment for inquiry and for purchase for any Equipment not supplied by Owner’s nominated electrical, instrumentation and telecommunications equipment supplier.

3.	Review of Subcontractor bids, preparation of TBEs, and technical conditioning of Subcontractor bids prior to purchase.
4.	Review engineering design deliverables provided by Owner’s nominated EI&T equipment provider for compliance with Project instrument and control system design philosophies and specifications.
5.	Coordinate its Work with that of Owner nominated third parties supplying and/or installing facilities or equipment within the Facility.
6.	Review Subcontractor documents and drawings for compliance with the Project instrument and control system design philosophies and specifications referenced in the BOD.
7.	Attendance at, and witnessing of, equipment performance testing, and factory and site acceptance tests where required by the inspection and test plan developed by Contractor.
8.	Attend factory and site acceptance for integrated control and safety system (ICSS) main subsystems.
9.	Instrumentation and control systems engineering support during Commissioning, start-up and initial operation of the Project.
10.	Any design or engineering required to integrate the control and operation of Train 3 into the central control room.

10.2.9   Electrical Engineering

Contractor shall prepare electrical engineering design deliverables and documentation.

Contractor shall during the course of detailed engineering design finalize electrical equipment design requirements and co-ordinate with Owner’s nominated EI&T equipment provider, ABB, to ensure that changes in FEED design due to Contractor’s design development is properly and cost-effectively reflected in ABB systems design and equipment supply.

Contractor electrical engineering activities shall, in addition to the above, include to the following:

1.      Incorporate electrical design requirements into Project specifications and datasheets for equipment prepared by other engineering disciplines.

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2.      Perform or Subcontract to Owner’s nominated electrical, instrumentation and telecommunications equipment provider the following electrical studies:

•	Load Flow and Power Factor Correction Studies
•	Fault Current Studies
•	Transient Stability Studies
•	Dynamic Performance Studies under Motor Starting Conditions
•	Harmonic Distortion Studies
•	Arc-Flash Study
•	Protection and Relay Coordination Studies
•	Cable sizing calculations
•	Equipment sizing calculations
•	Illumination levels
•	Motor restart study
•	Electric Magnetic Compatibility Review

3.      Preparation of requisitions for electrical equipment for inquiry and for purchase for any Equipment not supplied by Owner’s nominated electrical, instrumentation and telecommunications equipment supplier.

4.      Review of Subcontractor bids, preparation of TBEs, and technical conditioning of Subcontractor bids prior to purchase.

5.      Review engineering design deliverables provided by Owner’s nominated EI&T equipment provider, ABB, for compliance with Project electrical engineering design philosophies and specifications.

6.      Review Subcontractor documents and drawings for compliance with the Project electrical design philosophies and specifications specified in the BOD.

7.      Attendance at, and witnessing of, equipment performance testing, and factory and site acceptance tests where required by the inspection and test plan.

8.      Electrical engineering support during Commissioning, start-up and initial operation of the Project as set forth in this SOW.

9.      Design and engineering of Train 3 electrical supply from Main Intake Substation #1, including design of any required additional feeders from Pompano to Main Intake Substation #1.

10.2.10 Telecommunications Engineering

Contractor shall design and engineer in close cooperation with Owner’s nominated electrical, instrumentation and telecommunication equipment supplier the following telecommunication systems for Train 3 (including connections to such systems provided as part of Train 1 and Train 2) in accordance with the Project Telecommunication and Security System Philosophy, referenced in the BOD:

•	Security LAN
•	Telephone System
•	PAGA System
•	CCTV System
•	Access Control System
•	Hotline System
•	Plant Paging System
•	Telecoms Management System
•	Intercom System
•	Fiber Optic Trunk System

Contractor shall prepare telecommunications engineering deliverables and documentation.

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Contractor telecommunications engineering activities shall, in addition to the above, include the following:

1.          Preparation of requisitions for telecommunications equipment for inquiry and for purchase for any Equipment not supplied by Owner’s nominated electrical, instrumentation and telecommunications equipment supplier.

a.	Review of Subcontractor bids, preparation of TBEs, and technical conditioning of Subcontractor bids prior to purchase.
b.	Review engineering design deliverables provided by Owner’s nominated EI&T equipment provider for compliance with Project telecommunications design philosophies and specifications.
c.	Attendance at, and witnessing, of equipment performance testing, and factory and site acceptance tests where required by the inspection and test plan.
d.	Telecommunications system design support during Commissioning, start-up and initial operation of the Project as set forth in this SOW.

10.2.11 Information Technology & Information Management

Contractor shall implement a comprehensive information management plan covering all aspects of the Work including provision, resource, execution and management of the Project. Contractor’s information management plan shall include cyber security requirements and shall be subject to review by Owner.

Contractor scope of work comprises:

1.	Provide and manage secure information technology (IT) facilities, including hardware, software, networks, applications and systems capable of supporting the Work.
2.	Provide cyber security for all information management aspects of the Work.
3.	Provide and manage communications facilities required to support the Work.
4.	Provide and manage an electronic document management system (EDMS) to support the Work.
5.	Provide and manage document scanning facilities.
6.	Manage the development of engineering deliverables via the use of Contractor’s CAD applications.
7.	Install and manage remote access facilities as required in this SOW for effective management of the Work.
8.	Provide and manage two-dimensional (2D) drafting systems.
9.	Provide and manage 3D plant modelling systems to develop the plant model.

10.2.12 Document Management

Contractor shall prepare and implement a document management plan covering all aspects of the management and control, including change control, of Project documentation.

Contractor shall manage Project documentation using Contractor’s electronic document management system (EDMS).

11.0      ENGINEERING: THIRD-PARTY CONSULTANTS

Contractor shall employ the services of specialist third-party consultants where the Contractor determines the services are necessary due to the unique nature of the engineering work concerned.

[***].

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12.0      PROCUREMENT

12.1      GENERAL

Contractor is responsible for the procurement of Equipment, bulk materials and consumable items necessary to construct, pre-commission, commission, start up, and operate Train 3 up to SC of Train 3, as further defined hereafter. Contractor’s procurement activities shall include the following:

•	Obtaining quotations for the supply of Equipment, bulk materials and consumables;
•	Commercial evaluation of quotations received;
•	Bid conditioning;
•	Negotiation and placement of Subcontracts for Equipment, bulk materials, and consumables;
•	Expediting and inspection in accordance with Contractor’s supplier quality surveillance (SQS) plan;
•	Definition of requirements for protection and packaging during shipment;
•	Definition of requirements for preservation while during shipment and during storage on Site;
•	Delivery to Site;
•	Obtaining required insurance coverage; and
•	Administration of Subcontracts with Subcontractors.

12.2      PURCHASING PROCEDURE

Contractor shall develop and issue to Owner for review a procurement plan, (the “Procurement Plan”) consistent with this SOW and the overall Project schedule for purchasing tagged Equipment and engineered bulk materials.

Contractor’s procurement plan shall include but not be limited to the following:

•	Purchasing activities;
•	Preparation of the general terms and conditions that the Contractor will use to procure Equipment and services;
•	Subcontract formation for Equipment;
•	Home office and/or area expediting;
•	Field procurement activities;
•	Procured Equipment quality control including material and/or shop inspection, and witness and hold points;
•	Traffic and logistics activities; transportation of procured goods to the Site; and
•	Material control at the Site including details of Equipment received, storage, and in quarantine.

12.3       REQUISITIONS/PURCHASES

Contractor and its Subcontractors shall prepare requisitions for Equipment in accordance with the Drawings and Specifications and Contractor’s Procurement Plan.

12.4       EXPEDITING AND INSPECTION

Contractor shall be responsible for expediting and inspecting Equipment in accordance with the EPC Agreement and Contractor’s supplier quality surveillance (SQS) Plan.

The level of inspection to be applied shall be based on the commodity, Contractor’s standard work processes, and the individual Subcontractor’s performance history.  Contractor shall work with Owner to develop criticality rating within [***]  ([***]) Days of NTP.

An inspection and test plan shall be prepared for each Equipment.

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12.5       FACTORY ACCEPTANCE TESTS

Contractor shall undertake factory acceptance testing of components and systems provided by Equipment Subcontractors as required by the Project Specifications and by the inspection & test plans prepared by Subcontractors.

Requirements for factory acceptance testing shall be based on Equipment criticality rating and specified in the Equipment Subcontract. Factory acceptance tests on critical Equipment and systems shall be witnessed by Contractor and by Owner, at the Owner’s discretion.

12.6      SUPPLY OF EQUIPMENT – TAGGED EQUIPMENT ITEMS

12.6.1   Mechanical Equipment

Contractor shall purchase and install all mechanical Equipment listed in Major Equipment List 195910-000-PE-LI-1010, as referenced in the BOD.

12.6.2   Tagged Electrical, Instrumentation and Telecommunication Equipment supply by ABB

Owner has entered into an Option Framework Agreement with ABB (“ABB Agreement”) for the supply of certain electrical, ICSS, telecommunications and security Equipment. Contractor shall purchase such Equipment from ABB at pricing and on terms and conditions as specified in the ABB Agreement.

ABB scope of supply includes electrical, instrumentation and control, and telecoms described by the ABB Agreement.

Substations and local equipment rooms (“LER”) supplied by ABB are to be fully equipped and tested modules for installation on Site by the Contractor. Where a complete substation or LER requires disassembly for shipment to Site, the substation or LER architectural components may be reassembled on Site by Contractor.

12.6.3   Single Source of Supply

•	Main Refrigerant Compression Packages

Contractor shall purchase the main refrigerant compression packages, [***], [***], [***], [***], and related ancillary Equipment for Train 3 from Baker Hughes, a GE Company (“GE”). Contractor shall install the main refrigerant compression package Equipment in accordance with GE’s installation instructions.

•	Main Cryogenic Heat Exchanger

Contractor shall purchase the main cryogenic heat exchanger (“MCHE”) for Train 3 from APCI. Contractor shall dress and install the MCHEs in accordance with the APCI’s installation instructions.

12.7       SUPPLY OF EQUIPMENT – BULK MATERIALS

Contractor shall provide bulk materials required to be installed as part of the Work. Such materials shall include civil and structural bulk materials, piping bulk materials, electrical bulk materials and cabling, and instrument and telecommunications bulk materials and cabling all to be specified in accordance with the requirements stated in the documentation referenced in the BOD.

12.8       SPARE PARTS

Contractor shall provide all pre-commissioning, commissioning, testing and start-up spare parts necessary for  Train 3 to achieve SC and shall, , deliver such spare parts for the Train to the Site, including all Work related to procuring and storing the commissioning spare parts.

Contractor shall provide home office services to identify, recommend, and procure (upon agreement with Owner the list to be procured) Capital Spare Parts and Operating (2-year) Spare Parts. FEED

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deliverable “Spares Philosophy”, provides estimated lists. Spare parts receiving, storage and preservation until SC shall be included in Contractor’s EPC Contract Price.

Contractor shall deliver Capital Spare Parts and 2-year Operating Spare Parts to the permanent Site warehouse. Receipt, inventory control, logging, preservation and storage of Capital Spare Parts and Operating Spare Parts in the permanent Site warehouse up to SC of Train 3 shall be the Owner’s responsibility.

12.9      CATALYSTS & CHEMICALS, OILS & LUBRICANTS

12.9.1   Catalysts & Chemicals

Contractor shall supply first fill chemicals and catalysts. Contractor shall replenish chemical and catalyst usage between RFSU and SC as necessary up until SC of Train 3 as required by the EPC Agreement.

Contractor shall provide catalysts and chemicals at recommended warehouse inventory quantities to be held as inventory on Site for plant operation as specified in Section 12.9.3 of this SOW, and shall provide these in the warehouse at SC. Information to be provided by Contractor shall be at minimum as listed under 12.9.3 of this SOW. Contractor may draw down from warehouse quantities during start-up or initial operations only upon prior agreement with Owner. Any quantities drawn down by Contractor between RFSU and SC shall be replaced by Contractor at its own expense to ensure the full inventory is available within the Catalyst and Chemicals warehouse at SC.

Catalysts and chemicals are to be provided sufficient to support operations for a [***]-month period after Substantial Completion of Train 3.

12.9.2   Oils & Lubricants

Contractor shall supply first fill oils and lubricants for Equipment as recommended by the Equipment Subcontractor. Contractor shall replenish oil and lubricant usage by Train 3 Equipment up until SC of Train 3 in accordance with the EPC Agreement. Contractor shall perform a final top up of oils and lubricants to the Equipment manufacturer’s recommended fill level prior to handover to Owner at SC of Train 3.

Contractor shall prepare a recommended list of oils and lubricant quantities to be held as warehouse inventory on Site for plant operation as specified at minimum in Section 12.9.3 of this SOW, and shall provide same in Owner’s warehouse at SC of Train 3.

Contractor may draw down from warehouse quantities during start-up or initial operations only upon prior agreement with Owner. Any quantities drawn down by Contractor between RFSU and SC shall be replaced by Contractor at its own expense.

Oils and lubricants are to be provided sufficient to support operations for a [***]-month period after Substantial Completion of Train 3.

12.9.3   Listing of Operating Catalyst & Chemicals, Oils & Lubricants, and Protective Coatings

Contractor shall determine for Owner the operating requirements for chemicals, catalysts, oils, lubricants and protective coatings.  This list shall include:

•	Initial fill or charge (unit of measure);
•	Annual indicated rate of consumption;
•	Quantity for initial purchase (and required date);
•	Quantity for operating and back-up supplies;
•	Method of delivery;
•	Required date for first operating inventory delivery;

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•	Specifications;
•	Special storage conditions (if applicable); and
•	Material safety data sheets (MSDS).

12.10    MISCELLANEOUS MATERIALS SUPPLY

Contractor shall specify, procure, and install the following miscellaneous material items as described below.

12.10.1 Furnishings, Fittings and Special Equipment for installation within Train 3 Facility Buildings

Contractor shall be responsible for specification, procurement, and installation of fixed fittings, fixed or built-in furniture, fixed or built-in furnishings, and any special fixed or built-in Equipment and appliances for all Train 3 buildings.

Contactor shall handover Facility buildings to Owner at ready for occupancy which shall be preceded by all building Permits being obtained.

Furnishing materials, color schemes etc. shall be identical to that for Train 1 and Train 2.

12.10.2 NOT USED

12.10.3 Portable Fire-fighting and Miscellaneous Safety Equipment

Contractor shall provide Portable Fire-fighting and Miscellaneous Safety Equipment required for the safe start-up and operation of the Train 3 Facility, including but not limited to, that listed in Fire and Safety Equipment List, 195910-000-SA-LI-1001.

12.10.4 Plant Mobile Equipment

Contractor shall provide home office services to identify, recommend, and procure (upon agreement with Owner the list to be procured) plant mobile Equipment for operations of the Facility. The foregoing shall include assistance to Owner in developing plant mobile Equipment Specifications. The actual purchase and delivery price of plant mobile Equipment shall not be included in Contractor’s scope. For any plant mobile equipment elected by Owner to be purchased for Facility operations, Contractor shall submit a Change Order. Plant mobile Equipment receiving, storage and preservation until SC shall be included in Contractor’s EPC Contract Price. Plant mobile equipment shall be delivered to Site as a condition precedent to SC of Train 1, provided that Owner has given Contractor sufficient notice to order such equipment.  To the extent that Contractor desires to use any plant mobile Equipment prior to SC, Contractor must obtain Owner’s prior approval.

[***].

12.10.5 NOT USED

12.11    TRAFFIC AND LOGISTICS SERVICES

Contractor shall implement a Logistics Plan for the movement of all Equipment, including engineered bulk materials, required for the Work under the EPC Agreement. Logistics scope shall be inclusive of points of origination to the Site. Contractor’s Logistics Plan shall be prepared in advance of any movement of materials.

[***].

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13.0       MATERIALS MANAGEMENT

13.1       HOME OFFICE MATERIALS MANAGEMENT

Contractor shall prepare and implement a materials management plan. Contractor’s materials management plan describes the roles and responsibilities, home office material management activities, site materials management activities, materials management at fabrication yards, and materials management systems to be used by the Contractor.

13.2       SITE MATERIALS MANAGEMENT

The Contractor’s materials management plan shall address the following Site materials management activities:

     Material receiving;

     Inspection of materials upon receipt;

     Equipment and material storage;

     Record of condition of Equipment and materials received;

     Preservation and preventative maintenance;

     Material control and issuing;

     Shortage and damage reports;

     Storage locations including lay down control, layout and sizing, warehousing and climate-controlled storage requirements; and

     Surplus materials control.

Contractor shall undertake the activities described in its materials management plan in support of the Project.

14.0       SUBCONTRACT SERVICES

The Contractor shall perform or cause to be performed any subcontracted services, including by Subcontractors and Sub-subcontractors, required to perform the Work during engineering, construction, pre-commissioning, Commissioning, start-up and initial operation of the Facility until, and as applicable to, SC of Train 2.

[***].

Subcontractors and Sub-subcontractors shall be selected from Contractor’s proposed list of approved contractors, subcontractors, sub-subcontractors, vendors and suppliers.

14.1       ENGINEERING DESIGN & CONSULTANCY SUBCONTRACTS

Contractor shall use engineering design & consultancy Subcontracts to the benefit of the Project. [***].

14.2       SITE CONSTRUCTION SUBCONTRACTS

Contractor shall use Subcontractors and Sub-subcontractors to the benefit of the Project. [***].

14.3       SUBCONTRACTS DURING COMMISSIONING, START-UP, AND INITIAL OPERATION UP TO SUBSTANTIAL COMPLETION OF TRAIN 3

Subcontracts required during commissioning, start-up, and initial operation may include, but not necessarily be limited to, the following:

     Propane supply for initial fill, start-up and initial operation;

     Ethane / Ethylene supply for initial fill, start-up and initial operation; and

     Relief valve OPEX testing & inspection services.

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14.4       CONTRACTOR PROVIDED SERVICE SUBCONTRACTS

Contractor shall enter into service (including call-off) Subcontracts with specialist Subcontractors to maintain the Train 3 Facility as required for the provision of specialist services until SC of Train 3 and as may be required under the EPC Agreement. [***].

15.0       CONSTRUCTION

15.1       GENERAL

Contractor shall complete the construction of the Project as required by the EPC Agreement and perform such Work in accordance with the EPC Agreement.

Contractor shall provide construction support services, Subcontractor representatives and technicians necessary to install, prepare, test, and complete construction of the Project as required by the EPC Agreement.

15.2       CONSTRUCTION SCOPE OF WORK

The construction scope of work shall include the following:

     Formation of foundations for Equipment, structures, pipe-racks and pipe tracks, and buildings, including piling and/or soils mixing where required;

     Installation of underground piping and drainage systems;

     Finished area grading and paving;

     Installation of structural components of the Project;

     Installation of the vessels, tanks, buildings,  and other Equipment;

     Installation of the rotating equipment, motors, turbines, compressors, pumps and blowers;

     Installation of piping components and systems;

     Installation of electrical substations and installation of power distribution Equipment;

     Installation of the fire water system extension for Train 3;

     Installation of the power and control cabling systems;

     Installation of the instrument and control devices and systems;

     Installation of telecommunication & security equipment and systems;

     Installation of the instrument, control devices and systems and telecommunication & security systems cabling systems;

     Installation of Electrical, ICSS, Instrument, Telecom & Security Fiber Optic cabling systems;

     Application of paint, insulation, and fireproofing systems;

     Installation of permanent plant buildings, roads, security fences;

     Installation, maintenance and removal of temporary facilities;

     Provision of temporary facilities for the supply of electricity, water, and telephone / communication systems for construction of the works;

     Provision of temporary facilities for the disposal of sewage from the construction worksite up to that time that connection to the new sanitary effluent return line to local sewage treatment plant is available; and

     Contractor shall ensure temporary strainers or other methods of protecting Equipment are included for all Equipment that is susceptible to damage from construction debris. Contractor shall follow suppliers’ recommendations as to which Equipment this applies as a minimum requirement.

     Installation of any piping, structural, civil, mechanical, electrical, instrumentation, control, or telecommunications tie-ins between Train 3 and Trains 1 and 2 or the Common Systems.

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Upon completion of the construction scope of work, Contractor shall remove from Site all above ground temporary facilities, except for those agreed with Owner to be retained for future stages of Facility development for which Contractor shall be suitably compensated.  For underground temporary utilities see section 15.15.3.

15.3       RULES AND REGULATIONS

Contractor shall produce written rules of conduct for review and agreement by Owner within [***] ([***]) Days following the start of NTP, which shall apply to all of Contractor’s, and its Subcontractor’s, personnel at the Site. Contractor shall enforce all Applicable Laws, and Applicable Codes and Standards. Such rules of conduct shall cover all employees of Contractor, its Subcontractors, and any visitors.

Contractor shall provide a system to identify all personnel working at the Site.  This system shall include its own employees and those of its Subcontractors and the Owner.  Each employee authorized to be on Site shall wear an identification tag, which shall include a unique pass number of the individual.  Visitors and Subcontractors authorized to be on Site shall also display an appropriate pass.

Contractor shall prominently display statutory notices and Site working and safety regulations, including OSHA required notices. Contractor shall bring to its employees’ attention, and to the attention of the employees of its Subcontractors, notices and instructions as posted, or issued.

15.4       COMMUNITY ENGAGEMENT

Contractor shall develop a local content plan for review by Owner and stakeholder engagement plan for review and agreement by Owner.

[***].

15.5       CONSTRUCTION LABOR

Contractor shall fulfill direct and indirect labor needs. Contractor shall use a qualified work force to construct the Project.

Contractor shall provide a construction management team (CMT) to manage, supervise and execute the Work.

15.6       CONSTRUCTION EQUIPMENT

Contractor shall provide, and cause its Subcontractors to provide, Construction Equipment necessary for construction of the Facility and installation of Equipment.

All vehicle drivers shall hold a current valid government issued driver license applicable to the class of vehicle they are responsible for driving.

All machinery operators shall be qualified to operate their allocated machine.  This shall be verifiable by an appropriate certification, which shall be available for review by Owner at any time.

It shall be Contractor’s responsibility to maintain all Contractor vehicles at its own cost.  Equipment that Contractor deems unfit shall be either repaired or removed from the Site.

All Contractor vehicles and those of its Subcontractors and Sub-subcontractors used on public roads shall comply with public road inspection requirements and be duly licensed and insured. Records shall be readily available for Owners audits and review.

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15.7       CONSUMABLE CONSTRUCTION MATERIALS

Contractor shall supply all necessary consumables, including fuels, lubricants, welding rods, welding gases, gaskets, miscellaneous hardware and test materials required to complete construction and installation of the Facility through SC of each Train.

15.8       SUBCONTRACTS

Contractor shall develop a Subcontract execution plan that outlines the division and definition of the work scope per Subcontract.

Contractor shall develop, pre-qualify, tender, award and administer each Subcontract including those Subcontracts with a design, material supply and shop fabrication element.

Refer also to Section 14.0 above.

15.9       DRAINAGE

Contractor shall provide temporary drainage systems for the handling of storm water runoff during construction in accordance with Storm Water Pollution Prevention Plan for Construction, 195910-000-EP-PL-0001, included in the BOD. Wherever Contractor deems practical, permanent drainage systems shall be used in the management of storm water runoff.

15.10     NOT USED

15.11     SITE FACILITIES AND CONSTRUCTION UTILITIES

15.11.1 Construction Power

Contractor shall design and install a construction power distribution system to supply construction power to the main construction work areas.  Contractor shall negotiate with AEP for the supply of a connection to AEP’s existing power supply network for use for construction, if applicable.

Connection to the AEP existing power supply network for construction power distribution shall be to the Contractor’s account.

Additionally, Contractor shall engage into a contract for construction energy supply with any of the Texas available REP’s. Construction electrical energy usage shall be to the Contractor’s account.

Contractor shall provide and maintain all construction electrical facilities to the individual process units and area battery limits.

Contractor shall design, provide, and install transformation, and distribution of construction power for Train 3 as necessary within the Site boundary. Contractor shall provide generation of construction power by temporary diesel generators up until that time construction power supply is available, and for use in parts of the Site remote from Contractor’s Site construction power distribution system and/or where cable supplied construction power does not fully meet the demand.

The permanent power supply to the Facility will be provided from AEP’s Pompano switchyard. The connection of the Facility to the AEP grid is at Transmission line level. Contractor may, subject to prior agreement with AEP and Owner, arrange for supply of construction power for use during construction to be changed over from contractor’s connection to AEP to supply from the Pompano switchyard, or part of the Facility’s permanent power supply system from the Pompano switchyard, should this be beneficial to the Project. Costs for this change in power source shall be to Contractor’s account. Contractor shall in such event remain liable for payment of electrical power usage for construction and power usage shall be metered accordingly.

Contractor shall remain liable for payment of power usage by permanent facilities up to commencement of commissioning activities of Train 3.

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15.11.2 Temporary Sanitation Facilities

Contractor shall provide toilets and washing facilities for use by workers on Site. These facilities shall be strategically located within Contractor's designated compounds in the vicinity of major Work areas. Facilities shall be segregated for male and female use.

[***].

Cost for treatment of sanitary sewage from Contractor’s construction workforce shall be to Contractor’s account based on potable water usage by Contractor’s construction personnel, which shall be metered separately from water usage for other construction purposes.

15.11.3 Water Supply for Construction

Owner will make arrangements with the BND for the provision of a permanent piped fresh water supply to the Site.

Contractor shall meter all freshwater used for construction purposes. Cost of all freshwater usage for construction purposes including use by Contractor’s construction personnel shall be to Contractor’s account.

[***].

15.12     DISPOSAL OF CONSTRUCTION WASTE

Contractor shall be responsible for the safe disposal of construction wastes and, where practical, recycle in accordance with the EPC Agreement.

15.13      SECURITY

Contractor shall prepare a site security plan that complies with all Applicable Law.

Owner will prepare the Project Security Plan per 33 CFR 105 Subpart D for review and approval by the US Coast Guard with assistance by external consultants. Contractor shall provide required engineering design input only.

Contractor shall provide a secure boundary around all construction areas and its establishment area with adequate security services.  Contractor shall provide controlled access points between Contractor’s area and public areas, shall man such access points during working hours, and shall keep such access points securely locked at all other times.

Contractor shall be responsible for security at the Site until all of the requirements of SC for Train 3 have been satisfied. Contractor shall provide all security personnel and liaison with government authorities as needed.  Fencing and security devices shall be provided and maintained to prevent unauthorized access to the Train 3 Site and to prevent theft or damage.  Contractor shall employ security personnel to police the Site entrances, fencing and secure areas at all times (including weekends and nights) and shall carry out random searches of vehicles arriving or leaving the Site.

Contractor shall, pursuant to the EPC Agreement, prepare a Site access plan for review and approval by Owner. Contractor’s Site access plan shall include measures related to Site access described in the EPC Agreement. The plan shall contain procedures for security operations, access and egress, employee identification, employee screening for alcohol and drugs, random searches, videography and photography and emergency and contingency plans.

Contractor shall only permit access onto the Site by authorized personnel of the Contractor, its Subcontractors and Sub-Subcontractors, and by authorized personnel of the Owner and the Owner’s other contractors, consultants, representatives or invitees. Contractor shall not permit access to the Site by personnel not engaged in performance of the Work without prior written consent of Owner.

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Contractor shall ensure that the Site rules and regulations clearly state the names and status of the personnel who are authorized to grant access to the Site.

Contractor and Subcontractor employees, consultants and authorized visitors will be allowed to park on Site at designated locations in areas as agreed with Owner as part of the temporary facilities plan. Parking lots and temporary roads will have temporary surfacing for dust mitigation (i.e., use of crushed concrete or gravel for surfacing and operation of water trucks) and be fenced and lighted with regular security surveillance. Security personnel and off duty policemen will be used to assist with traffic control at the beginning and end of the work day.

Only authorized vehicles will be allowed access to the Site.  Vehicles entering or leaving the Site and parked on Site will be subjected to random search as considered necessary by either Contractor or Owner.

15.14     HEAVY LIFTS

All heavy and/or critical lifts on the Project shall be performed in accordance with Contractor’s rigging plans, practices and rigging procedures.

The land-based portion of the Project’s crane operations and rigging gear shall conform to Applicable Codes and Standards and Applicable Law.

Whenever a crane is used from land to work-on or load a ship or barge which is in navigable waters, maritime regulations shall apply to the crane and all lifting attachments.  Detailed crane operation and rigging procedures to be prepared for the marine portion of the Work will reflect these different standards.

Rigging studies shall be prepared for all heavy or critical lifts. Heavy or critical lifts are defined as those where:

     Lifted item weighs 50 tons or more;

     Lifted item’s weight exceeds 85% of the maximum rated load for the lifting equipment;

     Any multiple crane lift where two or more cranes are used, not including tailing crane;

     Any lift where the crane load line will not be vertical; or

     Any lift that requires special handling because of location and/or configuration as required by engineering or Subcontractor

Critical lift plans shall consider soil investigation to determine soil bearing capacity and subsurface hazard location in order to define corrective action if found deficient.

Contractor shall carry out necessary lifting/rigging studies and calculations and make them available for Owner’s review [***] ([***]) working days prior to the scheduled lift.  Contractor shall only employ cranes and lifting equipment that have been tested and certified and have required tagged identification and current and valid inspection records.

Contractor shall keep records of tests and certification of all lifting equipment, cranes and operators employed on the Project, for inspection by Owner.

All machinery and lifting appliances shall be inspected, tested and certified in accordance with statutory requirements and current certification shall be produced for inspection by Owner upon any request during the progress of the Work.

Contractor shall prepare the necessary notification to FAA for cranes with an operating height greater than 200 feet considering the minimum two [***] ([***]) month duration required by FAA to process the notification.

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15.15    CONSTRUCTION TEMPORARY FACILITIES

Contractor is responsible for temporary facilities.  Access, egress, [***], utilities, parking, lay down areas, and temporary utility routings shall all be reviewed to enable a safe, functional, and environmentally sensitive installation.

15.15.1 Contractor Offices and Facilities

Contractor shall be responsible for providing its own offices and facilities. This shall include offices, induction center, training facilities, medical Project facilities, gate houses, warehousing, pipe fabrication, painting facilities, toilets, network systems and connections, phones and internet connection.

This includes temporary internet and telecom connection to a service providers network at a remote location.

Permanent internet and telecom connection will become available after central control and administration buildings are erected and permanent internet and telecom connection is established.

Contractor may, subject to prior agreement with internet/telecom provider and Owner, arrange for internet and telecom connection for use during construction to be changed over from temporary to permanent internet and telecom connection should this be beneficial to the Project.

Buildings shall be equipped with smoke detectors and fire extinguishers. Construction utilities shall be provided by Contractor per the EPC Agreement.

Contractor shall provide necessary communication systems during construction, Commissioning, and initial operation of for facilities forming part of the Train 3 Work up to SC of Train 3.  Contractor shall include for the needs of Contractor’s Subcontractors and visitors. Contractor shall be responsible for obtaining any licenses and permits necessary to operate the Equipment that it uses during construction, Commissioning, start-up and initial operation of the facilities.

Contractor shall provide Site accommodation for Owner’s personnel as provided for under Section 23 below.

15.15.2 Material Storage and Laydown

Contractor shall provide warehousing and laydown facilities sufficient to ensure the efficient handling and safe storage of materials and Equipment.  (Contractor may wish to consider offsite storage locations at Port Isabel or within BND controlled areas), Contractor shall agree to a traffic management plan for transfer of materials to Site which will be provided to the Owner for review.

15.15.3 Underground Utilities

Contractor shall be responsible for all utilities required for operation of temporary facilities and Equipment.  In the event such utilities are installed underground, associated trenching, bedding, installation of the utility cables/piping, installation of any required protective materials, and filling and compacting the trench is the Contractor's responsibility.

Temporary underground services shall be indicated on an underground services drawing. These will be cut-off just below grade, capped, and abandoned in place before SC of the applicable Train (unless agreed with Owner to be retained for future stages of Facility development) and shall be included in the Record As-Built Drawings and Specifications to be handed over by Contractor upon SC.

15.15.4 Parking Facilities

A plan for adequate parking facilities for all vehicles directly or indirectly involved in performance of the Train 3 Site Work shall be submitted by Contractor.

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Contractor shall submit a plan for Owner’s approval that shows the layout and size of planned parking facilities, along with any associated bussing considerations and traffic flows.  Parking and traffic flow relative to Site Work shall be consistent with any Permit requirements.

Contractor’s plans for the provision of parking facilities at the Site are to comply with the Temporary Facilities Plan.

15.15.5 Site Clean-up at the end of Construction

Except as provided in section 15.15.3 above, temporary facilities shall be removed from Site by SC of the applicable Train, unless agreed with Owner to remain in situ, or relocated elsewhere, on the Site for use in a future stage of Facility development.

15.16     CONTRACTOR’S TOOLS AND CONSTRUCTION EQUIPMENT

Construction Equipment shall be supplied by Contractor or be provided by Contractor’s Subcontractors for the Subcontract work scope required. Contractor shall inspect Construction Equipment prior to it being mobilized to the Site and shall maintain up-to-date inspection certificates, evidenced in the field by colored tags.  Contractor shall require that Construction Equipment be inspected at least quarterly, maintained, and, when necessary, necessary repairs are carried out and completed before the Construction Equipment concerned is used on Site. Contractor shall maintain records of inspections, repairs and tests at the Site.

Contractor’s Construction Equipment shall conform to any requirements stated in the EPC Agreement.

All machinery operators shall be qualified to operate their allocated machine.  This shall be verifiable by an appropriate certification, which shall be available for review by Owner at any time.

15.17     CONSTRUCTION PERMITS

Contractor shall be responsible for obtaining the Permits necessary for the execution of Contractor’s Work.

Contractor shall provide all necessary technical information required to support Contractor’s Permit applications. For such Permits Contractor is required to obtain pursuant the EPC Agreement, Contractor shall pay for applicable fees or charges.

Contractor shall also provide prompt assistance, information and documentation reasonably requested by Owner in connection with Permits for which Owner is responsible and as further described under Section 21.1 of this SOW.

16.0       PRE-COMMISSIONING, COMMISSIONING, COMPLETION AND ACCEPTANCE

16.1       GENERAL

Contractor shall be responsible for pre-commissioning, Commissioning, start-up, and initial operation of the Train 3 Facilities up to SC of Train 3. Contractor will be assisted by Owner’s operating and maintenance personnel, once fully trained, in accordance with the EPC Agreement.

Contractor shall submit a high-level Commissioning and start-up strategy document for Owner review and acceptance within [***] ([***]) Days following NTP. The Commissioning and start-up strategy document shall provide the framework and outline schedule for Contractor’s subsequent development of detailed Commissioning and start-up plans, procedures, manuals, method statements and other pre-commissioning, Commissioning and start-up documentation necessary for Commissioning and start-up of the Facilities.

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The Contractor's Commissioning and start-up plan will utilize Contractor's standard procedures and work processes to execute Commissioning and start-up activities, modified as necessary to address Project specific requirements.

Contractor shall provide detailed procedures for Commissioning and start-up activities for each Equipment system and subsystem, and detail specific provisions for commissioning the interfaces with Train 1 and Train 2 and the Common Systems.

Contractor's Commissioning and start-up plan shall define the forms, document flow, schedule, certification scheme, status monitoring methods, and commissioning and start-up requirements check-lists for each Equipment system and subsystem.

Pre-commissioning includes tests, inspections, cleaning and other activities which are carried out after construction completion for a given system/subsystem has been achieved, at ambient temperature and without the presence of process fluids.

During Commissioning Contractor shall pay particular attention to the tie-ins between Train 3 and Trains 1 and 2 and the Common Systems.

16.2      COMMENCEMENT OF COMMISSIONING AND START-UP

Contractor shall commence Commissioning activities promptly after issuance of Mechanical Completion Certificate for each system or subsystem, as applicable.  Contractor shall execute all Work required for pre-commissioning, commissioning and start-up of Train 3. This Work includes all pre-commissioning, commissioning, the provision of start-up spare parts and the scheduling of Contractor's commissioning team's construction support personnel, commissioning specialists, vendor representatives, Subcontractor and other necessary parties required.

Contractor shall include for the cost of Subcontractor (including vendor) technical representatives required at Site to support construction, Commissioning and/or start-up of the Facility up to SC of Train 3.

Contractor shall provide a commissioning manager and a commissioning team. The commissioning team shall interface with the construction team to ensure that commissioning is completed in the correct sequence by system, that all commissioning inspections and tests are conducted, and that all necessary certificates and documents are completed as required by the EPC Agreement for turnover at SC. Owner will monitor and liaise with Contractor's commissioning manager.

Commissioning includes tests, inspections and adjustments carried out after pre-commissioning activities for a given system/subsystem have been completed, as far as practical and prior to the introduction of hydrocarbons (Feed Gas).

Chemicals will be charged as part of the commissioning program when safe to do so.

16.3      OPERATOR TRAINING

See Section 20 of this SOW.

16.4      OPERATIONS TESTS

Contractor shall perform certain operations tests, in compliance with all applicable requirements of the EPC Agreement. The operations tests shall be performed prior to SC of Train 3. Any issues that adversely impact the applicable operations tests that are identified during the performance of the operations tests shall be corrected and the operations tests repeated prior to SC of Train 3.

[***].

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17.0        SIMULTANEOUS OPERATIONS

Contractor shall avoid impact to operations of and LNG production from Trains 1 and 2 while Train 3 is being constructed or commissioned. Contractor shall also design Train 3 in such a manner that the Expanded Facilities (Trains 4 through 6) may be commissioned and constructed without impact to operations and LNG production. Contractor shall, working closely with Owner personnel, prepare a plan for simultaneous operations (SIMOPS). The SIMOPS plan shall address the measures to be taken to address the risks to operating plant, personnel, and the environment posed when construction activities are going on in close proximity to the operating facilities. [***].

Contractor shall supply and erect temporary fences between areas of the Site where construction, pre-commissioning or commissioning is ongoing and those areas of the Site in which plant Equipment is live and operational.  Gates shall be provided in the temporary fencing to permit access between the live operating areas of Trains 1 and 2 and the Train 3 Facilities and other construction work areas still under Contractor’s control during construction and pre-commissioning. Access between the Trains 1 and 2 live working areas and the Train 3 and other non-operational work areas shall be restricted and controlled by security guards. Contractor shall remove and dispose of temporary fences between live operating areas following SC of Train 3.

Contractor shall engineer, procure, install, commission and test piping tie-ins in Train 3 as required to tie-in future Trains 4 through 6.  This includes both process and utilities connections, and is required for any connection that would otherwise necessitate a shutdown of any of Trains 1 through 3 or the common facilities.

18.0       OPERATIONS AND MAINTENANCE MANAGEMENT SYSTEMS AND PROCEDURES

Contractor shall jointly with Owner develop the operations and maintenance management systems and procedures described below.

18.1       ASSET INTEGRITY MANAGEMENT SYSTEMS

Contractor shall obtain and load all relevant baseline data into Owners asset integrity management systems.  Such system updates shall be ready for use for RFSU for Train 3 and shall be used in start-up and initial operations of Train 3.

[***].

18.2       OPERATIONS MANAGEMENT PROCEDURES

Contractor shall prepare the operations management procedures necessary for the activities listed below, working closely with Owner’s operations and maintenance personnel to agree the content and level of detailing required.

[***].

18.3       Operations and MAINTENANCE PROCEDURES AND MANUALS

Contractor shall provide any operations and maintenance manuals and procedures necessary for the Train 3, working closely with Owner’s operations and maintenance personnel to agree the content and level of detail required.

18.3.1   Maintenance Procedures

Contractor shall provide maintenance procedures, including but limited to, those listed below:

       Catalyst change-out on a piece-of-equipment-basis and including an isolation procedure (E-N/P);

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       Non-statutory preventative maintenance (PM) program on a piece-of-equipment-basis including an isolation procedure (E-N/P) and condition monitoring system (CMS) set up for applicable rotating equipment items; and

       Inspection, and repair procedures for plant equipment including rotating equipment, pressure vessels (including internals), instrumentation, electrical equipment, and package equipment.

18.3.2   Statutory Maintenance / Inspection Procedures

Contractor shall provide the statutory maintenance / inspection procedures, including but limited to, those listed below:

       Set up of statutory examination procedures for pressure vessels and pressure systems in accordance with 49CFR 193/API 510;

       Set of statutory examination procedures for pressure relieving devices in accordance with 49CFR 193;

       Set of statutory examination procedures for pressure systems (piping) in accordance with 49CFR 193 including recording as built thickness measurements;

       SIL level 3 periodic maintenance inspection procedures including alarm and shutdown procedures verification record and software backups;

       Fiscal metering calibration details and test protocol;

       Cathodic protection inspection;

       Set up MSDS database and inventories record;

       Lifting equipment inspection;

       Inspection and maintenance of fire and gas (F&G) detection system equipment and fire extinguishers;

       Water discharge monitoring for compliance with regulatory and permitted requirements; and

       Hazardous inventory reporting (FERC).

18.3.3   Operations and Maintenance Manuals

Contractor shall prepare all required Train 3 operations and maintenance manuals for review and agreement by Owner, and shall include but not necessarily be limited to:

       Operation and maintenance manuals for each process system;

Preparation of the operations manual required under 33 CFR 127.305 and 49 CFR 193.2509 (and FERC guidelines) shall be the responsibility of Owner based on the operating and maintenance manuals provided by Contractor.

The schedule for preparation of these documents shall be mutually agreed by Contractor and Owner.

Contractor shall provide electronic copies of the final versions of the forgoing documents upon agreement with Owner.

19.0      PREPARATION OF PRECOMMISSIONING, COMMISSIONING, AND INITIAL START-UP PROCEDURES AND MANUALS

Contractor shall prepare the following pre-commissioning and Commissioning instructions, start-up and shutdown procedures, and operating and maintenance manuals for review and agreement by Owner.

     Pre-commissioning and Commissioning instructions;

     Initial Start-up and shut down procedures including both normal and emergency shutdown (E-N/P);

     Operation and maintenance manuals.

The schedule for preparation of pre-commissioning, commissioning and start-up documentation shall be mutually agreed by Contractor and Owner.

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Contractor shall provide electronic copies of the final versions of the forgoing documents upon agreement with Owner.

Manuals and procedures shall include the specific training subjects listed under Section 20.2 of this SOW.

Preparation of the operations manual required under 33 CFC 127.305 and 49 CFR 193.2509 (and FERC guidelines) shall be the responsibility of Owner based on the operating and maintenance manuals provided by Contractor.

20.0       CONTRACTOR PROVIDED TRAINING FOR OWNER PERSONNEL

Contractor shall provide training for up to [***]  ([***]) Owner’s operations and maintenance personnel. Owner’s operations personnel will assist Contractor in start-up and initial operations of the Facility.

Owner will provide operating and maintenance personnel for training in accordance with the EPC Agreement.

20.1       UPDATING OF OPERATIONS TRAINING SIMULATOR

Contractor shall update Owners operations training simulator to include Train 3. The training simulator update shall include typical start-up, operating, and upset scenarios of Train 3. Contractor shall propose a list of scenarios to include with the training simulator. The updated training simulator shall be ready to begin operator training not later than one (1) year prior to RFSU for Train 3.

20.2        PREPARATION OF TRAINING MATERIALS

Contractor shall prepare and provide training materials necessary for training of Owner’s operations and maintenance personnel in all activities, including but not necessarily limited to:

     Process overview;

     First aid;

     OSHA compliance training;

     Visitor induction (training for general visitors to Site before access to Site);

     General Subcontractor induction (training for Subcontractor before access to Site);

     Fire & emergency response;

     Permit to work training;

     Confined space entry / awareness;

     Lock-out / tag-out;

     Storage & handling of hazardous wastes;

     Operations training simulator update (See Section 20.1);

     Mechanical discipline specific training;

     Electrical discipline specific training;

     Instrument & control discipline specific training;

     Telecoms systems discipline specific training; and

     Certification of inspectors (to relevant code requirements).

20.3        PREPARATION OF TRAINING MATERIALS FOR SUBCONTRACTOR EQUIPMENT PACKAGES

Contractor shall arrange for Subcontractor (vendor) Equipment package providers to prepare and supply training materials necessary for training of Contractor’s and Owner’s personnel in installation, commissioning, start-up, operation and maintenance of such Equipment.

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20.4        TRAINING COURSES

Contractor shall provide all required training courses, including any by Subcontractors, for Owners operations and maintenance personnel. Training shall be based on operational roles and responsibilities. Contractor shall advise and get agreement with Owner for use of any third-party training programs or providers. [***].

20.5        TRAINING COURSES FOR VENDOR EQUIPMENT PACKAGES

Contractor shall arrange for Equipment Subcontractors to provide training of Owner’s operation and maintenance personnel.

All course manuals and instruction books shall be provided to trainees at the beginning of the course. Training and training materials shall be in the English language.

21.0        ASSISTANCE TO OWNER

21.1        REQUIRED SUBMISSIONS TO REGULATORY AGENCIES

Contractor shall be responsible to maintain any Permit-required design change logs. Any logs already in progress will be handed over to Contractor’s custody upon EPC Agreement execution.

Contractor shall, when requested, provide technical assistance to Owner in relation to the engineering specification and operation of the facilities and systems included in Contractor’s scopes of work. Such technical information shall include preparation and packaging of the design documentation required to support each Permit application or submission for regulatory purposes, including submissions for release of construction packages, and documentation needed to obtain operating license(s).

21.2        TECHNICAL SUPPORT TO OWNER’S REGULATORY SERVICES CONSULTANTS

Contractor shall provide technical information related to the design, construction, commissioning, start-up and operation of the Facility to Owner’s third-party regulatory consultants when requested and to the extent necessary to support Owner’s regulatory obligations.

22.0       THIRD-PARTY INTERFACES

Third-party interfaces and associated dates of supply for the Work will be per the EPC Agreement. The following sections address the main Project third-party interfaces:

22.1        NOT USED

22.2        NOT USED

22.3        NOT USED

22.4        NOT USED

22.5        NOT USED

22.6        NOT USED

22.7        NOT USED

22.8        BROWNSVILLE NAVIGATION DISTRICT TARRIF

Contractor shall familiarize itself with the Port of Brownsville Tariff No. 6 issued on December 6, 2016 and effective as of March 1, 2017 (as amended) and the authorized rates, rules and regulations governing the use of the BSC. Contractor shall include in its scope the cost of all wharfage, port, harbor and other charges incurred through Contractor and its Subcontractors’ and Sub-subcontractor’s use of the POB facilities to access the Site during construction, Commissioning, start-up and testing of the Facility.

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22.9       ENVIRONMENTAL IMPACT STATEMENT COMMITMENTS DISPOSITIONS

FERC issued a Draft Environmental Impact Statement in October 2018 and a Final Environmental Impact Statement on April 26, 2019 (collectively, the “EISs”).  Contractor and Owner have reviewed the action items set forth in such EISs and, as between Owner and Contractor, have developed and agreed a division of responsibilities (“DOR”) for each Party’s obligations in relation to the action items set forth in the EISs.  The items identified in Appendix A-1 as being Contractor actions are included within this SOW. Any changes to Appendix A-1 shall be implemented in accordance with the terms of the Agreement.

23.0        FACILITIES FOR OWNER PERSONNEL

23.1        OFFICE ACCOMMODATION FOR OWNER PERSONNEL IN CONTRACTOR’S HOME OFFICE

Contractor shall provide the following serviced office accommodation for Owner personnel in Contractor’s Home Office:

     Five (5) offices (walled, standard size);

     Ten (10) cubicles (standard size); and

     One (1) 12-person capacity dedicated conference room.

Contractor shall provide Owner with access to Contractor’s networked printer and scanning facilities locally. Owner will supply all computers for Owner’s personnel.

23.2        TEMPORARY FACILITIES PROVIDED AT SITE BY CONTRACTOR FOR OWNER’S PROJECT PERSONNEL

Contractor shall provide the following serviced temporary Project Site offices for Owner’s project personnel up to SC of Train 3

[***].

24.0        PERFORMANCE GUARANTEES AND PERFORMANCE TESTING

Contractor shall provide Performance Guarantees as required by the EPC Agreement.

Contractor shall carry out Performance Tests to demonstrate the Facilities meet the Performance Guarantees and Minimum Acceptance Criteria specified in the EPC Agreement.

25.0        PROCESS LICENSE FEES

Contractor shall obtain the APCI, BASF and [***] process licenses and novate to Owner. Contractor shall include the cost of APCI, BASF and [***] process license fees required for the design of the Project.

26.0        DOCUMENT NUMBERING

Contractor shall number general project documents and engineering deliverables by the Owner numbering specification which will be revised and updated as an early issuance by Owner after NTP. This will require Contractor to request document numbers for Engineering Technical Documents before they are issued. For Contractor's documents that are other than Engineering Technical Documents (such

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as material requisitions and PO's, subcontracts, supplier/subcontractor documents) Owner will require Contractor to provide its intended Document Numbering, Revision and Issue States Specification for such items after NTP. While Owner does not intend to impose a numbering system on such documents, understanding how they will eventually be numbered is necessary to finalize the set-up of Owner’s document management system at that time.

27.0       RECORD AS-BUILT DRAWINGS AND SPECIFICATIONS

Contractor shall provide Record As-built Drawings and Specifications as required by the EPC Agreement.

28.0       HANDOVER DOCUMENTATION

Contractor shall provide handover documentation as part of SC of Train 3, as required by the EPC Agreement. Most information shall be available prior to RFSU to support start-up and initial operations

29.0       INFORMATION SYSTEMS FOR OWNER USE

Contractor shall set up and implement those information systems necessary to perform detailed engineering, design, procurement, construction, pre-commissioning, Commissioning and start-up of the facilities, and for initial operation of Train 3, between RFSU and SC of the Train 3.

Contractor shall obtain, provide and load data into Owner’s operations and maintenance information management tools to deliver seamless transition to Owner for Owner’s operation and maintenance commencing at SC of Train 3.

[***].

30.0        EXCLUSIONS FROM CONTRACTOR’S SCOPE OF WORK

Owner will provide:

     Natural Gas Supply

Owner will supply sufficient natural gas as required by Contractor for efficient commissioning, start-up and operation of the Project.

     Permanent Power Supply

Owner will provide power for the start-up and initial operation of each Train from commencement of commissioning activities for Train 1.

     Permanent Water Supply

Owner will provide water for the start-up and initial operation of Train 3 from RFSU.

     Permanent Sewage Disposal

Owner will provide for sewage disposal from the permanent Facility from RFSU of Train 3.

     Permanent Internet Connection

Owner will provide for permanent internet service for the Facility following SC of Train 1.

     Plant Security

Prior to SC Train 3, Train 3 shall be separated from Trains 1 and 2 using a temporary fence provided and installed by Contractor. Access to and from Trains 1 and 2 (including Utilities, LNG Tank area and Jetty) will be controlled by Owner.

     Call-off and General Service Contracts

The following call-off services will be supplied by Owner as of SC of Train 3:

     Equipment maintenance contracts (LTSA);

     General maintenance and turnaround contracts;

     ICSS support;

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     Laboratory operations

     Analyzer reference gas supply.

     Computer hardware (laptops, desktops, work stations) and software for Owner’s use will be provided by Owner.

     Owner will obtain certain Permits listed in the EPC Agreement.

31.0        [***]

[***].

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APPENDIX 1:       ENVIRONMENTAL IMPACT STATEMENT COMMITMENTS

The “Appendix A-5 Environmental Impact Statement Commitments” document was transmitted through Asite from Owner to Contractor on May 24, 2019.  The Parties hereby agree that this document is incorporated by reference into this Agreement and forms a part of the Scope of Work, and such document is fully incorporated into this Agreement as if fully repeated herein.

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APPENDIX 2:      [***]

[***]

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APPENDIX 3:       NOT USED

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APPENDIX 4:       NOT USED

EXHIBIT A-2.1

[***]

[***]

Appendix A-2.2 and A-2.3

[***]

EXHIBIT A-2.4

[***]

EXHIBIT A-2.5

[***]

[***]

Schedule A-2

EPC BASIS OF DESIGN

FOR

RIO GRANDE LNG FACILITY

RG-000-PE-DB-0001

[***]

ATTACHMENT B

CONTRACTOR DOCUMENT DELIVERABLES

1.   INTRODUCTION

In addition to the other requirements under the Agreement, Contractor shall be responsible for providing Owner with all the Drawings, Specifications,  other documents, electronic models and electronic databases required under this Attachment B but not strictly limited to those listed below but required to be provided by Contractor to Owner under the Agreement. Hereinafter, any reference to documents shall mean the Drawings, Specifications and other documents, electronic models and electronic databases (the “Documents”) required under this Attachment B, unless specifically stated otherwise.

2.   OBJECTIVES

The objective of this Attachment B is to provide the requirements for the creation, issuance,  review, approval, incorporation of comments, as-built, and handover of documents required to be provided by Contractor to Owner under the Agreement.

Where Contractor uses Subcontractor for documents listed in Schedule B-1, the requirements in Attachment B on Contractor will apply to Subcontractor.

3.   DOCUMENT MANAGEMENT, DISTRIBUTION, AND OWNER RESPONSE

Contractor and its Subcontractors shall prepare all documents as and when necessary for the performance of the Work, and in addition, Contractor shall distribute or make available to Owner the documents described in this Attachment B within the times required under this Attachment B.

Within [***] ([***]) Days after issuance of LNTP, Contractor shall issue a document register (hereinafter “Master Document Register”) containing a listing of the required documents pertinent to the Work authorized by such Notice that Contractor is aware of at the time of its issuance as defined in Section 3.3B of Agreement. This Master Document Register shall be updated throughout the Project as the design, engineering, procurement,  construction, commissioning, start-up, and training progresses and the need for further documentation is identified.  A separate document register will be developed by Contractor for Equipment Subcontractor documentation and issued to Owner for review.

Except as otherwise provided in the Agreement, Contractor shall issue the document transmittal by email to an email address designated by Owner.  The transmittal for the associated documents shall state the action to be taken, i.e. “For Review” or “For Information.”

Schedule B-2 provides a representative listing of the requirements for Equipment Subcontractor documentation and descriptions of the contents of such documentation to be provided by Equipment Subcontractors.  Contractor shall distribute to Owner the Equipment Subcontractor documentation in Schedule B-2 in accordance with the timing defined by Schedule B-2.  For purposes of this Attachment B, “Equipment Subcontractor” shall mean any Subcontractor or Sub-subcontractor that manufactures or supplies Equipment.

3.1.  Contractors Document Management System

Contractor shall populate and maintain a common to industry electronic document management system (“EDMS”) for the duration of the Project.  The Contractor EDMS shall maintain historical versions of previously issued documents as well as recordings of revision logs.  The EDMS shall facilitate access to Project documentation from any location where Work is performed including engineering offices, fabrication facilities and the Site.  Contractor’s EDMS shall be the storage location for all Project electronic documentation.  Any hard copy (paper) documents shall be filed and maintained in a structured filing system residing at Contractor’s home office or Site.

3.2.  Document Issuance Classification

In addition to other requirements of the Agreement, Schedule B-1 provides details of documents Owner requires for its review and comment, or for its approval or not approved as provided in Section 3.3C of the Agreement (labeled in Schedule B-1 as “Review” or “Approval” accordingly, or for its information only (labeled in Schedule B-1 as “For Information”).

3.2.1.  For Review

In accordance with Section 3.3C of the Agreement, Owner shall be entitled to review and provide comments, which Contractor shall consider but is not obligated to incorporate unless the comment relates to a non-compliance with the requirements of the Agreement, are listed as “For Review” in Schedule B-1 and Schedule B-2.

3.2.2.  For Approval

In accordance with Section 3.3C of the Agreement, Owner shall be entitled to review and approve or not approve all documents listed as “For Approval” in Schedule B-1 and Schedule B-2.

3.2.3.  For Information

Documents labeled in Schedule B-1 and Schedule B-2 as “For Information” is to keep Owner informed as to the development and progress of the Project.  Contractor shall review any comments provided by Owner with respect to such “For Information” documents and advise Owner of their disposition.

3.3.  Document Return Classification

When Contractor issues a document “For Approval”, Owner may at its discretion undertake a review of the document in accordance with Section 3.3C of the Agreement.  Owner will issue a response to Contractor containing the return classification and associated comments in accordance with Section 3.3C.3 of the Agreement.

Contractor shall review one (1) set of consolidated written comments provided by Owner,  in a format to be mutually agreed by the Parties, with respect to such “For Approval” documents and advise Owner of their disposition.  Owner’s return classification and any associated comments with respect to such documents shall in no way limit or alter Contractor’s responsibility to perform and complete the Work in accordance with the requirements of the Agreement.

3.3.1.  Approved

When Owner takes no exception to any information presented in the document and has no associated comments, Owner will issue to Contractor a response as “Approved” in accordance with Section 3.3C of the Agreement.  In this case Contractor may proceed with the Work as so indicated in the document.

3.3.2.  Approved with Comments

When Owner takes no exception to the overall document but has specific comments in relation to the document, Owner will issue to Contractor a response as “Approved with Comments”  in accordance with Section 3.3C.3 of the Agreement.  In this case Contractor shall incorporate Owner’s comments in the document, issue the document for use (and in parallel issue the revised document to Owner for information) and proceed with the Work as so indicated in the revised document. At Owner’s discretion, Owner will review the issued document to confirm that comments are appropriately reflected in the document and, where necessary, notify Contractor of any discrepancies related to such comments.  Upon Contractor’s receipt of such notification, Owner and Contractor will in a timely manner agree as to the final content of the document and Contractor will revise and re-issue the document accordingly.

3.3.3.  Not Approved

When Owner takes specific exception to the document, Owner will issue to Contractor a response as “Not Approved” and provide Contractor a written statement describing the reasons for such non-approval in accordance with Section 3.3C.3 of the Agreement.  In this case Contractor shall promptly revise and re-submit the document “For Approval” in accordance with Section 3.3C.5 of the Agreement.

If Owner does not issue any comments, proposed changes or approvals or non-approvals within such time periods set forth in Section 3.3C.3 of the Agreement, Contractor may proceed in accordance with 3.3C.4 of the Agreement.

4.   AS-BUILT DOCUMENT CLASSIFICATION

Contractor shall develop a procedure describing the process for the management of Progress As-Built documents and Record As-

Built documents (collectively, “As-Builts”), which shall include:

•	identification of deliverables to be As-Built
•	the handover of As-Builts
•	the approach that shall be used to verify the technical correctness and completeness of the information in relation to the As-Builts
•	criteria used to determine whether any particular document categorized as As-Built in Schedule B-1 shall be revised to represent the observed as-built condition.

Such procedure shall be submitted to Owner within [***] ([***]) Days after issuance of NTP, for Owner’s review.

Contractor shall utilize the following two (2) criteria to define the completed status of documents:

4.1.  As-Built (“AB”)

The information contained in this category of Drawings and Specifications is subject to satellite verified dimensional control and/or visual survey and shall be verified by Contractor as (i) conforming to the tolerances specified on the Drawings and Specifications, and (ii) being a true representation of the as-built condition of the Work.

During the Commissioning and start-up of various portions of the Facility, Progress As-Builts (redline mark-ups) shall be maintained in a conspicuous location in the administration building and upon request be made available to Owner’s representatives for inspection.

Record As-Builts shall be revised to the next available revision number and date-stamped as a Contractor authorized “As-Built.” The incorporation of as-built information into documents to produce the Record As-Builts shall be undertaken using the same means by which prior revisions were produced.  Issuance of Record As-Built documents containing any hand written or redline mark-up information, discoloration, holds or clouds is strictly not allowed.

The requirements for As-Built documents pursuant to Section 3.3F of the Agreement shall apply equally to documents created by Contractor and those documents issued to Contractor by its Subcontractors and Sub-subcontractors.

The categories of documents required to be verified in accordance with this Section 4.1 are shown in Schedule B-1.

4.2.  Latest Issue Revision (“LR”)

This category of documents is limited to its latest issued revision, including those documents that have been updated in accordance with the Contractor change control system to reflect the latest “Issued for Construction” or “Issued for Design” or “Issued for

Information” status of the document.

The accuracy of the content of “LR”  Drawings, Specifications and other documents may not be verified by dimensional or visual survey and is only representative.

5.   DOCUMENT HANDOVER

Contractor shall develop a detailed procedure describing handover of documentation to Owner including:

•	how documents will be indexed and organized for handover
•	the transmittal media to be used for electronic file handover
•	the packaging and shipping of hard-copy documents
•	type and structure of associated metadata
•	the schedule identifying the dates by which documents will be handed over.
•	detailed formats for hard-copy documentation

Such procedure shall be submitted to Owner within [***] ([***]) Days after issuance of NTP, for Owner’s review.

Unless otherwise prescribed in the Agreement, Contractor shall provide to Owner an electronic copy of all documents required in this Attachment  B and elsewhere in the Agreement.  For Record As-Built documents required under the Agreement, Contractor shall provide Owner with Record As-Built Drawings in electronic format identified in Schedule B-1 and the formats set forth in Section 3.3F of the Agreement.

For certain categories of documents specified in Schedule B-1 Contractor shall provide to Owner one (1) paper hard copy in the format described in this Attachment B.

Equipment Subcontractor documentation may be delivered in the same format as received from the Equipment Subcontractor provided they follow the requirements herein (including those set forth in Section 5.4 below) or otherwise mutually agreed upon by Owner and Contractor that the information is structured and indexed in a consistent format.

Documents shall contain specific references (by document number, title, and revision number) to related documentation.  Where documents refer to specific equipment, the full equipment tag numbers shall be identified.  Any exceptions to this requirement shall be subject to approval by Owner.

All documentation included in the handover document package shall be issued with a formal handover transmittal that indexes all Drawings and documents included in the handover document package.

5.1.  General Requirements for Electronic Documents

For any documents for which i) Adobe PDF files are required, ii) the native software application file is available and iii) the document requires a certification stamp or signature on one page, Contractor shall provide the PDF produced directly from the native software application and append a scanned image of the stamp or signature page to the electronic Adobe PDF file.

Wherever Adobe PDF files are produced from scanning hard copies, the resulting files shall be searchable Adobe PDF files.

All Contractor-generated Drawings shall be provided in Adobe PDF format and the native file format indicated in Schedule B-1.  The conversion of Drawings originating in native file formats other than the format indicated in Schedule B-1 shall not result in the loss of data imbedded references, scaling, or impair its legibility.

All custom files required to display and/or edit native files within their respective applications shall be turned over to Owner along with the associated, application configuration files, external reference files, custom fonts, custom drawing borders, material databases and materials specifications to the extent required to display and/or edit native files.  The use of custom fonts shall be avoided where reasonably possible.

5.1.1.   Preparation for Handover

For the final document handover of electronic files, such files shall be imbedded in a folder structure that replicates the document indices and categories defined elsewhere in this Attachment B.  The “file name” shall be the assigned document number, and the following information shall be ascribed to the files as metadata:

•	Document title;
•	Originating computer program (e.g., MS Word, AutoCAD);
•	Discipline (e.g., electrical, process, construction);
•	Revision Number;
•	Issuance Date;
•	Source Company (either Contractor or Subcontractor);

5.1.2.   Electronic Databases

Schedule B-1 includes as part of the Documents certain electronic models, simulations, and database files.  Such Documents shall be provided in fully native format along with all associated setup, configuration and reference files necessary to assure full functionality.  In addition, no such models, simulations or database files shall be restricted by password protection or other security features that in any way limits their functionality.

5.2.   General Requirements for Paper (Hard Copy) Documents

Any paper hard copy of documentation required to be provided to Owner pursuant to Schedule B-1 shall also be provided in electronic form in accordance with Section 5.1 of this Attachment B.

All hard copies of Drawings, Specifications and other documents shall, unless specified otherwise, be clean, legible 11” x 17” size for Drawings and 8-1/2” x 11” size for other documents, free from any type of handwritten or redline mark-up information or discoloration.  The legibility of Drawings shall not be impaired if they are photo-reduced to 11” x 17” size or have punched holes. The technical content of a Drawing or Specification shall not be obscured by the inclusion of foreign stamps.

5.3.   Engineering Documentation Requirements

5.3.1.   Engineering Documentation General Requirements

Document number and document revision shall be consistent, complete and clearly visible on all documents. Page numbers shall be clearly visible on multi-page documents and on each page show the page number and total number of pages.  Document attributes shall be visible on the document front sheet or drawing.

For engineering documentation, electronic Adobe PDF files shall be created directly from the native application software and be fully searchable without the need for optical character recognition.

All engineering documents shall be issued final according to their appropriate classification as defined in Schedule B-1, including any that are As-Built and shall be issued with a formal handover transmittal.

A complete handover document index shall be provided meeting the requirements of this Attachment B.    This index shall be issued to Owner for review no later than [***]  ([***]) Days prior to RFSU of Train 3.

5.3.2.   Engineering Documentation Handover

All Contractor submittals of engineering documents to Owner shall be organized in categories, with each category organized based on the type of document submitted.   Listed below are illustrative examples of categories.

•	Specifications
•	Calculations
•	Drawings
•	General Documents and Reports
•	Agreement Procedures
•	Electronic Databases

5.4.   Equipment Subcontractor Documentation Requirements

5.4.1.   General Requirements

Contractor shall require that Equipment Subcontractor data books and manufacturing record books containing the documents required by Schedule B-2, the format of which shall be defined in the procedure described in Section 5.0.

All documents and Drawings shall be individually numbered and registered in the EDMS in a manner consistent with the structure and indexing requirements set forth herein or otherwise agreed upon in writing between Owner and Contractor. The integrity of internal cross-references shall be maintained.

Document number and document revision shall be consistent, complete and clearly visible on all documents. Page numbers shall be clearly visible on multi-page documents.

All documents within the Equipment Subcontractor data books and manufacturing record books shall be Adobe PDF files created from the native application software or a scanned image meeting the requirements of this Attachment B.

All final Equipment Subcontractor handover document packages shall have a Contractor acceptance stamp signed by the package engineer verifying that the required documentation has been approved and all other documentation has been reviewed, is complete and technically accurate.

5.4.2.   Equipment Subcontractor Documentation Handover

All Contractor submittals of Equipment Subcontractor documentation to Owner shall be organized in categories, with each category organized based on the type of document submitted.  Listed below are examples of categories.

•

Equipment Subcontractor Purchase Order Information – this shall include Equipment Subcontractor contract information, copy of purchase order (unpriced except for any spare parts which shall be priced), master index;

•	Equipment Subcontractor Engineering Documents
•	Equipment Subcontractor Engineering Drawings
•	Equipment Subcontractor Manufacturing Records – this shall include certificate of conformity, ITP’s, WPS, weld maps, list of tagged items, certificates and reports by tagged item; and
•	Equipment Operating Information – this shall include installation information, operation information, maintenance information, special tools, consumables, utility requirements.

5.5.   Commissioning, Start-up, and Performance Testing Documentation Requirements

Commissioning, start-up, and Performance Testing documentation shall comply with the requirements of this Attachment B, Attachment M, and Attachment S.

5.6.   Documents to Support Regulatory Submissions

Contractor shall provide documentation required to support periodic filings with regulatory agencies including the FERC in accordance with Section 3.12 of the Agreement.

6.    FILES NEEDED FOR MAINTENANCE OF PLANT SOFTWARE

Contractor shall prepare and maintain a list of all handheld devices, laptops and related software packages that are required for future maintenance adjustments associated with Equipment-related local logic control stations.

For all computer based programmable Equipment supplied by Contractor as part of the Work, Contractor shall provide Owner with a list of all software necessary to maintain the programmable Equipment,  and provide any Contractor owned customized configuration files needed for the use of such software, in both Adobe PDF and native file formats.

SCHEDULE B-1

OUTLINE OF OWNER DOCUMENT SUBMITTAL REQUIREMENTS

FOR REVIEW OR INFORMATION

In addition to the requirements under the Agreement, Contractor shall be responsible for providing Owner with the documents required under this Schedule B-1 and Drawings, Specifications and other documents not listed below but required under the Agreement.  This Schedule B-1 is applicable to documents Contractor is responsible to provide, unless otherwise addressed in Schedule B-2.  Where a Hard Copy is required, it will only be required at the As Built stage.

[***].

B-1-1

SCHEDULE B-2

OUTLINE OF MINIMUM EQUIPMENT SUBCONTRACTOR DOCUMENT REQUIREMENTS

BY EQUIPMENT CATEGORY

In addition to the requirements elsewhere in the Agreement, Contractor shall be responsible for providing Owner with Equipment Subcontractor documentation, issued “For Information” or “For Review” (including Drawings and Specifications) required under this Schedule B-2 and other Equipment Subcontractor documentation not listed below but required under the Agreement.  The listing below represents the expected types of documents typically produced by Subcontractors for the listed Equipment categories.  The list is indicative only, and Contractor shall provide a listing as part of the register that will be developed by Contractor specifically for Equipment Subcontractor documentation.  Contractor will issue to Owner the document list specific to each item of Equipment provided during the execution of the Work.  Documents identified by “R”, “A”, and “I” shall be issued “For Review”, “For Approval”, and “For Information” respectively.

Contractor shall issue to Owner the documents described in this Schedule B-2 within [***] ([***]) Days of receiving such documents from the Subcontractor.  Comments from Owner shall be consolidated with Contractor’s comments prior to the issuance of comments to the Sub-contractor.

[***]

B-2-1

ATTACHMENT C

PAYMENT SCHEDULE

[***]

Schedule C-1

Estimated Earned Value Payment Schedule

[***]

Schedule C-2

Payment Milestones

[***]

Schedule C-3

(Train 3)

Maximum Cumulative Payment Schedule

[***]

TABLE C-3A

Train 3

Baseline Payment Schedule Curve and Maximum Cumulative Payment Curve

[***]

TABLE C-3B

Train 3

Baseline Payment Schedule Curve and Maximum Cumulative Payment Curve

[***]

Schedule C-4

Priced Options

[***]

Scheule C-5

Escalation Table

[***]

ATTACHMENT D

FORM OF CHANGE ORDER

SCHEDULE D-1

CHANGE ORDER FORM

(for use when the Parties mutually agree upon and execute the Change Order pursuant to Section 6.1D or 6.2C)

PROJECT NAME: Rio Grande Natural Gas Liquefaction Facility	DATE OF AGREEMENT: May 24th, 2019

AGREEMENT: Fixed Price Turnkey EPC Agreement for Train 3	CHANGE ORDER NUMBER:

OWNER: Rio Grande LNG, LLC
EFFECTIVE DATE OF CHANGE ORDER:
CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc.

The EPC Agreement between the Parties listed above is changed as follows: (attach additional documentation if necessary)

Adjustment to Contract Price
The original Contract Price was	$
Net change by previously authorized Change Orders (#______)	$
The Contract Price prior to this Change Order was	$
The Aggregate Equipment Price will be (increased) (decreased) (unchanged) by this Change Order in the amount of	$
The Aggregate Labor and Skills Price will be (increased) (decreased) (unchanged) by this Change Order in the amount of	$
The new Contract Price including this Change Order will be	$

Adjustment to Key Dates

The following Key Dates are modified (list all Key Dates modified; insert N/A if no Key Dates modified):

The Key Date for __________________ will be (increased)(decreased) by _______ (__) Days.

The Key Date for __________________ as of the date of this Change Order therefore is _________ (__) Days after NTP.

(list all Key Dates that are modified by this Change Order using the format set forth above)

The Guaranteed Date of __________________ will be (increased)(decreased) by _______ (__) Days.

The Guaranteed Date of __________________ as of the effective date of this Change Order therefore is _________ (__) Days after NTP.

(list all Guaranteed Dates that are modified by this Change Order using the format set forth above)

Attached to this Change Order is an updated Schedule E-1 which shall reflect and highlight any adjustment(s) to the Key Dates agreed to in this Change Order.

Impact to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary)

Impact on Payment Schedule (including, as applicable, Payment Milestones):

Impact on Maximum Cumulative Payment Schedule:

Impact on Minimum Acceptance Criteria:

Impact on Performance Guarantees:

Impact on Basis of Design:

Impact on the Total Reimbursement Amount:

Any other impacts to obligation or potential liability of Contractor or Owner under the EPC Agreement:

 Select either A or B:

[A]         This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the changes reflected in this Change Order upon the Change Criteria and shall be deemed to compensate Contractor fully for such change.        Initials:  _____ Contractor _____ Owner

[B]         Pursuant to Section 6.4 of the Agreement, this Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Change Criteria and shall not be deemed to compensate Contractor fully for such change.      Initials:  _____ Contractor _____ Owner

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original EPC Agreement without exception or qualification.    Except as modified by this and any previously issued Change Orders or any amendments to the EPC Agreement, all other terms and conditions of the EPC Agreement shall remain in full force and effect.  This Change Order is executed by each of the Parties’ duly authorized representatives. This Change Order represents full and final consideration and/or adjustments for the above change, except as set out above.

Owner	Contractor

Name	Name

Title	Title

Date of Signing	Date of Signing

SCHEDULE D-2

CHANGE DIRECTIVE FORM

(for use when Owner issues a Change Directive pursuant to Section 6.1E or 6.2D)

PROJECT NAME: Rio Grande Natural Gas Liquefaction Facility	DATE OF AGREEMENT: May 24th, 2019

AGREEMENT: Fixed Price Turnkey Agreement for Train 3	CHANGE DIRECTIVE NUMBER:

OWNER: Rio Grande LNG, LLC
EFFECTIVE DATE OF CHANGE DIRECTIVE:
CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc.

You are hereby directed to make the following change(s) in the EPC Agreement: (attach additional documentation if necessary)

Consideration for the Work specified for this Change Directive shall be paid as provided in the EPC Agreement.

When signed by Owner and received by Contractor, this document becomes effective IMMEDIATELY as a Change Directive, and Contractor shall commence with the performance of the change(s) described above within [***] ([***]) Business Days of its receipt unless another time is expressly stated above.  This Change Directive is signed by Owner’s duly authorized representative.

Owner

Name

Title

Date of Signing

SCHEDULE D-3

OWNER’S CHANGE ORDER REQUEST FORM

OWNER’S CHANGE ORDER REQUEST FORM – PART 1 of 2

OWNER NOTIFICATION

(To be completed by Owner)

PROJECT NAME: Rio Grande Natural Gas Liquefaction Facility	DATE OF AGREEMENT: May 24th, 2019

AGREEMENT: Fixed Price Turnkey Agreement for Train 3	OWNER’S CHANGE ORDER REQUEST NUMBER:

OWNER: Rio Grande LNG, LLC
DATE OF THIS CHANGE ORDER REQUEST:
CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc.

Description of the Proposed Change to the Work:
Owner requests Contractor to review and respond to this Owner’s Change Order Request, as follows:

Reference Documents:

Owner:

By

Name

Title

Date

Contractor shall reply within the time required under Section 6.1 of the EPC Agreement by completing Part 2 of the Change Order Request Form and submitting it to Owner.

This Change Order Request shall not be considered a Change Order or Change Directive to the EPC Agreement.  A Change Order may only occur by the Parties executing a Change Order in the form of Schedule D-1 to the EPC Agreement, and a Change Directive may only occur by Owner issuing a Change Directive in the form of Schedule D-2 to the EPC Agreement.

OWNER’S CHANGE ORDER REQUEST FORM – PART 2 of 2

CONTRACTOR RESPONSE

(To be completed by Contractor)

PROJECT NAME: Rio Grande Natural Gas Liquefaction Facility	DATE OF AGREEMENT: May 24th, 2019

AGREEMENT: Fixed Price Turnkey Agreement for Train 3	OWNER’S CHANGE ORDER REQUEST NUMBER:

OWNER: Rio Grande LNG, LLC
DATE OF THIS CHANGE ORDER REQUEST:
CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc.

Description of the Work to be performed and a program for its execution:
Description of the Work to be performed and a program for its execution:

Reference Documents:

Preliminary assessment of the effect (if any) such request, were it to be implemented by Change Order, would have on the Changed Criteria (including any changes to the Contract Price, Key Dates, the Scope of Work or any other Changed Criteria):

(Attach additional documentation if necessary)

Contractor shall provide the following as part of Contractor’s preliminary assessment:

Commencement Date
Estimated Duration
Change in Contract Price
Change in Aggregate Equipment Price
Change in Aggregate Labor and Skills Price
Change in Total Reimbursement Amount
Change in Payment Schedule
Impact on Key Dates (Y/N), if “yes,” ROM impact on such Key Dates

Owner:	Contractor:

By	By

Name	Name

Title	Title

Date	Date

This Change Order Request shall not be considered a Change Order or Change Directive to the EPC Agreement.  A Change Order may only occur by the Parties executing a Change Order in the form of Schedule D-1 to the EPC Agreement, and a Change Directive may only occur by Owner issuing a Change Directive in the form of Schedule D-2 to the EPC Agreement.

SCHEDULE D-4

CONTRACTOR’S CHANGE NOTICE FORM

CONTRACTOR’S INITIAL CHANGE NOTICE FORM – PART  1 of 2

(To be completed by Contractor in accordance with Sections 6.2B and 6.5A of the EPC Agreement)

PROJECT NAME: Rio Grande Natural Gas Liquefaction Facility	DATE AGREEMENT OF: May 24th, 2019

AGREEMENT: Fixed Price Turnkey Agreement for Train 3	CONTRACTOR’S CHANGE NOTICE NUMBER:

OWNER: Rio Grande LNG, LLC
DATE OF THIS CHANGE NOTICE:
CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc.

Contractor provides notice of the following proposed change(s) in the EPC Agreement: (attach additional documentation, if necessary)

Detailed Explanation, Facts and Reasons Upon Which Contractor’s Notice of Proposed Change(s) is Based: (provide details of all known and presumed facts upon which Contractor’s claim is based, including the character, duration and extent of such circumstance, the date Contractor first knew of such circumstance, any activities impacted by such circumstance, the estimated cost and time consequences of such circumstance (including showing the impact of such circumstance, if any, on the critical path of the CPM Schedule) and any other reasons, details, or information that are expressly required under the EPC Agreement)

Contractor shall provide the following as part of Contractor’s preliminary assessment:

Commencement Date
Estimated Duration
Change in Contract Price
Change in Aggregate Equipment Price
Change in Aggregate Labor and Skills Price
Change in Total Reimbursement Amount
Change in Payment Schedule
Impact on Maximum Cumulative Payment Schedule:
Impact on Minimum Acceptance Criteria:
Impact on Performance Guarantees:
Impact on Basis of Design:
Any other impacts to obligation or potential liability of Contractor or Owner under the EPC Agreement:
Impact on Key Dates (Y/N), if “yes,” ROM impact on such Key Dates

This Contractor’s Initial Change Notice is signed by Contractor’s duly authorized representative.

By

Name

Title

Date

CONTRACTOR’S DETAILED CHANGE NOTICE FORM – PART  2 of 2

(To be completed by Contractor in accordance with Section 6.5B of the EPC Agreement)

PROJECT NAME: Rio Grande Natural Gas Liquefaction Facility	DATE OF AGREEMENT: May 24th, 2019

AGREEMENT: Fixed Price Turnkey Agreement for Train 3	CONTRACTOR’S CHANGE NOTICE NUMBER:

OWNER: Rio Grande LNG, LLC
DATE OF THIS CHANGE NOTICE:
CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc.

Contractor proposes the following change(s) in the EPC Agreement: (attach Part 1: CONTRACTOR’S INITIAL CHANGE NOTICE FORM), and provide any further detailed explanation of the proposed change(s) and attach additional documentation, if necessary)

Detailed Reasons for Proposed Change(s) (in addition to Part 1: CONTRACTOR’S INITIAL CHANGE NOTICE FORM), provide any further detailed reasons for the proposed change, and attach all documentation reasonably requested by or necessary for Owner to determine the factors necessitating the possibility of a Change Order)

Requested Adjustments to EPC Agreement (attach all documentation and details required by the EPC Agreement to provide to Owner a comprehensive written estimate, including applicable detailed estimates and cost records, time sheets summary, and a graphic demonstration using the CPM Schedule, showing Contractor’s entitlement to a time extension to the Key Dates)

The effect, if any, which such proposed Change Order would have on any Changed Criteria

Contract Price Adjustment (including adjustments to Tax Exempt Equipment Price, Taxable Equipment Price, and Labor and Skills Price):

Adjustment to Key Dates:

Adjustment to Guaranteed Substantial Completion Date:

Adjustment to Final Completion Date:

Adjustment to Payment Schedule:

Adjustment to Performance Guarantees:

Adjustment to Minimum Acceptance Criteria:

Adjustment to Basis of Design:

Adjustment to Total Reimbursement Amount:

Adjustment to Scope of Work:

Other adjustments to liability or obligations of Contractor or Owner under the EPC Agreement:

(Attached to this Contractor’s Change Notice is a breakdown of the requested Contract Price adjustment between Tax Exempt Equipment, Taxable Equipment, Labor and Skills Price and all other Work.)

This Contractor’s Change Notice is signed by Contractor’s duly authorized representative.

By

Name

Title

Date

SCHEDULE D-5

PRICING FOR CHANGE ORDERS AND CHANGE DIRECTIVES

Rates for Changes - Home Office Hourly Labor Rates

Line Item Number	Job Description	[***]		[***]
		S.T. Rate, (US$)	O.T. Rate, (US$)	S.T. Rate, (US$)	O.T. Rate, (US$)
Work Week (Days / Hours)
Available Work Hours per Year
Project Management
1	Project Director	[***]	[***]	[***]	[***]
2	Project Manager	[***]	[***]	[***]	[***]
3	Commercial Manager	[***]	[***]	[***]	[***]
4	Project Management Clerical	[***]	[***]	[***]	[***]
HSE
5	Safety Manager	[***]	[***]	[***]	[***]
6	Environmental Manager	[***]	[***]	[***]	[***]
7	Project Safety Personnel	[***]	[***]	[***]	[***]
8	Safety Clerical	[***]	[***]	[***]	[***]
QA/QC
9	QA/QC Management	[***]	[***]	[***]	[***]
10	Quality Assurance Engineers	[***]	[***]	[***]	[***]
11	Quality Control Engineers	[***]	[***]	[***]	[***]
12	QA/QC Clerical	[***]	[***]	[***]	[***]
Estimating
13	Estimator	[***]	[***]	[***]	[***]
14	Estimating Clerical	[***]	[***]	[***]	[***]
Project Controls
15	PC Manager	[***]	[***]	[***]	[***]
16	PC Cost	[***]	[***]	[***]	[***]
17	PC Planning & Scheduling	[***]	[***]	[***]	[***]
18	PC Quantity Surveying & Progress	[***]	[***]	[***]	[***]
19	PC Clerical	[***]	[***]	[***]	[***]
Finance & Accounting
20	Project Controller	[***]	[***]	[***]	[***]
21	Accounting Manager	[***]	[***]	[***]	[***]

22	Sr. Project Accountant	[***]	[***]	[***]	[***]
23	Project Accountant/Biller	[***]	[***]	[***]	[***]
24	Accounting Clerical	[***]	[***]	[***]	[***]
Other Support Staff
25	HR / Admin	[***]	[***]	[***]	[***]
26	IT	[***]	[***]	[***]	[***]
Procurement
27	Procurement Management	[***]	[***]	[***]	[***]
28	Logistics Specialist	[***]	[***]	[***]	[***]
29	Buyers	[***]	[***]	[***]	[***]
30	Expeditors	[***]	[***]	[***]	[***]
31	Inspectors	[***]	[***]	[***]	[***]
32	Purchasing Clerical	[***]	[***]	[***]	[***]
33	Materials Manager	[***]	[***]	[***]	[***]
34	Materials Control Lead	[***]	[***]	[***]	[***]
35	Materials Specialist	[***]	[***]	[***]	[***]
36	Preservation Coordination	[***]	[***]	[***]	[***]
37	Materials Clerical	[***]	[***]	[***]	[***]
Construction - Home Office
38	Sr. Construction Director	[***]	[***]	[***]	[***]
39	Construction Manager	[***]	[***]	[***]	[***]
40	Technical Services Manager	[***]	[***]	[***]	[***]
41	Project Field Engineer	[***]	[***]	[***]	[***]
42	Discipline Engineer	[***]	[***]	[***]	[***]
43	Discipline Superintendents	[***]	[***]	[***]	[***]
44	Construction Coordinators	[***]	[***]	[***]	[***]
45	Construction Automation	[***]	[***]	[***]	[***]
46	Workforce Planner	[***]	[***]	[***]	[***]
47	IR Manager	[***]	[***]	[***]	[***]
48	Area Manager	[***]	[***]	[***]	[***]
49	Construction Clerical	[***]	[***]	[***]	[***]
Subcontracts
50	Subcontracts	[***]	[***]	[***]	[***]
51	Subcontracts Administrator	[***]	[***]	[***]	[***]
Commissioning and Startup
52	Commissioning & Startup Manager	[***]	[***]	[***]	[***]
53	Commissioning & Startup Personnel	[***]	[***]	[***]	[***]
Project Engineering Management & Support

54	Project Engineering Manager	[***]	[***]	[***]	[***]
55	Senior Project Engineer	[***]	[***]	[***]	[***]
56	Project Engineer	[***]	[***]	[***]	[***]
57	Project Engineering Clerical	[***]	[***]	[***]	[***]
PROCESS ENGINEERING & DESIGN
58	Engineer - Principal / Lead	[***]	[***]	[***]	[***]
59	Engineer - Senior	[***]	[***]	[***]	[***]
60	Engineer	[***]	[***]	[***]	[***]
61	Designer - Principal / Lead	[***]	[***]	[***]	[***]
62	Designer - Senior	[***]	[***]	[***]	[***]
63	Designer	[***]	[***]	[***]	[***]
SAFETY & ENVIRONMENTAL ENGINEERING & DESIGN
64	Engineer - Principal / Lead	[***]	[***]	[***]	[***]
65	Engineer - Senior	[***]	[***]	[***]	[***]
66	Engineer	[***]	[***]	[***]	[***]
67	Designer - Principal / Lead	[***]	[***]	[***]	[***]
68	Designer - Senior	[***]	[***]	[***]	[***]
69	Designer	[***]	[***]	[***]	[***]
CIVIL/STRUCTURAL ENGINEERING & DESIGN
70	Engineer - Principal / Lead	[***]	[***]	[***]	[***]
71	Engineer - Senior	[***]	[***]	[***]	[***]
72	Engineer	[***]	[***]	[***]	[***]
73	Designer - Principal / Lead	[***]	[***]	[***]	[***]
74	Designer - Senior	[***]	[***]	[***]	[***]
75	Designer	[***]	[***]	[***]	[***]
MECHANICAL ENGINEERING & DESIGN
76	Engineer - Principal / Lead	[***]	[***]	[***]	[***]
77	Engineer - Senior	[***]	[***]	[***]	[***]
78	Engineer	[***]	[***]	[***]	[***]
79	Designer - Principal / Lead	[***]	[***]	[***]	[***]
80	Designer - Senior	[***]	[***]	[***]	[***]
81	Designer	[***]	[***]	[***]	[***]
PIPING ENGINEERING & DESIGN
82	Engineer - Principal / Lead	[***]	[***]	[***]	[***]
83	Engineer - Senior	[***]	[***]	[***]	[***]
84	Engineer	[***]	[***]	[***]	[***]
85	Designer - Principal / Lead	[***]	[***]	[***]	[***]
86	Designer - Senior	[***]	[***]	[***]	[***]
87	Designer	[***]	[***]	[***]	[***]

ELECTRICAL ENGINEERING & DESIGN
88	Engineer - Principal / Lead	[***]	[***]	[***]	[***]
89	Engineer - Senior	[***]	[***]	[***]	[***]
90	Engineer	[***]	[***]	[***]	[***]
91	Designer - Principal / Lead	[***]	[***]	[***]	[***]
92	Designer - Senior	[***]	[***]	[***]	[***]
93	Designer	[***]	[***]	[***]	[***]
I&C ENGINEERING & DESIGN
94	Engineer - Principal / Lead	[***]	[***]	[***]	[***]
95	Engineer - Senior	[***]	[***]	[***]	[***]
96	Engineer	[***]	[***]	[***]	[***]
97	Designer - Principal / Lead	[***]	[***]	[***]	[***]
98	Designer - Senior	[***]	[***]	[***]	[***]
99	Designer	[***]	[***]	[***]	[***]
Engineering Systems (IT, Idocs etc)
100	Information Management	[***]	[***]	[***]	[***]
101	EDMS (iDocs) Support	[***]	[***]	[***]	[***]
102	CAD Support	[***]	[***]	[***]	[***]
103	Engineering IT (EIT) Support	[***]	[***]	[***]	[***]
DOCUMENT MANAGEMENT
104	Manager / Lead	[***]	[***]	[***]	[***]
105	Supervisor / Lead	[***]	[***]	[***]	[***]
106	Specialist - Principal	[***]	[***]	[***]	[***]
107	Specialist - Senior	[***]	[***]	[***]	[***]
108	Specialist	[***]	[***]	[***]	[***]
ADDS
Process Safety
109	Engineer - Principal / Lead	[***]	[***]	[***]	[***]
110	Engineer - Senior	[***]	[***]	[***]	[***]
111	Engineer	[***]	[***]	[***]	[***]
Geotech
112	Engineer - Principal / Lead	[***]	[***]	[***]	[***]
113	Engineer - Senior	[***]	[***]	[***]	[***]
114	Engineer	[***]	[***]	[***]	[***]
MET
115	Engineer - Principal / Lead	[***]	[***]	[***]	[***]
116	Engineer - Senior	[***]	[***]	[***]	[***]
117	Engineer	[***]	[***]	[***]	[***]

Marine
118	Engineer - Principal / Lead	[***]	[***]	[***]	[***]
119	Engineer - Senior	[***]	[***]	[***]	[***]
120	Engineer	[***]	[***]	[***]	[***]

Rates for Changes - Office Space

Line Item Number	Job Description	[***]			[***]
		Daily	Weekly	Monthly	Daily	Weekly	Monthly
Home Office
1	Office - Large (195 sf)	[***]	[***]	[***]	[***]	[***]	[***]
2	Office - Small (150 sf)	[***]	[***]	[***]	[***]	[***]	[***]
3	Cubicle - (60 sf)	[***]	[***]	[***]	[***]	[***]	[***]
4	Conference Room - Small (800 sf)	[***]	[***]	[***]	[***]	[***]	[***]
Site
5	Prefabricated Office Unit (11.75' x 60')	[***]	[***]	[***]
6	Site Bathroom Trailer (11.75' x 56')	[***]	[***]	[***]
7

Rates for Changes - Field Indirect Staff Labor Rates

Line Item Number	Job Description	Operation Center 1
		S.T. Rate, (US$)	O.T. Rate, (US$)
Work Week (Days / Hours)
Available Work Hours per Year
Project Management
1	Proj Dir	[***]	[***]
2	Sr Proj Mgr	[***]	[***]
3	Proj Mgr	[***]	[***]
4	Sr Commercial Mgr	[***]	[***]
5	Commercial Mgr	[***]	[***]
6	Commercial Spec	[***]	[***]
7	Estimator	[***]	[***]
Safety
8	Site HSE Dir	[***]	[***]
9	HSE Mgr	[***]	[***]

10	HSE Supv	[***]	[***]
11	Safety Technician	[***]	[***]
12	Environmental Mgr	[***]	[***]
13	HSE Technician	[***]	[***]
Project Controls
14	Proj Ctrls Mgr	[***]	[***]
15	Lead Cost Spec	[***]	[***]
16	Sr Cost Spec	[***]	[***]
17	Cost Spec	[***]	[***]
18	Lead Scheduling Spec	[***]	[***]
19	Sr Scheduling Spec	[***]	[***]
20	Scheduling Spec	[***]	[***]
21	Lead Quantity Surv/Prog Spec	[***]	[***]
22	Sr Quantity Surv/Prog Spec	[***]	[***]
23	Quantity Surv/Prog Spec	[***]	[***]
Construction
24	Sr Const Director	[***]	[***]
25	Sr Const Mgr	[***]	[***]
26	Const Mgr	[***]	[***]
27	Sr Const Tech Svs Mgr	[***]	[***]
28	Const Tech Svs Mgr	[***]	[***]
29	Const Tech Svs Coord	[***]	[***]
30	Const Tech Svs Spec	[***]	[***]
31	General Supt	[***]	[***]
32	Area Supt	[***]	[***]
33	Const TES Mgr	[***]	[***]
34	Completions Mgr	[***]	[***]
Human Resources
35	Sr HR Mgr	[***]	[***]
36	HR Mgr I	[***]	[***]
37	HR Admin/Coord I	[***]	[***]
Administration
38	Const Admin Mgr (Office Manager)	[***]	[***]
39	Const Admin Supv	[***]	[***]
40	Sr Admin Asst	[***]	[***]
41	Admin Asst I	[***]	[***]
Document Management
42	Document Ctrls Mgr	[***]	[***]
43	Document Ctrls Supv	[***]	[***]

44	Sr Document Ctrls Spec	[***]	[***]
45	Document Ctrls Spec	[***]	[***]
46	Document Control	[***]	[***]
Quality Management
47	Sr Quality Mgr	[***]	[***]
48	Quality Mgr	[***]	[***]
49	Quality Supv	[***]	[***]
50	Quality Engr	[***]	[***]
51	Quality Insp	[***]	[***]
52	Quality Spec	[***]	[***]
Finance / Accounting
53	Proj Sr. Acctnt	[***]	[***]
54	Proj Acctnt	[***]	[***]
55	Payroll Clerk	[***]	[***]
56	Timekeeper	[***]	[***]
IT
57	IT/Information Management Manager	[***]	[***]
58	IT/Information Management Technician	[***]	[***]
59	Procurement & Material Management
60	Buyer	[***]	[***]
61	Sr. Expeditor	[***]	[***]
62	Expeditor	[***]	[***]
63	Purchasing Clerk	[***]	[***]
64	Matls Mgmt Supv	[***]	[***]
65	Matls Mgmt Coord	[***]	[***]
66	Matls Mgmt Spec	[***]	[***]
67	Material Control	[***]	[***]
68	Whse Supv	[***]	[***]
69	Toolroom	[***]	[***]
Subcontracts
70	Subcontracts Mgr	[***]	[***]
71	Subcontracts Coordinator	[***]	[***]
72	Subcontracts Administrator	[***]	[***]
Commissioning
73	Sr Commissioning Mgr	[***]	[***]
74	Commissioning Supt	[***]	[***]
75	Sr Commissioning Spec	[***]	[***]
76	Commissioning Spec	[***]	[***]

Rates for Changes - Field Direct Craft Labor Rates

Line Item Number	Job Description	Operation Center 1
		S.T. Rate, (US$)	O.T. Rate, (US$)
Work Week (Days / Hours)
Available Work Hours per Year
Boiler Maker
1	General Foreman	[***]	[***]
2	Foreman	[***]	[***]
3	Journeyman	[***]	[***]
4	Apprentice / Helper	[***]	[***]
Bricklayer / Mason
5	General Foreman	[***]	[***]
6	Foreman	[***]	[***]
7	Journeyman	[***]	[***]
8	Apprentice / Helper	[***]	[***]
Carpenter
9	General Foreman	[***]	[***]
10	Foreman	[***]	[***]
11	Journeyman	[***]	[***]
12	Apprentice / Helper	[***]	[***]
Electrician
13	General Foreman	[***]	[***]
14	Foreman	[***]	[***]
15	Journeyman	[***]	[***]
16	Apprentice / Helper	[***]	[***]
Instrument
17	General Foreman	[***]	[***]
18	Foreman	[***]	[***]
19	Journeyman	[***]	[***]
20	Apprentice / Helper	[***]	[***]
Iron Worker
21	General Foreman	[***]	[***]
22	Foreman	[***]	[***]
23	Journeyman	[***]	[***]
24	Apprentice / Helper	[***]	[***]
Laborer
25	General Foreman	[***]	[***]

26	Foreman	[***]	[***]
27	Journeyman	[***]	[***]
28	Apprentice / Helper	[***]	[***]
Millwrights
29	General Foreman	[***]	[***]
30	Foreman	[***]	[***]
31	Journeyman	[***]	[***]
32	Apprentice / Helper	[***]	[***]
Operators
33	General Foreman	[***]	[***]
34	Foreman	[***]	[***]
35	Journeyman	[***]	[***]
36	Apprentice / Helper	[***]	[***]
Painters
37	General Foreman	[***]	[***]
38	Foreman	[***]	[***]
39	Journeyman	[***]	[***]
40	Apprentice / Helper	[***]	[***]
Pipe Fitters
41	General Foreman	[***]	[***]
42	Foreman	[***]	[***]
43	Journeyman	[***]	[***]
44	Apprentice / Helper	[***]	[***]
Scaffold Builders
45	General Foreman	[***]	[***]
46	Foreman	[***]	[***]
47	Journeyman	[***]	[***]
48	Apprentice / Helper	[***]	[***]

ATTACHMENT E

KEY DATES AND DELAY LIQUIDATED DAMAGES

SCHEDULE E-1

KEY DATES

EVENT	DAYS FROM NTP
CONTRACTOR KEY DATES – TRAIN 3*
1. Mechanical Completion – Train 3	[***] Days prior to the Guaranteed Train 3 Substantial Completion Date
2. RFSU – Train 3	[***] Days prior to the Guaranteed Train 3 Substantial Completion Date
3. RLFC – Train 3	[***] Days prior to the Guaranteed Train 3 Substantial Completion Date
4. Guaranteed Train 3 Substantial Completion Date	[***]

“RLFC” means that LNG is ready for delivery to, and capable of being delivered to and loaded into, the LNG storage tank.

Attached hereto in Schedule E-1A is a level 1 schedule for Trains 1 and 2, and a level 1 schedule for Train 3.

SCHEDULE E-1A

LEVEL 1 EPC SCHEDULE FOR TRAINS 1 AND 2

LEVEL 1 EPC SCHEDULE FOR TRAIN 3

Schedule E-1A

RIO GRANDE LNG LIQUEFACTION PROJECT

TRAINS 1 & 2 AND OSBL ([***])

[***]

Schedule E-1A

RIO GRANDE LNG LIQUEFACTION PROJECT

Schedule for OPTION A (Train 3)

[***]

SCHEDULE E-2

SUBSTANTIAL COMPLETION DELAY LIQUIDATED DAMAGES

Substantial Completion Delay Liquidated Damages

In accordance with Sections 13.1A and 13.1.B of the EPC Agreement, if Substantial Completion occurs after the Guaranteed Substantial Completion Date (as adjusted by Change Order), for the applicable Train, Contractor shall pay to Owner Substantial Completion Delay Liquidated Damages in the amounts set forth in this Attachment E for each Day, or portion thereof, of delay until Substantial Completion occurs for the applicable Train, subject to the limitations in Section 20.2 of the EPC Agreement.

SUBSTANTIAL COMPLETION DELAY OF TRAIN 3	Per Day Delay Liquidated Damages Amount
[***] Days after the Guaranteed Substantial Completion Date	$[***]
[***] Days after the Guaranteed Substantial Completion Date	$[***]
[***] to [***] Days after the Guaranteed Substantial Completion Date	$[***]
[***] to [***] Days after the Guaranteed Substantial Completion Date	$[***]
[***] to [***] Days after the Guaranteed Substantial Completion Date	$[***]
More than [***] Days after the Guaranteed Substantial Completion Date	$[***]

[***].

ATTACHMENT F

KEY PERSONNEL AND CONTRACTOR’S ORGANIZATION

The persons named in the table below, in accordance with Section 2.2A of the Agreement, are designated by Contractor and approved by Owner as Key Personnel. Key Personnel shall be assigned full time to the Work for the entire duration of the Project unless otherwise specified in this Attachment F.  Without limiting the requirements of the Agreement, before any Key Personnel are assigned to the Project, the full names and 1-2 page résumés of nominated Key Personnel shall be provided to and approved by Owner.

[***].

Replacements of any Key Personnel during the Project shall be in accordance with Section 2.2A of the EPC Agreement.

NAME	POSITION	MOBILIZATION DATE (no later than referenced milestone)	DEMOBILIZATION DATE (no earlier than referenced milestone)
[***]	[***]	[***]	Train 3 Substantial Completion
[***]	[***]	[***]	Train 3 Substantial Completion
[***]	[***]	[***]	Train 3 Substantial Completion
[***]	[***]	[***]	Train 3 Substantial Completion
[***]	[***]	[***]	Final Completion
[***]	[***]	[***]	Final Completion
[***]	[***]	[***]	Train 3 Substantial Completion
[***]	[***]	[***]	Train 3 Engineering substantially complete
[***]	[***]	[***]	Final Completion

CONTRACTOR’S ORGANIZATION

[***]

F-1

ATTACHMENT G

APPROVED SUBCONTRACTORS AND SUB-SUBCONTRACTORS

SECTION 1

List of potential Subcontractors and Sub-subcontractors that may have Subcontracts or Sub-subcontracts with an aggregate value in excess of [***] U.S. Dollars (U.S. $[***])

[***]

SECTION 2

List of Subcontractors and Sub-subcontractors with whom Contractor has agreed to subcontract on a sole-source basis for that portion of the Work specified.

[***]

SECTION 3

List of potential Subcontractors and Sub-subcontractors that may have Subcontracts or Sub-Subcontracts with an aggregate value less than [***] U.S. Dollars (U.S. $[***]) but nevertheless are providing work deemed critical by Owner.

[***]

ATTACHMENT H

NOTICE TO PROCEED FORMS

SCHEDULE H-1

FORM OF LIMITED NOTICE TO PROCEED

Date:

Via Electronic and Certified Mail

[                                                   ]

[                                                   ]

[                                                   ]

Attention: [                                  ]

Re:        Limited Notice to Proceed

Pursuant to Section 5.2B of the Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility, by and between Rio Grande LNG, LLC (“Owner”) and Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”), dated as of May 24th, 2019 (the “Agreement”), this letter shall serve as a Limited Notice to Proceed from Owner to Contractor authorizing Contractor to proceed with that certain portion of the Work as described below pursuant to the terms and conditions of the Agreement:

(“LNTP Work”).

Contractor is authorized under this Limited Notice to Proceed to incur no more than _______________U.S. Dollars (U.S. $               ) for performance of the foregoing LNTP Work with cancellation costs not to exceed _______________U.S. Dollars (U.S. $                 ).  The amount for the LNTP Work shall cover these activities for the time frame from the Effective Date through the [                                       ].  No other amounts are authorized under this Limited Notice to Proceed for any other services, labor or Work. Contractor shall be paid for such specified LNTP Work pursuant to the terms and conditions of the Agreement.

Owner:	Contractor:

By	By

Name	Name

Title	Title

Date	Date

cc:        [                                      ]

[                                      ]

SCHEDULE H-2

FORM OF NOTICE TO PROCEED

Date:

Via Electronic and Certified Mail

[                                                   ]

[                                                   ]

[                                                   ]

Attention: [                                  ]

Re:        Notice to Proceed

Pursuant to Section 5.2D of the Fixed Price Turnkey Agreement for the engineering, procurement and construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility, by and between Rio Grande LNG, LLC (“Owner”) and Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”), dated as of May 24th, 2019 (the “Agreement”), Owner having fulfilled all conditions precedent set forth in Section 5.2D of the Agreement for the issuance of the Notice to Proceed, this letter shall serve as the Notice to Proceed from Owner to Contractor authorizing Contractor to immediately proceed with the Work upon receipt of this letter pursuant to the terms and conditions of the Agreement.

For and on behalf of
Rio Grande LNG, LLC

By:
Name:
Title:

cc:        [                                      ]

[                                      ]

SCHEDULE H-3

NOT USED

ATTACHMENT I

FORM OF CONTRACTOR’S INVOICE

SCHEDULE I-1

FORM OF CONTRACTOR’S INTERIM INVOICE

PROJECT NAME: Rio Grande Natural Gas Liquefaction Facility – Train 3	INVOICE NUMBER:

OWNER: Rio Grande LNG, LLC	DATE OF INVOICE:	,20

CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc.

DATE OF EPC AGREEMENT: May 24, 2019

This Invoice covers Payment Milestone No(s). _______ set forth in Schedule C-2 of the EPC Agreement and covers the Month ending ______________ , 20___ (“Current Date”).

Contractor hereby makes application for payment to Owner as shown below in connection with the above referenced Contract between the Parties.

1.	Original Aggregate Equipment Price (Section 7.1B.1 of EPC Agreement)	U.S.$
2.	Net change by executed Change Orders (Exhibit 1, column D total)	U.S.$
3.	Aggregate Equipment Price to date (Line 1 + Line 2)	U.S.$
4.	Original Aggregate Labor and Skills Price (Section 7.1B.2 of Agreement)	U.S.$
5.	Net change by executed Change Orders (Exhibit 1, column C total)	U.S.$
6.	Aggregate Labor and Skills Price to date (Line 4 + Line 5)	U.S.$
7.	Total for completion of Work based on Earned Value for this Month (Attachment C)	U.S.$
8.	Total for completion of Work based on Payment Milestones for this Month (Attachment C)	U.S.$
9.	Total earned on Change Directives for this Month (Exhibit 2)	U.S.$
10.	Total for this Month (Line 7 + Line 8 + Line 9)	U.S.$
11.	Previous cumulative amount Invoiced	U.S.$
12.	Carry over amount from previous Month (Line 17 from prior Invoice)	U.S.$
13.	Total carry over from previous Month plus total for this Month (Line 10 + Line 12)	U.S.$
14.	Maximum cumulative Invoice amount through this Month (from Schedule C-3)	U.S.$
15.	Maximum Invoice amount for this Month (Line 14 – Line 11)	U.S.$
16.	Acceptable Invoice amount for this Month (lesser of Line 13 and Line 15)	U.S.$
17.	Carry over to next Month due to Maximum Cumulative Payment Schedule (Line 13 – Line 16)	U.S.$
18.	U.S. Duties and Tariff costs	U.S.$
19.	Current Payment Due	U.S.$

Contractor certifies that (i) the Work is progressing in accordance with the Key Dates and Monthly Updated CPM Schedule, except to the extent (if any) expressly set forth in the current Monthly Progress Report; (ii) the Work described in or relating to this Invoice has been performed and supplied in accordance with the EPC Agreement; (iii) all quantities and prices in this Invoice or attached Exhibits are correct and in accordance with the EPC Agreement and the referenced Payment Milestone(s) and Work for which Earned Value payments are requested are complete; (iv) Contractor is entitled to payment of the amount set forth as “Current Payment Due” in this Invoice, and such Current Payment Due constitutes in full all amounts due and owing as of the Current Date; (v) the Work and any portion thereof described in or relating to this Invoice and all previous invoices are free and clear of all liens, security interests and encumbrances through the date of this Invoice; (vi) all Subcontractors have been paid the monies due and payable for Work performed in connection with the Project (except for any amounts owed such Subcontractors for Work billed under this Invoice); (vi) fully completed and executed Interim Lien and Claim Waivers from Contractor and all Major Subcontractors, are attached to this Invoice; (vii) if requested by Owner, fully completed and executed Interim Lien and Claim Waivers from each Major Sub-subcontractor; (viii) Contractor has attached to this Invoice an itemization of the Texas state sales and use tax in the form of Exhibit 3 to this Schedule I-1 (“Contract Price Itemization for Sales and Use Tax Purposes”); (ix) attached to this Invoice is all documentation supporting Contractor’s request for payment as required under the EPC Agreement; and (x) this Invoice is signed by an authorized representative of Contractor.

I-1-1

Contractor	Subscribed and sworn to before me this _______________ day of ______________, 20__

Signed:

Name:

Title:	Notary Public

Date: _____________________, 20___	My Commission Expires: _________________________, 20____

I-1-2

RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY

INVOICE NUMBER ______                                               INVOICE DATE _____________, 20___

OWNER APPROVAL

AMOUNT APPROVED by Owner for Payment: US$_________________________________

Owner

Signed: _________________________

Name: __________________________

Title: ___________________________

Date: _____________________, 20___

The AMOUNT APPROVED by Owner is without prejudice to any rights of Owner under the EPC Agreement.

Explanation is listed below or attached if the AMOUNT APPROVED is less than the amount requested by Contractor under this Invoice:

I-1-3

EXHIBIT 1

LIST OF EXECUTED CHANGE ORDERS

The following Change Orders have been executed as of the Current Date by Owner and Contractor pursuant to Section 6.1D or Section 6.2C.

A	B	C	D	E
No.	Description of Change Order	Aggregate Labor and Skills Price Change (U.S.$)	Aggregate Equipment Price Change (U.S.$)	Total Price Change (U.S.$)

Total

I-1-4

EXHIBIT 2

CHANGE DIRECTIVES

WORK COMPLETED UNDER CHANGE DIRECTIVES:  The following Work has been completed for active Change Directives executed by Owner in accordance with Section 6.1E or Section 6.2D of the EPC Agreement up through the Month ending ____________________, 20_____ (“Current Date”).

Table 1

Change Directive No.	Description of Change Directive	Month	Monthly Value of Work Completed (U.S.$) for each Active Change Directive	Total Value of Work Completed (U.S.$) for each Active Change Directive

Total Change Directive Work earned for the invoiced Month

Note:  Closed Change Directives converted to executed Change Orders are excluded.

I-1-5

EXHIBIT 3

CONTRACT PRICE ITEMIZATION FOR SALES AND USE TAX PURPOSES

Component	Original Value	Adjustments due to Change Order(s)	Current Value	Amount Earned To Date	Amount Remaining
Aggregate Equipment Price
Aggregate Labor and Skills Price
Contract Price (total from above lines)

I-1-6

EXHIBIT 4

INTERIM LIEN AND CLAIM WAIVERS

I-1-7

EXHIBIT 5

INFORMATION REQUIRED OR REQUESTED BY OWNER

I-1-8

SCHEDULE I-2

FORM OF CONTRACTOR’S FINAL INVOICE

Project Name: Rio Grande Natural Gas Liquefaction Facility – Train 3

Invoice Date:	Contract Date:
Invoice Number:	Payment Terms:

Attention:	Remittance Information:

Rio Grande LNG, LLC	Bank:
[Name]	Address:
[Title]	Account Name:
[Address]	Sort Code:
[Address]	Account Number:

SWIFT Code:

This Invoice covers Payment Milestone No(s). _______ for the Work as further set forth in Schedule C-2 of the Agreement and covers the period from _______________, 201__ to ________________, 201__ (“Current Date”).

Contractor hereby makes application for payment to Owner for the Work as shown below in connection with the above referenced Agreement between the Parties.

Train 3 Amount
1	Original Aggregate Equipment Price (Section 7.1B.1 of EPC Agreement)
2	Net change by executed Change Orders
3	Aggregate Equipment Price to date
4	Original Aggregate Labor and Skills Price (Section 7.1B.2 of Agreement)
5	Net change by executed Change Orders
6	Aggregate Labor and Skills Price to date

7	Original Contract Price	$ 0.00
8	Net change by Change Order (Exhibit 1)
9	Contract Price to date

10	Cumulative amount previously invoiced

11	Current month amount invoiced for the Earned Value achieved (see Exhibit 2)
12	Current month amount invoiced for Milestones completed (see Exhibit 3)
13	Total current month amount invoiced (current payment due)

14	Cumulative amount invoiced to date

I-2-1

15	Balance of Contract Price remaining (Line 9 less line 14)

Submitted by:

[_____]

By:

Name:
Title:

REMIT VIA WIRE TRANSFER TO:

[_____]

[Address]

[City], TX [Zip]

Bank Name:
Bank Account #:
ABA/Routing #:
CHIPS ID#:

I-2-2

EXHIBIT 1 – LIST OF EXECUTED CHANGE ORDERS

Change Order No.	Change Order Description	Train 3 Amount

	Total	$ 0.00

I-2-3

EXHIBIT 2 – CURRENT MONTH AMOUNT INVOICED FOR THE EARNED VALUE ACHIEVED

Train 3
$ 0.00
1.	Contract Price to date
2.	Cumulative Percent Completion % Achieved by end of current month
3.	Cumulative Earned Value Achieved (Line 2 multiplied by Line 3)
4.	Cumulative amount previously invoiced for Earned Value Achieved
5.	Current month amount invoiced for the Earned Value achieved (Line 4 less Line 5)

Note: Required supporting documentation is attached hereto.

I-2-4

EXHIBIT 3 – CURRENT MONTH AMOUNT INVOICED FOR MILESTONES COMPLETED

Milestone No.	Milestone Description	Train 3 Amount

	Current month amount invoiced for Milestones completed	$ 0.00

Note: Required supporting documentation is attached hereto.

I-2-5

EXHIBIT 4 – CONTRACT PRICE ITEMIZATION FOR SALES AND USE TAX PURPOSES

Component	Original Value	Adjustments due to Change Order(s)	Current Value	Amount Earned To Date	Amount Remaining
Aggregate Equipment Price
Aggregate Labor and Skills Price

I-2-6

EXHIBIT 5 – LIST OF FINAL LIEN AND CLAIM WAIVERS ATTACHED

No.	Name

Note: Required supporting documentation is attached hereto.

I-2-7

EXHIBIT 6 – CONTRACTOR STATEMENT SUMMARIZING AND RECONCILING ALL PREVIOUS INVOICES

[Contractor to attach final statement]

I-2-8

EXHIBIT 7 – CONTRACTOR AFFIDAVIT

Contractor certifies that (i) all Work (except for that Work and obligations that survive the termination or expiration of the Agreement) has been fully and completely performed in accordance with the terms of the Agreement, including the completion of all Punchlist items; (ii) all quantities and prices in this final Invoice or attached Exhibits are correct and in accordance with the Agreement; (iii) fully completed and executed Final Lien and Claim Waivers from Contractor, all Major Subcontractors, as provided in Section 7.3 of the Agreement, are attached to this final Invoice; (iv) if requested by Owner, fully executed Interim Lien and Claim Waivers from all Major Sub-subcontractors; (v) all documentation and electronic databases required to be delivered by Contractor to Owner under the Agreement, including Record As-Built Drawings and Specifications, and test reports, have been delivered to Owner; (vi) all of Contractor’s, Subcontractors’ and Sub-subcontractors personnel, supplies, waste, materials, rubbish, and temporary facilities have been removed from the Site, except as permitted under Section 12.3A of the Agreement; (vii) all Subcontractors and Sub-subcontractors have been fully paid in accordance with the terms of their Subcontracts or Sub-subcontracts, except for amounts that are the subject of this final Invoice, and attached is evidence acceptable to Owner that all Subcontractors and Sub-subcontractors have been fully paid, less amounts that are the subject of this final Invoice; (viii) all payrolls, Taxes, liens, charges, claims, demands, judgments, security interests, bills for Equipment, and any other indebtedness connected with the Work has been paid; (ix) Contractor has attached to this Invoice an itemization of the Texas state sales and use tax in the form of Exhibit 4 to this Schedule I-2 (“Contract Price Itemization for Sales and Use Tax Purposes”); (x) Contractor has delivered an executed Final Completion Certificate, which has been accepted by Owner by signing such certificate; (xi) attached to this final Invoice is all documentation supporting Contractor’s request for payment as required under the Agreement; and (xi) this final Invoice is signed by an authorized representative of Contractor

FOR CONTRACTOR:

APPLICABLE TO INVOICE NO(S). ALL (IF ALL, PRINT ALL)

DATE:

SIGNED:

BY:

TITLE:

On this         day of                          , 20         , before me appeared the above‑signed, known or identified to me personally, who, being first duly sworn, did say that s/he is the authorized representative of Contractor and that this document was signed under oath personally and on behalf of Contractor.

Notary Public
My term expires (date):

I-2-9

ATTACHMENT  J

Health, Safety, Security and Environmental Policies

1.0		Introduction	2
2.0		Objectives	2
3.0		Definitions and Interpretation	2
	3.1	Definitions	2
	3.2	Interpretation	2
4.0		Rights and Responsibilities	2
5.0		Planning	3
	5.1	Safety in Engineering and Design	3
	5.2	Subcontractor and Sub-subcontractor Safety	3
	5.3	Construction	3
	5.4	Commissioning	4
	5.5	Environmental	4
	5.6	Security	4
6.0		Project HSSE Execution	4
	6.1	Audits	4
	6.2	Inspections	5
	6.3	Regulatory Inspections	5
	6.4	Owner Communication	5
	6.5	Training and Certification	5
	6.6	Emergency Response Team	5
	6.7	Subcontractors and Sub-subcontractors	5
7.0		Reporting	6
	7.1	Incidents	6
	7.2	Leading and Lagging Indicators	6
	7.3	Safety Committees	6
	7.4	Lessons Learned	6

1.0         INTRODUCTION

In addition to the requirements specified in any other provision of the Agreement, this Attachment J sets out the requirements and resultant scope of activities for health, safety, security and environment (“HSSE”) to be performed by Contractor for the Project.  This Attachment J does not constitute a substitute for the Contractor HSSE Plan.

2.0         OBJECTIVES

The objective of this Attachment J is to provide the standards and requirements for:

•	Compliance with relevant regulations, permits and consents;
•	Contractor HSSE procedures; and
•	Subcontractor HSSE procedures.

3.0         DEFINITIONS AND INTERPRETATION

3.1         Definitions

Capitalized terms have the meaning in the Agreement.  Unless otherwise specified, Sections and Articles referenced herein refer to the applicable Section or Article in this Attachment J.

3.2         Interpretation

To the extent there is a conflict between this Attachment J and the terms and conditions of the Agreement, the terms and conditions of the Agreement shall prevail.

4.0         RIGHTS AND RESPONSIBILITIES

In addition to the other responsibilities set forth herein, the Parties shall have the following responsibilities:

4.1.1       Owner rights and responsibilities:

•	Stop the Work in accordance with the Agreement; and
•	Participate in Monthly HSSE reviews organized by the Contractor.
•	Owner’s personnel shall adhere to Contractor’s HSSE plans and procedures in all areas where Work is being performed under the direction of Contractor.

4.1.2       Contractor rights and responsibilities:

•	Be responsible for health, safety, security, and environment in relation to the Project to the extent set forth in the Agreement;
•	Develop and maintain HSSE organization charts for Contractor’s HSSE personnel on the Project at the Site;
•	Review Subcontractor HSSE plans for alignment with Agreement requirements;
•	Develop an HSSE strategy and detailed execution plan for Owner’s comment and approval.
•	Develop and apply specific HSSE procedures necessary to implement Contractor’s detailed HSSE execution plan.
•	HSSE execution plan and procedures shall be consistent with Contractor’s corporate policies and business practices as they relate to HSSE.

5.0         PLANNING

Contractor shall prepare an overall HSSE execution plan and procedures covering all Work (“HSSE Plan”). The HSSE Plan shall detail the HSSE requirements for the Contractor and Subcontractors for areas in and around the Site and other areas where Work is being performed by Contractor.  The HSSE Plan will comply with requirements of Sections 2.3, 2.4, 3.6, 3.8, 3.10, 3.17, 3.19, 3.24, and 3.27 of the Agreement.  Contractor shall provide to Owner the HSSE Plan for approval pursuant to Section 3.10 of the Agreement.

5.1         Safety in Engineering and Design

Contractor will develop and implement a safety in design program for the detailed design and engineering to ensure that the design developed by the Contractor integrates elements of hazard identification and risk assessment methods.  This program will include and be applicable to all aspects of the Work and will be made available to the Owner for review. This safety in design program shall also include ergonomic and human factors reviews of designs to ensure operability, maintainability, access and egress are duly considered.  Reviews of the 3D model shall incorporate such safety in design requirements.

5.2         Subcontractor and Sub-subcontractor Safety

Contractor will require that all Subcontractors and Sub-subcontractors comply with the HSSE Plan.

5.3         Construction

Section 6.0 further details HSSE requirements for the Contractor to implement at Site and for all elements of the Work during construction and pre-Commissioning.

The HSSE Plan and procedures for the Site shall contain multiple elements to increase the visibility of HSSE protection during execution of the Work and shall include:

•	Posters with performance to date and safety themes;
•	Site induction and regular tool-box meetings;
•	Training of workers prior to commencing special tasks;
•	Competent and qualified persons list;
•	Identification badges that ensure controlled and necessary access to Site;
•	Inspection of all vehicles and Construction Equipment prior to first use on Site, with up to date testing certificates (as applicable) and/or color (tape) labelling (as applicable);
•	Periodic (quarterly) re-inspection and updating of color tape identification to mark fit-for use Construction Equipment;
•	Testing and/or verification of skills of specific groups of workers, such as divers, scaffolders, truck drivers, signal persons, excavator operators, and crane operators;
•	Define or make reference to scaffold tagging procedure, lock-out/tag-out procedure, permit-to-work procedure.

5.3.1      Marine Construction

The provisions of Section 6.0 shall apply to all marine construction. Further, Contractor shall include in its HSSE Plan and procedures provisions to address the risks to workers and the environment during construction of the marine structures and facilities such as the marine offloading facilities, loading jetties, and any other open water activities.

5.4         Commissioning

All provisions of Section 6.0 shall apply from the start of Commissioning to handover to Owner at Substantial Completion.

5.5         Environmental

As part of the HSSE Plan, Contractor will develop and implement an environmental plan and associated procedures which is compliant with the requirements of the Agreement, including Sections 3.6 and 3.17 thereof, and all Applicable Law.  The environmental plan will detail Contractor participation and compliance with Owner’s regulatory compliance reporting, as well as Contractor generated plans to perform the Work including storm-water pollution prevention plan, and other remedial action identification and close-out procedures. Regular Construction Equipment inspections to prevent spills and pollution shall be part of the environmental plan.

5.6         Security

Contractor will develop and implement a security plan which is compliant with the requirements of the Agreement, including Sections 3.10, 3.24, 3.25, and 4.3 of the Agreement, and all Applicable Law.  The security plan will detail the requirements for the physical and cyber security of offices, Subcontractor facilities, and Site. The security plan will also address the control of access for personnel (both physical and cyber), vehicles, Equipment, Construction Equipment and Hazardous Materials (including gate passes for removal from Site), and logging of access card swipes at Site. The access card system will also host the records on personnel induction training for gate entry and cross-referenced to other records for personnel allowed to enter the Site.

Contractor shall deliver to Owner the security plan the earlier of [***] ([***]) Days after NTP or [***] ([***]) Days prior to commencement of the Work at the Site for Owner’s for review and approval.

6.0         PROJECT HSSE EXECUTION

Contractor will regularly assess the implementation of, and compliance with, the HSSE Plan.

6.1         Audits

Contractor’s HSSE Plan shall include a HSSE internal audit plan. HSSE internal audits will be scheduled and executed for the measurement of compliance to and effectiveness of HSSE processes and procedures.

Contractor will initiate corrective actions for findings arising from such audits and track the implementation and closeout of corrective actions prior to the next scheduled audit.

Planned internal audits specified in the HSSE Plan will be notified to the Owner. Summaries of Contractor’s HSSE audit reports, corrective actions and close out documentation will be made available to the Owner upon request.

6.2         Inspections

As part of the HSSE Plan, Contractor will develop a Project-specific plan and schedule of weekly inspections of the Site. These inspections will be carried out by Contractor personnel with participation of Owner’s Representative, at Owners discretion.

At weekly Contractor meetings, the results of the HSSE inspections will be discussed and where applicable follow-up actions and responsibilities will be assigned. Subcontractor’s own HSSE personnel shall carry out their own worksite inspections.

6.3         Regulatory Inspections

As part of the HSSE Plan, Contractor will implement a procedure to address regulatory inspections.  This procedure will include a requirement to inform Owner of regulatory inspections, request participation, and make available the findings of the inspections to the extent specified in the Agreement.

6.4         Owner Communication

Communication requirements are described in Attachment X.

6.5         Training and Certification

As part of the HSSE Plan, Contractor will develop and implement a procedure and processes to train Contractor personnel, Subcontractor personnel, and Owners personnel on the HSSE rules, guidelines and expectations for performing Work at the Site or other locations where construction, fabrication, or heavy lift operations are being performed.

This training program will comply with all applicable federal, state and local regulatory requirements.  This training program will also ensure that Contractor, Subcontractor and Sub-subcontractor personnel are trained on the pertinent Site specific HSSE requirements for their work scope.

6.6         Emergency Response Team

As part of the HSSE Plan, Contractor will establish an emergency response team (“ERT”) at the Site, and the ERT will be responsible for responding to incidents at the Site, as established in the Owner and Contractor emergency response plans (“ERP”).

6.7          Subcontractors and Sub-subcontractors

Contractor will require that all Subcontractors and Subcontractors’ personnel comply with the requirements of the HSSE Plan when they work at the Site or remote locations. Subcontractors are also required to adhere to Contractor’s HSSE plan, or have an HSSE plan which is compliant with Project and all federal, state and local regulatory requirements.  Subcontractors are responsible for Subcontractors’ personnel compliance to the Subcontractors’ HSSE plans.

Where a Subcontractor hires a Sub-subcontractor to perform work, it is the responsibility of the Subcontractor to ensure Sub-subcontractor compliance with the

HSSE Plan.  This includes the training of Sub-subcontractor personnel. Records of Subcontractor training compliant with the HSSE Plan shall be kept on Site.

7.0         REPORTING

7.1         Incidents

Contractor will require that all Contractor, Subcontractor and Sub-subcontractor personnel in the home office, at Site or remote locations report any accident or incident as soon as possible to Contractor.  This reporting will also include near-misses and any unsafe conditions. Any near miss that could have resulted in an LTA or any LTA will be subject to a root cause analysis to identify any potential unsafe working practices.

[***].

For any construction, fabrication or heavy lift operations performed off Site, Contractor shall also report incidents that occur at such locations if they occur in relation to the performance of the Work.

All incidents at Site and other areas where Work is being performed shall be investigated by Contractor and reported to Owner.

7.2          Leading and Lagging Indicators

As part of the HSSE Plan, Contractor will develop and implement a system for tracking and reporting to the Owner all leading and lagging indicators associated with the execution of the Work.  This system will also use, as a basis, lagging indicators from previous Contractor projects to form the basis for the leading indicators associated with analogous elements of the Work.  This system will, at a minimum, be based upon GECP.

7.3         Safety Committees

As part of the HSSE Plan, Contractor will establish one or more safety committees at the Site. Such safety committee(s) shall be comprised of Contractor personnel on Site, Owner HSSE leadership personnel and, if Contractor deems necessary, Major Subcontractor personnel performing Work on Site. The Site safety committee shall meet no less than once per [***]  ([***]]  Month period to review HSSE trends and develop specific HSSE themes and actions to actively address trends.

7.4         Lessons Learned

As part of the HSSE Plan, Contractor will capture, document, report on and make available to the Owner all HSSE lessons learned associated with the execution of the Work. These shall be used to upgrade Site job-specific safety induction briefings, and also serve as input in developing safety initiatives and focus programs by the safety committee(s).

ATTACHMENT K

FORM OF LIEN AND CLAIM WAIVERS

SCHEDULE K-1

CONTRACTOR’S INTERIM CONDITIONAL LIEN WAIVER AND RELEASE UPON

PROGRESS PAYMENT

(To be provided by Contractor with each invoice for progress payment)

STATE OF TEXAS

COUNTY OF CAMERON

PROJECT: TRAIN 3 OF THE RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY

JOB NO. ___________________

On receipt by the signer of this document, Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”), of a check, wire transfer or other valid form of payment from, or on behalf of, Rio Grande LNG, LLC (“Owner”), in the sum of U.S. $__________ payable to Contractor and when the check has been properly endorsed and has been paid by the bank on which it is drawn, or the wire transfer payment is received by Contractor, or Contractor is in possession of such other valid form of payment, as applicable, this document becomes effective to release any mechanic’s lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in Contractor’s position that Contractor has on the property of Rio Grande LNG, LLC located south of the Brownsville-Port Isabel Highway and north of the Brownsville Ship Channel in Cameron County near Brownsville, Texas to the following extent:

For purposes of the provision of labor, services, equipment and/or materials for Train 3 of the Rio Grande Natural Gas Liquefaction Facility pursuant to that certain Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility by and between Contractor and Owner.

This Waiver and Release covers a progress payment for all labor, services, equipment, and/or materials furnished to the property or to ___________________ (Owner Parties) as indicated in the attached statement(s) or progress payment request(s), except for unpaid retention, pending modifications and changes, or other items furnished.

Before any recipient of this document relies on this document, the recipient should verify evidence of payment to Contractor.

Contractor warrants that Contractor has already paid or will use the funds received from this progress payment to promptly pay in full all of Contractor’s laborers, subcontractors, materialman, and suppliers for all work, materials, equipment, and/or services provided for or to the above referenced Project in regard to the attached statement(s) or progress payment request(s).

FOR CONTRACTOR:

Applicable to Invoice(s) No(s). _______

Date:

Signed:

By:

Title:

AFFIDAVIT

On this       day of                        , 20    , before me appeared the above‑signed, known or identified to me personally, who, being first duly sworn, did say that s/he is the authorized representative of Contractor and that this document was signed on behalf of Contractor.

Notary Public:

My term expires (date):

SCHEDULE K-2

CONTRACTOR’S INTERIM CONDITIONAL CLAIM WAIVER

UPON PROGRESS PAYMENT

(To be provided by Contractor with each invoice for progress payment)

STATE OF TEXAS

COUNTY OF CAMERON

The undersigned, Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”), has been engaged under a contract with Rio Grande LNG, LLC (“Owner”) to furnish certain materials, equipment, services, and/or labor for the construction of improvements to the Train 3 of the Rio Grande Natural Gas Liquefaction Facility Project, together with all improvements and appurtenances attendant thereto (the “Train 3 Liquefaction Facility”), which is located near Brownsville, Texas, and more particularly described as follows: south of the Brownsville-Port Isabel Highway and north of the Brownsville Ship Channel in Cameron County near Brownsville, Texas.

Upon receipt of the sum of U.S. $___________________________, Contractor waives and releases any and all claims and demands (except those concerning lien or bond rights which are separately waived pursuant to TEX. PROP. CODE ANN. § 53.284 by the Contractor’s Interim Conditional Waiver and Release on Progress Payment, which is executed concurrently with this form) against Owner for payment for work, materials, equipment, services, labor, and other items performed or provided through the date of _______________, 20___ (include the Current Date as defined in the Invoice) except this Waiver and Release does not foreclose and Contractor reserves (i) claims for payment related to work, materials, equipment, services, labor, and other items performed or provided pursuant to a Change Directive; or (ii) retained or escrowed amounts, on account of materials, equipment, services and/or labor furnished by the undersigned to or on account of Owner or any other entity for said Train 3 Liquefaction Facility.  For the avoidance of doubt, this Waiver and Release does not foreclose and Contractor reserves (a) Change Order rights under the Agreement for unknown claims unrelated to payment for work, materials, equipment, services, labor, and other items performed or provided through the date above (except to the extent precluded by the Agreement), (b) claims for payment for work, materials, equipment, services, labor, and other items performed or provided which are known but the required notice period has not expired, or (c) claims for payment for work, materials, equipment, services, labor, and other items performed or provided for which notice was given by Contractor as required under Section 6.5 of the Agreement;  Exceptions as follows:

(If no exceptions or “none” is entered above, undersigned shall be deemed not to have reserved any claim.)

This Waiver and Release is freely and voluntarily given, and the undersigned acknowledges and represents that it has fully reviewed the terms and conditions of this Waiver and Release, that it is fully informed with respect to the legal effect of this Waiver and Release, and that it has voluntary chosen to accept the terms and conditions of this Waiver and Release in return for the payment recited above.

FOR CONTRACTOR:

Dated: ____________	Bechtel Oil, Gas and Chemicals, Inc.

Applicable to Invoice No. ___________	By:
(signature)
Print Name:
Title:

SCHEDULE K-3

SUBCONTRACTOR’S INTERIM CONDITIONAL LIEN WAIVER AND RELEASE UPON
PROGRESS PAYMENT

(To be provided by Subcontractor with each invoice for progress payment)

STATE OF TEXAS

COUNTY OF CAMERON

PROJECT: TRAIN 3 OF THE RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY

JOB NO.

Upon receipt by the signer of this document, [                            ] (“Subcontractor”), of a check, wire transfer or other valid form of payment from, or on behalf of Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”), in the sum of U.S. $__________ payable to Subcontractor and when the check has been properly endorsed and has been paid by the bank on which it is drawn, or the wire transfer payment is received by Subcontractor, or Subcontractor is in possession of such other valid form of payment, as applicable, this document becomes effective to release any mechanic’s lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right,  any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in Subcontractor’s position that Subcontractor has on the property of Rio Grande LNG, LLC, located south of the Brownsville-Port Isabel Highway and north of the Brownsville Ship Channel in Cameron County near Brownsville, Texas to the following extent:

For purposes of the provision of labor, services, equipment and/or materials for Train 3 of the Rio Grande Natural Gas Liquefaction Facility.

This Waiver and Release covers a progress payment for all labor, services, equipment, and/or materials furnished to the property or to Contractor, or to ___________________ (Owner Parties) as indicated in the attached statement(s) or progress payment request(s), except for unpaid retention, pending modifications and changes, or other items furnished.

Before any recipient of this document relies on this document, the recipient should verify evidence of payment to Subcontractor.

Subcontractor warrants that Subcontractor has already paid or will use the funds received from this progress payment to promptly pay in full all of Subcontractor’s laborers, subcontractors, materialman, and suppliers for all work, materials, equipment, and/or services provided for or to the above referenced Project in regard to the attached statement(s) or progress payment request(s).

FOR SUBCONTRACTOR:

Applicable to Invoice(s) No(s).

Date:
Signed:
By:
Title:

K-3-1

AFFIDAVIT

On this       day of                        , 20    , before me appeared the above‑signed, known or identified to me personally, who, being first duly sworn, did say that s/he is the authorized representative of Subcontractor and that this document was signed on behalf of Subcontractor.

Notary Public:
My term expires (date):

K-3-2

SCHEDULE K-4

SUBCONTRACTOR’S INTERIM CONDITIONAL CLAIM WAIVER UPON PROGRESS PAYMENT

(To be provided by Subcontractor with each invoice for progress payment)

STATE OF TEXAS

COUNTY OF CAMERON

The undersigned, _______________________ (“Subcontractor”), has been engaged under a contract with Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”) to furnish certain materials, equipment, services, and/or labor for the construction of improvements to the Train 3 of the Rio Grande Natural Gas Liquefaction Facility Project, together with all improvements and appurtenances attendant thereto (the “Train 3 Liquefaction Facility”), which is located near Brownsville, Texas, and more particularly described as follows:  south of the Brownsville-Port Isabel Highway and north of the Brownsville Ship Channel in Cameron County near Brownsville, Texas.

Upon receipt of the sum of U.S. $___________________________, the Subcontractor waives and releases any and all claims, demands, actions, causes of action or other rights (except those concerning lien or bond rights which are separately waived pursuant to TEX. PROP. CODE ANN. § 53.284 by the Subcontractor’s Interim Conditional Waiver and Release on Progress Payment, which is executed concurrently with this form) against Contractor or Rio Grande LNG, LLC (“Owner”) for payment for work, materials, equipment, services, labor, and other items performed or provided through the date of _______________, 20___ and reserving those rights that the Subcontractor might have in any retained amounts, on account of materials, equipment, services and/or labor furnished by the undersigned to or on account of Owner or any other entity for said Train 3 Liquefaction Facility.  Exceptions as follows:

(If no exceptions or “none” is entered above, undersigned shall be deemed not to have reserved any claim.)

This Waiver and Release is freely and voluntarily given, and the undersigned acknowledges and represents that it has fully reviewed the terms and conditions of this Waiver and Release, that it is fully informed with respect to the legal effect of this Waiver and Release, and that it has voluntary chosen to accept the terms and conditions of this Waiver and Release in return for the payment recited above.

FOR SUBCONTRACTOR:

Dated: ____________	[Name of Subcontractor]

Applicable to Invoices No. ___________	By:
(signature)
Print Name:
Title:

AFFIDAVIT

On this  ___ day of  ______________, 20__, before me appeared the above‑signed, known or identified to me personally, who, being first duly sworn, did say that s/he is the authorized representative of Subcontractor and that this document was signed on behalf of Subcontractor.

Notary Public:
My term expires (date):

SCHEDULE K-5

CONTRACTOR’S FINAL LIEN WAIVER AND RELEASE UPON FINAL PAYMENT

STATE OF TEXAS

COUNTY OF CAMERON

PROJECT: TRAIN 3 OF THE RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY

JOB NO. ___________________

Upon receipt by the signer of this document, Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”), of a check, wire transfer or other valid form of payment from, or on behalf of, Rio Grande LNG, LLC (“Owner”), in the sum of U.S. $__________ payable to Contractor and when the check has been properly endorsed and has been paid by the bank on which it is drawn, or the wire transfer payment is received by Contractor, or Contractor is in possession of such other valid form of payment, as applicable, this document becomes effective to release any mechanic’s lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in Contractor’s position that Contractor has on the property of Rio Grande LNG, LLC located south of the Brownsville-Port Isabel Highway and north of the Brownsville Ship Channel in Cameron County near Brownsville, Texas to the following extent:

For purposes of the provision of labor, services, equipment and/or materials for Train 3 of the Rio Grande Natural Gas Liquefaction Facility pursuant to that certain Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility by and between Contractor and Owner.

This Waiver and Release covers the final payment to the Contractor for all labor, services, equipment, and/or materials furnished to the property, or to ____________ (Owner Parties).

Before any recipient of this document relies on this document, the recipient should verify evidence of payment to Contractor.

Contractor warrants that Contractor has already paid or will use the funds received from this final payment to promptly pay in full all of Contractor’s laborers, subcontractors, materialman, and suppliers for all work, materials, equipment, and/or services provided for or to the above referenced Project up to the date of this Waiver and Release.

FOR CONTRACTOR:

Applicable to Invoice No(s). ALL (if all, print all)

Date:
Signed:
By:
Title:

AFFIDAVIT

On this       day of                        , 20    , before me appeared the above‑signed, known or identified to me personally, who, being first duly sworn, did say that s/he is the authorized representative of Contractor and that this document was signed on behalf of Contractor.

Notary Public:
My term expires (date):

SCHEDULE K-6

CONTRACTOR’S FINAL CLAIM WAIVER AND RELEASE UPON FINAL PAYMENT

(To be executed by Contractor with the invoice for final payment)

STATE OF TEXAS

COUNTY OF CAMERON

The undersigned, Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”), has been engaged under a contract with Rio Grande LNG, LLC (“Owner”) to furnish certain materials, equipment, services, and/or labor for the construction of improvements to the Train 3 of the Rio Grande Natural Gas Liquefaction Facility Project, together with all improvements and appurtenances attendant thereto (the “Train 3 Liquefaction Facility”), which is located near Brownsville, Texas, and more particularly described as follows:  south of the Brownsville-Port Isabel Highway and north of the Brownsville Ship Channel in Cameron County near Brownsville, Texas.

Upon receipt of the sum of U.S. $___________________________ (amount in invoice for final payment), Contractor waives and releases all claims, demands, actions, causes of actions or other rights at law, in contract, tort, equity or otherwise (except those concerning lien or bond rights which are separately waived pursuant to TEX. PROP. CODE ANN. § 53.284 by the Contractor’s Conditional Waiver and Release on Final Payment, which is executed concurrently with this form) that Contractor has, may have had or may have in the future against Owner for payment for work, materials, equipment, services, labor, and other items performed under the contract with Owner.  This Waiver and Release applies to all facts, acts, events, circumstances, changes, constructive or actual delays, accelerations, extra work, disruptions, interferences and the like which have occurred, or may be claimed to have occurred prior to the date of this Waiver and Release, whether or not known to Contractor at the time of the execution of this Waiver and Release.

Contractor represents that all of its obligations, legal, equitable, or otherwise, relating to or arising out of its work on the Train 3 Liquefaction Facility have been fully satisfied (except for that work and obligations that survive the termination or expiration of the contract, including warranties and correction of defective work), including, but not limited to, payment to subcontractors and employees and payment of taxes.

This Waiver and Release is freely and voluntarily given, and Contractor acknowledges and represents that it has fully reviewed the terms and conditions of this Waiver and Release, that it is fully informed with respect to the legal effect of this Waiver and Release, and that it has voluntarily chosen to accept the terms and conditions of this Waiver and Release in return for the payment recited above.  Contractor understands, agrees and acknowledges that, upon payment, this document waives rights unconditionally and is fully enforceable to extinguish all claims (except those concerning lien or bond rights which are separately waived pursuant to TEX PROP. CODE § 53.284 by the Contractor’s Final Conditional Lien Waiver and Release on Final Payment, which is executed concurrently with this form) of Contractor against Owner for payment for work, materials, equipment, services, labor, and other items performed under the contract with Owner as of the date of execution of this document by Contractor.

FOR CONTRACTOR:

Dated: ____________	Bechtel Oil, Gas and Chemicals, Inc.

Applicable to Invoice No(s): ALL .	By:
(signature)
Print Name:
Title:

K-6-1

AFFIDAVIT

On this  ___ day of  __________, 20__, before me appeared the above‑signed, known or identified to me personally, who, being first duly sworn, did say that s/he is the authorized representative of Contractor and that this document was signed on behalf of Contractor.

Notary Public:
My term expires (date):

K-6-2

SCHEDULE K-7

SUBCONTRACTOR’S FINAL LIEN WAIVER AND RELEASE UPON FINAL PAYMENT

STATE OF TEXAS

COUNTY OF CAMERON

PROJECT: TRAIN 3 OF THE RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY

JOB NO. ___________________

Upon receipt by the signer of this document, [                                  ] (“Subcontractor”), of a check, wire transfer or other valid form of payment from, or on behalf of Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”), in the sum of U.S. $__________ payable to Subcontractor and when the check has been properly endorsed and has been paid by the bank on which it is drawn, or the wire transfer payment is received by Subcontractor, or Subcontractor is in possession of such other valid form of payment, as applicable, this document becomes effective to release any mechanic’s lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in Subcontractor’s position that Subcontractor has on the property of Rio Grande LNG, LLC, located south of the Brownsville-Port Isabel Highway and north of the Brownsville Ship Channel in Cameron County near Brownsville, Texas to the following extent:

For purposes of the provision of labor, services, equipment and/or materials for Train 3 of the Rio Grande Natural Gas Liquefaction Facility.

This Waiver and Release covers the final payment to the Contractor for all labor, services, equipment, and/or materials furnished to the property, to the Contractor, or to ____________ (Owner Parties).

Before any recipient of this document relies on this document, the recipient should verify evidence of payment to Subcontractor.

Subcontractor warrants that Subcontractor has already paid or will use the funds received from this final payment to promptly pay in full all of Subcontractor’s laborers, subcontractors, materialman, and suppliers for all work, materials, equipment, and/or services provided for or to the above referenced Project up to the date of this Waiver and Release.

FOR SUBCONTRACTOR:

Applicable to Invoice No. ALL (if all, print all)

Date:	(SEAL)
Signed:
By:
Title:

AFFIDAVIT

On this  ___ day of  __________, 20__, before me appeared the above‑signed, known or identified to me personally, who, being first duly sworn, did say that s/he is the authorized representative of Subcontractor and that this document was signed on behalf of Subcontractor.

Notary Public:
My term expires (date):

SCHEDULE K-8

SUBCONTRACTOR’S FINAL CLAIM WAIVER AND RELEASE UPON

FINAL PAYMENT

STATE OF TEXAS

COUNTY OF CAMERON

The undersigned, ___________________________ (“Subcontractor”), has been engaged under a contract with Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”) to furnish certain materials, equipment, services, and/or labor for the construction of improvements to the Train 3 of the Rio Grande Natural Gas Liquefaction Facility Project, together with all improvements and appurtenances attendant thereto (the “Train 3 Liquefaction Facility”), which is located near Brownsville, Texas, and more particularly described as follows: south of the Brownsville-Port Isabel Highway and north of the Brownsville Ship Channel in Cameron County near Brownsville, Texas.

Upon receipt of the sum of U.S. $___________________________ (amount in invoice for final payment), Subcontractor waives and releases all claims, demands, actions, causes of actions or other rights at law, in contract, tort, equity or otherwise (except those concerning lien or bond rights which are separately waived pursuant to TEX. PROP. CODE § 53.284 by the Subcontractor’s Final Lien Waiver and Release Upon Final Payment, which is executed concurrently with this form) that Subcontractor has, may have had or may have in the future against Contractor or Rio Grande LNG, LLC (“Owner”) (i) for payment for work, materials, equipment, services, labor, and other items performed or (ii) arising out of, or in any way related to, Subcontractor’s contract with Contractor or the Train 3 Liquefaction Facility.  This Waiver and Release applies to all facts, acts, events, circumstances, changes, constructive or actual delays, accelerations, extra work, disruptions, interferences and the like which have occurred, or may be claimed to have occurred prior to the date of this Waiver and Release, whether or not known to Subcontractor at the time of the execution of this Waiver and Release.

Except for work and obligations that survive the termination or expiration of the agreement between Subcontractor and Contractor, including warranties and correction of defective work, Subcontractor represents that all of its obligations, legal, equitable, or otherwise, relating to or arising out of its work on the Train 3 Liquefaction Facility have been fully satisfied, including, but not limited to, payment to lower tiered subcontractors and employees and payment of taxes.

This Waiver and Release is freely and voluntarily given, and Subcontractor acknowledges and represents that it has fully reviewed the terms and conditions of this Waiver and Release, that it is fully informed with respect to the legal effect of this Waiver and Release, and that it has voluntarily chosen to accept the terms and conditions of this Waiver and Release in return for the payment recited above.  Subcontractor understands, agrees and acknowledges that, upon payment, this document waives rights unconditionally and is fully enforceable to extinguish all claims (except those concerning lien or bond rights which are separately waived pursuant to TEX. PROP. CODE § 53.284 by the Subcontractor’s Final Lien Waiver and Release Upon Final Payment, which is executed concurrently with this form) of Subcontractor as of the date of execution of this document by Subcontractor.

FOR SUBCONTRACTOR:

Dated: ____________	[Name of Subcontractor]

Applicable to Invoice No(s): ALL .	By:
(signature)
Print Name:
Title:

K-8-1

AFFIDAVIT

On this  ___ day of  __________, 20__, before me appeared the above‑signed, known or identified to me personally, who, being first duly sworn, did say that s/he is the authorized representative of Subcontractor and that this document was signed on behalf of Subcontractor.

Notary Public:
My term expires (date):

K-8-2

ATTACHMENT L

FORM OF COMPLETION CERTIFICATES

SCHEDULE L-1

FORM OF MECHANICAL COMPLETION CERTIFICATE

FOR [______________________] (insert applicable system or subsystem)

Date:__________________________

[______________]

[______________]

[______________]

[______________]

Attn: [______________]

Re:         Mechanical Completion Certificate for ________________________ (insert applicable system or subsystem or Train 3) for the Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility (the “Project”), dated as of May 24th, 2019 (the “EPC Agreement”), by and between Rio Grande LNG, LLC (“Owner”) and Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”)

Pursuant to Section 11.1A of the EPC Agreement, Contractor hereby certifies all of the following have occurred with respect to ______________ (insert applicable system or subsystem or Train 3), with the exception of Punchlist items, including: (i) Contractor has completed all design, procurement, fabrication, assembly, erection, installation and pre-commissioning of all Equipment (including all systems and components of Equipment, such as all operating, protection, fire, safety and other related systems required or necessary prior to start-up) for such applicable system or subsystem of the Equipment or Train 3 to ensure that all such Equipment or Train 3 was correctly fabricated, assembled, erected, installed, tested and pre-commissioned and is capable of being operated safely and reliably within the requirements and specifications contained in the EPC Agreement, all as set forth in greater detail in Attachment A and the Mechanical Completion checklists agreed by Owner and Contractor in accordance with Section 11.1A of the EPC Agreement; (ii) the applicable system, subsystem of Equipment or Train 3 is ready for the commencement of Commissioning; (iii) Contractor and Owner have agreed upon an initial Punchlist of items set forth in Section 11.6 of the EPC Agreement, (iv) Contractor hereby delivers to Owner this Mechanical Completion Certificate for the applicable system or subsystem or Train 3; and (v) Contractor has performed all other obligations required under the EPC Agreement for Mechanical Completion of such system or subsystem.

Contractor certifies that all requirements under the EPC Agreement for Mechanical Completion with respect to _______________________ (insert applicable system or subsystem) were achieved on                    , 20__.

Attached is all documentation required to be provided by Contractor under the EPC Agreement to establish that all requirements under the EPC Agreement for Mechanical Completion of the applicable system or subsystem have been achieved.

L-1-1

IN WITNESS WHEREOF, Contractor has caused this Mechanical Completion Certificate to be duly executed and delivered as of the date first written above.

Bechtel Oil, Gas and Chemicals, Inc.

By:
Name:
Title:
Date:

cc:

[__________]

[__________]

Attention: [__________]

Telephone: (___) ___-____

L-1-2

Owner Acceptance or Rejection of Mechanical Completion Certificate

Pursuant to Section 11.4 of the EPC Agreement, Owner ___ accepts or ___ rejects (check one) the Mechanical Completion Certificate for _____________________ (insert applicable system or subsystem).

If the Mechanical Completion Certificate was rejected, the basis for any such rejection of Mechanical Completion is attached hereto.

For and on behalf of

Rio Grande LNG, LLC

By:
Name:
Title:
Date:

L-1-3

SCHEDULE L-2

NOT USED

L-2

SCHEDULE L-3

FORM OF RFSU CERTIFICATE

FOR TRAIN 3

Date:_______________________

[______________]

[______________]

[______________]

[______________]

Attn: [______________]

Re:         Ready for Start Up (hereinafter “RFSU”) Certificate for Train 3 for the Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility (the “Train 3 Project”), dated as of May 24th, 2019 (the “EPC Agreement”), by and between Rio Grande LNG, LLC (“Owner”) and Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”)

Pursuant to Section 11.1B of the EPC Agreement, Contractor hereby certifies all of the following have occurred with respect to Train 3 with the exception of Punchlist items, including: (i) Contractor has achieved Mechanical Completion of Train 3, including Mechanical Completion of all systems and subsystems of Equipment for Train 3; (ii) all activities necessary to support the introduction of hydrocarbons, including all utility and process utility, safeguarding and shutdown systems have been pre-commissioned, commissioned and integrity verified; (iii) Commissioning is complete, cool down can commence for Train 3, and Train 3 is ready for startup and acceptance of feed gas; (iv) Equipment vendor representatives and other specialist Subcontractors required to support RFSU and early operations are mobilized at the Site; (v) Contractor hereby delivers to Owner a RFSU Certificate; and (vi) Contractor has performed all other obligations required under the EPC Agreement for RFSU of Train 3.

Contractor certifies that all requirements under the EPC Agreement for RFSU with respect to Train 3 were achieved on ________, 20__.

Attached is all documentation required to be provided by Contractor under the EPC Agreement to establish that all requirements under the EPC Agreement for RFSU of Train 3 have been achieved.

[signature page follows]

L-3-1

IN WITNESS WHEREOF, Contractor has caused this RFSU Certificate to be duly executed and delivered as of the date first written above.

Bechtel Oil, Gas and Chemicals, Inc.

By:
Name:
Title:
Date:

cc:

[__________]

[__________]

Attention: [__________]

Telephone: (___) ___-____

L-3-2

Owner Acceptance or Rejection of RFSU Certificate

Pursuant to Section 11.4 of the EPC Agreement, Owner ___ accepts or ___ rejects (check one) the RFSU Certificate for Train 3,

If the RFSU Certificate was rejected, the basis for any such rejection of RFSU is attached hereto.

For and on behalf of

Rio Grande LNG, LLC

By:
Name:
Title:
Date:

L-3-3

SCHEDULE L-4

NOT USED

L-4

SCHEDULE L-5

FORM OF SUBSTANTIAL COMPLETION CERTIFICATE

FOR TRAIN 3

Date:

[______________]

[______________]

[______________]

[______________]

Attn: [______________]

Re:         Substantial Completion Certificate for Train 3 for the Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility Train 3 (the “Project”), dated as of May 24th, 2019 (the “EPC Agreement”), by and between Rio Grande LNG, LLC (“Owner”) and Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”)

Pursuant to Section 11.3 of the EPC Agreement, Contractor hereby certifies all of the following have occurred with respect to Train 3: (i) Mechanical Completion of Train 3, including Mechanical Completion of all systems and subsystems of Equipment of Train 3; (ii) RFSU has been achieved for Train 3; (iii) all Minimum Acceptance Criteria have been achieved; (iv) in the case that all the Performance Guarantees have not been achieved, Owner has accepted (such acceptance not to be unreasonably withheld) Contractor’s corrective work plan, and Contractor has turned over Train 3 pursuant to Section 11.5A; (v) Contractor and Owner have agreed upon a list of Punchlist items as set forth in Section 11.6; (vi) any Delay Liquidated Damages due and owing have been paid to Owner in accordance with Section 13.2; (vii) the entire Work related to Train 3 (including training and the delivery of all documentation, manuals and instruction books necessary for safe and proper operation) has been completed, except for Punchlist items, in accordance with the requirements and Specifications of the EPC Agreement; (viii) Contractor has delivered to Owner all Capital Spare Parts for Train 3 in accordance with Section 3.4B; (ix) Contractor hereby delivers to Owner this Substantial Completion Certificate as required under Section 11.3; (x) Train 3 is available for commercial operation in accordance with the requirements of the EPC Agreement; (xi) Contractor has obtained all Permits required to be obtained by Contractor under the EPC Agreement; and (xii) Contractor has delivered to Owner a fully executed Interim Lien and Claim Waiver in the form of Schedules K-1 and K-2, fully executed Interim Lien and Claim Waivers from all Major Subcontractors in the form of Schedules K-3 and K-4 and, if requested by Owner, fully executed Interim Lien and Claim Waivers from all Major Sub-subcontractors substantially in the form of Schedules K-3 and K-4, covering all Work up to the date of Substantial Completion.

Contractor certifies that it achieved Substantial Completion of Train 3 on                           , 20__.

L-5-1

Attached is all documentation required to be provided by Contractor under the EPC Agreement to establish that Contractor has achieved all requirements under the EPC Agreement for Substantial Completion, including the Performance Test reports and analysis.

IN WITNESS WHEREOF, Contractor has caused this Substantial Completion Certificate to be duly executed and delivered as of the date first written above.

Bechtel Oil, Gas and Chemicals, Inc.

By:
Name:
Title:
Date:

cc:

[__________]

[__________]

Attention: [__________]

Telephone: (___) ___-____

L-5-2

Owner Acceptance or Rejection of Substantial Completion Certificate

Pursuant to Section 11.4 of the EPC Agreement, Owner ___ accepts or ___ rejects (check one) the Substantial Completion Certificate for Train 3.

If the Substantial Completion Certificate was rejected, the basis for any such rejection of Substantial Completion is attached hereto.

For and on behalf of

Rio Grande LNG, LLC

By:
Name:
Title:
Date:

L-5-3

SCHEDULE L-6

FORM OF FINAL COMPLETION CERTIFICATE

Date:

[______________]

[______________]

[______________]

[______________]

Attn: [______________]

Re:         Final Completion Certificate for the Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility (the “Project”), dated as of May 24th, 2019 (the “EPC Agreement”), by and between Rio Grande LNG, LLC (“Owner”) and Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”)

Pursuant to Section 11.7 of the EPC Agreement, Contractor hereby certifies all of the following have occurred with respect to the Train 3 Project, and that all Work and all other obligations under the EPC Agreement (except for that Work and obligations that survive the termination or expiration of the EPC Agreement, including obligations for Warranties, correction of Defective Work and those covered by Section 11.10), are fully and completely performed in accordance with the terms of the EPC Agreement, including: (i) the achievement of Substantial Completion; (ii) the achievement of all Performance Guarantees or payment of all Performance Liquidated Damages due and owing; (iii) the completion of all Punchlist items; (iv) delivery by Contractor to Owner of a fully executed Final Lien and Claim Waiver in the form of Schedules K-5 and K-6; (v) delivery by Contractor to Owner of all documentation required to be delivered under the EPC Agreement, including Record As-Built Drawings and Specifications, test reports and the final operations and maintenance manuals for the Train 3 Liquefaction Facility; (vi) delivery to Owner, in content and form reasonably satisfactory to Owner, copies of all required Subcontracts, written assignments of Subcontractor warranties and a list of the names, addresses and telephone numbers of the Subcontractors providing such warranties; (vii) removal from the Site of all of Contractor’s, Subcontractors’ and Sub-subcontractors’ personnel, supplies, waste, materials, rubbish, Hazardous Materials, Construction Equipment, and temporary facilities for which Contractor is responsible under Article 3 of the EPC Agreement; (viii) delivery by Contractor to Owner fully executed Final Lien and Claim Waivers from all Major Subcontractors in the forms of Schedules K-7 and K-8; (ix) if, requested by Owner, fully executed Final Lien and Claim Waivers from Major Sub-subcontractors in a form substantially similar to the forms of Schedules K-7 and K-8; and (x) Contractor hereby delivers to Owner this Final Completion Certificate as required under Section 11.7.

Contractor certifies that it achieved Final Completion on                         , 20__.

L-6-1

IN WITNESS WHEREOF, Contractor has caused this Final Completion Certificate to be duly executed and delivered as of the date first written above.

Bechtel Oil, Gas and Chemicals, Inc.

By:
Name:
Title:
Date:

cc:

[__________]

[__________]

Attention: [__________]

Telephone: (___) ___-____

L-6-2

Owner Acceptance or Rejection of Final Completion Certificate

Pursuant to Section 11.7 of the EPC Agreement, Owner ___ accepts or ___ rejects (check one) the Final Completion Certificate.

If the Final Completion Certificate was rejected, the basis for rejection of Final Completion is attached hereto.

For and on behalf of

Rio Grande LNG, LLC

By:
Name:
Title:
Date:

L-6-3

ATTACHMENT M

PRE-COMMISSIONING, COMMISSIONING, START-UP, TRAINING AND TURNOVER PROGRAM

[***]

ATTACHMENT N

NOT USED

O-1

ATTACHMENT O

INSURANCE REQUIREMENTS

1.         Contractor’s Insurance.

A.        Types and Amounts of Insurance.  Contractor shall, at its own cost and expense, procure and maintain in full force and effect at all times from the commencement of the Work through Final Completion (and in the case of products and completed operations coverage, for a further period of ten (10) years after Final Completion or the applicable statute of repose pursuant to the governing law under Section 21.9 of the Agreement (“Statute of Repose”), whichever is greater) the following insurances on an occurrence basis for coverages with the following prescribed limits of liability; provided however, the insurances addressed in subsections (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii) and (xiii) do not need to be maintained until Owner’s issuance of the Notice to Proceed (or Limited Notice to Proceed as applicable) under the Agreement and the insurances in subsections (x), (xi), (xii) and (xiii) are required to be maintained until Substantial Completion.  All required limits may be met with any combination of primary and excess limits:

i.          Workers’ Compensation and Employers’ Liability Insurance.  Contractor shall comply with Applicable Law with respect to workers’ compensation and employer’s liability requirements and other similar requirements where the Work is performed and shall procure and maintain workers’ compensation and employer’s liability policies in accordance with Applicable Law and the requirements of this Agreement.  These policies shall include coverage for all states and other applicable jurisdictions, voluntary compensation coverage and occupational disease and for all temporary and/or leased employees and Alternate Employer endorsement (WC 00 03 01, or equivalent). To the extent applicable, if the Work is to be performed on or near navigable waters, the policies shall include coverage for United States Longshoremen’s and Harbor Workers’ Act, the Jones Act and/or any other Applicable Law regarding maritime law.  A maritime employers’ liability policy may be used to satisfy applicable parts of this requirement with respect to Work performed on or near navigable waters.

Limits:

Worker’s Compensation: Statutory

Employers’ Liability: US $2,000,000 each accident, US $2,000,000 disease each employee and US $2,000,000 disease policy limit or amounts required by Applicable Law, whichever is greater

Maritime Employers’ Liability: US $2,000,000 each accident, US $2,000,000 disease each employee and US $2,000,000 disease policy limit or amounts required by Applicable Law, whichever is greater

To meet the foregoing workers’ compensation and employer’s liability requirements, Contractor shall, upon NTP, extend the workers’ compensation and employer’s liability insurance coverage under the Trains 1 and 2 EPC Agreement to this Agreement. Such extension shall meet the requirements of this Attachment O and shall not relieve Contractor of any of its responsibilities to meet the requirements of Attachment O under the Trains 1 and 2 EPC Agreement.

ii.         Commercial General Liability Insurance.  This policy shall be written as a Contractor Controlled Insurance Policy (as defined in Section 1(D) below) and provide coverage against claims for bodily injury (including bodily injury and death), advertising injury, property damage (including loss of use), and shall include blanket contractual liability insuring the indemnity obligations under the Agreement, products and completed operations coverage (for a minimum of ten (10) years after Final Completion or the Statute of Repose, whichever is greater), premises and operations coverage, independent contractors, medical expense, cross liabilities/separation of insureds, temporary storage locations, punitive damages (to the extent allowed by Applicable Law), sound location/subsidence, and fire, explosion, collapse, or underground damage.  Such insurance shall not include any exclusions for X.C.& U., operations within 50 feet of a railroad, rigging, lifting or boom overload exposures. Such insurance shall not include the professional services exclusion. The aggregate limits shall apply separately to each annual policy period.

Limits:             US $ 2,000,000 each occurrence

US $ 2,000,000 general aggregate with dedicated limits to the Trains 1 and 2 Liquefaction Facility and Train 3 Liquefaction Facility

US $ 4,000,000 products and completed operations aggregate dedicated to the Trains 1 and 2 Liquefaction Facility and Train 3 Liquefaction Facility

To meet the foregoing commercial general liability requirements, Contractor shall, upon NTP, extend the commercial general liability coverage under the Trains 1 and 2 EPC Agreement to this Agreement.  Such extension shall meet the requirements of this Attachment O and shall not relieve Contractor of any of its responsibilities to meet the requirements of  Attachment O under the Trains 1 and 2 EPC Agreement, except that the overall cumulative limits for the Trains 1 and 2 Liquefaction Facility and the Train 3 Liquefaction Facility shall be as follows: U.S.$2,000,000 combined single limit each occurrence; U.S.$2,000,000 general aggregate, with such limits dedicated to the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility;  and U.S.$4,000,000 products and completed operations aggregate, with such limits dedicated to the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility.

iii.        Commercial Automobile Insurance.  This policy shall include coverage for all owned, hired, rented, and non-owned automobiles and equipment (if required to be licensed under the applicable vehicle code), and shall include contractual liability, employees as insured, loading and unloading of automotive equipment, deletion of the fellow employee exclusion, uninsured/underinsured motorist and no-fault insurance provisions wherever applicable and liabilities for the death of or injury to any one person and liabilities for loss of or damage to property resulting from any one accident and otherwise comply with Applicable Law.  If Hazardous Materials are to be hauled, then the policy shall contain an MCS-90 endorsement that evidences a policy limit of U.S. $5,000,000.

Limit:              US $ 25,000,000 each occurrence

To meet the foregoing commercial automobile insurance requirements, Contractor shall, upon NTP, extend the commercial automobile insurance coverage under the Trains 1 and 2 EPC Agreement to this Agreement.  Such extension shall meet the requirements of this Attachment O and shall not relieve Contractor of any of its responsibilities to meet the requirements of Attachment  O under the Trains 1 and 2 EPC Agreement.

iv.        Umbrella or Excess Liability Insurance.  This policy shall be written as a Contractor Controlled Insurance Policy (as defined in Section 1(D) below) on a “following form” basis and shall provide coverage in excess of the coverages required to be provided by Contractor for employers’ liability insurance, commercial general liability insurance and maritime employer’s liability insurance. The aggregate limit shall apply separately to each annual policy period.

Limits:                 US $ 200,000,000 each occurrence dedicated to the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility

US $ 200,000,000 aggregate limit with dedicated limits to the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility

To meet the foregoing umbrella or excess liability insurance requirements, Contractor shall, upon NTP, extend the umbrella or excess liability coverage under the Trains 1 and 2 EPC Agreement to this Agreement.  Such extension shall meet the requirements of this Attachment O and shall not relieve Contractor of any of its responsibilities to meet the requirements of  Attachment O under the Trains 1 and 2 EPC Agreement, except that the overall cumulative limits for the Train 3 Liquefaction Facility and the Trains 1 and 2 Liquefaction Facility shall be as follows: U.S.$200,000,000 combined single limit each occurrence, dedicated to the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility; and U.S.$200,000,000 annual aggregate limit, with such limits dedicated to the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility.

v.         Comprehensive Aircraft Liability Insurance.  If applicable, for all aircraft owned (including drones), operated, chartered, or brokered by or for Contractor or its Subcontractors or Sub-subcontractors in connection with the Work under the Agreement, Contractor shall carry or require the owner or operator of such aircraft to carry:

(a)        Aircraft Hull Insurance for agreed value, including breach of warranty, coverage to present value each aircraft, or breach of warranty amount, whichever is greater.

(b)        Aircraft Liability Insurance, including coverage for bodily injury liability, property damage liability and passenger liability, and including coverage for contractual liability for those liabilities assumed by Contractor, including liability for damage due to collision, pollution and removal of wreck. If aircraft will be used to perform lifts at the Site or any Project related site, a “slung cargo” endorsement must be included to cover the full replacement value of any equipment being lifted.

Limit:              US $ 10,000,000 per occurrence

(c)        The policy listed in clause (b) above shall provide a breach of warranty in favor of Owner Indemnified Parties.

To meet the foregoing comprehensive aircraft liability insurance requirements, Contractor shall, upon NTP, extend the comprehensive aircraft liability insurance coverage under the Trains 1 and 2 EPC Agreement to this Agreement.  Such extension shall meet the requirements of this Attachment O and shall not relieve Contractor of any of its responsibilities to meet the requirements of Attachment O under the Trains 1 and 2 EPC Agreement.

vi.        Watercraft Insurance.  If applicable, for all vessels owned, operated, chartered, or brokered by or for Contractor or any of its Subcontractors or Sub-subcontractors in connection with its Work under the Agreement, Contractor or its Subcontractors shall carry or require the owner or operator of such vessels to carry:

(a)        Hull Insurance for full market value of each vessel,

(b)        Protection and Indemnity Insurance to cover liabilities arising out of the ownership, operation and use of any vessel, including coverage for contractual liability for those liabilities assumed by Contractor herein, including pollution liability and coverage for crew and personnel on such vessels (if not covered under Workers’ Compensation Insurance), with no exclusion for activities arising from the use of  remote operated vehicles and submarines and diving operations (if these operations are to be performed under this Agreement), and including collision and tower’s liability, cargo legal liability (to the extent applicable), and coverage for liabilities for the removal of wreck or debris.  The clause “As Owner other than Owner” shall be deleted.  Insurers shall waive any right to limit liability to the value of the vessel, but only with respect to Owner Indemnified Parties, and the phrase “as owner of vessel named herein” and all similar phrases purporting to limit the insurer’s liability to that of an owner shall be deleted.  Contractor may satisfy the obligation to provide this insurance coverage by causing its marine Subcontractor(s) or Sub-subcontractor(s) to provide and maintain such insurance.

Limit:                          US $50,000,000 per occurrence

(c)        Charterer’s Legal Liability Insurance to cover liabilities arising out of operation and use of any time or voyage chartered vessel including coverage for contractual liability for those liabilities assumed by Contractor herein.

Limit:                          US $50,000,000 per occurrence

(d)        Vessel Pollution Coverage with limits of US $25,000,000 per occurrence

(e)        The insurance listed in clauses (a) and (b) above shall provide that seaworthiness of vessels used to perform Work under this Agreement is accepted by insurers (or that insurers shall waive in favor of Owner Indemnified Parties, the vessel owner’s and/or Contractor’s warranty of seaworthiness).

To meet the foregoing watercraft insurance requirements, Contractor shall, upon NTP, extend the watercraft insurance coverage under the Trains 1 and 2 EPC Agreement to this Agreement.  Such extension shall meet the requirements of this Attachment O and shall not relieve Contractor of any of its responsibilities to meet the requirements of Attachment O under the Trains 1 and 2 EPC Agreement.

vii.       Contractor’s Equipment Floater.  Contractor shall maintain or self-insure, and shall cause all Subcontractors and Sub-subcontractors to maintain or self-insure, equipment insurance covering all materials, tools, equipment, and items (whether owned, rented, or borrowed) of Contractor, its Subcontractors and Sub-subcontractors that will not become part of the finished Work, including loss or damage during loading, unloading and while in transit.  Such coverage shall be on an all-risk basis to the full value of the materials, tools, equipment, and items with any and all deductibles to be assumed by, for the account of, and at Contractor’s, Subcontractor’s, and Sub-subcontractor’s sole risk. Contractor waives, and shall cause all of its Subcontractors and Sub-subcontractors to waive, all rights against Owner Indemnified Parties for loss or damage to any Construction Equipment used in connection with the Project.

To meet the foregoing equipment floater insurance requirements, Contractor shall, upon NTP, extend the construction equipment floater insurance requirements under the Trains 1 and 2 EPC Agreement to this Agreement.  Such extension shall meet the requirements of this Attachment O and shall not relieve Contractor of any of its responsibilities to meet the requirements of Attachment O under the Trains 1 and 2 EPC Agreement.

viii.      Contractor’s Pollution Liability Insurance.  This policy shall be written as a Contractor Controlled Insurance Policy (as defined in Section 1(D) below) and provide coverage against claims for bodily injury (including bodily injury and death) and property damage (including loss of use) caused by or arising out of pollution incidents arising from the activities of Contractor or any of its Subcontractors or Sub-subcontractors at or near the Site, and shall include contractual liability per the terms and conditions of such policy.

Coverage shall apply to sudden and gradual pollution events and mold and fungus damage, shall include all transportation-related events, and respond to cleanup both on and off the Site.  Coverage shall include completed operations coverage for two (2) years after Final Completion.

(a)        Such insurance shall include by its terms or appropriate endorsements: completed operations limited cancellation clause; silt, soil and sediment as pollutants; any locations other than the Site or any other site where materials are received or stored; and discovery-triggered coverage for emergency response costs.

(b)        Coverage must be evidenced for on and off-site transportation which may result in a pollution incident/event and non-owned disposal site coverage (if applicable), and shall not include a lead-based paint or asbestos exclusion if such materials are included in the Equipment and materials supplied as part of the Work or are present at the Site or any Project-related site.

Limits:                US $ 50,000,000 each occurrence

US $ 100,000,000 in the aggregate with limits dedicated to the Project

To meet the foregoing contractor’s pollution liability insurance requirements, Contractor shall, upon NTP, extend the contractor’s pollution liability insurance under the Trains 1 and 2 EPC Agreement to this Agreement.  Such extension shall meet the requirements of this Attachment O and shall not relieve Contractor of any of its responsibilities to meet the requirements of Attachment O under the Trains 1 and 2 EPC Agreement.

ix.        Marine Liability Insurance.  If a dock or wharf is used to perform any part of the Work (or Work is otherwise performed on, over, or in close proximity to navigable waters), Contractor shall, or shall cause the relevant Subcontractor to, provide marine liability insurance covering liabilities arising from the use or operation of the dock or wharf in the care, custody or control of the Contractor or for Work performed on, over, or in close proximity to navigable waters.  This requirement does not apply to transport providers if coverage is provided under a separate protection and indemnity policy.  Coverage shall include the following: wharfinger’s/stevedores/MTOL with respect to operations at the construction dock, contractual liability (if not provided in the policy form, is to be provided by endorsement), sudden and accidental pollution, “in rem” liability and charterer’s legal liability and deletion of the care, custody and control exclusion.

Limits:                 US $ 25,000,000 each occurrence

US $ 50,000,000 general aggregate

US $ 50,000,000 products and completed operations aggregate

To meet the foregoing equipment marine liability insurance requirements, Contractor shall, upon NTP, extend the construction marine liability insurance under the Trains 1 and 2 EPC Agreement to this Agreement.  Such extension shall meet the requirements of this Attachment O and shall not relieve Contractor of any of its responsibilities to meet the requirements of Attachment O under the Trains 1 and 2 EPC Agreement.

x.         Builder's Risk Insurance.  Property damage insurance on an "all risk" basis insuring Contractor, Owner and Lender, as their interests may appear, including coverage against loss or damage from the perils of earth movement (including earthquake, landslide, subsidence and volcanic eruption), Windstorms, startup and testing, strike, riot, civil commotion, malicious damage, and terrorism (such terrorism policy may be obtained under a separate policy).  To meet the builder’s risk insurance requirements under this Attachment O, Contractor shall, upon NTP, extend the builder’s risk insurance coverage under the Trains 1 and 2 EPC Agreement to this Agreement.  Such extension shall meet the requirements of this Attachment O and shall not relieve Contractor of any of its responsibilities to meet the requirements of  Attachment O under the Trains 1 and 2 EPC Agreement, except that (unless expressly stated otherwise in this Section) any limits, sublimits, deductibles, payments or other values stated herein shall not be doubled or otherwise increased as a result of the extension of the builder’s risk insurance to this Agreement (e.g., sue and labor under paragraph (b) shall not be less than U.S.$5,000,000 for the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility; expediting expenses under paragraph (b) shall not be less than U.S.$15,000,000 for the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility; removal of debris under paragraph (b) shall be subject to a minimum of U.S.$25,000,000 for the Liquefaction Facility).

(a)        Property Covered:  The insurance policy shall  provide coverage for (i) the buildings, structures, boilers, machinery, Equipment, facilities, fixtures, supplies, fuel, and other properties constituting a part of The Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility, (ii) free issue items used in connection with  The Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility, (iii) the inventory of spare parts to be included in  The Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility, (iv) property of others in the care, custody or control of Contractor or Owner in connection with the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility, (v) all preliminary works, temporary works and interconnection works, (vi) foundations and other property below the surface of the ground, and (vii) electronic equipment and media.

(b)        Additional Coverages:  The insurance policy shall insure (i) the cost of preventive measures to reduce or prevent a loss (sue & labor) in an amount not less than U.S.$5,000,000, (ii) operational and performance testing for a period not less than ninety (90) Days, (iii) unless otherwise covered under the marine cargo policy, inland transit with sub-limits sufficient to insure the largest single shipment to or from the Site from anywhere worldwide, (iv) expediting expenses (defined as extraordinary expenses incurred after an insured loss to make temporary repairs and expedite the permanent repair of the damaged property) in an amount not less than U.S.$15,000,000, which such amount shall be specific to Section 1 of the Builder’s Risk policy, (v) off-Site storage with sub-limits sufficient to insure the full replacement value of any property or Equipment not stored on the Site, and (vi) the removal of debris with a sub-limit not less than twenty-five percent (25%) of the loss amount, but subject to a minimum of U.S.$25,000,000.

(c)        Special Clauses:  The insurance policy shall include (i) a seventy-two (72) hour flood/storm/earthquake clause, (ii) unintentional errors and omissions clause, (iii) a 50/50 clause, (iv) an other insurance clause making this insurance primary over any other insurance, (v) a clause stating that the policy shall not be subject to cancellation by the insurer except for non-payment of premium and (vi) an extension clause allowing the policy period to be extended up to six (6) months with respect to physical loss or damage without modification to the terms and conditions of the policy and a pre-agreed upon premium, with an option to extend for an additional six (6) months (for a total of twelve (12) months) for an additional premium to be agreed.

(d)        Prohibited Exclusions:  The insurance policy shall not contain any (i) coinsurance provisions, (ii) exclusion for loss or damage resulting from freezing and mechanical breakdown, (iii) exclusion for loss or damage covered under any guarantee or warranty arising out of an insured peril, (iv) exclusion for resultant damage caused by ordinary wear and tear, gradual deterioration, normal subsidence, settling, cracking, expansion or contraction and faulty workmanship, design or materials no more restrictive than the LEG 3/96 or DE-5 exclusion.

(e)        Sum Insured:  The insurance policy shall (i) be on a replacement cost form, with no periodic reporting requirements with the exception of material changes in the sum insured, (ii) upon NTP, extend the builder’s risk insurance under the Trains 1 and 2 EPC Agreement to this Agreement, insuring Trains 1 and 2 in the amount required under the Trains 1 and 2 EPC Agreement and insuring Train 3 for an amount no less than an amount to be determined based upon a probable maximum loss study for the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility performed by a reputable and experienced firm reasonably satisfactory to Contractor, Owner and Owner’s Lenders, with such maximum probable loss approved by the Parties within such time; (iii)  value losses at replacement cost, without deduction for physical depreciation or obsolescence including custom duties, Taxes and fees, (v) insure loss or damage from earth movement without a sub-limit, (vi) upon NTP, extend the insurance  for property loss or damage from Named Windstorm and water damage (including flood and storm surge) under Trains 1 and 2 EPC Agreement in the amount required under the Trains 1 and 2 EPC Agreement and insuring Train 3 with a sub-limit of not less than U.S.$250,000,000 or other such greater sum as determined by Owner, subject to commercial availability, and such sublimit shall apply to the combined loss covered under Section 1.A.x Builder’s Risk and Section 1.A.xi Builder’s Risk Delayed Startup, and (viii) upon NTP, extend the insurance for loss or damage from strikes, riots and civil commotion under the Trains 1 and 2 EPC Agreement, insuring the combined Train 1, Train 2 and Train 3 with a sub-limit not less than U.S.$250,000,000 for loss or damage from strikes, riots and civil commotion.

(f)        Deductible:  The insurance policy covering  the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility shall have no deductible greater than U.S.$500,000 per occurrence; provided, however, (i) for Windstorms and water damage (including flood and storm surge), the deductible shall not be greater than two percent (2%) of values at risk for the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility, subject to a minimum deductible of U.S.$1,000,000 and a maximum deductible of U.S.$7,500,000 for Windstorms for the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility, and (ii) for wet works, the deductible shall not be greater than U.S.$1,000,000 for the Train 3 Liquefaction Facility, (iii) for claims arising from testing and commissioning, the deductible shall not be greater than U.S.$1,000,000, (iv) for claims where defects exclusion LEG3/06 applies, the deductible shall not be greater than U.S.$1,000,000 and (v) for claims arising from tank fill the deductible shall not be greater than U.S.$1,000,000.

(g)        Payment of Insurance Proceeds:  The property damage proceeds under the builder’s risk policy shall be paid as follows with respect to any one occurrence:

1)         the first Ten Million U.S. Dollars (U.S.$10,000,000) of amounts paid under the builder’s risk insurance policy for property damage to the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility shall be paid by the insurance carrier directly to Contractor, which shall be used by Contractor in connection with the repair, replacement or other necessary work in connection with the loss or damage to  the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility; and

2)         any amounts in excess of Ten Million U.S. Dollars (U.S.$10,000,000) for property damage to the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility shall (x) be paid by the insurance carrier directly to the Collateral Agent (or if there is no Collateral Agent, a mutually agreed upon escrow agent), and Owner shall pay such insurance proceeds to Contractor for the completion (or, if agreed by the Lenders, Collateral Agent or escrow agent, the planned completion) by Contractor of repairs, replacement and other necessary work in accordance with the restoration plan (unless such plan is not required by the Lenders or Collateral Agent) prepared by Contractor and approved by Owner,  and (y), provided that the conditions set forth in this clause (x) have been satisfied, be paid by Owner to Contractor in accordance with the following schedule: (a) for  any interim payment(s) or final settlement payment of the builder’s risk proceeds received by the Collateral Agent (or escrow agent) for the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility, Owner shall  have five (5) Business Days after the Collateral Agent’s (or escrow agent’s) receipt of all proceeds to pay Contractor; (b) however, for any interim payment(s) or final settlement payment received by the Collateral Agent (or escrow agent) for the Train 3 Liquefaction Facility, Owner shall not have more than sixty (60) Days to pay any portion of the  builder’s risk  proceeds received  to date.  Notwithstanding the foregoing, under no circumstances shall Owner be required to pay any builder’s risk insurance proceeds to Contractor if Owner or Lender elects not to repair or rebuild the damaged aspect of the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility, except to the extent Contractor has incurred costs in excess of the Ten Million U.S. Dollars (U.S.$10,000,000) of the builder’s risk proceeds paid directly to Contractor for safety, protection and salvage for the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility.  For the avoidance of doubt, if there is a delay in the approval of the restoration plan beyond the times specified in Section 1.A.x(g)2)(y) through no fault of Contractor, and Contractor satisfies the conditions in this Section 1.A.x(g)2) for the payment of builder’s risk proceeds received by the Collateral Agent (or escrow agent), then Contractor shall not be required to effect repairs or other restoration of the Work affected by the insured occurrence for any costs of repairs or restoration exceeding the sum of the deductible under such insurance and any amounts previously paid to Contractor under such insurance and Contractor shall be entitled to relief to the extent permitted under Section 6.2A.10 of the Agreement “Collateral Agent” means the collateral agent under the credit agreement with Owner for the financing of the Project.

xi.        Builder’s Risk Delayed Startup Insurance.  Delayed startup coverage insuring Owner and Lender, as their interests may appear, covering the Owner’s debt servicing expenses, fixed costs, and / or gross profit as determined by Owner  as a result of any loss or damage insured by Section 1.A.x above resulting in a delay in Substantial Completion beyond the applicable Guaranteed Substantial Completion Date in an amount to be determined by Owner, subject to commercial availability at a reasonable cost. Upon NTP, Contractor shall extend the builder’s risk delayed startup insurance coverage under the Trains 1 and 2 EPC Agreement to this Agreement, insuring Train 1 and Train 2 for the amount required under the Trains 1 and 2 EPC Agreement and Train 3 in an amount to be determined by Owner, subject to such amount to be determined by Owner.   This coverage shall be on an actual loss-sustained basis.  Any proceeds from delay in startup insurance, with the exception of payments for increased cost of working costs incurred by the Contractor, shall be payable solely to the Lender or its designee and shall not in any way reduce or relieve Contractor of any of its obligation or liabilities under the Agreement.  The increased cost of working costs shall not erode the delayed startup limit and is paid in addition to the delayed startup proceeds. Any claims under the builder’s risk delayed startup insurance shall be handled and adjusted by Owner, with cooperation by Contractor.

(a)        Such insurance shall (a) have a deductible of not greater than sixty (60) Days aggregate for all occurrences, except ninety (90) Days in the aggregate in the respect of Windstorms and water damage (including flood and storm surge),  (b) include an interim payments clause allowing for the monthly payment of a claim pending final determination of the full claim amount, (c) cover loss sustained when access to the Site is prevented due to an insured peril at premises in the vicinity of the Site for a period not less than sixty (60) Days, (d) cover loss sustained due to the action of a public authority preventing access to the Site due to imminent or actual loss or destruction arising from an insured peril at premises in the vicinity of the Site for a period not less than sixty (60) Days, (e) insure loss caused by FLEXA named perils to finished Equipment (including machinery) while awaiting shipment at the premises of a Subcontractor or Sub-subcontractor,  (f) not contain any form of a coinsurance provision or include a waiver of such provision, (g) cover loss sustained due to the accidental interruption or failure, caused by an insured peril of supplies of electricity, gas, sewers, water or telecommunication up to the terminal point of the utility supplier with the Site for a period not less than sixty (60) Days, and (h) an extension clause allowing the policy period to be extended up to six (6) months without modification to the terms and conditions (other than the deductible) of the policy and a pre-agreed premium, if commercially available.

(b)        Owner may communicate all financial information directly to Contractor’s insurance broker.  Contractor shall not be entitled to receive any such information.

(c)        The Contract Price includes a premium price of [***] U.S. Dollars (U.S.$ [***]) for the provision of the Builder’s Risk Delayed Startup Insurance and Marine Cargo Delayed Startup Insurance meeting the requirements contained herein, including a [***] percent ([***]%) markup.   If the actual premium cost of such insurance, together with a [***] percent ([***]%) markup on such actual costs, as determined at NTP, is different than U.S.$ [***], then a Change Order shall be executed by the Parties increasing or decreasing the Contract Price in the amount of such difference (together with [***]% on such difference.)

xii.       Marine Cargo Insurance.  Cargo insurance insuring Contractor, Owner and Lender, as their interests may appear, on a “warehouse to warehouse” basis including land, air and marine transit insuring “all risks” of loss or damage on a C.I.F. basis plus ten percent (10%) from the time the goods are in the process of being loaded for transit until they are finally delivered to the Site including shipment deviation, delay, forced discharge, re-shipment and transshipment.  Such insurance shall (a) include coverage for war, strikes, theft, pilferage, non-delivery, charges of general average sacrifice or contribution, salvage expenses, temporary storage in due course of transit, consolidation, repackaging, refused and returned shipments, debris removal, (b) contain a replacement by air extension clause, a 50/50 clause, a difference in conditions for C.I.F. shipments, an errors and omissions clause, an import duty clause and a non-vitiation clause (but subject to a paramount warranty for surveys of critical items), (c) include an insufficiency of packing clause, (d) provide coverage for sue and labor in an amount not less than $1,000,000 and (e) insure for the replacement value of the largest single shipment on a C.I.F. basis plus ten percent (10%). To meet the marine cargo insurance requirements under this Attachment O, Contractor shall, upon NTP, extend the marine cargo insurance coverage under the Trains 1 and 2 EPC Agreement to this Agreement.  Such extension shall meet the requirements of this Attachment O and shall not relieve Contractor of any of its responsibilities to meet the requirements of  Attachment O under the Trains 1 and 2 EPC Agreement, except that (unless expressly stated otherwise in this Section) any limits, sublimits, deductibles, payments or other values stated herein shall not be doubled or otherwise increased as a result of the extension of the marine cargo insurance to this Agreement.

(a)        The physical damage proceeds under the marine cargo policy shall be paid as follows with respect to any one occurrence:

1)         the first Ten Million U.S. Dollars (U.S.$10,000,000) of amounts paid under the marine cargo insurance policy for physical damage to The Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility (i.e., equipment, materials, machinery, spares, etc.) shall be paid by the insurance carrier directly to Contractor, which shall be used by Contractor in connection with the repair, replacement or other necessary work in connection with the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility; and

2)         any amounts in excess of Ten Million U.S. Dollars (U.S.$10,000,000) for physical damage to the interests insured(i.e., equipment, materials, machinery, spares, etc.) shall be paid by the insurance carrier directly to the Collateral Agent (or if there is no Collateral Agent, a mutually agreed upon escrow agent), and Owner shall pay such insurance proceeds to Contractor, for the completion (or, if agreed by the Lenders, Collateral Agent or escrow agent, the planned completion) by Contractor of repairs, replacement and other necessary work in accordance with the restoration plan (unless such plan is not required by the Lenders or Collateral Agent) prepared by Contractor and approved by Owner,  and (y), provided that the conditions set forth in this clause (x) have been satisfied, be paid by Owner to Contractor in accordance with the following schedule: (a) for  any interim payment(s) or final settlement payment of the marine cargo proceeds received by the Collateral Agent (or escrow agent) for the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility, Owner shall  have five (5) Business Days after the Collateral Agent’s (or escrow agent’s) receipt of all proceeds to pay Contractor; (b)  however, for any  interim payment(s) or final settlement payment received by the Collateral Agent (or escrow agent) for the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility, Owner shall not have more than sixty (60) Days to pay any portion of the marine cargo proceeds received  to date.  Notwithstanding the foregoing, under no circumstances shall Owner be required to pay any marine cargo insurance proceeds to Contractor if Owner or Lender elects not to repair or rebuild the damaged  insured interests (i.e., equipment, materials, machinery, spares, etc.), except to the extent Contractor has incurred costs in excess of the Ten Million U.S. Dollars (U.S.$10,000,000) of the marine cargo proceeds paid directly to Contractor for safety, protection and salvage for the insured interests (i.e. equipment, materials, machinery, spares, etc.).  For the avoidance of doubt, if there is a delay in the approval of the restoration plan beyond the times specified in Section 1.A.xii(a)2)(y)  through no fault of Contractor, and Contractor satisfies the conditions in this Section 1.A.x(g)2)for the payment of marine cargo proceeds received by the Collateral Agent (or escrow agent), then Contractor shall not be required to effect repairs or other restoration of the Work affected by the insured occurrence for any costs of repairs or restoration exceeding the sum of the deductible under such insurance and any amounts previously paid to Contractor under such insurance and shall be entitled to relief to the extent permitted under Section 6.2A. of the Agreement.

xiii.      Marine Cargo Delayed Startup Insurance.  Delayed startup insurance insuring Owner and Lender, as their interests may appear, for the Owner’s debt servicing expenses, fixed costs, and / or gross profit as determined by Owner due to a delay in achievement of Substantial Completion beyond the Guaranteed Substantial Completion Date arising out of an event insured by the marine cargo insurance.  Such insurance shall (a) cover the actual loss sustained due to blockage/closure of specified waterways, (b) include an interim payments clause allowing for the monthly payment of a claim where liability is admitted, pending final determination of the full claim amount and (c) cover delay caused by loss, breakdown or damage to the hull, machinery or equipment of the vessel or aircraft on which the insured property is being transported, resulting in a delay in achievement of Substantial Completion beyond the applicable Guaranteed Substantial Completion Date in an amount to be determined by Owner and Lender but subject to commercial availability at a reasonable cost.  Prior to the shipment of any Equipment under this Agreement but in any event no later than NTP, Contractor shall extend the marine cargo delayed startup insurance coverage under the Trains 1 and 2 EPC Agreement to this Agreement, insuring Train 3 for an amount to be determined by Owner and Lender’s insurance advisor and subject to commercial availability at a reasonable cost.  Such insurance shall have a deductible of not greater than sixty (60) Days aggregate for all occurrences during the policy period.  Any proceeds from delay in startup insurance shall be payable solely to Lender or its designee and shall not in any way reduce or relieve Contractor of any of its obligation or liabilities under the Agreement.  Any claims under the marine cargo delayed startup insurance shall be handled and adjusted by Owner, with the cooperation by Contractor. Owner may communicate all financial information directly to Contractor’s insurance broker.  Contractor shall not be entitled to receive any such information.

B.         Insurance Companies.  All insurance required to be obtained by Contractor pursuant to this Agreement shall be from an insurer or insurers permitted to conduct business as required by Applicable Law and shall be rated either by Best’s Insurance Guide Ratings (or equivalent) as an “A-” or better with a financial category of “VIII” or better, or by Standard and Poor’s (or equivalent) as a “A-”.

C.         Subcontractor and Sub-Subcontractor’s Insurance Requirements.  If Contractor subcontracts any part of the Work, Contractor shall obtain or require its Subcontractors and Sub-subcontractors to maintain similar insurance coverage and amounts that Contractor is required to maintain pursuant to the Agreement, as applicable and appropriate to the work of such Subcontractor and Sub-subcontractor sufficient to cover risks inherent in the work of such Subcontractor or Sub-subcontractor.  Upon Owner’s written request, Contractor shall promptly furnish to Owner certificates of insurance evidencing coverage for each Subcontractor and Sub-subcontractor.  Any deficiency in the coverage, policy limits, or endorsements of said Subcontractor or Sub-subcontractor insurance will be the sole responsibility of Contractor.

D.        Additional Insured.  All Project-specific insurance policies provided by Contractor pursuant to the Agreement shall: (i) name Owner Indemnified Parties as Additional Named Insureds; and (ii) name Port Indemnified Parties as Additional Insureds to the extent of Contractor’s indemnity obligations set forth in the Agreement.  Project-specific insurance means the insurances dedicated to the Project, which are commercial general liability, umbrella or excess liability, Contractor’s pollution liability insurance, builder’s risk insurance and marine cargo insurance (each a “Contractor Controlled Insurance Policy”).  Owner Indemnified Parties shall be a Named Insured under the builder’s risk delayed startup insurance and the marine cargo delayed startup insurance.  Except for Contractor Controlled Insurance Policies and the builder’s risk delayed startup insurance and marine cargo delayed startup insurance, all insurance policies provided by Contractor or any of its Subcontractors or Sub-subcontractors pursuant to the Agreement (except for Workers’ Compensation, Employer’s Liability and Contractor’s Equipment Floater) shall include Owner Indemnified Parties and Port Indemnified Parties as Additional Insureds (utilizing to the extent commercially available CG2010 1001 and CG2037 1001) to the extent of Contractor’s indemnity obligations in the Agreement or the respective Subcontractor’s or Sub-subcontractor’s indemnity obligations set forth in their respective Subcontracts.

E.         Waiver of Subrogation.  Unless prohibited by Applicable Law, all policies of insurance provided by Contractor or any of its Subcontractors or Sub-subcontractors pursuant to this Agreement shall include clauses providing that each underwriter shall waive its rights of recovery, under subrogation or otherwise, against Owner Indemnified Parties and Port Indemnified Parties.

F.         Contractor’s Insurance is Primary.  Except for the insurance provided by Owner under this Attachment O, the insurance policies of Contractor and its Subcontractors or Sub-subcontractors shall state that such coverage is primary and non-contributing to any other insurance available to or provided by Owner Indemnified Parties and Port Indemnified Parties.

G.        In Rem.  The insurance policies of Contractor and any of its Subcontractors or Sub-subcontractors shall, where applicable, contain a clause providing that a claim “in rem” shall be treated as a claim against the respective Contractor, Subcontractor, Sub-subcontractor or Owner Indemnified Parties, as applicable.

H.        Severability.  The insurance policies of Contractor and of its Subcontractors and Sub-subcontractors shall, where applicable, contain a severability of interest clause or a standard cross liability endorsement.

I.          Non-Vitiation.  The insurance policies of Contractor and of its Subcontractors and Sub-subcontractors shall provide a “Multiple Insured Clause” or “Separation of Insureds Clause” which includes language substantially similar to the following:

i.          It is noted and agreed that coverage under the aforementioned policies shall apply in the same manner and to the same extent as if individual policies had been issued to each insured party, provided that the total liability of the insurers to all the insured parties collectively shall not exceed the sums insured and limits of indemnity stated in such policy.

ii.         It is further understood and agreed that, under such policy’s terms and conditions, the insurers may be entitled to avoid liability to the insured parties in circumstances of fraud, misrepresentation, non-disclosure or breach of any warranty or condition of said policy or committed by an insured party, which shall herein be referred to in this section as a “Vitiating Act”.

iii.        It is however agreed that a Vitiating Act committed by one insured party shall not prejudice the right to indemnity of any other insured party who has an insurable interest and who has not committed a Vitiating Act by including language such as that the policy shall treat each Named Insured as if they were the only Named Insured and as to any claim separately to each insured as if they were the only insured.

J.          Copy of Policy.  At Owner’s written request, Contractor shall promptly provide Owner valid copies of each of the Contractor Controlled Insurance Policies, the builder’s risk delayed startup insurance policy and the marine cargo delayed startup insurance policy procured by Contractor pursuant to this Attachment O, or if such policies have not yet been received by Contractor, then with binders of insurance, duly executed by the insurance agent, broker or underwriter fully describing the insurance coverages affected.

K.        Subject to Change.  All insurance requirements for this Agreement are subject to change at the reasonable discretion of Owner, provided the insurances required to be procured by Contractor to comply with such changes are available in the market. Such changed insurance requirements shall be documented pursuant to a Change Order pursuant to this Agreement to reimbursement of the costs associated with such changes, without any markup. Such change shall include any requirements of Lenders, if applicable.

L.         Limitation of Liability.  Types and limits of insurance shall not in any way limit any of Contractor’s obligations, responsibilities or liabilities under this Agreement.

M.        Jurisdiction.  All insurance policies shall include coverage for jurisdiction within the United States of America and shall comply with Applicable Laws.  To the extent Work is performed outside of the United States of America, Contractor shall, or cause it Subcontractors to maintain coverage for the applicable jurisdiction and comply with Applicable Laws.

N.        Miscellaneous.  Contractor and its Subcontractors and Sub-subcontractors shall do nothing to void or make voidable any of the insurance policies purchased and maintained by Contractor or its Subcontractors or Sub-subcontractors hereunder.  Contractor shall promptly give Owner notice in writing of the occurrence of any casualty or significant injury that may give rise to a claim and arising out of or relating to the performance of the Work; provided, however, in no event shall such notice be more than three (3) Days after the occurrence of such casualty on injury.  In addition, Contractor shall ensure that Owner is kept fully informed of any subsequent action and developments concerning the same, and assist in the investigation of any such casualty, claim, event, circumstance or occurrence.  The insurance policies required under this Section 1 shall include a statement that the insurance coverage shall not be canceled, restricted or reduced without at least thirty (30) Days prior written notice by Contractor to Owner.

O.        Instructions for Certificate of Insurance.  Contractor’s certificate of insurance form, completed by Contractor’s insurance agent, broker or underwriter, shall reflect the recognition of additional  named insured status, additional insured status, waivers of subrogation, and primary insurance requirements contained in this Attachment O.

P.         Certificate of Insurance Requirements.  Contractor shall furnish to Owner, (a) no later than thirty (30) Days prior to the commencement of Work at the Site and (b) any other time upon Owner’s request, certificates of insurance, on the most recent edition of the ACORD form, or equivalent, reflecting all of the insurance required of Contractor under this Agreement; provided that Contractor shall not be required to deliver certificates of insurance for any insurance provided by any Subcontractors or Sub-subcontractors unless requested in writing by Owner.  Neither Owner’s review nor failure to review such certificates shall constitute acquiescence thereto or be deemed to waive or diminish Owner’s rights under the Agreement.  All certificates of insurance and associated notices and correspondence concerning such insurance shall be addressed to the contact information listed in the Agreement for notices, plus the following: [_________________], Attn: [__________].

Q.        Policy Form and Approval.  Except as specifically set forth in this Section 1 of this Attachment O, all policies of insurance required to be maintained by Contractor and its Subcontractors and Sub-subcontractors shall be written on reasonable and customary terms, conditions and exclusions for facilities of similar size and scope as Train 3.  The commercial general liability insurance, Contractor’s pollution liability insurance, umbrella or excess liability insurance, builder’s risk insurance, marine cargo insurance, builder’s risk delayed start up insurance, marine cargo delayed startup insurance and any other Contractor Controlled Insurance Policy required to be provided by Contractor shall be subject to Owner’s written approval, not to be unreasonably withheld.

R.         Deductibles.   Contractor shall bear the costs of all deductibles under insurances provided by Contractor under this Agreement, and Contractor or its Subcontractors or Sub-subcontractors shall bear the cost of all deductibles under insurances provided by Contractor’s Subcontractors or Sub-subcontractors under this Agreement.

S.         Owner’s Right to Remedy.  In addition to the rights under Sections 9.1D and 9.1E of the Agreement, if Contractor fails to provide or maintain insurance as required herein, including any insurance required to cover its Subcontractors or Sub-subcontractors, Owner shall have the right but not the obligation to purchase such insurance.  In such event, the Contract Price shall be reduced by the amount paid for such insurance.

2.         Owner’s Insurance.

A.        Types and Limits of Insurance.  Owner shall, at its own cost and expense, procure and maintain (or require to be procured and maintained) in full force and effect at all times for the Train 3 Liquefaction Facility (to the extent described below), the following insurance:

i.          Property Insurance.  After Substantial Completion of Train 3 and until the expiration of the Defect Correction Period for such Train, Owner shall obtain property insurance and such insurance shall contain a waiver of subrogation in favor of Contractor and its Subcontractors and Sub-subcontractors (except for Vitiating Acts) during the Defect Correction Period for such Train.

ii.         Stevedores/Wharfingers Liability.  On or prior to thirty (30) Days prior to RLFC, Owner shall extend  the stevedores/wharfingers liability under the Trains 1 and 2 EPC Agreement to this Agreement, insuring Train 3 consistent with prudent practices associated with the operation of the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility and its dock facilities with minimum limits of [US$300,000,000] per occurrence and in the aggregate (which such limits may be met using a stevedores/wharfingers excess liability policy), with such US$300,000,000 covering the Train 3 Liquefaction Facility and the Trains 1 and Liquefaction Facility.  Such policy shall cover liability.

(a)        As a wharfinger, for physical loss of or damage to LNG Tanker, the property of others while the LNG Tankers are in the custody of Owner at the landing and mooring facilities of the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility;

(b)        As a stevedore, for physical loss of or damage to LNG Tankers, the property of others arising from loading or unloading operations performed by or for Owner or Owner Indemnified Parties at the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility; and

(c)        For physical loss of or damage to property of others arising out of loading, unloading, docking and undocking, including LNG Tankers approaching, at and departing from the landing and mooring facilities of the Train 3 Liquefaction Facility and Trains 1 and 2 Liquefaction Facility or for loss of life or personal injury, if arising only out of those operations covered by these Sections 2.A.ii(a), 2.A.ii(b) and 2.A.ii(c).

Owner shall procure for Contractor, its Subcontractors and its Sub-subcontractors an additional insured endorsement under this policy.   A waiver of subrogation will be provided in the policy in favor of Contractor, Subcontractors and its Sub-subcontractors.  The additional insured endorsement shall be in effect, at a minimum, prior to RLFC.

B.         Limitation of Insurance.  The insurance provided by Owner shall not in any way limit or reduce Contractor’s liability to Owner under the Agreement.

C.         Claims.  Contractor shall promptly give Owner notice in writing of the occurrence of any casualty or injury that may give rise to a significant claim under an insurance policy required to be provided hereunder; provided, however, in no event shall such notice be more than three (3) Days after Contractor has received notice of a claim or intent to file a claim.  In addition, Contractor shall ensure that Owner is kept fully informed of any subsequent action and developments concerning the same, assist in the investigation of any such casualty or injury, and assist in the preparation and negotiation of any such claims.

D.        Disclosure to Insurers.  Contractor shall ensure that full disclosure is made to the insurers providing insurance to Owner under this Agreement, including: (i) all information which such insurers specifically request to be disclosed; (ii) all information which is of a type which insurance brokers in relation to the relevant policy notify Contractor should be disclosed to such insurers; (iii) reports required by such insurers; and (iv) details of any significant problems encountered in the Work which may be relevant to or impact the insurance covering the Work.  Contractor shall put in place appropriate internal reporting procedures to ensure that full disclosure required by this Section 2.D is made by Contractor’s staff.

E.         Miscellaneous.  Contractor and its Subcontractors and Sub-subcontractors shall do nothing to void or make voidable any of the insurance policies purchased and maintained by Owner hereunder.  All insurance required to be obtained by Owner pursuant to the Agreement shall be from an insurer or insurers permitted to conduct business as required by Applicable Law and shall either (1) be acceptable to Lender’s collateral agent or (2) be rated with either (a) an “A-” or better and a financial category of “VIII” or better by Best’s Insurance Guide Ratings (or equivalent) or (b) a “A-” or better by Standard and Poor’s (or equivalent).

Any time after issuance of NTP, at Contractor’s written request, Owner shall deliver to Contractor certificates of insurance reflecting all of the insurance required of Owner under this Agreement.  Types and limits of insurance provided by Owner shall not in any way limit any of Owner’s or Contractor’s obligations, responsibilities or liabilities under the Agreement.

ATTACHMENT P

CONTRACTOR PERMITS

To the extent applicable to the Train 3 Liquefaction Facility, Contractor shall obtain, or cause to be obtained, the Permits listed below.

[***]

P-1

ATTACHMENT Q

OWNER PERMITS

To the extent applicable to the Train 3 Liquefaction Facility, Owner shall obtain, or cause to be obtained, the Permits listed below.

[***]

Q-1

ATTACHMENT R

FORM OF IRREVOCABLE STANDBY LETTER OF CREDIT

[To be issued on letterhead of Issuing Bank]

IRREVOCABLE STANDBY LETTER OF CREDIT NO. ________

DATE: ______________, 20____

AMOUNT OF: U.S.$  [ _______________ ]

ISSUING BANK: [INSERT ISSUING BANK’S NAME AND ADDRESS]
BENEFICIARY:	APPLICANT AND ACCOUNT PARTY:

RIO GRANDE LNG, LLC	BECHTEL OIL, GAS AND CHEMICALS, INC.
1000 LOUISIANA STREET	3000 POST OAK BOULEVARD
39TH FLOOR	HOUSTON, TEXAS 77056
HOUSTON, TEXAS 77002	FACSIMILE: [ ________________ ]
FACSIMILE: [ _______________ ]	ATTN: [ _____________________ ]
ATTN: [ ____________________ ]

WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. __________ (THIS “LETTER OF CREDIT”) IN FAVOR OF RIO GRANDE LNG, LLC, AS BENEFICIARY, FOR AN INITIAL AMOUNT OF [ ______________________DOLLARS (U.S.$______________ )  (e.g. INSERT AMOUNT EQUAL TO TEN PERCENT (10%) OF THE CONTRACT PRICE UNDER THE AGREEMENT (AS DEFINED BELOW))] (THE “STATED AMOUNT”) AT THE REQUEST AND FOR THE ACCOUNT OF BECHTEL OIL, GAS AND CHEMICALS, INC., AS APPLICANT.

WE ARE INFORMED THAT THIS LETTER OF CREDIT IS ISSUED ON BEHALF OF THE APPLICANT TO SUPPORT APPLICANT’S OBLIGATIONS UNDER THAT CERTAIN FIXED PRICE TURNKEY AGREEMENT FOR THE ENGINEERING, PROCUREMENT AND CONSTRUCTION OF TRAIN 3 OF THE RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY (“PROJECT”), DATED AS OF MAY 24TH, 2019, BY AND BETWEEN APPLICANT AND BENEFICIARY (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “AGREEMENT”). “CONTRACTOR” AS USED HEREIN MEANS BECHTEL OIL, GAS AND CHEMICALS, INC. AND ITS PERMITTED SUCCESSORS AND ASSIGNS UNDER THE AGREEMENT. “BENEFICIARY” AS USED HEREIN MEANS RIO GRANDE LNG, LLC AND ITS PERMITTED SUCCESSORS AND ASSIGNS UNDER THE AGREEMENT.

FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE BY PAYMENT IN U.S. DOLLARS IN IMMEDIATELY AVAILABLE FUNDS AGAINST THE PRESENTATION OF YOUR WRITTEN DEMAND TO [INSERT ISSUING BANK’S NAME] (THE “ISSUING BANK”) AT [INSERT ISSUING BANK’S ADDRESS AND FACSIMILE NUMBER], IN PERSON, IN THE FORM OF ANNEX I ATTACHED HERETO APPROPRIATELY COMPLETED AND ACCOMPANIED BY A DRAWING CERTIFICATE DULY SIGNED BY BENEFICIARY IN THE FORM OF ANNEX II OR ANNEX VII ATTACHED HERETO APPROPRIATELY COMPLETED.

MULTIPLE AND PARTIAL DRAWINGS ARE PERMITTED.  THE STATED AMOUNT SHALL BE AUTOMATICALLY AND PERMANENTLY REDUCED BY THE AMOUNT OF ANY DRAWING RECEIVED BY BENEFICIARY PURSUANT TO THIS LETTER OF CREDIT.  ALL BANKING CHARGES UNDER THIS LETTER OF CREDIT ARE FOR ACCOUNT OF THE APPLICANT.

THIS LETTER OF CREDIT IS TRANSFERABLE IN ITS ENTIRETY AND NOT IN PART TO A PERMITTED

ASSIGNEE AS SPECIFIED IN THE AGREEMENT.  BENEFICIARY’S DRAWING RIGHTS UNDER THIS LETTER OF CREDIT SHALL BE TRANSFERRED IN THEIR ENTIRETY BY PRESENTATION TO ISSUING BANK (AT THE ABOVE-STATED PLACE FOR PRESENTATION) OF A DEMAND FOR TRANSFER, SUBSTANTIALLY IN THE FORM OF ANNEX III ATTACHED HERETO APPROPRIATELY COMPLETED.  UPON PRESENTATION OF A COMPLYING DEMAND FOR TRANSFER, THE PERSON IDENTIFIED AS THE TRANSFEREE SHALL BECOME THE BENEFICIARY, WHOSE NAME AND ADDRESS SHALL BE SUBSTITUTED FOR THAT OF THE TRANSFEROR ON ANY DEMANDS, REQUESTS, OR CONSENTS THEN OR THEREAFTER REQUIRED OR PERMITTED TO BE MADE BY BENEFICIARY.  SUBJECT TO COMPLIANCE WITH THE NEXT SENTENCE, WE SHALL ACKNOWLEDGE AND SHALL EFFECT THE DEMANDED TRANSFER AND SHALL ISSUE OUR ADVICE OF TRANSFER TO THE TRANSFEROR AND TRANSFEREE. NOTWITHSTANDING THE FOREGOING, THIS LETTER OF CREDIT MAY NOT BE TRANSFERRED TO ANY PERSON IF SUCH TRANSFER TO, OR DRAWING UNDER THIS LETTER OF CREDIT BY, SUCH PERSON WOULD BE PROHIBITED OR BLOCKED UNDER ANY U.S. EXECUTIVE ORDER, LAW OR ANY RULE OR REGULATION OF THE OFFICE OF FOREIGN ASSETS CONTROL OF THE U.S. TREASURY DEPARTMENT OR THE U.S. COMMERCE DEPARTMENT, AND ANY ATTEMPTED TRANSFER WHICH VIOLATES THIS PROVISION SHALL BE NULL AND VOID.

THE STATED AMOUNT OF THIS LETTER OF CREDIT SHALL DECREASE TO AN AGGREGATE AMOUNT OF [ _________________________DOLLARS (U.S.$_____________________ ) (e.g. INSERT AMOUNT EQUAL TO FIVE PERCENT (5%) OF THE CONTRACT PRICE)] UPON THE ISSUING BANK’S RECEIPT FROM BENEFICIARY OF WRITTEN NOTICE, WHICH SHALL BE IN THE FORM OF ANNEX IV ATTACHED HERETO APPROPRIATELY COMPLETED, THAT (A) SUBSTANTIAL COMPLETION  HAS OCCURRED (INCLUDING APPLICANT’S PAYMENT OF ALL DELAY LIQUIDATED DAMAGES DUE AND OWING UNDER THE AGREEMENT FOR TRAIN 1), AND (B) APPLICANT HAS ACHIEVED THE PERFORMANCE GUARANTEES  OR PAID ALL PERFORMANCE LIQUIDATED DAMAGES DUE AND OWING UNDER THE AGREEMENT  (INCLUDING ANY POTENTIAL PERFORMANCE LIQUIDATED DAMAGES EXPOSURE BASED UPON THE RESULTS OF THE PERFORMANCE TESTS CONDUCTED PRIOR TO SUBSTANTIAL COMPLETION).

PROVIDED THAT THE CONDITIONS FOR DECREASING THE LETTER OF CREDIT TO AN AGGREGATE AMOUNT OF [ __________ ] DOLLARS (U.S.$_________ ) (E.G. INSERT AMOUNT EQUAL TO FIVE PERCENT (5%) OF THE CONTRACT PRICE) HAVE OCCURRED, THE STATED AMOUNT OF THIS LETTER OF CREDIT SHALL DECREASE TO AN AGGREGATE AMOUNT OF [ __________________________ DOLLARS (U.S.$ __________________ ) (e.g. INSERT AMOUNT EQUAL TO TWO PERCENT (2%) OF THE CONTRACT PRICE)] UPON THE ISSUING BANK’S RECEIPT FROM BENEFICIARY OF WRITTEN NOTICE, WHICH SHALL BE IN THE FORM OF ANNEX V ATTACHED HERETO APPROPRIATELY COMPLETED,  THAT  THE PERIOD SPECIFIED IN CLAUSE (I) OF THE DEFINITION OF DEFECT CORRECTION PERIOD IN THE AGREEMENT HAS EXPIRED (I.E., THE [***] ([***]) MONTH PERIOD FOLLOWING SUBSTANTIAL COMPLETION); BENEFICIARY SHALL PROVIDE A COPY OF SUCH NOTICE TO CONTRACTOR CONCURRENTLY WITH ITS PROVISION TO THE ISSUING BANK OF SUCH NOTICE.

PROVIDED THAT THE CONDITIONS FOR DECREASING THE LETTER OF CREDIT TO AN AGGREGATE AMOUNT OF [ __________ ] DOLLARS (U.S.$_________ ) (E.G. INSERT AMOUNT EQUAL TO TWO PERCENT (2%) OF THE CONTRACT PRICE) HAVE OCCURRED, THE STATED AMOUNT OF THIS LETTER OF CREDIT SHALL DECREASE TO THE AGGREGATE AMOUNT STATED IN BENEFICIARY’S WRITTEN NOTICE TO THE ISSUING BANK (WHICH SHALL BE IN THE FORM OF ANNEX VI ATTACHED HERETO APPROPRIATELY COMPLETED), WHICH SUCH DECREASE SHALL OCCUR UPON THE ISSUING BANK’S RECEIPT OF SUCH WRITTEN NOTICE. BENEFICIARY SHALL PROVIDE A COPY OF SUCH NOTICE TO CONTRACTOR CONCURRENTLY WITH ITS PROVISION TO THE ISSUING BANK OF SUCH NOTICE.

ALL DEMANDS FOR PAYMENT MUST BE PRESENTED TO THE ISSUING BANK LOCATED AT [INSERT ISSUING BANK’S NAME AND ADDRESS], NOT LATER THAN 5:00 P.M., CENTRAL STANDARD TIME (“C.S.T.”).

THIS LETTER OF CREDIT SHALL EXPIRE ON [ __________ ], 20[ __ ] BUT SUCH EXPIRATION DATE SHALL BE AUTOMATICALLY EXTENDED FOR A PERIOD OF ONE (1) YEAR ON [ ________ ], 20[ __ ], AND ON

EACH SUCCESSIVE EXPIRATION DATE THEREAFTER, UNLESS (A) AT LEAST [***] ([***]) CALENDAR DAYS BEFORE THE THEN CURRENT EXPIRATION DATE WE NOTIFY BOTH BENEFICIARY AND APPLICANT, BY CERTIFIED MAIL OR COURIER (WITH RECEIPT ACKNOWLEDGED BY BENEFICIARY), AT THEIR RESPECTIVE ADDRESSES SET FORTH ABOVE, THAT WE HAVE DECIDED NOT TO EXTEND THIS LETTER OF CREDIT BEYOND THE THEN CURRENT EXPIRATION DATE, OR (B) BEFORE THE THEN CURRENT EXPIRATION DATE, BENEFICIARY PROVIDES WRITTEN NOTICE TO US IN SUBSTANTIALLY THE FORM OF ANNEX VI THAT THE  PERIOD SPECIFIED IN CLAUSE (II) OF THE DEFINITION OF DEFECT CORRECTION PERIOD IN THE AGREEMENT HAS EXPIRED (I.E., [***] ([***]) MONTH PERIOD FOLLOWING SUBSTANTIAL COMPLETION, AND THAT THERE ARE NO CLAIMS THAT BENEFICIARY HAS AGAINST CONTRACTOR ARISING OUT OF THIS AGREEMENT THAT REMAIN UNRESOLVED, AND THAT  BENEFICIARY HEREBY REQUESTS TERMINATION OF THIS LETTER OF CREDIT.

UPON RECEIPT OF YOUR DRAFT AND DRAWING CERTIFICATE IN FULL COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, WE WILL HONOR YOUR DEMAND FOR PAYMENT WITHIN THREE (3) BUSINESS DAYS FOLLOWING SUCH RECEIPT.  “BUSINESS DAY” MEANS ANY DAY OTHER THAN A SATURDAY, A SUNDAY OR ANY OTHER DAY COMMERCIAL BANKS IN THE UNITED STATES OF AMERICA ARE AUTHORIZED OR REQUIRED TO BE CLOSED, AND A DAY ON WHICH PAYMENTS CAN BE EFFECTED ON THE FEDWIRE SYSTEM.

IF A DEMAND FOR PAYMENT MADE BY BENEFICIARY HEREUNDER DOES NOT, IN ANY INSTANCE, CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, THE ISSUING BANK SHALL GIVE BENEFICIARY AND APPLICANT PROMPT NOTICE THAT THE DEMAND FOR PAYMENT WAS NOT EFFECTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, STATING THE REASONS THEREFORE AND THAT THE ISSUING BANK WILL HOLD ANY DOCUMENTS AT BENEFICIARY’S DISPOSAL OR UPON BENEFICIARY’S INSTRUCTIONS RETURN THE SAME TO BENEFICIARY.  UPON BEING NOTIFIED THAT THE DEMAND FOR PAYMENT WAS NOT MADE IN CONFORMITY WITH THIS LETTER OF CREDIT, BENEFICIARY MAY ATTEMPT TO CORRECT ANY SUCH NON-CONFORMING DEMAND FOR PAYMENT PRIOR TO THE EXPIRATION OF THIS LETTER OF CREDIT.

EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (1998), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590 (“ISP98”), WHICH SHALL IN ALL RESPECTS BE DEEMED A PART HEREOF AS FULLY AS IF INCORPORATED IN FULL HEREIN, EXCEPT AS MODIFIED HEREBY.  THIS LETTER OF CREDIT IS ALSO SUBJECT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL, AS TO MATTERS NOT GOVERNED BY ISP98, BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.  THE UNCITRAL CONVENTION ON INDEPENDENT GUARANTEES AND STANDBY LETTERS OF CREDIT DOES NOT APPLY TO THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING AND SUCH UNDERTAKING SHALL NOT IN ANY WAY BE MODIFIED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENT, INSTRUMENT, OR AGREEMENT REFERRED TO HEREIN OTHER THAN ISP98 OR OTHER THAN BY AGREEMENT IN WRITING BETWEEN BENEFICIARY AND APPLICANT AND CONSENTED TO BY US.

[NAME OF ISSUING U.S. BANK]

BY:
NAME:
TITLE:

ANNEX I

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER __________

DRAFT

______________________, 20___

PAY AT SIGHT TO ORDER OF THE UNDERSIGNED ___________________________ AND ____/100 U.S. DOLLARS (U.S.$______________ ).  THIS DRAFT IS PRESENTED UNDER IRREVOCABLE STANDBY LETTER OF CREDIT NO. _____________ DATED ____________________, ISSUED FOR THE ACCOUNT OF [ __________________________ ].

THE UNDERSIGNED, BENEFICIARY, CERTIFIES THAT IN ACCORDANCE WITH THAT CERTAIN FIXED PRICE TURNKEY AGREEMENT FOR THE ENGINEERING, PROCUREMENT AND CONSTRUCTION OF TRAIN 3 OF THE RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY, DATED AS OF MAY 24TH, 2019, BY AND BETWEEN BECHTEL OIL, GAS AND CHEMICALS, INC. (“APPLICANT”) AND BENEFICIARY (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “AGREEMENT”), IT IS ENTITLED TO PAYMENT OF THE AMOUNTS SET FORTH ABOVE.

TO:        [ISSUING BANK NAME]

[ISSUING BANK ADDRESS]

RIO GRANDE LNG, LLC

By:
Name:
Title:

ANNEX II

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER __________

DRAWING CERTIFICATE

TO:        [ISSUING BANK NAME]

[ISSUING BANK ADDRESS]

RE:        IRREVOCABLE STANDBY LETTER OF CREDIT NO. ____________

GENTLEMEN:

REFERENCE IS MADE TO THAT CERTAIN IRREVOCABLE STANDBY LETTER OF CREDIT NO. _____________ (THE “LETTER OF CREDIT”) ISSUED BY YOU IN FAVOR OF RIO GRANDE LNG, LLC (“BENEFICIARY”) AT THE REQUEST AND FOR THE ACCOUNT OF BECHTEL OIL, GAS AND CHEMICALS, INC. (“APPLICANT”).  UNLESS OTHERWISE DEFINED HEREIN, TERMS DEFINED IN THE LETTER OF CREDIT SHALL HAVE THE SAME MEANING WHEN USED HEREIN.

IN ACCORDANCE WITH THAT CERTAIN FIXED PRICE TURNKEY AGREEMENT FOR THE ENGINEERING, PROCUREMENT AND CONSTRUCTION OF TRAIN 3 OF THE RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY, DATED AS OF MAY 24TH, 2019, BY AND BETWEEN BENEFICIARY AS OWNER AND APPLICANT AS CONTRACTOR (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “AGREEMENT”), THE UNDERSIGNED DOES HEREBY CERTIFY THAT:

a.            PURSUANT TO THE AGREEMENT BENEFICIARY IS ENTITLED TO DRAW UNDER THE LETTER OF CREDIT; OR

b.            THE ISSUING BANK FOR THE LETTER OF CREDIT NO LONGER HAS THE INVESTMENT GRADE RATING AND [***] ([***]) CALENDAR DAYS OR MORE HAVE ELAPSED SINCE THE DATE IN WHICH YOUR RATING FELL BELOW INVESTMENT GRADE (AS DEFINED IN THE AGREEMENT) AND A REPLACEMENT LETTER OF CREDIT COMPLYING WITH SECTION 9.2 OF THE AGREEMENT HAS NOT BEEN RECEIVED BY BENEFICIARY.

YOU ARE REQUESTED TO REMIT PAYMENT OF THIS DRAWING IN IMMEDIATELY AVAILABLE FUNDS BY WIRE TRANSFER TO THE FOLLOWING ACCOUNT:

[ACCOUNT INFORMATION]

IN WITNESS WHEREOF, THE UNDERSIGNED HAS EXECUTED AND DELIVERED THIS CERTIFICATE AS OF THIS _______ DAY OF __________________, 20___.

RIO GRANDE LNG, LLC

BY:
NAME:
TITLE:

ANNEX III

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER __________

FORM OF TRANSFER NOTICE

DATE: ________________________

TO:        [ISSUING BANK]

[ISSUING BANK ADDRESS]

RE:         IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________________

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

NAME OF TRANSFEREE

ADDRESS

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT IN ITS ENTIRETY.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE AND THE TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING ALL DRAWING RIGHTS UNDER THE LETTER OF CREDIT, ALL RIGHTS TO TRANSFER SET FORTH IN THE LETTER OF CREDIT AND SOLE RIGHTS RELATING TO ANY AMENDMENTS WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE DIRECTED TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT ALONG WITH ALL AMENDMENTS, IF ANY, IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,

RIO GRANDE LNG, LLC
NAME OF BENEFICIARY

AUTHORIZED NAME & TITLE

AUTHORIZED SIGNATURE

TELEPHONE NUMBER

ACCEPTED AND AGREED:

NAME & ADDRESS OF BANK	FOR BANK USE ONLY
Confirmation of Authenticating Bank’s signature performed by:
AUTHORIZED NAME & TITLE
AUTHORIZED SIGNATURE
TELEPHONE NO.	Date:	Time:	a.m./p.m.

Addl Info.:

THIS FORM MUST BE EXECUTED IN DUPLICATE.

ANNEX IV

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER __________

FORM OF NOTICE OF SUBSTANTIAL COMPLETION FOR TRAIN 3 OF THE RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY

DATE:   __________________________

TO:        [ISSUING BANK NAME]

[ISSUING BANK ADDRESS]

RE:        IRREVOCABLE STANDBY LETTER OF CREDIT NO. ____________

GENTLEMEN:

REFERENCE IS MADE TO THAT CERTAIN IRREVOCABLE STANDBY LETTER OF CREDIT NO. _____________ (THE “LETTER OF CREDIT”) ISSUED BY YOU IN FAVOR OF RIO GRANDE LNG, LLC (“BENEFICIARY”), AND THE FIXED PRICE TURNKEY AGREEMENT FOR THE ENGINEERING, PROCUREMENT AND CONSTRUCTION OF TRAIN 3 OF THE RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY (“PROJECT”) DATED AS OF MAY 24TH, 2019, BY AND BETWEEN BENEFICIARY AND BECHTEL OIL, GAS AND CHEMICALS, INC. (“APPLICANT”) (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME).

IN ACCORDANCE WITH THE TERMS OF THE LETTER OF CREDIT, BENEFICIARY HEREBY NOTIFIES YOU THAT (I) SUBSTANTIAL COMPLETION  HAS OCCURRED (INCLUDING APPLICANT’S PAYMENT OF ALL DELAY LIQUIDATED DAMAGES DUE AND OWING UNDER THE AGREEMENT), AND (II) APPLICANT HAS ACHIEVED THE PERFORMANCE GUARANTEES  OR PAID ALL PERFORMANCE LIQUIDATED DAMAGES DUE AND OWING UNDER THE AGREEMENT  (INCLUDING ANY POTENTIAL PERFORMANCE LIQUIDATED DAMAGE EXPOSURE BASED UPON THE RESULTS OF THE PERFORMANCE TESTS CONDUCTED PRIOR TO SUBSTANTIAL COMPLETION).

THE UNDERSIGNED HEREBY REQUESTS THAT THE STATED AMOUNT OF THIS LETTER OF CREDIT DECREASE TO AN AGGREGATE AMOUNT OF U.S. DOLLARS ($[_________]).

RIO GRANDE LNG, LLC

By:
Name:
Title:

ANNEX V

NOT USED

ANNEX VI

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER __________

FORM OF NOTICE FOR EXPIRATION OF DEFECT CORRECTION PERIOD  OF THE RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY

DATE:   __________________________

TO:        [ISSUING BANK NAME]

[ISSUING BANK ADDRESS]

RE:         IRREVOCABLE STANDBY LETTER OF CREDIT NO. ____________

GENTLEMEN:

REFERENCE IS MADE TO THAT CERTAIN IRREVOCABLE STANDBY LETTER OF CREDIT NO. _____________ (THE “LETTER OF CREDIT”) ISSUED BY YOU IN FAVOR OF RIO GRANDE LNG, LLC (“BENEFICIARY”).

IN ACCORDANCE WITH THE TERMS OF THE LETTER OF CREDIT, BENEFICIARY HEREBY NOTIFIES YOU THAT THE PERIOD SPECIFIED IN CLAUSE (II) OF THE DEFINITION OF “DEFECT CORRECTION PERIOD” (I.E., THE [[***] ([***])] MONTH PERIOD FOLLOWING SUBSTANTIAL COMPLETION) HAS EXPIRED AS SET FORTH IN THAT CERTAIN FIXED PRICE TURNKEY AGREEMENT FOR THE ENGINEERING, PROCUREMENT AND CONSTRUCTION OF TRAIN 3 OF THE RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY, DATED AS OF MAY 24TH, 2019, BY AND BETWEEN BECHTEL OIL, GAS AND CHEMICALS, INC. (“APPLICANT”) AND BENEFICIARY (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “AGREEMENT”).

[IF CLAIMS REMAIN BETWEEN OWNER AND CONTRACTOR] THE UNDERSIGNED HEREBY REQUESTS THAT THE STATED AMOUNT OF THIS LETTER OF CREDIT DECREASE TO AN AGGREGATE AMOUNT OF U.S. DOLLARS ($[ _________ ]).

[IF NO CLAIMS REMAIN BETWEEN OWNER AND CONTRACTOR] THE UNDERSIGNED HEREBY REQUESTS THAT THE STATED AMOUNT OF THIS LETTER OF CREDIT DECREASE TO AN AGGREGATE AMOUNT OF ZERO U.S. DOLLARS ($0.00) AND TERMINATION OF THIS LETTER OF CREDIT AND CONFIRMATION TO APPLICANT OF SAID TERMINATION.

RIO GRANDE LNG, LLC

By:
Name:
Title:

ANNEX VII

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER __________

DRAWING CERTIFICATE

DATE:   ______________________, 20___

TO:        [ISSUING BANK NAME]

[ISSUING BANK ADDRESS]

RE:         IRREVOCABLE STANDBY LETTER OF CREDIT NO. ____________

GENTLEMEN:

REFERENCE IS MADE TO THAT CERTAIN IRREVOCABLE STANDBY LETTER OF CREDIT NO. _____________ (THE “LETTER OF CREDIT”) ISSUED BY YOU IN FAVOR OF RIO GRANDE LNG, LLC (“BENEFICIARY”).

IN ACCORDANCE WITH THAT CERTAIN FIXED PRICE TURNKEY AGREEMENT FOR THE ENGINEERING, PROCUREMENT AND CONSTRUCTION OF TRAIN 3 OF THE RIO GRANDE NATURAL GAS LIQUEFACTION FACILITY, DATED AS OF MAY 24TH, 2019, BY AND BETWEEN BECHTEL OIL, GAS AND CHEMICALS, INC. (“APPLICANT”) AND BENEFICIARY (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “AGREEMENT”), THE UNDERSIGNED, AN OFFICER OF BENEFICIARY, DOES HEREBY CERTIFY THAT:

1.            BENEFICIARY HAS BEEN NOTIFIED THAT YOU HAVE DECIDED NOT TO EXTEND THE LETTER OF CREDIT BEYOND THE CURRENT EXPIRATION DATE AND [***] ([***]) OR LESS CALENDAR DAYS REMAIN BEFORE THE EXPIRATION OF THE CURRENT EXPIRATION DATE;

AND

2.            APPLICANT HAS NOT DELIVERED TO BENEFICIARY A REPLACEMENT LETTER OF CREDIT EQUIVALENT TO THE LETTER OF CREDIT (I.E., IRREVOCABLE STANDBY LETTER OF CREDIT NO. __________) FROM A COMMERCIAL BANK IN THE UNITED STATES OF AMERICA MEETING THE REQUIREMENTS OF SECTION 9.2 OF THE AGREEMENT; AND

3.            BENEFICIARY IS ENTITLED TO PAYMENT OF U.S. $[_______________].

YOU ARE REQUESTED TO REMIT PAYMENT OF THIS DRAWING IN IMMEDIATELY AVAILABLE FUNDS BY WIRE TRANSFER TO THE FOLLOWING ACCOUNT:

[ACCOUNT INFORMATION]

IN WITNESS WHEREOF, THE UNDERSIGNED HAS EXECUTED AND DELIVERED THIS CERTIFICATE AS OF THIS _______ DAY OF __________________, 20___.

RIO GRANDE LNG, LLC

By:
Name:
Title:

ATTACHMENT S

PERFORMANCE TESTS

[***]

S-1

ATTACHMENT T

MINIMUM ACCEPTANCE CRITERIA, PERFORMANCE GUARANTEES

AND PERFORMANCE LIQUIDATED DAMAGES

[***]

1.	PERFORMANCE GUARANTEES	3
1.1.	Train 3 Net LNG Production Rate Performance Guarantee	3
1.2.	Train 3 Specific Power Consumption Rate Guarantee	3
2.	MINIMUM ACCEPTANCE CRITERIA	4
2.1.	Train 3 Net LNG Production Rate MAC	4
2.2.	Train 3 Specific Power Consumption Rate MAC	4
3.	PERFORMANCE LIQUIDATED DAMAGES	4
3.1.	Train 3 Net LNG Production Rate Liquidated Damages	5
3.2.	Train 3 Specific Power Consumption Rate Liquidated Damages	5
4.	ENVIRONMENTAL Compliance guarantees	5
4.1.	Train 3 Environmental Permit Compliance Guarantee	5
5.	PRIORITY	6

INTRODUCTION

The purpose of this Attachment T is to specify the following:

1.    Minimum Acceptance Criteria (“MAC”) and Performance Guarantees for each Train as referred to in Section 11.5 of the EPC Agreement.

2.    Performance Liquidated Damages for the Performance Guarantees as referred to in Article 11.5 of the EPC Agreement.

In the event any of the Guarantee Conditions described in Attachment S are not met, the Performance Guarantee values will be adjusted for such deviation(s) as described in Attachment S.

There are performance criteria, MAC and associated Liquidated Damages (“LD”) for:

•     Train Net LNG Production Rate;

•     Train Specific Power Consumption Rate

•     Train Environmental Permit Compliance for air and noise emissions; and

1.    PERFORMANCE GUARANTEES

The Performance Guarantees for the Facility include the following:

•     Train 3 Net LNG Production Rate Guarantee;

•     Train 3 Specific Power Consumption Rate Guarantee;

1.1.     Train 3 Net LNG Production Rate Performance Guarantee

The Train 3 Net LNG Production Rate shall be equal to or greater than 655 tonnes per hour (“Train 3 Net LNG Production Rate Performance Guarantee”) being 97.5 percent of the Heat and Material Balance flow rate for the design gas composition and conditions and the average ambient condition (“DGAA”). The LNG production rate presented above is based on the LNG rundown flow to storage after flash (not including boil off gas losses due to vapor displacement, heat leak into the LNG storage tanks and LNG loading system, and ship loading operations). For prevailing feed gas composition and conditions and ambient air temperatures different from the DGAA case, the Net LNG Production Rate shall be equal to or greater than 97.5 percent of the value based on correction formula to be developed based on the Heat and Material Balances of DGAA, with consideration for rich gas composition low ambient condition (“RGLA”) and lean gas composition high ambient condition (“LGHA”) cases as measured in accordance with the Performance Testing Procedures set forth in Attachment S,  provided that the Net LNG Production Rate Guarantee Conditions set forth in Attachment S are met.

1.2.     Train 3 Specific Power Consumption Rate Guarantee

LNG Specific Power Consumption Rate for Train 3 shall be equal to or less than 289 kW-hr per tonne Net LNG after tank flash, with the LNG Specific Power being a ratio of the power at 100 percent of the Heat and Material Balance value for DGAA case (i.e., 189.18 MW) divided by the LNG Production rate at 97.5 percent of the LNG flow rate for DGAA after flash (i.e., 655 tonne/hour).  The method to be used to calculate the amount of gas horsepower actually consumed during the Performance Test (the “Actual Gas Horsepower”) shall be consistent with requirements found in Attachment S.  For prevailing feed gas composition and ambient air temperatures different from the DGAA case, the Specific Power shall be equal to or less than 100 percent of the value based on correction formula to be developed based on the Heat and Material Balances of the DGAA, with consideration for RGLA and the LGHA cases, as measured in accordance with the Performance Testing Procedures set forth in Attachment S, provided that the Net LNG Production Rate Guarantee Conditions set forth in Attachment S are met.

2.    MINIMUM ACCEPTANCE CRITERIA

There are two MAC for Train 3.  The Performance Tests described in Attachment S shall be performed to demonstrate that these requirements have been met.

The Minimum Acceptance Criteria are as follows:

•     Train 3 Net LNG Production Rate MAC;

•     Train 3 Specific Power Consumption Rate MAC;

2.1.     Train 3 Net LNG Production Rate MAC

The Net LNG Production Rate for Train 3 shall be equal to or greater than ninety-eight (98%) of the Train 3 Net LNG Production Rate Performance Guarantee, or 642 tonnes per hour, (“Train 3 Net LNG Production Rate MAC”) based on the DGAA. For prevailing feed gas composition and conditions and ambient air temperatures different from the DGAA case, the Train 3 Net LNG Production Rate MAC will be adjusted as the Train 3 Net LNG Production Rate Performance Guarantee is adjusted and as measured in accordance with the Performance Testing Procedures set forth in Attachment S, provided that the Net LNG Production Rate Guarantee Conditions set forth in Attachment S are met.  Contractor’s achievement of the Train 3 Net LNG Production Rate MAC is a condition for achieving Substantial Completion of Train 3.

2.2.     Train 3 Specific Power Consumption Rate MAC

The total gas horsepower calculated for the mixed refrigerant and propane refrigerant compressors, based on the compressor design efficiencies, suction conditions and discharge pressure divided by the Net LNG Production Rate existing when Train 3 is producing LNG, will not exceed on average during the Performance Test 105% of the Train 3 Specific Power Consumption Rate Guarantee or 303.5 kW-hr per tonne Net LNG after tank flash, (“Train 3 Power Consumption Rate MAC”) based on the DGAA. For prevailing feed gas composition and conditions and ambient air temperatures different from the DGAA case, the Train 3 Power Consumption Rate MAC will be adjusted as the Train 3 Power Consumption Rate Guarantee is adjusted and as measured in accordance with the Performance Testing Procedures set forth in Attachment S, provided that the Net LNG Production Rate Guarantee Conditions set forth in Attachment S are met.  Contractor’s achievement of the Train 3 Power Consumption Rate MAC is a condition for achieving Substantial Completion of Train 3.

3.    PERFORMANCE LIQUIDATED DAMAGES

With respect to each Train, if a MAC for a parameter is met but the Performance Guarantee for any such parameter is not met by the time specified in Section 11.5 of the EPC Agreement, then Contractor shall be liable to Owner for Performance Liquidated Damages in the amounts indicated

below.

3.1.     Train 3 Net LNG Production Rate Liquidated Damages

If the Train 3 Net LNG Production Rate MAC is met but the Train 3 Net LNG Production Rate Performance Guarantee is not met, then Contractor shall be liable to and pay Owner for Performance Liquidated Damages in the amount of twenty million U.S. Dollars (U.S.$20,000,000) for each one percent (1.0%) that the Train 3 Net LNG Production Rate is less than the Train 3 Net LNG Production Rate Performance Guarantee, or proportionally for any part thereof.

3.2.     Train 3 Specific Power Consumption Rate Liquidated Damages

If the Train 3 Specific Power Consumption Rate MAC is met but the Train 3 Specific Power Consumption Rate Performance Guarantee is not met, then Contractor shall be liable to and pay Owner for Performance Liquidated Damages in the amount of one million five hundred thousand U.S. Dollars (U.S.$1,500,000) for each one percent (1.0%) that the Train 3 Specific Power Consumption Rate exceeds the Train 3 Specific Power Consumption Rate Performance Guarantee, or proportionally for any part thereof.

4.    ENVIRONMENTAL COMPLIANCE GUARANTEES

4.1.     Train 3 Environmental Permit Compliance Guarantee

Emissions from the Frame 7 gas turbines exhausts shall not exceed 5 ppmv NOx and 15 ppmv CO.

Emissions from the Acid Gas Removal Thermal Oxidizer shall not exceed 0.14 lb/MMBTU NOx and 0.082 lb/MMBTU CO.

Noise levels measured at receptor locations with Train 3 in operation shall not exceed the volume in decibels as defined in the following:

Receptor location No.	Site Location Description	X-Coordinate (Meters)	Y-Coordinate Meters	Elevation (Meters)	Volume Leq (dBA)
1	Northeast, near Security Building	675754.08	2880779.53	1.5 above grade	64.0
2c	Train 3 Centerline levee crest	674795.54	2879123.7	1.5 above top of levee	73.0
3	West, west levee mid-distance	673811.63	2878852.53	1.5 above top of levee	62.0

Measurements during the Train 3 Environmental Permit Compliance Performance Test

shall be in accordance with the Performance Testing Procedures set forth in Attachment S, and performed concurrently with Train 3 LNG Production Rate Performance Test.  Parties agree that use of meters as a unit of measurement when referring to elevation and coordinates is consistent with the noise modelling software used.  Achievement of the Train 3 Environmental Permit Compliance Guarantee shall not be a condition of Substantial Completion.

5.    PRIORITY

In the event of a conflict or inconsistency between provisions contained within this Attachment T and provisions contained within Attachment A, the provisions within this Attachment T shall control.

Execution Version

ATTACHMENT U

FORM OF PARENT GUARANTEE

This GUARANTEE (this “Guarantee”), dated as of [____________], 20[__], is made by Bechtel Global Energy, Inc., a public company organized under the laws of Delaware (“Guarantor”), in favor of Rio Grande LNG, LLC, a limited liability company organized under the laws of Texas (“Owner,” and, together with Guarantor, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Owner has agreed to enter into the Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility to be located in Cameron County, Texas (“Project”), dated as of May 24th, 2019, with Bechtel Oil, Gas and Chemicals, Inc. (“Contractor”), a subsidiary of Guarantor (the “Agreement”); and

WHEREAS, it is a condition to Owner and Contractor entering into the Agreement that Guarantor execute and deliver this Guarantee.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.   Guarantee.

(a)        On the terms and subject to the conditions contained herein, Guarantor hereby absolutely, unconditionally and irrevocably guarantees, to and for the benefit of Owner, the full and punctual performance and payment, as and when each such payment or performance becomes due, by or on behalf of Contractor of any and all obligations or amounts owed by Contractor to Owner arising under the Agreement (the “Guaranteed Obligations”).  The Guaranteed Obligations of Guarantor hereunder are primary obligations.

(b)         This Guarantee is an absolute, unconditional, present, and continuing guarantee of performance and payment, and not of collection, is in no way conditioned or contingent upon any attempt to collect from or enforce performance or payment by Contractor, and shall remain in full force and effect and be binding upon and against Guarantor and its successors and permitted assigns (and shall inure to the benefit of Owner and its successors, endorsees, transferees, and permitted assigns) without regard to the validity or enforceability of the Agreement.  If, for any reason, Contractor shall fail or be unable duly, punctually, and fully to perform or pay, as and when such performance or payment is due, any of the Guaranteed Obligations, Guarantor shall promptly upon written notice from Owner perform or pay, or cause to be performed or paid, such Guaranteed Obligations.

(c)         Guarantor agrees that any court judgment or arbitration award between Contractor and Owner under the Agreement shall be conclusive and binding on the Parties (subject to either Parties’ right to appeal) for the purposes of determining Guarantor’s obligations under the Guarantee but no such judgment shall be required to enforce the Guarantor’s obligations under this Guarantee.

(d)        Guarantor further agrees to pay to Owner any and all reasonable direct costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel), and damages paid or incurred by Owner in enforcing any rights pursuant to this Guarantee, including, without limitation, collecting against Guarantor under this Guarantee.

2.   Obligations Absolute and Unconditional, Continuing.    Guarantor agrees that the obligations of Guarantor set forth in this Guarantee shall be direct obligations of Guarantor, and such obligations shall be absolute, irrevocable and unconditional, and shall remain in full force and effect without regard to and shall not be released, discharged or in any way affected or impaired by, any circumstance or condition whatsoever (other than full and strict compliance by Guarantor with its obligations hereunder) (whether or not Guarantor shall have any knowledge or notice thereof), including, without limitation:

(a)        the existence, validity, enforceability, perfection, release, or impairment of value of any collateral for such Guaranteed Obligations;

(b)         any amendment or modification of or supplement to or other change in the Agreement or any other document, including, without limitation, any change order, renewal, extension, acceleration or other changes to time, manner, place or terms of payment thereunder;

(c)         any failure, omission or delay on the part of Owner to confirm or comply with any term of the Agreement or any other document;

(d)        any waiver, consent, extension, indulgence, compromise, release or other action or inaction under or in respect of the Agreement or any other agreement or instrument or any obligation or liability of Owner or any other Person, or any exercise or non-exercise of any right, remedy, power, or privilege under or in respect of any such instrument or agreement or any such obligation or liability;

(e)         any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, or similar proceeding with respect to Owner or any of its respective properties, or any action taken by any trustee or receiver or by any court in any such proceeding;

(f)         any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, or similar proceeding with respect to Contractor or any of its respective properties, any rejection, invalidity or unenforceability of all or any portion of the Agreement arising from same, or any action taken by any trustee or receiver or by any court in any such proceeding;

(g)        any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of the Agreement or any other document or any term or provision thereof;

(h)        any merger or consolidation of Guarantor or Contractor into or with any other Person or any sale, lease or transfer of all or any of the assets of Guarantor or Contractor;

(i)          any change in the ownership of Guarantor or Contractor;

(j)          any winding up or dissolution of Contractor or Guarantor;

(k)        any assignment of, or the creation of any mortgage, pledge, charge or other encumbrance over or in respect of, this Guarantee, the Agreement, or any of the Owner’s rights, benefits, or obligations under or pursuant to this Guarantee or the Agreement; or

(l)         to the fullest extent permitted under Applicable Law, any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing, which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against Guarantor

The Guaranteed Obligations constitute the full recourse obligations of Guarantor enforceable against it to the full extent of all its assets and properties.  Without limiting the generality of the foregoing, Guarantor agrees that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, Contractor shall fail to perform obligations or pay amounts owed by Contractor under the Agreement and that notwithstanding the recovery hereunder for or in respect of any given failure to so comply by Contractor under the Agreement, this Guarantee shall remain in full force and effect and shall apply to each and every subsequent such failure.

Notwithstanding anything else in this Guarantee, the Guarantor’s duties, obligations and liability under this Guarantee shall be no greater (including in duration) than the duties, obligations and liabilities of Contractor under the Agreement, and Guarantor shall have the right to avail itself of any equivalent rights of defense, claim, right, privilege, counterclaim, set-off, waiver, release, exclusions and/or limitation of liability which are or would have been available to Contractor; provided that, the foregoing statement shall not be interpreted to relieve Guarantor of any Guaranteed Obligations due to any of the circumstances in Sections 2(f), 2(h), 2(i) or 2(j) above, or due to the cancellation or termination of the Agreement or due to the invalidity or unenforceability of the Agreement (such as Contractor’s lack of authority to enter into the Agreement). The Owner agrees that in determining whether any limit on liability under the Agreement has been reached or exceeded, the liabilities of the Guarantor under this Guarantee shall be taken into account as if the amount of the relevant liability has been recovered by the Owner from the Contractor under the Agreement.

3.   Reinstatement.  Guarantor agrees that this Guarantee shall be automatically reinstated with respect to any payment made by or on behalf of Contractor pursuant to the Agreement if and to the extent that such payment is rescinded or must be otherwise restored, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

4.   Waiver of Demands, Notices.  Guarantor hereby unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of any of the matters referred to in Section 2 hereof; (ii) all notices which may be required by Applicable Law, or otherwise, now or hereafter in effect, to preserve any rights against Guarantor hereunder, including, without limitation, any demand, proof, or notice of non-payment or non-performance of any Guaranteed Obligation; (iii) notice of acceptance of this Guarantee, demand, protest, presentment, notice of failure of performance or payment, and any requirement of diligence; and (iv) any requirement to exhaust any remedies resulting from failure of performance or payment by Contractor under the Agreement or by any other Person under the terms of the Agreement.

5.   No Subrogation.  Notwithstanding any performance, payment or payments made by Guarantor hereunder (or any set-off or application of funds of Guarantor by Owner), Guarantor shall not be entitled to be subrogated to any of the rights of Contractor (or of any rights of Owner hereunder), or any collateral, security, or guarantee or right of set-off held by Owner, for the performance or payment of the obligations guaranteed hereunder, nor shall Guarantor seek or be entitled to assert or enforce any right of contribution, reimbursement, indemnity or any other right to payment from Contractor as a result of Guarantor’s performance of its obligations pursuant to this Guarantee until all Guaranteed Obligations are performed or paid in full.  If any amount shall be paid to Guarantor on account of such subrogation, contribution, reimbursement or indemnity rights at any time when all of the Guaranteed Obligations and all amounts owing hereunder shall not have been performed and paid in full, such amount shall be held by Guarantor in trust for Owner, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Owner in the exact form received by Guarantor (duly endorsed by Guarantor to Owner, if required), to be applied against the Guaranteed Obligations, whether or not matured, in such order as Owner may determine.

6.   Representations and Warranties.  Guarantor represents and warrants that:

(a)        it is a corporation duly organized, validly existing and is in good standing under the laws of Delaware, and has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Guarantee;

(b)         the execution, delivery and performance of this Guarantee will not violate or conflict with its charter or by-laws (or comparable constituent documents), any law, regulation or order of any governmental authority or any court or other agency of government applicable to it or the terms of any agreement to which it is a party;

(c)         no authorization, approval, consent or order of, or registration or filing with, any court or other governmental entity having jurisdiction over Guarantor is required on the part of Guarantor for the execution, delivery and performance of this Guarantee;

(d)        the execution, delivery and performance of this Guarantee has been and remains duly authorized by all necessary corporate action and does not contravene the Guarantor's constitutional documents or any contractual restriction binding on the Guarantor or its assets;

(e)         this Guarantee, when executed and delivered, will constitute a valid and legally binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability of this Guarantee may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity as they apply to the Guarantor; and

(f)         Such Guarantor is financially solvent, able to pay all debts as they mature, and possesses sufficient working capital to perform its obligations under this Guarantee.

7.   Conveyance or Transfer.  Without Owner’s written consent (not to be unreasonably withheld, conditioned or delayed), Guarantor shall not convey, sell, lease or transfer its properties or assets to any Person to the extent that such conveyance, sale, lease or transfer could have a material adverse effect on Guarantor’s ability to fulfill its obligations under this Guarantee (“Material Transaction”). For the avoidance of doubt, a sale of property, assets or Affiliates for market value in an arm’s length transaction (a) by Guarantor or (b) by an Affiliate of Guarantor shall not be considered a Material Transaction as long as Guarantor or a wholly owned subsidiary of Guarantor receives all of the proceeds from such sale.  In case of a proposed Material Transaction, Guarantor shall provide Owner with reasonable advance notice of such proposed Material Transaction. Guarantor shall then meet with Owner and, pursuant to a written confidentiality agreement, will provide to Owner all necessary information, reasonably requested by Owner, regarding the proposed Material Transaction for the purpose of receiving Owner’s written consent to such Material Transaction (and as described above such consent shall not be unreasonably withheld, conditioned or delayed).  For the avoidance of doubt, such restriction on conveyances, sales, leases and transfers shall include conveyances, sales, leases or transfers to Guarantor’s Affiliates other than any of Guarantor’s wholly owned subsidiaries.

8.   Miscellaneous.

(a)        This Guarantee shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  Guarantor may not assign or transfer this Guarantee or any rights or obligations hereunder without Owner’s prior written consent, which consent may be withheld in Owner’s sole and absolute discretion.  Owner, without the consent of Guarantor:  (i) may assign, pledge and/or grant a security interest in this Guarantee to any lender; and (ii) may assign this Guarantee to any

Person who is a permitted successor or assignee of Owner under the Agreement.  Except as otherwise provided in this Section 8, nothing herein, express or implied, is intended or shall be construed to confer upon or to give to any Person other than the Parties hereto any rights, remedies, or other benefits.

(b)         This Guarantee shall be governed by, interpreted and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas.

(c)         In the event that any claim, dispute, controversy, difference, disagreement, or grievance (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, connected with or relating in any way to this Guarantee (including the construction, validity, interpretation, termination, enforceability or breach of this Guarantee) (“Dispute”) cannot be resolved informally within [***]  Days after the Dispute arises (or such longer period of time if agreed to in writing by the Parties), either Party may give written notice of the Dispute (“Dispute Notice”) to the other Party requesting that a representative of Owner’s senior management and Guarantor’s senior management meet in an attempt to resolve the Dispute.  Each such senior executive shall have full authority to resolve the Dispute and shall promptly begin discussions in an effort to agree on a resolution of the Dispute within [***]  Days after receipt by the non-notifying Party of such Dispute Notice, with such negotiations being held in Harris County, Texas or at another location if agreed upon by the Parties in writing.  In no event shall this Section 8(c) be construed to limit either Party’s right to take any action under this Guarantee, provided that such rights are not the subject of the Dispute.

(d)        If the Dispute is not resolved by negotiation within [***] Days after the date of a Party’s written notice requesting that representatives of each Party’s senior management meet (or such other time as may be agreed in writing by the Parties), then the Parties agree that the Dispute shall be decided by final and binding arbitration. Such arbitration shall be held in Harris County, Texas, unless otherwise agreed by the Parties, shall be administered by the AAA’s office in Harris County, Texas, shall be conducted by three (3) arbitrators (or for Claims involving less than [***] U.S. Dollars (U.S.$ [***]), one (1) arbitrator) chosen in accordance with Section 8(d)(i), and shall, except as otherwise agreed by the Parties, be governed by the AAA’s Construction Industry Arbitration Rules and Mediation Procedures then in effect (“AAA Rules”).  For the purposes of determining the number of arbitrators, the total value of the Claims and counterclaims reasonably asserted by all the Parties shall be used to determine whether the [***] U.S. Dollars (U.S.$ [***]) threshold has been met.  The arbitration tribunal shall determine the rights and obligations of the Parties according to the laws of Texas, excluding its conflict of law principles; provided, however, the law applicable to the validity of the arbitration clause, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act, 9 U.S.C.A. § 2.  Issues concerning the arbitrability of a matter in dispute shall be decided by a court with proper jurisdiction.  The arbitration shall be conducted in the English language and all submissions shall be made in the English language or with an English translation; provided that witnesses may provide testimony in a language other than English if a simultaneous English translation is provided.  The Parties shall be entitled to engage in reasonable discovery, including the right to production of relevant and material documents by the opposing Party and the right to take depositions reasonably limited in number, time and place; provided that in no event shall any Party be entitled to refuse to produce relevant and non-privileged documents or copies thereof requested by the other Party within the time limit set and to the extent required by order of the arbitration tribunal.  All Disputes regarding discovery shall be promptly resolved by the arbitration tribunal.  The award of the arbitration tribunal shall be in writing, state the reasons upon which the award thereof is based, be signed by all arbitrators, and be final and binding. Any other person may be joined as an additional party to any arbitration conducted under this Section 8(d), provided that joinder is permitted under and in accordance with the Agreement. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

(i)         The arbitrators for any arbitration under Section 8(d) shall be selected in accordance with this Section 8(d).

a)                      For Claims less than [***] U.S. Dollars (U.S.$ [***]), Owner and Guarantor shall jointly select one arbitrator within [***] Days of the filing of the demand for arbitration with the AAA, or if the Parties fail to appoint such arbitrator within the applicable time period, then the AAA shall appoint the arbitrator in accordance with the AAA rules.

b)                     For Claims [***] U.S. Dollars (U.S.$ [***]) or more, Owner and Guarantor shall each appoint one (1) arbitrator within [***] Days of the filing of the demand for arbitration with the AAA, and the two (2) arbitrators so appointed shall select the presiding arbitrator within [***] Days after the latter of the two (2) arbitrators has been appointed by the Parties.  If either Party fails to appoint its party-appointed arbitrator or if the two (2) party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall appoint the remainder of the three (3) arbitrators not yet appointed.  Each arbitrator shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties or any other parties to the Dispute concerning the arbitration or the underlying Dispute, provided, however, that the Parties may have ex parte communications with their appointed arbitrators until the third arbitrator is selected.

(e)         No modification or amendment of this Guarantee shall be of any force or effect unless made in writing, signed by the Parties hereto, and specifying with particularity the nature and extent of such modification or amendment.  This Guarantee constitutes the entire and only understanding and agreement among the Parties hereto with respect to the subject matter hereof and cancels and supersedes any prior negotiations, proposals, representations, understandings, commitments, communications, or agreements, whether oral or written, with respect to the subject matter hereof.

(f)         All notices, demands, offers, requests and other written instruments required or permitted to be given pursuant to this Guarantee shall be in writing signed by the Party giving such notice and shall be hand delivered or sent by overnight courier, messenger, facsimile or certified mail, return receipt requested, to the other Parties at the address set forth below.

If to Owner:

Rio Grande LNG, LLC

1000 Louisiana Street

39th Floor

Houston, Texas 77002

Attn: [***]

E-mail:  [***]

If to Guarantor:

Bechtel Global Energy, Inc.

3000 Post Oak Blvd.

Houston, Texas 77056

Phone: [***]

Facsimile: [***]

Attn: [***]

With a copy to:

Bechtel Oil, Gas and Chemicals, Inc.

3000 Post Oak Blvd.

Houston, Texas 77056

Phone: [***]

Facsimile: [***]

Attn: [***]

Each Party shall have the right to change the place to which such notices shall be sent or delivered by sending a similar notice to the other Parties in like manner.  Notices, demands, offers, requests or other written instruments shall be deemed to have been duly given on the date actually received by the intended recipient, provided that if the day of receipt is not a Business Day then it shall be deemed to have been received on the next succeeding Business Day.

(g)        The headings of the several provisions of this Guarantee are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guarantee.

(h)        No forbearance or delay by Owner in asserting rights against Contractor or Guarantor shall affect or impair in any way Guarantor’s obligations hereunder or the rights of Owner hereunder.

(i)          In addition to other assurances provided in this Guarantee, Guarantor acknowledges that Owner may obtain financing associated with the Project and Guarantor agrees to provide reasonable cooperation to Owner and Lenders in connection with such project financing, including, but not limited to, entering into direct agreements with Lenders (which shall be substantially in the form of Exhibit 1 with such other changes thereto as are reasonably requested by Lenders), as required by Lenders, covering matters that are reasonable and customary in project financings of this type such as Lenders assignment or security rights with respect to this Guarantee, direct notices to Lenders, step-in/step-out rights, opinions, access by Lenders’ representatives and other reasonable and customary matters applicable to such project financing.

(j)          Definitions.

(i)         Capitalized terms used, but not otherwise defined, herein shall have the respective meanings ascribed to such terms in the Agreement.

(ii)        “Applicable Law” means all laws, statutes, ordinances, certifications, orders, decrees, injunctions, licenses, Permits, approvals, agreements, rules and regulations, including any conditions thereto, of any Governmental Instrumentality having jurisdiction over any Party or Contractor, or other legislative or administrative action of a Governmental Instrumentality, or a final decree, judgment or order of a court which relates to the performance of Work under the Agreement or the interpretation or application of this Guarantee or the Agreement.

(iii)       The term “Person” shall mean any individual, company, joint venture, corporation, partnership, association, joint stock company, limited liability company, trust, estate, unincorporated organization, governmental entity or other entity having legal capacity.

(k)        Any provision in this Guarantee which is illegal, void or unenforceable will be ineffective to the extent only of such illegality, voidness or unenforceability and the invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Guarantee shall not affect the validity of the remaining portions of this Guarantee.

(l)         This Guarantee may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have duly executed this Guarantee as of the date first above written.

BECHTEL GLOBAL ENERGY, INC.

By:
Name:
Title:

RIO GRANDE LNG, LLC

By:
Name:
Title:

EXHIBIT 1 TO THE PARENT GUARANTEE

FORM OF ACKNOWLEDGMENT AND CONSENT AGREEMENT WITH LENDER

Execution Version

EXHIBIT 1 TO THE PARENT GUARANTEE

FORM OF ACKNOWLEDGMENT AND CONSENT AGREEMENT WITH LENDER

Date:  [__]

Bechtel Global Energy, Inc (“Contracting Party”) hereby acknowledges the existence of (but has not reviewed) the [Security Agreement, dated as of [__] (as from time to time amended, supplemented or modified, the “Security Agreement”), among Rio Grande LNG, LLC (the “Borrower”) and [__], as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of various financial institutions providing financing to the Borrower (collectively, the “Secured Parties”)], and hereby executes this Acknowledgement and Consent Agreement (this “Consent”) and agrees as follows:

1.   The Contracting Party hereby acknowledges and consents in accordance with the terms and conditions set forth below to the Borrower’s pledge and collateral assignment of all its right, title and interest in, to and under that certain Guarantee, dated May 24th 2019 in favour of Borrower, guaranteeing Bechtel Oil, Gas and Chemicals, Inc.’s (“Contractor’s”) obligations under the Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility, dated as of May 24th, 2019, between the Contractor and [the Borrower] (the “Assigned Agreement”) to the Collateral Agent pursuant to the Security Agreement. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings ascribed to such terms in the Assigned Agreement.

2.   The Contracting Party represents and warrants as of the date hereof as follows:

(a)        The Contracting Party is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is authorized and qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospects, taxes or business.

(b)        The Contracting Party is not in violation of any Applicable Law or judgment entered by any Governmental Instrumentality, which violations, individually or in the aggregate, would affect its performance of any obligations under this Consent or the Assigned Agreement in any material respect. There are no legal or arbitration proceedings or any proceeding by or before any Governmental Instrumentality, now pending or (to the current actual knowledge of the Contracting Party) threatened against the Contracting Party that, if adversely determined, could reasonably be expected to have a material adverse effect on its ability to perform under this Consent or the Assigned Agreement.

(c)        The Contracting Party is the holder of all licenses, other than Ordinary Course Consents (as defined below), required to permit it to operate or conduct its business in Texas, and each other jurisdiction in which the nature of the business conducted by it makes such licenses necessary, now and as contemplated by the Assigned Agreement. No consent or approval of, or other action by or any notice to or filing with, any Governmental Instrumentality (except those previously obtained) was required in connection with the execution and delivery by the Contracting Party of the Assigned Agreement, or to the current actual knowledge of the Contracting Party, is required in connection with the execution and delivery of this Consent, or the performance of its obligations under this

Exhibit 1 – Page 1 of 10

Consent. The Contracting Party has obtained all permits, licenses, approvals, consents and exemptions with respect to the performance of its obligations under the Assigned Agreement required by Applicable Law in effect as of the date hereof, except those permits, licenses, approvals, consents and exemptions that the Contracting Party is permitted to obtain in the ordinary course of business in the performance of its obligations under the Assigned Agreement (collectively, the “Ordinary Course Consents”).

(d)        Neither the execution and delivery of this Consent and the Assigned Agreement by the Contracting Party, the consummation of the transactions herein contemplated by the Contracting Party, nor compliance with the terms and provisions hereof by the Contracting Party, will:

(i)         conflict with, result in a breach of or default under, or require any consent (other than consents already obtained and the Ordinary Course Consents) under: (A) the charter or by-laws of the Contracting Party, (B) any Applicable Law, (C) any order, writ, injunction or decree of any court applicable to the Contracting Party, or (D) any agreement or instrument to which the Contracting Party is a party or by which it is bound or to which it or any of its property or assets is subject in any such case under this clause (i) that would result in a material adverse effect upon the ability of the Contracting Party to perform its obligations under this Consent and the Assigned Agreement; or

(ii)       result in the creation or imposition of (or the obligation to create or impose) any lien, security interest, charge or encumbrance upon any of the properties or assets of the Contracting Party.

(e)        The Contracting Party has all necessary power and authority to execute, deliver and perform its obligations under this Consent and the Assigned Agreement; the execution, delivery and performance by the Contracting Party of this Consent and the Assigned Agreement have been duly authorized by all necessary action on its part; and this Consent and the Assigned Agreement have been duly and validly executed and delivered by the Contracting Party and each constitutes a legal, valid and binding obligation of the Contracting Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally, and by general principles  of equity. There are no amendments, modifications or supplements (whether by waiver, consent or otherwise) to the Assigned Agreement, either oral or written.

(f)        The Contracting Party is financially solvent, able to pay all debts as they mature and possesses sufficient working capital to guarantee the completion of the Work under the Assigned Agreement and perform its obligations hereunder.

(g)        To the Contracting Party’s current actual knowledge, the Borrower (a) has complied with all conditions precedent required to be complied with by or on behalf of the Borrower on or prior to the date hereof pursuant to the Assigned Agreement and (b) is not in default under any covenant or obligation of the Assigned Agreement and no such default has occurred prior to the date hereof.

(h)        The Contracting Party is not, to its current actual knowledge, in default under any covenant or obligation hereunder or under the Assigned Agreement and no such default has

Exhibit 1 – Page 2 of 10

occurred prior to the date hereof. After giving effect to the pledge and assignment referred to in paragraph 1, and after giving effect to the consent to such pledge and assignment by the Contracting Party, to the current actual knowledge of the Contracting Party, (a) there exists no event or condition that would, either immediately or with the passage of time or giving of notice, or both, entitle the Contracting Party or the Borrower to terminate or suspend its obligations under the Assigned Agreement, (b) all amounts due under the Assigned Agreement as of the date hereof have been paid in full and (c) there are no claims or rights of set-off pending by any party to the Assigned Agreement.

(i)         The Contracting Party affirms that it has no written notice or current actual knowledge of any pledge or assignment relative to the right, title and interest of the Borrower in, to and under the Assigned Agreement other than the pledge and assignment referred to in paragraph 1.

3.

(a)        From and after the date hereof and unless and until the Contracting Party shall have received written notice from the Collateral Agent that the lien of the Security Agreement has been released in full and provided that an event of default by the Borrower shall have occurred and be continuing pursuant to the loan documents executed in connection with the Security Agreement, the Collateral Agent shall have the right, but not the obligation, to pay all sums due under the Assigned Agreement by the Borrower and to perform any other act, duty or obligation required of the Borrower thereunder (to the same extent as the Borrower has the right to perform any such other act, duty or obligation thereunder) at any time and, without limiting the generality of the foregoing, shall have the full right and power to enforce directly against the Contracting Party following written notice to Contracting Party that the Collateral Agent is exercising such rights and remedies (subject to all of the Contracting Party’s defenses and other rights under the Assigned Agreement in accordance with the terms thereof) all obligations of the Contracting Party under the Assigned Agreement and otherwise to exercise all remedies thereunder and to make all demands and give all notices and make all requests required or permitted to be made by the Borrower under the Assigned Agreement, all in accordance with the terms thereof; provided that no such payment or  performance shall be construed as an assumption by the Collateral Agent or any Secured Party of any covenants, agreements or obligations of the Borrower under or in respect of the Assigned Agreement, except to the extent the Assigned Agreement shall have been expressly assumed by the Collateral Agent pursuant to paragraph 5 hereof. Any action taken by the Collateral Agent pursuant to this paragraph 3(a) in accordance with the Security Agreement shall be binding on the Borrower.  If the Contracting Party receives any demands, notices or requests made from the Collateral Agent in accordance with this paragraph 3(a) which are conflicting with that made by the Borrower, the Collateral Agent’s demands, notices and requests shall control over those conflicting demands, notices or requests made by the Borrower.

(b)        The Contracting Party agrees that it will not terminate or suspend its obligations under the Assigned Agreement without giving the Collateral Agent concurrent notice with notice(s) provided the Borrower pursuant to the applicable provisions of the Assigned Agreement, and, in the case of the termination of obligations, an opportunity to cure as provided in paragraph 3(c) below.

Exhibit 1 – Page 3 of 10

(c)        If (i) the Contracting Party is entitled to terminate the Assigned Agreement pursuant to the terms of such Assigned Agreement (“Termination Event”), (ii) the Contracting Party desires to terminate its obligations under the Assigned Agreement, and (iii) notice(s) with respect to clauses (i) and (ii) shall have been provided to the Collateral Agent by the Contracting Party as provided in paragraph 3(b) above, then, and in any such case: the Collateral Agent may elect to exercise its right to cure by providing, within forty-five (45) days after the receipt by it of the notices referred to in the preceding clause (iii), to the Contracting Party, written notice stating that the Collateral Agent has elected to exercise such right to cure (or cause to be cured), together with a written statement of the Collateral Agent that it will promptly commence to cure (or cause to be cured) all Termination Events susceptible of being cured (including, as appropriate, by the payment of money damages), and that it will, during the cure period, diligently attempt in good faith to complete (or cause to be completed) the curing of all such Termination Events to the reasonable satisfaction of Contracting Party. If the Contracting Party is entitled to suspend performance of the Work for an event under Section 16.4 of the Assigned Agreement (“Suspension Event”), the Contracting Party may, provided that notice to the Collateral Agent shall have been provided to the Collateral Agent as provided in paragraph 3(b) above, suspend performance of the Work in accordance with the terms  of the Assigned Agreement until such time as (a) the Borrower has cured the Suspension Event or (b) the Collateral Agent has cured (or caused to be cured) such Suspension Event in accordance with paragraph 3(d). The preceding sentence shall in no way limit any rights the Contracting Party may otherwise have to terminate the Assigned Agreement, subject to the other provisions of this Consent. Notwithstanding anything to the contrary in this paragraph 3(c), in no event shall this paragraph 3(c) be interpreted to change the Contracting Party’s rights to suspend performance of the Work under the Assigned Agreement or terminate the Assigned Agreement, except to the extent of the Collateral Agent’s right to effect a cure in accordance with paragraph 3(c) for a Termination Event or Suspension Event and paragraph 3(d) for a Termination Event.

(d)        The Collateral Agent shall have a period equal to sixty (60) days in the event of default in payment of undisputed amounts under the Assigned Agreement or one hundred twenty (120) days in other cases, after the delivery of the notice by the Collateral Agent referred to in paragraph 3(c) in which to cure the Termination Event(s) specified in such notice; provided that if such cure of any non-payment default can only be effected through a foreclosure on the Project (as defined in the Security Agreement), then the Collateral Agent shall have such additional reasonable period of time as is necessary to effect such foreclosure and provided further that the Contracting Party shall have been provided assurances of payment and security for payment reasonably satisfactory to the Contracting Party. Notwithstanding the foregoing, no such cure of a payment shall be construed as an assumption by the Collateral Agent or any Secured Party of any covenants, agreements or obligations of the Borrower under or in respect of the Assigned Agreement.

(e)        If, before the Collateral Agent shall have cured any Termination Event pursuant to paragraph 3(d), the Borrower shall have cured such Termination Event, the Contracting Party promptly shall provide the Collateral Agent with notice of such cure and the discontinuance of such Termination Event.

Exhibit 1 – Page 4 of 10

(f)        In the event any delay and incremental costs are due and payable to the Contracting Party under the terms of this Consent, the Contracting Party shall take, without prejudice to its rights under the Assigned Agreement for change relief,   commercially reasonable steps necessary to mitigate such delay and incremental costs.

4.

(a)        Notwithstanding any provision in the Assigned Agreement to the contrary, in the event of the rejection or termination of the Assigned Agreement by a receiver of the Borrower or otherwise pursuant to bankruptcy or insolvency proceedings,1 then the Contracting Party will enter into a new agreement with the Collateral Agent or, at the Collateral Agent’s request, with the Collateral Agent’s nominee, effective as of the date of such rejection, with substantially the same covenants, agreements, terms, provisions and limitations as are contained in such Assigned Agreement; provided that the Collateral Agent shall have made a request to the Contracting Party for such new agreement within sixty (60) days in the event of default in payment of undisputed amounts under the Assignment Agreement or one hundred twenty (120) days after the date the Collateral Agent receives notice from the Contracting Party of the rejection of the Assigned Agreement and provided further that the Contracting Party shall have been provided assurances of payment and security for payment reasonably satisfactory to the Contracting Party.

(b)        If the Collateral Agent or its nominee is prohibited by any process or injunction issued by any court having jurisdiction of any bankruptcy or insolvency proceeding involving the Borrower, from continuing the Assigned Agreement in place of the Borrower or from otherwise exercising any of its rights or remedies hereunder or under the Security Agreement in respect of the Assigned Agreement, then the times specified herein for the exercise by the Collateral Agent of any right or benefit granted to it hereunder (including without limitation the time period for the exercise of any cure rights granted hereunder) shall be extended for  the period of such prohibition; provided that the Collateral Agent is diligently pursuing such rights or remedies (to the extent permitted) in such bankruptcy or insolvency proceeding or otherwise and provided further that the Contracting Party shall have been provided assurances of payment and security for payment reasonably satisfactory to the Contracting Party.

5.   The Collateral Agent shall provide Contracting Party with notice, within five (5) Business Days of the event, if there is an event of default by Borrower shall have occurred under the applicable loan documents executed in connection with the Security Agreement or the Collateral Agent otherwise refuses to fund a draw or payment under  such loan documents; provided, however, that such notice shall not grant Contracting Party a right to suspend performance of the Assigned Agreement before any of the conditions set forth in Section 16.4 thereof have been satisfied or waived.  Provided that an event of default by Borrower shall have occurred and be continuing pursuant to the loan documents executed in connection with the Security Agreement, the Contracting Party agrees that the Collateral Agent may (but shall not be obligated to) pursuant to the terms of the Security Agreement assume, or cause any purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure to assume, all of the interests, rights and all of the obligations of the Borrower thereafter arising under

Exhibit 1 – Page 5 of 10

the Assigned Agreement, provided that as conditions precedent to or concurrent with any such assignment or transfer, (a) the Collateral Agent shall have made or caused to be made payment to the Contracting Party of all sums due hereunder or the Assigned Agreement and, subject to paragraph 3(f) hereof, all reasonably delay and incremental costs incurred by the Contracting Party during the period of time preceding the assignment or transfer, and (b) the assuming party shall have executed an agreement in writing to be bound by and to assume all of the obligations to the Contracting Party arising or accruing thereunder from and after the date of such assumption, and shall have provided the Contracting Party with assurances of future payment and security for future payment reasonably satisfactory to the Contracting Party. If the interests, rights and obligations of the Borrower in the Assigned Agreement shall be assumed, sold or transferred as provided herein, then the Contracting Party shall continue to perform its obligations under such Assigned Agreement in favor of the assuming party as if such party had thereafter been named as the Borrower under such Assigned Agreement, provided that if the Collateral Agent (or any entity acting on behalf of the Collateral Agent or any of the other Secured Parties) or such assuming party, as applicable, assumes the Assigned Agreement as provided above, such party shall not be liable for the performance of the obligations thereunder except to the extent of all of its rights, title, and interest in and to the Project (as defined in the Security Agreement). Notwithstanding any such assumption or disposition by the Collateral Agent, a purchaser, an assignee or a transferee, the Borrower shall not be released or discharged from and shall remain liable for any and all of its obligations to the Contracting Party arising or accruing under such Assigned Agreement prior to such assumption and the Contracting Party retains all rights under such Assigned Agreement relating to any breach thereof by the Borrower or the assuming party.

6.   The Contracting Party shall make all payments due to the Borrower under the Assigned Agreement to [__], acting as the Collateral Agent to Account No. [__], ABA No. [__]. All parties hereto agree that each payment by the Contracting Party to the Collateral Agent of amounts due to the Borrower from the Contracting Party under the Assigned Agreement shall satisfy the Contracting Party’s corresponding payment obligation under the Assigned Agreement.

7.         The Contracting Party2  shall not agree to amend or modify the Assigned Agreement in any material respect, and shall not  be required to enter into any Change Order in excess of [tbd] for any single Change Order or in excess of [tbd] in the case of a Change Order in conjunction with other Change Orders, unless the Contracting Party has received a duly executed certificate of an authorized officer of the Borrower that such amendment, modification or Change Order, as applicable, is (i) permitted under the loan documents executed in connection with the Security Agreement or (ii) permitted on the basis of the prior written consent of the Collateral Agent obtained by the Borrower.  The Contracting Party may rely on such certificate and may waive the requirement of a certificate with respect to Change Orders. Nothing herein shall prejudice the Contracting Party’s right to a Change Order under the Assigned Agreement.

8.   The Contracting Party shall deliver to the Collateral Agent concurrently with the delivery thereof to the Borrower, a copy of the following items if and when provided by the Contracting Party to the Borrower pursuant to the Assigned Agreement: (a) notification prior to cancellation, non-renewal or a material change in the insurance coverage required under the terms of the Assigned Agreement; (b) notification of termination; (c) notification of suspension of all of the Work; (d) notification of default by the Borrower; (e) notification of claims, demands, actions or

Exhibit 1 – Page 6 of 10

causes of actions asserted against the Contracting Party for which the Borrower has indemnification obligations; and (f) notification of request for arbitration.

9.   The Contracting Party shall provide to the Collateral Agent any information or documentation as reasonably requested by the Collateral Agent in connection with the financing of the Borrower’s obligations under the Assigned Agreement including, without limitation, the following: (a) an opinion of counsel of the Contracting Party customary for a project financing with respect to the authorization, execution, delivery and enforceability, and other similar issues, of the Assigned Agreement and this Consent; (b) a certificate of an authorized officer of the Contracting Party certifying that (i) all amounts due and payable under the Assigned Agreement have been paid other than those amounts payable in respect of the current invoice and (ii) no event or condition exists to the Contracting Party’s current actual knowledge which constitutes a default by the Borrower under the Assigned Agreement; and (c) a copy of a certificate of good standing of, and payment of franchise taxes by, the Contracting Party issued by the Secretary of State of Delaware.

10. Notice to any party hereto shall be deemed to be delivered on the earlier of: (a) the date of personal delivery and (b) if deposited in a United States Postal Service depository, postage prepaid, registered or certified mail, return receipt requested, addressed to such party at the address indicated below (or at such other address as such party may have theretofore specified by written notice delivered in accordance herewith), upon delivery or refusal to accept delivery, in each case as evidenced by the return receipt:

The Collateral Agent:

[__]

[__]

Facsimile: [__] Attn: [__]

The Borrower:

[__]

[__]

Facsimile: [__] Attn: [__]

The Contracting Party:

[__]

[__]

Facsimile: [__] Attn: [__]

11. This Consent shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the Contracting Party, the Borrower, the Collateral Agent and the Secured Parties (provided, however, that the Contracting Party shall not assign or transfer it rights hereunder without the prior written consent of the Collateral Agent).

12. This Consent may be executed in one or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. This Consent shall become effective at such time as the Collateral Agent shall have received counterparts hereof signed by all of the intended parties hereto. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the Contracting Party, the Borrower and the Collateral Agent.

Exhibit 1 – Page 7 of 10

13. For purposes of this Consent, the term “day” or “days” shall mean calendar days unless otherwise defined herein.

14. No failure on the part of any party or any of its agents to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof (subject to any statute of limitations), and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right power or privilege.

15. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

16. The agreements of the parties hereto are solely for the benefit of the Contracting Party, the Borrower, the Collateral Agent and the Secured Parties, and no Person (other than the parties hereto and the Secured Parties and their successors and assigns permitted hereunder) shall have any rights hereunder.

17. This Consent shall terminate upon the indefeasible payment in full of all amounts owed under any financing3 documents executed in connection with the Security Agreement.

18. THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE CONTRACTING PARTY, THE COLLATERAL AGENT AND THE BORROWER HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONSENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR DISPUTES ARISING OUT OF OR RELATING TO THE ASSIGNED AGREEMENT WHICH WILL CONTINUE TO BE GOVERNED EXCLUSIVELY BY ARTICLE 18 OF THE ASSIGNED AGREEMENT. THE CONTRACTING PARTY, THE COLLATERAL AGENT AND THE BORROWER IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

19. EACH OF THE CONTRACTING PARTY, THE COLLATERAL AGENT AND THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONSENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3  Owner will be securing both debt and equity financing for the project, so this should be broader than “loan documents”.

Exhibit 1 – Page 8 of 10

20. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, NONE OF THE CONTRACTING PARTY, THE COLLATERAL AGENT, NOR THE BORROWER, SHALL BE LIABLE UNDER THIS CONSENT, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCTS LIABILITY, PROFESSIONAL LIABILITY, INDEMNITY, CONTRIBUTION, OR ANY OTHER CAUSE OF ACTION FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, OR LOSS OF PROFITS, LOSS OF USE, LOSS OF OPPORTUNITY, LOSS OF REVENUES, LOSS OF FINANCING, LOSS OR INCREASE OF BONDING CAPACITY, COSTS OF OBTAINING OR MAINTAINING FINANCING, LOSS OF GOODWILL, OR BUSINESS INTERRUPTION, OR DAMAGES OR LOSSES FOR PRINCIPAL OFFICE EXPENSES INCLUDING COMPENSATION OF PERSONNEL STATIONED THERE (“CONSEQUENTIAL DAMAGES”), AND THE CONTRACTING PARTY, THE COLLATERAL AGENT, AND THE BORROWER DO HEREBY RELEASE EACH OTHER FROM ANY LIABILITY FOR SUCH LOSSES AND DAMAGES; PROVIDED THAT THE EXCLUSION OF LIABILITY SET FORTH IN THIS SECTION IS NOT INTENDED TO PRECLUDE RECOVERIES AS PERMITTED PURSUANT TO SECTION 20.4 OF THE ASSIGNED AGREEMENT WITH RESPECT TO OBLIGATIONS UNDER THE ASSIGNED AGREEMENT ONLY.

[Signature pages follow]

Exhibit 1 – Page 9 of 10

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Consent as of the day and year first above written.

BECHTEL GLOBAL ENERGY, INC

By:

Name:

Title:

[COLLATERAL AGENT]

By:

Name:

Title:

ACKNOWLEDGED and AGREED

[BORROWER]

By:

Name:

Title:

Exhibit 1 – Page 10 of 10

ATTACHMENT V

OWNER FURNISHED ITEMS

With respect to any furnished items that are tied to the issuance of NTP (i.e., NTP + X months), if a Change Order involves an adjustment to a Key Date (including the Guaranteed Substantial Completion Dates), the dates upon which such items are required to be furnished shall also be adjusted accordingly, provided that such adjusted dates shall in no event be earlier than the original date listed below.  All such adjusted dates shall be included in any Change Order that adjusts a Key Date or a Guaranteed Substantial Completion Date.

[***]

V-1

ATTACHMENT W

SPARE PARTS LIST

Commissioning spare parts, Capital Spare Parts, and Operating Spare Parts as described in Section 3.4 of the Agreement are further defined in this Attachment W and Schedule W-1 (Capital Spare Parts).  Schedule W-1 also provides a list of Capital Spare Parts that are included in the Contract Price.

1.           Commissioning Spare Parts

Commissioning spare parts are those spare parts necessary for Contractor to achieve Substantial Completion of Train 3 and are specified and purchased by Contractor for Contractor’s own use through Substantial Completion of Train 3. Until such time, commissioning spare parts shall be stored in the Contractor’s construction warehouse. Any commissioning spare parts not incorporated into the Facility may be assumed by Owner at no cost after Substantial Completion of Train 3.

2.           Capital Spare Parts

Capital Spare Parts are spare parts with a low probability of use, which typically have long procurement times and significant cost, and are critical to the Plant operation in terms of safety or lost production.  Capital Spare Parts are classified as part of the Project capital investment and valued as part of the asset.  Capital Spare Parts are non-depreciable and are not treated as normal inventory. Capital Spare Parts can be refurbished to an “as new” condition.

In the course of the Work, Contractor shall identify all potential additions to the Capital Spare Parts listed in Schedule W-1 based on Contractor’s experience, expertise, procurement processes (requisitions to include requests for spare parts recommendations), and GECP.  For any Capital Spare Parts identified by Contractor (which are not already included in the Capital Spare Parts listed in Schedule W-1) (“Additional Capital Spare Parts”), Contractor shall deliver to Owner for Owner’s approval, not to be unreasonably withheld, the detailed priced lists obtained from the Additional Capital Spare Parts manufacturer(s) along with Contractor’s own recommendations for such Additional Capital Spare Parts for each applicable item of Equipment, including components and systems of such Equipment. Such priced lists shall originate from the Equipment supplier(s) and shall be provided to Owner no later than [***]  ([***]) Days after the execution of the applicable Subcontract for such Equipment, and such purchase prices will be valid for [***]  ([***]) Days after Contractor’s execution thereof.

Within such [***]  ([***]) Days, Owner may respond to Contractor identifying which Additional Capital Spare Parts, if any, that Owner wishes Contractor to procure under each Subcontract.  The cost associated with all Work related to Additional Capital Spare Parts is included in the Contract Price, except for the purchase and delivery price of such Additional Capital Spare Parts.  In the event Owner requests in writing that Contractor procure any Additional Capital Spare Parts on Owner’s behalf, Contractor shall be entitled to a Change Order in accordance with Section 6.1 of the Agreement increase the Contract Price for the actual purchase price and delivery costs of such requested

Additional Capital Spare Parts, plus costs of transportation, preservation and a profit of [***] ([***]%) on such price and costs.

Capital Spare Parts will be delivered by Contractor to Site (or other designated warehouse location as determined by Owner) at or before Substantial Completion of Train 3 as required by the Agreement.

3.           Operating Spare Parts

Operating Spare Parts are those spare parts necessary for ongoing Facility operation sufficient for [***]  ([***]) years after Substantial Completion (but only to the extent not taken into consideration by Capital Spare Parts) and are based upon Plant maintenance requirements including preventative maintenance and unplanned, or breakdown, maintenance.

In the course of the Work, Contractor shall identify, based on Contractor’s experience, expertise, procurement processes (requisitions to include requests for spare parts recommendations), and GECP recommended Operating Spare Parts.  In accordance with Article 3.4C of the Agreement, Contractor shall deliver to Owner for Owner’s approval detailed priced lists for Operating Spare Parts along with Contractor’s recommendations regarding such spare parts for each applicable item of Equipment (including components and systems of such Equipment). Such priced lists shall originate from the Equipment supplier(s).

In accordance with Article 3.4C of the Agreement, Owner shall respond to Contractor identifying which Operating Spare Parts, if any, Owner wishes to be procured. The cost associated with all Work related to Operating Spare Parts is included in the Contract Price, except for the purchase and delivery price of those Operating Spare Parts. Costs for purchase and delivery of any Operating Spare Parts shall be addressed through Change Order in accordance with Section 6.1 of the Agreement and such Change Order shall specify whether each item of Operating Spare Part is to be delivered by Contractor to Site at or before Substantial Completion or Final Completion.

4.           Standardization and Interchangeability

Contractor shall develop a material and Equipment standardization procedure to minimize required spare parts inventories.

Subcontractors and Sub-subcontractors shall complete Contractor issued spare parts interchangeability record forms, including original equipment manufacturer (“OEM”) catalogue numbers, and any associated information required to determine the interchangeability of components.  Contractor will provide such records to Owner along with its recommend spare parts lists.

To the extent practicable, spare parts procured by Contractor for Train 3 shall be identical in specification to the spare parts acquired for Trains 1 and 2.

5.           Quality Requirements

Contractor shall supply packing, shipping, storage and preservation procedures for all spare parts.

Contractor shall provide Owner with all spare part procurement records, including quality records, including material traceability, SDS’s, test and calibration certificates and Contractor’s receiving inspection reports as specified in Attachment Y or otherwise required by Owner.

Not used.

SCHEDULE W-1

CAPITAL SPARE PARTS

[***]

ATTACHMENT X

REPORTING AND MEETINGS REQUIREMENTS

[***]

ATTACHMENT Y

QUALITY PLAN REQUIREMENTS

1.0	INTRODUCTION	2
2.0	OBJECTIVES	2
3.0	DEFINITIONS AND INTERPRETATION	2
3.1	DEFINITIONS	2
3.2	INTERPRETATION	2
4.0	RIGHTS AND RESPONSIBILITIES	2
4.1	OWNER RIGHTS AND RESPONSIBILITIES	2
4.2	CONTRACTOR RESPONSIBILITIES	3
5.0	PLANNING	3
5.1	OWNER COMMUNICATION	3
5.2	INSPECTION AND TEST PLANS	3
5.3	CONTROL OF NONCONFORMITIES	3
5.4	CONTROL OF MEASURING AND TESTING EQUIPMENT	4
5.5	ENGINEERING, DESIGN, AND DEVELOPMENT	4
5.5.1	Design Inputs and Outputs	4
5.5.2	Design Verification and Control	4
5.5.3	Design Review	4
5.5.4	Control of Design Changes and Deviations	4
5.6	CONSTRUCTION	5
5.7	SUBCONTRACTOR	5
6.0	MEASUREMENT, ANALYSIS AND IMPROVEMENT	5
6.1	INTERNAL QUALITY AUDIT	5
6.2	IMPROVEMENT	6
6.2.1	Corrective Action	6
6.2.2	Preventive Action	6

1.0         INTRODUCTION

In addition to the requirements specified in any other provision of the EPC Agreement, this Attachment Y sets out the general requirements and scope of activities for quality to be performed by Contractor for the Project.

This Attachment Y does not constitute a substitute for the Train 3 Liquefaction Facility-specific quality control and quality assurance plan, inspection plan or Subcontractor source inspection plan.

2.0         OBJECTIVES

The objective of this Attachment Y is to provide the requirements for the following:

•	Contractor quality assurance and quality control plan, and the supporting detailed inspection and quality assurance and quality control procedures;
•	Contractor construction inspection and test plan and supporting construction procedures; and
•	Subcontractor source inspection plan.

3.0         DEFINITIONS AND INTERPRETATION

3.1         Definitions

Capitalized terms not defined herein have the meaning in the EPC Agreement.  Unless otherwise specified, sections and articles referenced herein refer to the applicable section or article in this Attachment Y.

•

“Key Performance Indicator” or “KPI” means a quantifiable measure used to evaluate the success of the Contractor and Subcontractor(s) in meeting the objectives for performance of the Project, as mutually agreed upon between Owner and Contractor;

•	“Nonconformance” means any item in which one or more characteristics fails to conform to the requirements of the EPC Agreement associated with the Work;
•	“Project Quality Manager” means Contractor’s designated Person responsible for quality activities of Contractor described in the EPC Agreement associated with the Work;
•

“Quality Assurance” or “QA” means the system by which the Contractor shall monitor the performance of stages of the Work to a level of quality as agreed between Owner and Contractor in the Quality Plan;

•	“Quality Control” or “QC” means the system by which the Contractor shall test the Work to ensure that the Work is performed in accordance with the Sections and Articles of this EPC Agreement; and

3.2         Interpretation

To the extent there is a conflict between this Attachment Y and the terms and conditions of the EPC Agreement, the terms and conditions of the EPC Agreement shall control.

4.0         RIGHTS AND RESPONSIBILITIES

In addition to the other responsibilities set forth herein, the Parties shall have the following responsibilities.

4.1         Owner Rights and Responsibilities

•	Pursuant to Section 12.2 of the EPC Agreement, Owner, Lender, Independent Engineer, and either of their representative have the right to inspect all Work (including Equipment) at all times; and

•

Owner’s engineering and quality staff may attend and observe all internal audits or surveillance reviews organized by the Contractor.  However, Owner reserves the right to waive attendance and observation in any such witness point.  Owner also reserves the right to attend and observe in any such witness point.

4.2         Contractor Responsibilities

Contractor shall:

•	Develop a quality strategy and detailed Quality Plan for Owner’s comment and approval no later than thirty (30) Days after the date Owner issues LNTP;
•	Be responsible for all quality requirements of the Work;
•	Develop and maintain quality organization charts and staffing plans for Contractor’s home office, the Site and remote Work locations;
•	Establish and implement the basis for evaluating QA/QC activities on the Project;
•	Provide Owner with summary reports of internal audits;
•	Provide Owner with summary reports related to any quality control or quality assurance issue with completed Work;
•	Maintain Project quality documents and records as specified in the EPC Agreement; and
•	Implement quality requirements related to Contractor activities contemplated under the EPC Agreement and this Attachment Y.

5.0         PLANNING

5.1         Owner Communication

Reporting requirements for quality control and quality assurance activities shall be described in detail in the Quality Plan, and shall be included in reports named in Attachment X.

5.2         Inspection and Test Plans

Inspection and test plans (“ITPs”) shall be prepared by Contractor for the Work. An ITP is a document which shall detail the required inspection points for both the Contractor and Owner for each portion of the Work. Contractor shall submit each ITP for Owner for approval at least [***] ([***]) Days after NTP.

Each Contractor and Subcontractor ITP shall include the following information:

•	Inspection activities;
•	Quality Control requirements;
•	Responsibility for inspections or tests;
•	Applicable procedures and numbering;
•	Acceptance criteria;
•	Verifying documents;
•	Inspection parties and responsibilities; and
•	Inspection points (hold, witness, and review).

5.3         Control of Nonconformities

Contractor shall:

•

Issue Nonconformance Reports (“NCRs”) for nonconformance of Work with the Quality Plan and applicable Project Drawings and Specifications. Contractor shall maintain a status summary of open NCRs and provide them to Owner as part of the Monthly Progress Report;

•

Segregate nonconforming materials and assemblies to a clearly designated rejection site. Contractor shall track and control nonconforming Equipment or materials until it is repaired, exported, or otherwise disposed.

The responsibility for review and authority for disposition of non-conformances against Owner approved procedures shall be defined in the Contractor Quality Plan and applicable project procedures.

5.4         Control of Measuring and Testing Equipment

Contractor shall identify, maintain, control, adjust, and calibrate tools, gauges, instruments, and other measuring and testing devices used by Contractor to make and perform tests in the field at Site with instructions for their use, calibration, and storage.

5.5         Engineering, Design, and Development

5.5.1      Design Inputs and Outputs

All input data is to be complete, of current issue, and in compliance with the EPC Agreement. Design outputs shall:

•	Identify the characteristics of the design which are applicable to safe operation of the Train 3 Liquefaction Facility;
•	Consider safeguards against misuse or mal-operation; and
•	Define the technical data for procurement.

5.5.2      Design Verification and Control

Contractor deliverables shall:

•	Be presented in a manner that enables traceability to the Basis of Design; and
•	Be checked (including inter-discipline checks where appropriate) and approved by authorized personnel of Contractor independent of the deliverable’s originator

5.5.3      Design Review

Contractor shall perform design reviews to address both the specific aspects of the design and the compliance of the overall design with the requirements of the EPC Agreement.  Design reviews shall include the following:

•	HAZOP;
•	SIL;
•	3D Model;
•	SIMOPs;
•	Constructability;
•	Ergonomics (to be reviewed as part of 3D Model Reviews); and
•	Any other reviews described in Contractor’s project execution plan, including any discipline-specific subplans.

Prior to the above listed design reviews, relevant procedures and terms of reference shall be issued by the Contractor to Owner for review.  Contractor shall organize the design reviews, present information, issue review reports, and close out any issues identified during design reviews.  Contractor shall actively involve Owner in the above reviews.

5.5.4      Control of Design Changes and Deviations

All changes from the approved EPC Agreement baseline shall be comprehensively reviewed and approved prior to implementation. Contractor, using the change management system defined and provisioned herein and in Attachment D, shall document the review and approval of any design changes that deviate from the approved baseline design.

All changes shall be in accordance with the requirements contained in Attachment D and elsewhere in the EPC Agreement.

Contractor’s change management system shall achieve the following:

•	Changes shall be identified and recognized;
•	Risks associated with any change shall be highlighted and managed accordingly;
•	Communicate and implement any change thoroughly and accurately to the Project; and

All Owner-initiated design changes and Change Directives, along with Contractor initiated technical queries and Change Orders, shall be controlled through the change management process.

5.6         Construction

Contractor shall develop and implement construction inspection and test plans and supporting construction procedures, and review and approve Subcontractor source inspection plans.

Procedures for construction activities at Site shall be developed, reviewed and approved by Contractor.

Where the Contractor’s inspector(s) identify or is informed of nonconforming products or materials, Contractor may either replace such nonconforming products or materials or repair the products or materials in accordance with Section 12.2A of the terms and conditions of the EPC Agreement.

5.7         Subcontractor

Subcontractor quality plans and/or ITPs shall be reviewed and approved by Contractor, and issued to Owner for review prior to commencement of the applicable Work.

Contractor shall maintain records of qualified special processes, Construction Equipment and Contractor personnel.

Subcontractor construction execution performance shall be monitored through regular progress meetings between Contractor and Subcontractors. Subcontractor quality audits shall be performed by Subcontractors. Contractor may conduct quality audits on Subcontractors work in accordance with the Contractor’s internal quality audit schedule to evaluate their quality plan implementation.

6.0         MEASUREMENT, ANALYSIS AND IMPROVEMENT

The Project quality manager shall be responsible for defining, planning, documenting and implementing a system to monitor, measure, and analyze the Key Performance Indicators, as appropriate for the various stages of the Project.

Contractor quality personnel shall have well-defined responsibilities, qualifications, authority, and organizational freedom to identify quality concerns and non-conformance, and to initiate, recommend, and implement corrective actions.

6.1         Internal Quality Audit

Contractor shall include an internal quality audit plan and schedule as part of the Project Quality Plan.

Contractor shall perform internal quality audits to measure the compliance to work processes.

Internal quality audits shall be executed by quality auditors not directly responsible for the Work being audited and the auditors shall be qualified in auditing and competent in the area(s) being audited.

Contractor shall investigate root causes where Contractor deems appropriate in accordance with the Quality Plan and initiate corrective actions for non-compliances identified in each internal quality audit. Contractor shall verify implementation and closeout of corrective actions.

Contractor shall notify Owner [***] ([***]) Days prior to any internal quality audit. Quality audit reports, corrective actions and close out documentation shall be made available to Owner for review, upon request.

6.2         Improvement

Contractor procedures for continual improvement shall capture measurement, analysis, and improvement of the KPIs and objectives.

6.2.1      Corrective Action

Contractor is responsible for (i) maintaining a list of internal quality audit non-compliances and Corrective Action Requests (“CARs”), (ii) monitoring responses and the timely close-out and completion of the internal quality audit non-compliances and (iii) including the status of open internal quality audit non-compliances and CARs as part of the Monthly Progress Report.

6.2.2       Preventive Action

Contractor procedures for preventive actions shall describe the requirements for evaluating the need for additional mitigation actions to prevent occurrence of previous lessons learned.

ATTACHMENT Z

SITE PLAN

The parcels of land where the Train 3 Liquefaction Facility and Expanded Facility shall be located is shown below in Figure 1 and in Schedule Z-1. The Site does not include the restricted areas designated.

After Substantial Completion of Train 1 and Train 2, the “Site” does not include the parcels of land on which such Train is located after such Train achieves Substantial Completion.

Owner may reduce the size of the Site by removing areas from the Site where future trains 4, 5, and 6 will be located as long as Owner provides Contractor with a reasonable alternative for its laydown areas.  Such reduction shall be captured in a mutual Change Order.

[***]

Figure 1 - Rio Grande LNG Site Plan

Schedule Z-1

Site Plan

[***]

ATTACHMENT AA

FORM OF ACKNOWLEDGMENT AND CONSENT AGREEMENT WITH LENDER

Date:  [__]

Bechtel Oil, Gas and Chemicals, Inc. (“Contracting Party”) hereby acknowledges the existence of (but has not reviewed) the [Security Agreement, dated as of [__] (as from time to time amended, supplemented or modified, the “Security Agreement”), among [Rio Grande LNG, LLC] (the “Borrower”) and [__], as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of various financial institutions providing financing to the Borrower (collectively, the “Secured Parties”)], and hereby executes this Acknowledgement and Consent Agreement (this “Consent”) and agrees as follows:

1.   The Contracting Party hereby acknowledges and consents in accordance with the terms and conditions set forth below to the Borrower’s pledge and collateral assignment of all its right, title and interest in, to and under that certain Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility, dated as of May 24, 2019, between the Contractor and [the Borrower] (the “Assigned Agreement”) to the Collateral Agent pursuant to the Security Agreement. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings ascribed to such terms in the Assigned Agreement.

2.   The Contracting Party represents and warrants as of the date hereof as follows:

(a)        The Contracting Party is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is authorized and qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospects, taxes or business.

(b)        The Contracting Party is not in violation of any Applicable Law or judgment entered by any Governmental Instrumentality, which violations, individually or in the aggregate, would affect its performance of any obligations under this Consent or the Assigned Agreement in any material respect. There are no legal or arbitration proceedings or any proceeding by or before any Governmental Instrumentality, now pending or (to the current actual knowledge of the Contracting Party) threatened against the Contracting Party that, if adversely determined, could reasonably be expected to have a material adverse effect on its ability to perform under this Consent or the Assigned Agreement.

(c)        The Contracting Party is the holder of all licenses, other than Ordinary Course Consents (as defined below), required to permit it to operate or conduct its business in Texas, and each other jurisdiction in which the nature of the business conducted by it makes such licenses necessary, now and as contemplated by the Assigned Agreement. No consent or approval of, or other action by or any notice to or filing with, any Governmental Instrumentality (except those previously obtained) was required in connection with the execution and delivery by the Contracting Party of the Assigned Agreement, or to the current actual knowledge of the Contracting Party, is required in connection with the execution and delivery of this Consent, or the performance of its obligations under this

Consent. The Contracting Party has obtained all permits, licenses, approvals, consents and exemptions with respect to the performance of its obligations under the Assigned Agreement required by Applicable Law in effect as of the date hereof, except those permits, licenses, approvals, consents and exemptions that the Contracting Party is permitted to obtain in the ordinary course of business in the performance of its obligations under the Assigned Agreement (collectively, the “Ordinary Course Consents”).

(d)        Neither the execution and delivery of this Consent and the Assigned Agreement by the Contracting Party, the consummation of the transactions herein contemplated by the Contracting Party, nor compliance with the terms and provisions hereof by the Contracting Party, will:

(i)         conflict with, result in a breach of or default under, or require any consent (other than consents already obtained and the Ordinary Course Consents) under: (A) the charter or by-laws of the Contracting Party, (B) any Applicable Law, (C) any order, writ, injunction or decree of any court applicable to the Contracting Party, or (D) any agreement or instrument to which the Contracting Party is a party or by which it is bound or to which it or any of its property or assets is subject in any such case under this clause (i) that would result in a material adverse effect upon the ability of the Contracting Party to perform its obligations under this Consent and the Assigned Agreement; or

(ii)       result in the creation or imposition of (or the obligation to create or impose) any lien, security interest, charge or encumbrance upon any of the properties or assets of the Contracting Party.

(e)        The Contracting Party has all necessary power and authority to execute, deliver and perform its obligations under this Consent and the Assigned Agreement; the execution, delivery and performance by the Contracting Party of this Consent and the Assigned Agreement have been duly authorized by all necessary action on its part; and this Consent and the Assigned Agreement have been duly and validly executed and delivered by the Contracting Party and each constitutes a legal, valid and binding obligation of the Contracting Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally, and by general principles  of equity. There are no amendments, modifications or supplements (whether by waiver, consent or otherwise) to the Assigned Agreement, either oral or written.

(f)        The Contracting Party is financially solvent, able to pay all debts as they mature and possesses sufficient working capital to guarantee the completion of the Work under the Assigned Agreement and perform its obligations hereunder.

(g)         To the Contracting Party’s current actual knowledge, the Borrower (a) has complied with all conditions precedent required to be complied with by or on behalf of the Borrower on or prior to the date hereof pursuant to the Assigned Agreement and (b) is not in default under any covenant or obligation of the Assigned Agreement and no such default has occurred prior to the date hereof.

(h)         The Contracting Party is not, to its current actual knowledge, in default under any covenant or obligation hereunder or under the Assigned Agreement and no such default has occurred prior to the date hereof. After giving effect to the pledge and assignment referred to in paragraph 1, and after giving effect to the consent to such pledge and assignment by the Contracting Party, to the current actual knowledge of the Contracting Party, (a) there exists no event or condition that would, either immediately or with the passage of time or giving of notice, or both, entitle the Contracting Party or the Borrower to terminate or suspend its obligations under the Assigned Agreement, (b) all amounts due under the Assigned Agreement as of the date hereof have been paid in full and (c) there are no claims or rights of set-off pending by any party to the Assigned Agreement.

(i)        The Contracting Party affirms that it has no written notice or current actual knowledge of any pledge or assignment relative to the right, title and interest of the Borrower in, to and under the Assigned Agreement other than the pledge and assignment referred to in paragraph 1.

3.

(a)         From and after the date hereof and unless and until the Contracting Party shall have received written notice from the Collateral Agent that the lien of the Security Agreement has been released in full and provided that an event of default by the Borrower shall have occurred and be continuing pursuant to the loan documents executed in connection with the Security Agreement, the Collateral Agent shall have the right, but not the obligation, to pay all sums due under the Assigned Agreement by the Borrower and to perform any other act, duty or obligation required of the Borrower thereunder (to the same extent as the Borrower has the right to perform any such other act, duty or obligation thereunder) at any time and, without limiting the generality of the foregoing, shall have the full right and power to enforce directly against the Contracting Party following written notice to Contracting Party that the Collateral Agent is exercising such rights and remedies (subject to all of the Contracting Party’s defenses and other rights under the Assigned Agreement in accordance with the terms thereof) all obligations of the Contracting Party under the Assigned Agreement and otherwise to exercise all remedies thereunder and to make all demands and give all notices and make all requests required or permitted to be made by the Borrower under the Assigned Agreement, all in accordance with the terms thereof; provided that no such payment or  performance shall be construed as an assumption by the Collateral Agent or any Secured Party of any covenants, agreements or obligations of the Borrower under or in respect of the Assigned Agreement, except to the extent the Assigned Agreement shall have been expressly assumed by the Collateral Agent pursuant to paragraph 5 hereof. Any action taken by the Collateral Agent pursuant to this paragraph 3(a) in accordance with the Security Agreement shall be binding on the Borrower.  If the Contracting Party receives any demands, notices or requests made from the Collateral Agent in accordance with this paragraph 3(a) which are conflicting with that made by the Borrower, the Collateral Agent’s demands, notices and requests shall control over those conflicting demands, notices or requests made by the Borrower.

(b)       The Contracting Party agrees that it will not terminate or suspend its obligations under the Assigned Agreement without giving the Collateral Agent concurrent notice with notice(s) provided the Borrower pursuant to the applicable provisions of the Assigned Agreement, and, in the case of the termination of obligations, an opportunity to cure as provided in paragraph 3(c) below.

(c)        If (i) the Contracting Party is entitled to terminate the Assigned Agreement pursuant to the terms of such Assigned Agreement (“Termination Event”), (ii) the Contracting Party desires to terminate its obligations under the Assigned Agreement, and (iii) notice(s) with respect to clauses (i) and (ii) shall have been provided to the Collateral Agent by the Contracting Party as provided in paragraph 3(b) above, then, and in any such case: the Collateral Agent may elect to exercise its right to cure by providing, within [***] days after the receipt by it of the notices referred to in the preceding clause (iii), to the Contracting Party, written notice stating that the Collateral Agent has elected to exercise such right to cure (or cause to be cured), together with a written statement of the Collateral Agent that it will promptly commence to cure (or cause to be cured) all Termination Events susceptible of being cured (including, as appropriate, by the payment of money damages), and that it will, during the cure period, diligently attempt in good faith to complete (or cause to be completed) the curing of all such Termination Events to the reasonable satisfaction of Contracting Party. If the Contracting Party is entitled to suspend performance of the Work for an event under Section 16.4 of the Assigned Agreement (“Suspension Event”), the Contracting Party may, provided that notice to the Collateral Agent shall have been provided to the Collateral Agent as provided in paragraph 3(b) above, suspend performance of the Work in accordance with the terms  of the Assigned Agreement until such time as (a) the Borrower has cured the Suspension Event or (b) the Collateral Agent has cured (or caused to be cured) such Suspension Event in accordance with paragraph 3(d). The preceding sentence shall in no way limit any rights the Contracting Party may otherwise have to terminate the Assigned Agreement, subject to the other provisions of this Consent. Notwithstanding anything to the contrary in this paragraph 3(c), in no event shall this paragraph 3(c) be interpreted to change the Contracting Party’s rights to suspend performance of the Work under the Assigned Agreement or terminate the Assigned Agreement, except to the extent of the Collateral Agent’s right to effect a cure in accordance with paragraph 3(c) for a Termination Event or Suspension Event and paragraph 3(d) for a Termination Event.

(d)        The Collateral Agent shall have a period equal to [***] days in the event of default in payment of undisputed amounts under the Assigned Agreement or [***] days in other cases, after the delivery of the notice by the Collateral Agent referred to in paragraph 3(c) in which to cure the Termination Event(s) specified in such notice; provided that if such cure of any non-payment default can only be effected through a foreclosure on the Project (as defined in the Security Agreement), then the Collateral Agent shall have such additional reasonable period of time as is necessary to effect such foreclosure and provided further that the Contracting Party shall have been provided assurances of payment and security for payment reasonably satisfactory to the Contracting Party. Notwithstanding the foregoing, no such cure of a payment shall be construed as an assumption by the Collateral Agent or any Secured Party of any covenants, agreements or obligations of the Borrower under or in respect of the Assigned Agreement.

(e)        If, before the Collateral Agent shall have cured any Termination Event pursuant to paragraph 3(d), the Borrower shall have cured such Termination Event, the Contracting Party promptly shall provide the Collateral Agent with notice of such cure and the discontinuance of such Termination Event.

(f)        In the event any delay and incremental costs are due and payable to the Contracting Party under the terms of this Consent, the Contracting Party shall take, without prejudice to its rights under the Assigned Agreement for change relief, commercially reasonable steps necessary to mitigate such delay and incremental costs.

4.

(a)        Notwithstanding any provision in the Assigned Agreement to the contrary, in the event of the rejection or termination of the Assigned Agreement by a receiver of the Borrower or otherwise pursuant to bankruptcy or insolvency proceedings, then the Contracting Party will enter into a new agreement with the Collateral Agent or, at the Collateral Agent’s request, with the Collateral Agent’s nominee, effective as of the date of such rejection, with substantially the same covenants, agreements, terms, provisions and limitations as are contained in such Assigned Agreement; provided that the Collateral Agent shall have made a request to the Contracting Party for such new agreement within [***] days in the event of default in payment of undisputed amounts under the Assignment Agreement or [***] days after the date the Collateral Agent receives notice from the Contracting Party of the rejection of the Assigned Agreement and provided further that the Contracting Party shall have been provided assurances of payment and security for payment reasonably satisfactory to the Contracting Party.

(b)        If the Collateral Agent or its nominee is prohibited by any process or injunction issued by any court having jurisdiction of any bankruptcy or insolvency proceeding involving the Borrower, from continuing the Assigned Agreement in place of the Borrower or from otherwise exercising any of its rights or remedies hereunder or under the Security Agreement in respect of the Assigned Agreement, then the times specified herein for the exercise by the Collateral Agent of any right or benefit granted to it hereunder (including without limitation the time period for the exercise of any cure rights granted hereunder) shall be extended for  the period of such prohibition; provided that the Collateral Agent is diligently pursuing such rights or remedies (to the extent permitted) in such bankruptcy or insolvency proceeding or otherwise and provided further that the Contracting Party shall have been provided assurances of payment and security for payment reasonably satisfactory to the Contracting Party.

5.           The Collateral Agent shall provide Contracting Party with notice, within [***] Business Days of the event, if there is an event of default by Borrower shall have occurred under the applicable loan documents executed in connection with the Security Agreement or the Collateral Agent otherwise refuses to fund a draw or payment under  such loan documents; provided, however, that such notice shall not grant Contracting Party a right to suspend performance of the Assigned Agreement before any of the conditions set forth in Section 16.4 thereof have been satisfied or waived.  Provided that an event of default by Borrower shall have occurred and be continuing pursuant to the loan documents executed in connection with the Security Agreement, the Contracting Party agrees that the Collateral Agent may (but shall not be obligated to) pursuant to the terms of the Security Agreement assume, or cause any purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure to assume, all of the interests, rights and all of the obligations of the Borrower thereafter arising under the Assigned Agreement, provided that as conditions precedent to or concurrent with any such assignment or transfer, (a) the Collateral Agent shall have made or caused to be made payment to the Contracting Party of all sums due hereunder or the Assigned Agreement and, subject to paragraph 3(f) hereof, all reasonably delay and incremental costs incurred by the Contracting Party during the period of time preceding the assignment or transfer, and (b) the assuming party shall have executed an agreement in writing to be bound by and to assume all of the obligations to the Contracting Party arising or accruing thereunder from and after the date of such assumption, and shall have provided the Contracting Party with assurances of future payment and security for future payment reasonably satisfactory to the Contracting Party. If the interests, rights and obligations of the Borrower in the Assigned Agreement shall be assumed, sold or transferred as provided herein, then the Contracting Party shall continue to perform its obligations under such Assigned Agreement in favor of the assuming party as if such party had thereafter been named as the Borrower under such Assigned Agreement, provided that if the Collateral Agent (or any entity acting on behalf of the Collateral Agent or any of the other Secured Parties) or such assuming party, as applicable, assumes the Assigned Agreement as provided above, such party shall not be liable for the performance of the obligations thereunder except to the extent of all of its rights, title, and interest in and to the Project (as defined in the Security Agreement). Notwithstanding any such assumption or disposition by the Collateral Agent, a purchaser, an assignee or a transferee, the Borrower shall not be released or discharged from and shall remain liable for any and all of its obligations to the Contracting Party arising or accruing under such Assigned Agreement prior to such assumption and the Contracting Party retains all rights under such Assigned Agreement relating to any breach thereof by the Borrower or the assuming party.

6.         The Contracting Party shall make all payments due to the Borrower under the Assigned Agreement to [__], acting as the Collateral Agent to Account No. [__], ABA No. [__]. All parties hereto agree that each payment by the Contracting Party to the Collateral Agent of amounts due to the Borrower from the Contracting Party under the Assigned Agreement shall satisfy the Contracting Party’s corresponding payment obligation under the Assigned Agreement.

7.          The Contracting Party shall not agree to amend or modify the Assigned Agreement in any material respect, and shall not  be required to enter into any Change Order in excess of [***] for any single Change Order or in excess of [***] in the case of a Change Order in conjunction with other Change Orders, unless the Contracting Party has received a duly executed certificate of an authorized officer of the Borrower that such amendment, modification or Change Order, as applicable, is (i) permitted under the loan documents executed in connection with the Security Agreement or (ii) permitted on the basis of the prior written consent of the Collateral Agent obtained by the Borrower.  The Contracting Party may rely on such certificate and may waive the requirement of a certificate with respect to Change Orders. Nothing herein shall prejudice the Contracting Party’s right to a Change Order under the Assigned Agreement.

8.         The Contracting Party shall deliver to the Collateral Agent concurrently with the delivery thereof to the Borrower, a copy of the following items if and when provided by the Contracting Party to the Borrower pursuant to the Assigned Agreement: (a) notification prior to cancellation, non-renewal or a material change in the insurance coverage required under the terms of the Assigned Agreement; (b) notification of termination; (c) notification of suspension of all of the Work; (d) notification of default by the Borrower; (e) notification of claims, demands, actions or causes of actions asserted against the Contracting Party for which the Borrower has indemnification obligations; and (f) notification of request for arbitration.

9.         The Contracting Party shall provide to the Collateral Agent any information or documentation as reasonably requested by the Collateral Agent in connection with the financing of the Borrower’s obligations under the Assigned Agreement including, without limitation, the following: (a) an opinion of counsel of the Contracting Party customary for a project financing with respect to the authorization, execution, delivery and enforceability, and other similar issues, of the Assigned Agreement and this Consent; (b) a certificate of an authorized officer of the Contracting Party certifying that (i) all amounts due and payable under the Assigned Agreement have been paid other than those amounts payable in respect of the current invoice and (ii) no event or condition exists to the Contracting Party’s current actual knowledge which constitutes a default by the Borrower under the Assigned Agreement; and (c) a copy of a certificate of good standing of, and payment of franchise taxes by, the Contracting Party issued by the Secretary of State of Delaware.

10.         Notice to any party hereto shall be deemed to be delivered on the earlier of: (a) the date of personal delivery and (b) if deposited in a United States Postal Service depository, postage prepaid, registered or certified mail, return receipt requested, addressed to such party at the address indicated below (or at such other address as such party may have theretofore specified by written notice delivered in accordance herewith), upon delivery or refusal to accept delivery, in each case as evidenced by the return receipt:

The Collateral Agent:

[__]

[__]

Facsimile: [__] Attn: [__]

The Borrower:

[__]

[__]

Facsimile: [__] Attn: [__]

The Contracting Party:

[__]

[__]

Facsimile: [__] Attn: [__]

11.        This Consent shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the Contracting Party, the Borrower, the Collateral Agent and the Secured Parties (provided, however, that the Contracting Party shall not assign or transfer it rights hereunder without the prior written consent of the Collateral Agent).

12.        This Consent may be executed in one or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. This Consent shall become effective at such time as the Collateral Agent shall have received counterparts hereof signed by all of the intended parties hereto. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the Contracting Party, the Borrower and the Collateral Agent.

13.        For purposes of this Consent, the term “day” or “days” shall mean calendar days unless otherwise defined herein.

14.        No failure on the part of any party or any of its agents to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof (subject to any statute of limitations), and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right power or privilege.

15.        If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

16.        The agreements of the parties hereto are solely for the benefit of the Contracting Party, the Borrower, the Collateral Agent and the Secured Parties, and no Person (other than the parties hereto and the Secured Parties and their successors and assigns permitted hereunder) shall have any rights hereunder.

17.        This Consent shall terminate upon the indefeasible payment in full of all amounts owed under any financing documents executed in connection with the Security Agreement.

18.        THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE CONTRACTING PARTY, THE COLLATERAL AGENT AND THE BORROWER HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONSENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR DISPUTES ARISING OUT OF OR RELATING TO THE ASSIGNED AGREEMENT WHICH WILL CONTINUE TO BE GOVERNED EXCLUSIVELY BY ARTICLE 18 OF THE ASSIGNED AGREEMENT. THE CONTRACTING PARTY, THE COLLATERAL AGENT AND THE BORROWER IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

19.        EACH OF THE CONTRACTING PARTY, THE COLLATERAL AGENT AND THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONSENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.        NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, NONE OF THE CONTRACTING PARTY, THE COLLATERAL AGENT, NOR THE BORROWER, SHALL BE LIABLE UNDER THIS CONSENT, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCTS LIABILITY, PROFESSIONAL LIABILITY, INDEMNITY, CONTRIBUTION, OR ANY OTHER CAUSE OF ACTION FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, OR LOSS OF PROFITS, LOSS OF USE, LOSS OF OPPORTUNITY, LOSS OF REVENUES, LOSS OF FINANCING, LOSS OR INCREASE OF BONDING CAPACITY, COSTS OF OBTAINING OR MAINTAINING FINANCING, LOSS OF GOODWILL, OR

BUSINESS INTERRUPTION, OR DAMAGES OR LOSSES FOR PRINCIPAL OFFICE EXPENSES INCLUDING COMPENSATION OF PERSONNEL STATIONED THERE (“CONSEQUENTIAL DAMAGES”), AND THE CONTRACTING PARTY, THE COLLATERAL AGENT, AND THE BORROWER DO HEREBY RELEASE EACH OTHER FROM ANY LIABILITY FOR SUCH LOSSES AND DAMAGES; PROVIDED THAT THE EXCLUSION OF LIABILITY SET FORTH IN THIS SECTION IS NOT INTENDED TO PRECLUDE RECOVERIES AS PERMITTED PURSUANT TO SECTION 20.4 OF THE ASSIGNED AGREEMENT WITH RESPECT TO OBLIGATIONS UNDER THE ASSIGNED AGREEMENT ONLY.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Consent as of the day and year first above written.

[CONTRACTOR]

By:
Name:
Title:

[COLLATERAL AGENT]

By:
Name:
Title:

ACKNOWLEDGED and AGREED

[BORROWER]

By:
Name:
Title:

ATTACHMENT BB

RELY UPON INFORMATION

The following information shall be Rely Upon Information for the purposes of the EPC Agreement:

[***]

Unless expressly referenced above, no other data, information or documentation shall be Rely Upon Information.

BB-1

ATTACHMENT CC

NOT USED

ATTACHMENT DD

OWNER PROVIDED LIST OF TAX EXEMPT AND TAXABLE EQUIPMENT

The below list shall be updated as part of the LNTP scope.  Contractor shall assist Owner on an ongoing basis to refine this Attachment DD.  Such refinements shall be completed no later than [***] ([***]) months after NTP.

[***]

DD-1

ATTACHMENT EE

NOT USED

ATTACHMENT FF

RELIEF FOR CHANGES IN U.S. TARIFFS AND DUTIES

[***]

ATTACHMENT GG

NOT USED

GG-1

ATTACHMENT HH

LIST OF POST-SUBSTANTIAL COMPLETION INTERFERING WORK

The table below identifies Work to be undertaken for Train 3, after Substantial Completion of Train 1 and Train 2, that may interfere with the commercial operation of Train 1 or Train 2.  Contractor shall perform such interfering Work as specified in Section 3.27 of the Agreement.

[***]

HH-1